 Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-220288 and
333-220288-01

PROSPECTUS SUPPLEMENT NO. 10
to Prospectus dated
December 1, 2017

GWG HOLDINGS, INC.

This prospectus supplement no. 10 filed under Rule 424(b)(3) supplements, amends, restates in its entirety and supersedes our prospectus dated December 1, 2017 and all subsequent prospectus supplements (collectively, the “prospectus”). As a result, you should read this prospectus supplement in its entirety, including the information incorporated by reference herein. Among other things, this prospectus supplement updates the disclosure in the prospectus based upon the contents of our Annual Report on Form 10-K for the year ended December 31, 2019 (filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2020), and the contents of certain other filings made by us under the Securities Exchange Act of 1934, as amended.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 31, 2020

GWG HOLDINGS, INC.

1,000,000 Units of L Bonds
($1,000,000,000)

We are a financial services company committed to transforming the alternative asset industry with disruptive and innovative products and services. In 2018 and 2019 we consummated a series of transactions (as more fully described in this prospectus supplement) with Beneficient (as defined below) that has resulted in a significant reorientation of our business and capital allocation strategy towards an expansive and diverse exposure to alternative assets.

We are offering up to 1,000,000 Units of L Bonds (the “L Bonds”) at $1,000 principal amount per whole Unit, representing $1,000,000,000 in aggregate principal amount of L Bonds. As of the date of this prospectus supplement, we have sold previously $583.5 million of L Bonds in this offering. This is a continuous offering and there is no minimum amount of L Bonds that must be sold before we can use any of the proceeds. The proceeds from the sale of the L Bonds will be paid directly to us following each sale and will not be placed in an escrow account. We intend to use the net proceeds from the offering of the L Bonds to grow our alternative asset exposure, primarily through investments in Beneficient in the form of equity investments or loans, and to meet our other obligations, including debt obligations. The minimum investment in L Bonds is 25 Units, or $25,000. Investments in excess of the minimum amount may be made in any number of whole Units. The L Bonds will be sold with varying maturity terms, interest rates and frequency of interest payments, all as set forth in this prospectus supplement and in further supplements we publish from time to time. Depending on our capital needs and the amount of your investment, L Bonds with certain maturity terms may not always be available. Although we will periodically establish and change interest rates on unsold L Bonds offered under this prospectus supplement, once an L Bond is sold, its interest rate will not change during its term (subject, however, to the extension and renewal provisions of the L Bond). Upon maturity, and subject to the terms and conditions described in this prospectus supplement, the L Bonds will be automatically renewed for the same or lesser term at the interest rate we are offering at that time to other investors with similar aggregate L Bond portfolios for L Bonds of the same maturity, unless redeemed upon maturity at our or your election.

Obligations under the L Bonds are secured by substantially all the assets of GWG Holdings (the most significant components of which are cash and investments in subsidiaries), and by a guarantee and corresponding grant of a security interest in substantially all the assets of our subsidiary, GWG Life, LLC. As a guarantor, GWG Life has fully and unconditionally guaranteed the payment of principal and interest on the L Bonds. A substantial majority of our life insurance assets are held by GWG DLP Funding IV, LLC (“DLP IV”) and GWG Life Trust (“Life Trust”), which are wholly owned subsidiaries of GWG Life. Although GWG Life’s assets, including its equity in DLP IV and its beneficial interest in Life Trust, serve as collateral for our L Bonds, the life insurance policies held by DLP IV and Life Trust, which comprise a substantial majority of our life insurance policies, do not serve as direct collateral for the L Bonds. Further, the life insurance policies held by DLP IV are pledged as direct collateral securing the obligations under our amended and restated senior credit facility. These facts present the risk to investors that the collateral security that we and GWG Life have granted for our obligations under the L Bonds may be insufficient to repay the L Bonds when they become due.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense

Cover continued on next page

The date of this prospectus supplement is March 31, 2020

We may call and redeem the entire outstanding principal and accrued but unpaid interest of any or all of the L Bonds at any time, and from time to time, without penalty or premium. L Bond holders will have no right to put (that is, require us to redeem) any L Bond prior to its due date unless in the case of a holder’s death, bankruptcy or total permanent disability. In the event we agree to redeem L Bond upon the request of an L Bond holder — other than after death, bankruptcy or total permanent disability— we will impose a redemption fee of 6% against the outstanding principal balance of the redeemed L Bond. This redemption fee will be subtracted from the amount paid.

We do not intend to list our L Bonds on any securities exchange during the offering period, and we do not expect a secondary market in the L Bonds to develop. As a result, you should not expect to be able to resell your L Bonds regardless of how we perform. Accordingly, an investment in our L Bonds is not suitable for investors that require liquidity in advance of their L Bond’s maturity date.

We maintain senior borrowing arrangements that subordinate to our senior lenders the right to payment on, and the collateral securing, the L Bonds. In addition, these borrowing arrangements restrict our receipt of distributions from certain of our operating subsidiaries, subject to certain exceptions. These provisions will restrict cash flows available for payment of principal and interest on the L Bonds. From time to time we may add or replace senior lenders and the particular arrangements under which we borrow from them.

Investing in our L Bonds may be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 15 of this prospectus supplement and the risks discussed in the documents we file with the SEC to read about the risks you should consider before buying our L Bonds. The L Bonds are only suitable for persons with substantial financial resources and with no need for liquidity in this investment.

Please read this prospectus supplement before investing and keep it for future reference. We file annual, quarterly and current reports with the SEC. This information will be available free of charge by contacting us at 325 N. Saint Paul Street, Suite 2650, Dallas, TX, 75201, or by phone at (612) 746-1944. This information may also be accessed on our website at www.gwgh.com, and the SEC maintains a website at www.sec.gov that contains this information.

The L Bonds will be offered and sold on a best-efforts basis by Emerson Equity LLC, a registered broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”). Emerson Equity will be our dealer manager for the L Bonds in this offering for purposes of the Securities Act of 1933, as amended. Our dealer manager will enter into participating dealer agreements with certain other broker-dealers that are members of FINRA, referred to as “selling group members,” to authorize those broker-dealers to sell our L Bonds. We will pay Emerson Equity a selling commission ranging from 0.75% to 5.00% of the principal amount of L Bonds sold, depending on the L Bonds’ maturity date. We will also pay Emerson Equity additional compensation consisting of those items set forth in footnote (1) to the table below. The dealer manager will share its commissions and additional compensation, other than its dealer manager fee, with selling group members pursuant to the terms of each participating dealer agreement. The total amount of the selling commissions and additional compensation (including reimbursements, non-transaction-based and non-cash compensation) paid to Emerson Equity and any other FINRA member in the course of offering and selling L Bonds will not exceed 8.00% of the aggregate gross offering proceeds we receive from the sale of L Bonds. We also may sell L Bonds at a discount from the public offering price through appropriate and designated distribution channels. See “Plan of Distribution” and “Use of Proceeds” for further information.

	Units	Price to Investors	Aggregate Commission, Fees, and Expense Allowances(1)(2)	Net Proceeds to Company
Minimum Investment	25	$25,000	$2,000	$23,000
Maximum Investment	1,000,000	$1,000,000,000	$80,000,000	$920,000,000

(1)	Assumes an average sales commission of 5.00%. As explained above, actual commissions will vary based on the term of the L Bonds sold. Nevertheless, the total amount of selling commissions and additional compensation (consisting of (i) a dealer- manager fee payable to the dealer manager in an amount equal to 0.50% of the principal amount of all L Bonds sold; (ii) an accountable expense allowance payable to the selling group members as described in the “Plan of Distribution,” which may include due-diligence expenses of the dealer manager and selling group members set forth in a detailed and itemized invoice; (iii) wholesaling fees, which may consist of commissions and non-transaction-based compensation of the wholesalers; (iv) non-cash compensation; and (v) up to a 1.00% reallowance to selling group members) will not exceed 8.00% of the aggregate gross offering proceeds we receive from the sale of L Bonds. Accordingly, and assuming the sale of all $1,000,000,000 in principal amount of bonds offered hereby, the maximum amount of selling commissions we can pay is 5.00% of the gross offering proceeds we receive from the sale of the L Bonds (or $50,000,000), and the maximum amount of additional compensation we can pay will not exceed 3.00% of the aggregate gross offering proceeds we receive from the sale of the L Bonds (or $30,000,000). See “Plan of Distribution” for further information.

(2)	Emerson Equity has agreed to offer the L Bonds on a “best efforts” basis.

(3)	Net Proceeds to Company based on the Minimum Investment are calculated after deducting (i) selling commissions and (ii) additional compensation (consisting of the dealer-manager fee, a wholesaling fee, an accountable expense allowance and non-transaction-based and non-cash selling compensation). We expect that our own offering expenses, consisting of legal, accounting, printing, mailing, registration, qualification and associated securities offering filing costs and expenses, will through the course of the offering aggregate to approximately $1,200,000, but for purposes of illustrating the Net Proceeds to Company based on the Minimum Investment, those offering expenses of $1,200,000 are not reflected.

(4)	Net Proceeds to Company based on the Maximum Offering of 1,000,000 L Bond Units (representing $1,000,000,000 in aggregate principal amount) are calculated as described in footnote (3) above, but also before deducting our estimated offering-related expenses of $1,200,000.

L Bonds will be sold as “Units,” with each whole Unit representing $1,000 in principal amount of L Bonds. We will issue the L Bonds in book-entry form, certificated form, or in the form of a global certificate deposited with a depositary. Depending on the manner in which you purchase L Bonds, you may not receive a physical certificate representing your L Bonds. In all cases, however, we will deliver written confirmation to purchasers of L Bonds. Bank of Utah will act as trustee for the L Bonds.

The current interest rates for the L Bonds based on their applicable maturity is set forth in the table below.

Maturity Term	Interest Rate (%)
2 years	5.50
3 years	6.25
5 years	7.50
7 years	8.50

We may change the interest rates applicable to unsold L Bonds from time to time during this offering, in which case the applicable interest rates will be set forth in a further supplement to the prospectus. Once an L Bond is sold, the interest rate will not change during its term (subject, however, to the extension and renewal provisions contained in that L Bond).

GWG Holdings, Inc.

325 N. Saint Paul Street, Suite 2650

Dallas, TX 75201

Tel: (612) 746-1944

Fax: (651) 925-0555

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ABOUT THIS PROSPECTUS SUPPLEMENT

We have prepared this prospectus supplement as part of a registration statement that we filed with the SEC for our continuous offering of L Bonds.

The registration statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this prospectus supplement and certain information that is incorporated by reference. You should read this prospectus supplement, the related exhibits filed with the SEC, and any further prospectus supplement(s), together with additional information described below under “Where You Can Find More Information” and the documents that are incorporated by reference into this prospectus supplement. Any statement that we make in this prospectus supplement will be modified or superseded by any inconsistent statement made by us in a subsequent prospectus supplement (or other disclosure incorporated into this prospectus supplement by reference). This prospectus supplement contains summaries of certain other documents, which summaries contain all material terms of the relevant documents and are believed to be accurate, but reference is hereby made to the full text of the actual documents for full and complete information concerning those documents. All documents relating to this offering, if readily available to us, will be made available to a prospective investor or its representatives upon request.

The L Bonds will be issued under an amended and restated indenture, as may be amended or supplemented from time to time (referred to herein as the “indenture”). This prospectus supplement is qualified in its entirety by the terms of that indenture filed with SEC as an exhibit to the registration statement of which this prospectus supplement is a part. All material terms of the indenture are summarized in this prospectus supplement. You may obtain a copy of the indenture upon written request to us or online at www.sec.gov.

The indenture trustee did not participate in the preparation of this prospectus supplement and makes no representations concerning the L Bonds, the collateral, or any other matter stated in this prospectus supplement. The indenture trustee has no duty or obligation to pay the L Bonds from its funds, assets or capital or to make inquiry regarding, or investigate the use of, amounts disbursed from any account.

You should rely only on the information contained in this prospectus supplement, as the same may be supplemented by further prospectus supplements or other public disclosure incorporated into this prospectus supplement by reference. Neither we nor the dealer manager have authorized any other person to provide you with any information different from that contained in this prospectus supplement, a supplement, information incorporated into this prospectus supplement by reference, or information furnished by us upon request as described herein. The information contained in this prospectus supplement is complete and accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or sale of our securities.

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. Each prospective investor should consult its, his or her own legal, tax and financial advisors to ascertain the merits and risks of the transactions described herein prior to purchasing the L Bonds. This written communication is not intended to be written advice as defined in Circular 230 published by the U.S. Treasury Department.

In this prospectus supplement, we use the term “day” to refer to a calendar day, and we use the term “business day” to refer to any day other than Saturday, Sunday, a legal holiday or a day on which banks in New York City are authorized or required to close.

INDUSTRY AND MARKET DATA

The industry and market data used throughout this prospectus supplement have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable.

HOW TO PURCHASE L BondS

If, after carefully reading this entire prospectus supplement, obtaining any other information requested and available, and being fully satisfied with the results of pre-investment due-diligence activities, you would like to purchase L Bonds, you will have two different ways in which to consummate a purchase: (1) DTC settlement, or (2) direct settlement with the Company.

1. Depositary Trust Company Settlement (DTC settlement). You can place an order for the purchase of L Bonds using DTC Settlement through your selling group member (i.e., your broker-dealer). A selling group member using this service will have an account with a DTC participant in which your funds will be placed to facilitate a closing on our periodic DTC closing cycle (typically, closings will occur on a bi-monthly cycle). Orders may be placed until the cyclical order due date. Orders will be executed by your selling group member electronically and you must coordinate with your selling group member’s registered representative to pay the full purchase price for the L Bonds by the trade date. You will be credited with ownership of an L Bond on the second business day following the periodic DTC closing cycle in which the purchase is made. Nevertheless, interest will accrue for a period of 15 or 30 days for the month in which your purchase is made, depending on when during the DTC closing cycle your purchase is made. Your purchase price for L Bonds purchased in this way will not be held in escrow. This process is different if you purchase L Bonds through direct settlement with the Company as described below.

2. Direct Settlement with the Company. If you wish to purchase L Bonds through direct settlement with the Company, then you must complete, execute and return the Subscription Agreement to us together with a certified check or personal check payable to the order of “GWG Holdings, Inc. — Subscription Account” (or wire sent to the Subscription Account) equal to the principal amount of L Bonds you wish to purchase. You will be credited with ownership of an L Bond, and interest will begin to accrue, from the date on which your fully paid subscription is accepted. If you are working with a selling group member, your subscription materials and the wire transfer, certified check or personal check should be delivered to your selling group member, who will deliver it to us at the following address:

GWG Holdings, Inc.
325 North St. Paul Street, Suite 2650

Dallas, TX, 75201

Wire Instructions
GWG Holdings, Inc. — Subscription Account
Account: 500023916
Routing: 091310521
Bank Name: Bell Bank

Your purchase is subject to our acceptance. All information provided is confidential and will be disclosed only to our directors, officers and employees who need to know, affiliates, the managing broker-dealer, legal counsel and, if required, to governmental authorities and self-regulatory organizations or as otherwise required by law. For your purchase to be effective as of the first business day of a calendar month, your completed and executed Subscription Agreement, together with your related funds, must be received and accepted by us on or prior to the final settlement date (settlement dates normally occur on a bi-monthly basis).

Upon our receipt of the signed Subscription Agreement and acceptance of your purchase, we will notify you of such acceptance. In our sole discretion, we may accept or reject any purchase, in whole or in part. In the event we do not accept your purchase of L Bonds for any reason, we will promptly return your payment. We may terminate or suspend this offering at any time, for any reason or no reason, in our sole discretion. You may obtain a copy of the Subscription Agreement from our website at www.gwgh.com, from your selling group member (if you are working with one), or by contacting us at 1-877-494-2388.

COVERED SECURITY

Our L Bonds are a “covered security.” The term “covered security” applies to securities exempt from state registration pursuant to Section 18 of the Securities Act of 1933. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange. Our L Bonds are a covered security because they will be senior to our common stock, which is listed on The Nasdaq Capital Market, and therefore our offering of L Bonds is exempt from state registration.

Although the status of our L Bonds as a “covered security” will facilitate their purchase and sale to a broader range of investors than would otherwise be available to us, and although the offer and sale of a “covered security” generally involves fewer issuance costs to the issuer of such securities, our L Bonds are not a suitable purchase for all investors. Investors are urged to read carefully the risk factors relating to our business and our Company contained in the Risk Factors section of this prospectus beginning on page 15 and under Item 1A, entitled “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein. In addition, investors should understand that because our L Bonds are a “covered security” exempt from state securities regulations, neither our Company, the L Bonds, or any other aspects of this offering have been the subject of any merit-based review by state securities regulators.

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

The following questions and answers about this offering highlight material information regarding us and this offering that you may wish to review. Nevertheless, you should read this entire prospectus supplement, including the section entitled “Risk Factors,” and the documents incorporated by reference into this prospectus supplement, before deciding to purchase our L Bonds.

Can you explain and clarify the interplay between GWG Holdings, Inc. and GWG Life, LLC and its subsidiaries in relation to the L Bonds and the registration statement?

GWG Holdings, Inc. will be issuing the L Bonds, receiving all proceeds from the sale of L Bonds, and will be the only entity making regular payments on the L Bonds. Nevertheless, because a significant amount of our consolidated assets is held in our subsidiary GWG Life, LLC (and its own subsidiaries), GWG Life is a guarantor of our obligations under the L Bonds. As guarantor of the L Bonds, SEC rules require that GWG Life be included as a co-registrant under this registration statement. GWG Life will not, however, be otherwise involved in the offering of L Bonds.

It seems as though you are offering several L Bonds with different interest rates and maturities but calling them all L Bonds. Is this the case?

All bonds we issue in this offering will have identical terms, except (1) the interest rate and (2) the maturity length or “term.” In this regard, we have essentially created multiple classes of L Bonds, similar to how companies may have different classes of stocks with slightly different economic rights. Currently, we are offering four classes of L Bonds, as follows:

●	“Class 2-2” L Bonds will mature two years from their issuance and accrue interest at 5.50% per annum.

●	“Class 3-2” L Bonds will mature three years from their issuance and accrue interest at 6.25% per annum.

●	“Class 5-2” L Bonds will mature five years from their issuance and accrue interest at 7.50% per annum.

●	“Class 7-2” L Bonds will mature seven years from their issuance and accrue interest at 8.50% per annum.

The economic terms for each L Bond in any particular class will be identical to all other L Bonds in the same class (other than the date of maturity). In the event we adjust the interest rate for any class of bonds we offer, we will create a new class of L Bonds. Upon the renewal of any L Bonds we have sold, any new interest rate applied to an L Bond will be applied to all L Bonds in the same class.

Your prospectus supplement states that the interest rate for the L Bonds may be adjusted from time to time during the course of the offering. Will any such adjustment apply retroactively to L Bonds already issued?

No. Once you purchase an L Bond, the interest rate on that L Bond will not change during the entirety of its original term. The interest rate on an issued L Bond may, however, be adjusted upon renewal of that L Bond. In any such case, we will advise you of any different interest rate that may apply to your L Bond upon renewal. In sum, any new interest rates for the L Bonds will apply only to newly issued L Bonds sold or renewed after the date of any interest rate change. Our decision to change interest rates depends on numerous factors, including but not limited to things such as market interest rates, our capitalization, the demand for our L Bonds, the life settlement market in general, our capital requirements, and other factors. Please see “Description of the L Bonds — Interest Rate.”

How do I subscribe for L Bonds, and what is the settlement process?

L Bonds may be purchased either directly from the Company or through your broker-dealer (also referred to in this prospectus supplement as a selling group member), who utilizes a participant in the DTC system and offers “DTC settlement.”

Direct Settlement

If you purchase directly from the Company, you will send your completed and executed Subscription Agreement, together with your subscription amount to us at the address listed in “How to Purchase L Bonds.” Your subscription amount is the principal amount of L Bonds you wish to purchase, and should be paid through a certified check or personal check payable to the order of “GWG Holdings, Inc. — Subscription Account.” In lieu of paying by check, you may wire your subscription amount to the account referenced in “How to Purchase L Bonds.” If you are working with a broker-dealer or other investment professional, your broker-dealer or professional will gather and send in the required information on your behalf, and may facilitate your payment of the subscription amount.

Once we have received your subscription amount and required documentation, we will either reject or accept your subscription. If accepted, you will be credited with ownership of the L Bond, we will have immediate access to your subscription amount and you will start to accrue interest on your investment at the rate applicable to the L Bond you have purchased. If you purchase directly from the Company, your L Bond will ordinarily be issued in book-entry (or, if requested, certificated) form and payments will be made directly into the account you indicate in your Subscription Agreement.

DTC Settlement

Purchasing through a DTC participant is a slightly different process. In this case, you will provide your order for the purchase of L Bonds to your broker-dealer, together with such other information as your broker-dealer may require. Your broker-dealer will ensure your order is electronically placed with the Company and that the Company timely receives your subscription amount. There is no need to furnish the Company with a Subscription Agreement when you purchase through a broker-dealer that utilizes a participant in the DTC system and offers “DTC settlement,” However, your broker-dealer may require additional documents.

Once we have received your subscription amount, we will either reject or accept your subscription. Once accepted based on our DTC closing cycle, we will have immediate access to your subscription amount and you will start to accrue interest on your investment at the rate applicable to the L Bond you have purchased. Nevertheless, you will be credited with ownership of an L Bond on the second business day after the end of the closing cycle in which your subscription is accepted. Interest will accrue for a period of 15 or 30 days for the month in which your purchase is made, depending on when during the DTC closing cycle your purchase is made. If you purchase through a broker-dealer who utilizes a participant in the DTC system and offers “DTC settlement,” your L Bond will be issued to DTC in the name of Cede & Co, as its nominee. In this sense, DTC will be the legal owner of the L Bond and you will be the beneficial owner. Your ownership of the L Bond should then appear on the brokerage or other investment statements you receive from your broker-dealer or custodian.

For so long as DTC settlement is approved, we intend to issue each class of L Bonds a unique identifying number (CUSIP) each month to facilitate the settlement of L Bonds. Thus, Class 2-2 L Bonds issued in February 2018 (and maturing February 2020) will all have the same CUSIP, which will be different from the CUSIP applicable to Class 2-2 L Bonds issued in September 2018 (and maturing September 2020). In this way, all L Bonds belonging to a single CUSIP will be completely fungible, meaning that they will all mature on the same date and have identical terms so that one L Bond with a particular CUSIP is interchangeable with any other L Bond having the same CUSIP. This process creates a tracking system for the L Bonds to be issued to and transferred through DTC.

What is the role of the trustee?

The Bank of Utah is the trustee for the L Bonds. The role of the trustee is essentially to enforce the terms of the L Bonds on behalf of bondholders, including direct and beneficial holders, and facilitate the relationship between our Company and the bondholders. We must notify the trustee of certain events as required under the indenture, and the trustee will in turn notify bondholders. The trustee has also been granted a security interest in all of the assets of GWG Holdings and GWG Life for the benefit of the bondholders. The trustee has no duty to pay any obligations under L Bonds or to make inquiry regarding, or investigate the use of, amounts disbursed from any account. Upon an event of default under the indenture, and subject to those limitations in the indenture designed to benefit our senior creditors, the trustee may take action against us to enforce the rights of holders of the L Bonds.

What is the role of the paying agent?

The paying agent is the term ascribed to whomever it is that is making the payment to the holders of L Bonds. Presently, the Company has designated Computershare Trust Company, N.A. (“Computershare”) to serve as the paying agent with respect to L Bonds settled through DTC, and the Company itself is the paying agent with respect to L Bonds settled directly with the Company. Please see “How to Purchase L Bonds,” below. Computershare and the Company are therefore responsible for tracking investors’ respective payment dates and ensuring timely payment of principal and interest under the L Bonds. The role of the paying agent is essentially mechanical, and does not ordinarily involve the exercise of discretion and judgment in the way that is typical for an indenture trustee.

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Do I need to sign any paperwork in connection with the renewal of my L Bond?

No. The terms of the L Bond allow for the automatic renewal into a new L Bond of an identical (or lesser) maturity, unless we receive notice from you. Upon maturity, the L Bonds will be automatically renewed for the same term at the interest rate we are offering at that time to other investors with similar aggregate L Bond portfolios for L Bonds. Please see “Prospectus Supplement Summary — Renewal or Redemption at Maturity” and “Description of the L Bonds — Renewal or Redemption at Maturity.”

Can I resell or transfer my L Bond after it has been purchased?

Yes. Since these L Bonds are being offered and sold pursuant to an effective registration statement, the L Bonds may be transferred so long as the transfer is documented in a form approved by us. We do not, however, expect a public trading market to develop for the L Bonds in the foreseeable future, if ever. Because of the lack of a trading market for L Bonds, it is unlikely that holders will be able to sell their L Bonds easily. If you wish to transfer your L Bond held in book-entry (or certificated) form, you should contact us. If you wish to transfer your L Bond held through DTC, you should contact your broker-dealer (i.e., your selling group member).

How will I receive interest and principal payments on my L Bonds?

This will depend on how you purchased your L Bond. If you purchased your L Bond directly from us, we will directly deposit our payments of interest and principal into the account indicated in your Subscription Agreement. If you purchased through DTC, all payments of principal and interest will be made to DTC, who will forward such payment to the DTC participant you hold your L Bonds through, which will then arrange to transfer the payment to your brokerage account. In this case, all accountings of what you have contributed and what you are owed will be the responsibility of your broker-dealer.

What is GWG Holdings, Inc.?

We are a financial services company committed to transforming the alternative asset industry with disruptive and innovative products and services. In 2018 and 2019, we consummated a series of transactions (as more fully described below) with Beneficient that has resulted in a significant reorientation of our business and capital allocation strategy towards an expansive and diverse exposure to alternative assets. Beneficient, through its subsidiaries, plans to operate three potentially high value, high margin lines of business: (i) private trust lending and liquidity products; (ii) trust and custody services; and (iii) financial technology.

While we are continuing our work to maximize the value of our secondary life insurance business, we have limited the purchasing of additional life insurance policies in the secondary market and have increased capital allocated toward providing liquidity to a broader range of alternative assets, primarily through Beneficient. We believe Beneficient can finance investments in alternative assets that will generally produce higher risk-adjusted returns than those we generally can achieve from life insurance policies acquired in the secondary market. Furthermore, although we believe that our portfolio of life insurance policies is a meaningful component of a growing diversified alternative asset portfolio, we continue to explore various strategic alternatives for our life insurance portfolio aimed at maximizing its value, including a possible sale, refinancing or recapitalization of our life insurance portfolio.

Our common stock is listed on The NASDAQ Capital Market under the ticker symbol “GWGH.” We are based in Dallas, Texas.

What is your business strategy?

We are a financial services company committed to transforming the alternative asset industry with disruptive and innovative products and services. In 2018 and 2019 we consummated a series of transactions with Beneficient that has resulted in a significant reorientation of our business and capital allocation strategy towards an expansive and diverse exposure to alternative assets.

Are there any risks involved in investing in this offering?

Yes. Investing in our L Bonds involves a high degree of risk. You should carefully review the “Risk Factors” section of this prospectus supplement and Item 1A, entitled “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein, which contain a detailed discussion of the material risks that you should consider before investing in our L Bonds.

How long will this offering last?

The offering is a continuous offering. The offering expires under SEC rules after three years from the effective date of the registration statement of which this prospectus forms a part (i.e., December 1, 2020). We may, however, conduct similar or identical offerings of L Bonds or other securities during this same time or afterwards. We may also decide to terminate this offering at any time.

Will I be notified of how my investment is doing?

We will provide you with periodic updates on our performance through periodic filings we make with the SEC. Such filings will include: (i) three quarterly financial reports; (ii) one annual report; (iii) supplements to this prospectus supplement, as appropriate; and (iv) such other reports as required under Section 13 of the Securities Exchange Act of 1934. Such information is also available on our website at www.gwgh.com.

Will I receive annual tax information regarding interest payments from you?

You will receive a Form 1099-INT, which will be mailed by January 31 of each year.

Who can help answer my questions about the offering?

If you have more questions about our offering, you should contact a registered representative of your broker-dealer (i.e., your selling group member) or other investment professional, or else contact:

GWG Holdings, Inc.

325 N. Saint Paul Street, Suite 2650

Dallas, TX 75201

(612) 746-1944

Attention: General Counsel

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire prospectus supplement, including the section entitled “Risk Factors,” and the documents that are incorporated by reference into this prospectus supplement, including Item 1A, entitled “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2019, before making a decision to invest in our L Bonds. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “GWG” refer to GWG Holdings, Inc. together with its wholly owned direct or indirect subsidiaries. In instances where we refer Specifically to “GWG Holdings” or “GWG Holdings, Inc.,” or where we refer to a specific subsidiary of ours by name, we are referring only to that specific legal entity.

Our Company

We are a financial services company committed to transforming the alternative asset industry with disruptive and innovative products and services. In 2018 and 2019 we consummated a series of transactions with The Beneficient Company Group, L.P. (“Ben LP,” and, including all of the subsidiaries it may have from time to time, “Beneficient”) that has resulted in a significant reorientation of our business and capital allocation strategy towards an expansive and diverse exposure to alternative assets. As part of this reorientation, we also changed our Board of Directors and executive management team.

Beneficient, through its subsidiaries, plans to operate three potentially high value, high margin lines of business:

●	Private Trust Lending & Liquidity Products. Through Beneficient Capital Company, L.L.C. (“BCC”), Beneficient provides a unique suite of private trust, lending and liquidity products focused on bringing liquidity to owners of professionally managed alternative assets. Beneficient’s innovative liquidity solutions are designed to serve mid-to-high net worth (“MHNW”) individuals, small-to-mid sized (“STM”) institutions, and asset managers who have historically possessed few attractive options to access early liquidity from their alternative assets. Beneficient targets MHNW clients with $5 million to $30 million in net worth and STM institutional clients typically holding less than $1 billion in assets.

●	Trust and Custody Services. Through Beneficient Administrative and Clearing Company, L.L.C. (“BACC”) and (subject to capitalization) through PEN Indemnity Insurance Company, LTD (“PEN”), Beneficient plans, in the future, to market retirement funds, custody and clearing of alternative assets, and trustee and insurance services for covering risks attendant to owning or managing alternative assets.

●	Financial Technology. Through Ben Markets Management Holdings, L.P., formerly called ACE Portal, L.L.C. (“ACE”), Beneficient plans in the future to provide online portals and financial technologies for the trading and financing of alternative assets.

Beneficient’s existing and planned products and services are designed to support the tax and estate planning objectives of its MHNW clients, facilitate a diversification of assets or simply provide administrative management and reporting solutions tailored to the goals of the investor who owns alternative investments.

While we are continuing our work to maximize the value of our secondary life insurance business, we do not anticipate purchasing additional life insurance policies in the secondary market and have increased capital allocated toward providing liquidity to a broader range of alternative assets, primarily through investments in Beneficient. We believe Beneficient’s operations will generally produce higher risk-adjusted returns than those we can achieve from life insurance policies acquired in the secondary market. Furthermore, although we believe that our portfolio of life insurance policies is a meaningful component of a growing diversified alternative asset portfolio, we continue to explore strategic alternatives for our life insurance portfolio aimed at maximizing its value, including a possible sale, refinancing or recapitalization of our life insurance portfolio.

We completed our transactions with Beneficient to provide us with a significant increase in assets and common shareholder equity. In addition, our transactions with Beneficient provide us with the opportunity for a diversified source of future earnings within the alternative asset industry. As GWG and Beneficient expand their strategic relationship, we believe the Beneficient transactions will transform GWG from a niche provider of liquidity to owners of life insurance to, as GWG and Beneficient expand their strategic relationship, a full-scale provider of trust and liquidity products and services to owners of a broad range of alternative assets.

Organizational Structure

GWG Holdings conducts its life insurance secondary market business through a wholly owned subsidiary, GWG Life, and GWG Life’s wholly owned subsidiaries, Life Trust and DLP IV. GWG Holdings’ indirect interests in loans collateralized by cash flows from other alternative assets are held by Ben LP and its general partner, Beneficient Management, L.L.C. (“Beneficient Management”). All of these entities are legally organized in the state of Delaware, other than GWG Life Trust, which is governed by the laws of the state of Utah. GWG Holdings’ wholly owned subsidiary, Life Epigenetics Inc. (formerly named Actüa Life & Annuity Ltd.) (“Life Epigenetics”), was formed to commercialize epigenetic technology for the longevity industry. Through its wholly owned subsidiary, youSurance General Agency, LLC (“youSurance”), GWG Holdings sought to offer life insurance directly to customers utilizing epigenetic technology. On November 11, 2019, GWG Holdings contributed the common stock of Life Epigenetics and membership interests in youSurance to a legal entity, InsurTech Holdings, LLC (“InsurTech Holdings”), in exchange for 100% of the membership interest in InsurTech Holdings. On March 2, 2020, InsurTech Holdings changed its name to FOXO BioScience LLC (“FOXO BioScience”). Although we currently own 100% of the equity of FOXO BioScience, we do not have a controlling financial interest in FOXO BioScience because FOXO BioScience’s managing member has substantive participating rights. Therefore, we account for our ownership interest in FOXO BioScience as an equity method investment. Our headquarters are currently located in Dallas, Texas.

Beneficient was formed in 2003 but began its alternative asset business in September 2017. Beneficient operates primarily through its subsidiaries, which provide Beneficient’s products and services. These subsidiaries include: (i) BCC, through which Beneficient offers loans and liquidity products; (ii) BACC, through which Beneficient provides services for fund and trust administration and plans to provide custody services; (iii) PEN, through which Beneficient plans to offer insurance services; and (iv) ACE, through which Beneficient plans to provide an online portal for direct access to Beneficient’s financial services and products.

In the second quarter of 2019, in connection with the expansion of our strategic relationship with Beneficient, (i) our former chief executive officer resigned and was replaced with Murray T. Holland, a trust advisor of various related trusts (the “Seller Trusts”), which control a majority of our outstanding common stock, and (ii) all then current members of our Board of Directors resigned as directors of the Company, and 11 individuals designated by Beneficient were appointed as directors of the Company. Shortly thereafter, three additional directors were appointed to our Board of Directors. On October 11, 2019, four members of the Board of Directors resigned as directors of the Company, and the size of the Board of Directors was reduced from 14 to ten directors in order to facilitate the Board of Directors’ ability to oversee the Company’s operations in an efficient and effective manner. Under our current conflicts of interest policy, all transactions between the Company and its wholly owned subsidiaries, on the one hand, and related parties (including Beneficient and its controlled affiliates), on the other hand, must be approved by disinterested directors. On December 31, 2019, we entered into a Preferred Series A Unit Account and Common Unit Investment Agreement (the “Investment Agreement”) with Ben LP, Beneficient Company Holdings, L.P. and Beneficient Management pursuant to which, among other things, we obtained the right to appoint a majority of the board of directors of Beneficient Management. As a result, the Company obtained control of Ben LP and began reporting the results of Ben LP and its subsidiaries on a consolidated basis beginning on the transaction date off December 31, 2019.

Market Opportunity

Alternative Asset Liquidity Products and Services

The market demand for liquidity from owners of alternative assets is attributable to the outstanding net asset value of illiquid alternative assets (“NAV”) held by U.S. investors. Using data from various published industry reports from 2017 to 2019, certain widely accepted commercial private-equity databases, and applying its own proprietary assumptions and calculations (“Ben Estimates”), Beneficient estimates that total outstanding NAV held by U.S. investors exceeded $4.0 trillion in 2019 (up from an estimated $3.0 trillion in 2018).

According to at least one industry report from Prequin from 2018, total outstanding NAV in the hands of U.S. investors grew at a 12.1% compound annual growth rate (“CAGR”) for the ten years ended 2018 and was forecasted to grow at an 8% CAGR through 2023 as a result of continued increases in capital committed to the alternative asset class.

According to Ben Estimates, the large U.S. institutions representing approximately 54% of the NAV have consistently sought liquidity on approximately 1.85% to 2.25% of their outstanding NAV. Based on Ben Estimates, this has led to an annual demand for liquidity of nearly $50 billion in recent years.

A primary group not included in this demand is the MHNW investor who holds investments of $5 million to $30 million compared to a large institution’s holdings in the hundreds of millions or billions of dollars. Intermediary brokers will often not represent the MHNW individuals (or STM institutional investors). According to Ben Estimates, MHNW investors hold over $700.0 billion in NAV, yet MHNW investors have only been able to access liquidity representing less than 0.5% of the NAV held by them each year, compared to the average 2% achieved by the large institutional owners, representing 54% of the market.

Based on these amounts, Beneficient estimates that MHNW investors would seek liquidity of 3% of their outstanding NAV each year if liquidity was made available to them, or a slightly greater percentage than that of large U.S. institutions. As a result, and according to Ben Estimates, the estimated market demand for liquidity by MHNW individuals would have exceeded $20.0 billion in 2019.

Secondary Life Insurance Market

The market for life insurance is large. According to the American Council of Life Insurers Fact Book 2018 (ACLI), consumers owned approximately $12.0 trillion in face value of individual life insurance policy benefits in the United States in 2017. In that same year, the ACLI reports that individual consumers purchased an aggregate of $3.1 trillion of new individual life insurance policy benefits. This figure includes all types of individual life policies, including term insurance and permanent insurance known as whole life and universal life.

The life insurance secondary market primarily serves consumers, 65 years and older, and their families who own life insurance.

The secondary market for life insurance exists as a result of consumer lapse behaviors and surrender values far below economic value offered to consumers for their life insurance by the issuing insurance carriers. The ACLI reports that the annual lapse and surrender rate for individual life insurance policies is 5.7% of the in-force face value of benefits, amounting to over $680 billion in face value of policy benefits lapsed and surrendered in 2017 alone.

In 2017, the National Association of Insurance Commissioners (“NAIC”) issued a policy bulletin in support of products we provide. The bulletin described these products as “innovative private market solutions for financing Americans’ long-term care needs.” The NAIC, citing the Company’s August 25, 2016 presentation, discussed how consumers could exchange the market value of their life insurance policies for products designed to fund long-term care expenses.

Primary Life Insurance Market and Technology (“Insurtech”)

The opportunity to apply technology to transform the insurance industry is significant. The application of technology to the insurance industry, commonly referred to as “insurtech”, provides opportunities for new entrants into the traditional insurance marketplace that have the potential to significantly disrupt the insurance industry’s historical approach to assessing and selecting acceptable underwriting risks.

As discussed in the Organizational Structure section above, on November 11, 2019, GWG contributed the common stock and membership interests of its previously-wholly owned subsidiaries, Life Epigenetics and youSurance, to FOXO BioScience (formerly named InsurTech Holdings). This transaction affected a reorganization such that FOXO BioScience owns only two direct subsidiaries, Life Epigenetics and youSurance, which hold all insurtech assets, and one indirect subsidiary, Scientific Testing Partners, LLC, a wholly owned subsidiary of Life Epigenetics. In connection with the transaction, GWG Holdings contributed $2.1 million in cash to FOXO BioScience during the fourth quarter of 2019 and is committed to contribute an additional $17.9 million to the entity over the next two years.

Business Strategies

1. Liquidity for Alternative Assets

We believe we are now uniquely positioned to provide liquidity and related services to investors holding a full range of illiquid alternative assets. We will continue to work to create the most value for holders of alternative assets, the financial professionals who advise them and for our shareholders.

Beneficient provides private trust solutions, including a unique suite of lending and liquidity products focused on bringing liquidity to owners of alternative assets. Beneficient’s innovative liquidity solutions are designed to serve MHNW individuals, STM institutions, and asset managers who have historically possessed few attractive options to access early liquidity from their alternative assets. Beneficient targets MHNW individual clients with $5 million to $30 million in investments and institutional clients typically holding less than $1 billion in assets.

Beneficient’s products can also support tax and estate planning objectives, facilitate a diversification of assets or provide administrative management and reporting solutions tailored to the goals of the investor. In the future, Beneficient plans to offer insurance services covering risks associated with owning or managing alternative assets.

Our life insurance secondary market business is designed to serve consumers 65 years or older owning life insurance. We seek to earn non-correlated yield from life insurance policies that we purchased in the secondary market. Since inception, we have purchased over $3.2 billion in face value of policy benefits from consumers for over $620 million, as compared to the $52 million in surrender value offered by insurance carriers on those same policies. Our products provide unique and valuable services to the senior consumers that we serve.

The goal of our secondary life insurance business has been to build a profitable, large and well-diversified portfolio of life insurance assets. We believe that scale and diversification are key factors and risk mitigation strategies to provide consistent cash flows and reliable investment returns. We believe that we have reached the goal in terms of portfolio size and diversification. We do not anticipate making additional investments in the life settlements portfolio as we believe Beneficient’s operations will generally produce higher risk-adjusted returns than those we can achieve from life insurance policies acquired in the secondary market.

2. Developing a World Class Financial Services Distribution Platform

GWG has developed a large and sophisticated financial services product distribution platform. Today, this platform consists of over one hundred independent broker dealers and several thousand “independent” financial advisors (“Retail Distribution”) who sell the Company’s investment products. “Independent” in this context refers to broker-dealers that accommodate financial advisors who carry securities licenses and need back-office support for services, such as compliance and trade execution, but allow their advisors wide latitude in how they conduct business. Since inception, GWG has raised over $1.52 billion of debt and equity capital to support our secondary market of life insurance business and related expenditures.

We believe that we are well positioned to continue to grow our Retail Distribution for several reasons:

●	We believe there is a trend towards financial professionals leaving large full-service broker-dealers to become “independent”;

●	Newly independent financial professionals and their clients demand a high level of customer service and access to innovative and value added products;

●	The significant demand for liquidity from owners of alternative assets by US investors;

●	We believe that our expanded relationship with Beneficient will attract more and larger broker dealers to our platform due to our increased size and market capitalization as well as the increase in products offered; and

●	We believe that by using capital to provide liquidity products to our current customers, and as they begin to realize the benefit of these products, we will able to raise more capital and attract additional broker dealers into our selling group.

3. Commercializing Advanced Epigenetic Technology for Primary Life Insurance Markets

We believe life insurance underwriting will be transformed due to advancements in science and technology. As part of that transformational change, we believe the science of epigenetics will serve as a foundational science to this advancement for the life insurance industry by achieving more accurate and automated underwriting.

As described above, on November 11, 2019, the Company contributed the common stock and membership interests of its previous wholly-owned subsidiaries, Life Epigenetics and youSurannce to FOXO BioScience (formerly named Insurtech Holdings). We believe that as a separate entity (rather than as a small subsidiary of a large financial services holding company), the FOXO BioScience businesses can reach their maximum potential in terms of marketing and branding, attraction of talent, appropriate peer group comparisons and, ultimately, return to its owners. The Company will retain substantially all of the economics of FOXO BioScience.

The Offering

Issuer	GWG Holdings, Inc.

Indenture Trustee	Bank of Utah

Paying Agent	GWG Holdings, Inc.

Securities Offered	We are offering up to 1,000,000 Units of L Bonds (“L Bonds”), with each whole Unit representing $1,000 in principal amount of L Bonds. The L Bonds are being sold on a continuous basis. As of the date of this prospectus supplement, we had previously sold approximately 891,500 units of L Bonds ($891.5 million) in this offering.

Method of Purchase	We will sell L Bonds using two different closing or “settlement” services, whenever available. The first service is DTC settlement, and the second is direct settlement with the Company. For more information, see “Plan of Distribution.” The registration statement of which this prospectus supplement is a part also registers the renewal of L Bonds that are outstanding from time to time.

Denomination	The minimum purchase amount is 25 L Bond Units, or $25,000 in principal amount. Additional L Bonds in excess of 25 Units may be purchased in any number of whole or fractional Units.

Offering Price	$1,000 per whole Unit, representing 100% of the principal amount of the L Bond represented by a whole Unit. Throughout this prospectus supplement, we refer to L Bond Units simply as “L Bonds.”

Limited Rescission Right	If you are purchasing L Bonds through direct settlement with the Company and your Subscription Agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus supplement is a part must be filed with the SEC, but such post-effective amendment has not yet been declared effective, you will have a limited time within which to rescind your investment subject to the conditions set forth in this prospectus supplement. See “Description of the L Bonds — Limited Rescission Right” for additional information.

Maturity	You may generally choose maturities for your L Bonds of two, three, five or seven years. Nevertheless, depending on our capital requirements, we may not offer and sell L Bonds of all maturities at all times during this offering.

Interest Rates	The interest rate of the L Bonds will be established at the time of your purchase, or at the time of renewal, based upon the rates we are offering in this prospectus supplement or our latest interest rate supplement to this prospectus supplement (i.e., any prospectus supplement containing interest rate information for L Bonds of different maturities), and will remain fixed throughout the term of the L Bond. We may offer higher rates of interest to investors with larger aggregate L Bond portfolios, but only as set forth in the then-current interest rate supplement.

Interest Payments

We will pay interest in cash on the L Bonds based on the terms you choose, which may be monthly or annually. Interest will accrue from the effective date of the L Bond’s issuance. If you purchase your L Bond directly from the Company, the effective date of your L Bond will be the date on which we accept your fully paid subscription. If you purchase your L Bond through DTC settlement, interest will begin accruing on the trade date. Based on our anticipated bi-monthly closing cycle, this means that interest will accrue for a period of 15 or 30 days for the month in which your purchase is made, depending on when during the DTC closing cycle your purchase is made. Interest payments will generally be made on the 15th day immediately following the last day of the month to the L Bond holder of record as of the last day of that interest-payment period. Interest will be paid without any compounding.

Principal Payments	The maturity date for the L Bonds will be the last day of the month during which the L Bond matures. We are obligated to pay the principal on the L Bond by the fifth day of the month next following its maturity (or the first business day following such date).

Payment Method	Principal and interest payments will be made by direct deposit to the account you designate in your Subscription Agreement if you purchase L Bonds through direct settlement with the Company. If you purchase L Bonds through DTC settlement, principal and interest payments will be made to your brokerage or custodial account through DTC.

Renewal or Redemption at Maturity	Upon maturity, the L Bonds will be automatically renewed for the same term at the interest rate we are offering at that time to other investors with similar aggregate L Bond portfolios for L Bonds of the same maturity, unless repaid upon maturity at our or your election. In this regard, we will notify you at least 30 days prior to the maturity date of your L Bonds. In the notice, we will advise you if we intend to repay the L Bonds or else remind you that your L Bonds will be automatically renewed unless you exercise your option, at least 15 days prior to the maturity date, to elect to have your L Bonds repaid. If applicable, a new certificate will be issued.

If we determine that a post-effective amendment to the registration statement covering the offer and sale of L Bonds must be filed during your 15-day repayment election period, we will extend your election period until ten days following the postmark date of our notice to you that the amendment has become effective.

For any L Bonds offered hereby that mature after the three-year anniversary of the commencement of this offering, we expect that the renewal of such L Bonds may require us to file a new registration statement. In such a case, the new registration statement must be declared effective before we will be able to renew your L Bond. In this event, if the new registration statement has not yet been filed or become effective, we will extend your election period until ten days following the date of our notice to you that the new registration statement has become effective, which notice will include a new prospectus.

If L Bonds with similar terms are not being offered at the time of renewal, then (i) the interest rate upon renewal will be (a) the rate specified by us in writing on or before the maturity date or (b) if no such rate is specified, the rate of your existing L Bonds, and (ii) the maturity will the same if L Bonds of the same maturity are then being offered at the time of renewal. If L Bonds of the same maturity are not then being offered at the time of renewal, then the maturity will be the next earliest maturity. Accordingly, you should understand that the interest rate offered upon renewal may differ from the interest rate applicable to your L Bonds prior to maturity. See “Description of the L Bonds — Renewal or Redemption on Maturity.”

Call and Redemption Prior to Maturity	We may call and redeem the entire outstanding principal balance and accrued but unpaid interest of any or all of the L Bonds at any time without penalty or premium. L Bond holders will have no right to require us to redeem any L Bond prior to maturity unless the request is due to death, bankruptcy or total permanent disability. The indenture defines “total permanent disability” as the determination by a physician, approved by us, that a holder of an L Bond who is a natural person, and who was gainfully employed at the time of issuance of the L Bond (or its renewal date), is unable to work on a full-time basis during a period of 24 consecutive months.

In our sole discretion, we may accommodate other requests to redeem any L Bond prior to maturity. If we agree to redeem an L Bond upon the request of an L Bond holder (other than in connection with death, bankruptcy or total permanent disability), we will impose a redemption fee of 6% against the outstanding principal balance of the L Bond redeemed, which fee will be subtracted from the amount paid.

Ranking	The L Bonds will constitute secured debt of GWG Holdings. The payment of principal and interest on the L Bonds will be:

●	pari passu with respect to payment on and collateral securing all L Bonds (including those issued under our prior L Bond offering) and Seller Trust L Bonds, of which approximately $926.6 million and $366.9 million in principal amount was outstanding, respectively, as of December 31, 2019 (see the caption “— Collateral Security” below);

●	structurally junior to the present and future obligations owed by DLP IV under a senior secured term loan with LNV/CLMG, and structurally or contractually junior to any future obligations that DLP IV or other primary obligors or guarantors may have under future senior secured borrowing facilities; and

●	structurally junior to the present and future claims of other creditors of DLP IV, including trade creditors.

The indenture will permit us to issue other forms of debt, including senior and secured debt, in the future. Any such secured senior debt will have priority over L Bonds with respect to claims for payment and claims for any collateral that is shared as between the holders of L Bonds and such senior secured debt.

To fully understand the foregoing summary, you should understand that “pari passu” means that claims for payment and entitlement to security among the holders of L Bonds (including the holders of previously issued L Bonds) and the holders of any later-created class of “pari passu debt” of ours, will generally be treated equally and without preference. Debt issued on a pari passu basis in the future would be treated equally and without preference in respect of the L Bonds. Thus, in the event of any default on the L Bonds (or any other debt securities of ours that is pari passu with the L Bonds) resulting in claims for payment or claims on collateral security, the holders of the L Bonds and all such other debt securities that are pari passu with the L Bonds would share in payment or collateral in proportion to the amount of principal and interest owed on each such debt instrument. See “Description of the L Bonds — Ranking” for further information.

Guarantee	The payment of principal and interest on the L Bonds (including those issued under our prior L Bond offering) and Seller Trust L Bonds is fully and unconditionally guaranteed by GWG Life. On December 31, 2019, there was approximately $926.6 million and $366.9 million, respectively, in outstanding principal amount of previously issued L Bonds and Seller Trust L Bonds.

Collateral Security	The L Bonds are secured by the assets of GWG Holdings, Inc. and by a guarantee and corresponding grant of a security interest in substantially all the assets of GWG Life. Our assets consist primarily of our investments in our subsidiaries and any cash proceeds we receive from life insurance assets of our subsidiaries, and all other cash and investments we hold in various accounts.

GWG Life’s assets, including its equity in our subsidiary DLP IV and its beneficial interest in Life Trust, serve as collateral for our L Bonds. However the life insurance policies held by DLP IV and Life Trust, which comprise a substantial majority of our life insurance policies, do not serve as direct collateral for the L Bonds. Further, the life insurance policies held by DLP IV are pledged as direct collateral securing the obligations under our amended and restated senior credit facility with LNV Corporation. The L Bonds’ security interest will be structurally subordinate to the security interest in favor of our senior secured lender, together with any future senior secured lenders of ours. The assets of GWG Life, including proceeds it receives as distributions from DLP IV and derived from the insurance policies owned by DLP IV, are collateral for GWG Life’s guarantee of the repayment of principal and interest on the L Bonds.

The L Bonds are also secured by a pledge of 3,952,155 shares of our common stock. For more information please see “Description of the L Bonds — Collateral Security.”

Indenture Covenants

The indenture governing the L Bonds places restrictive covenants and affirmative obligations on us. For example, our debt coverage ratio may not exceed 90%.

The indenture defines the debt coverage ratio as the ratio, expressed as percentage, of (A) the aggregate sum of all Indebtedness (as defined in the indenture, other than Excluded Indebtedness, as described below) of GWG Holdings and its direct and indirect subsidiaries (including the Securities issued under the indenture, but excluding any Indebtedness of Ben LP and its direct and indirect subsidiaries) as reflected on GWG Holdings’ most recent consolidated balance sheet prepared in accordance with GAAP over (B) the sum of (i) Net Present Asset Value (as defined in the amended indenture) of Life Insurance Policies (as defined in the amended indenture) owned by GWG Holdings and its direct or indirect subsidiaries or affiliates, but excluding Life Insurance Policies held by Ben LP and its direct and indirect subsidiaries and controlled affiliates, plus (ii) all cash (and cash equivalents) held by GWG Holdings and its direct or indirect subsidiaries or affiliates, but excluding the cash (and cash equivalents) held by Ben LP and its direct and indirect subsidiaries, plus (iii) the original cost basis in GWG Holdings’ investment in common units or other securities of Ben LP, plus (iv) the outstanding principal amount of any outstanding loans made under a commercial loan agreement with GWG Life, as lender, plus (v) the cost basis of assets contributed to GWG Holdings or any direct or indirect subsidiary of GWG Holdings in connection with a Repurchase Transaction (as defined below), plus (vi) without duplication, the value of all other assets of GWG Holdings and its direct and indirect subsidiaries or affiliates (but excluding the value of assets of Ben LP and its direct and indirect subsidiaries) as reflected on its most recent consolidated balance sheet prepared in accordance with GAAP.

The indenture defines “Excluded Indebtedness” as Indebtedness or any portion thereof (A) the principal and accrued but unpaid interest of which is payable at GWG Holdings’ option, pursuant to the terms of such Indebtedness or otherwise, in Capital Stock (as defined in the amended indenture) of GWG Holdings or securities mandatorily convertible into or exchangeable for Capital Stock of GWG Holdings, or (B) any Indebtedness that is reasonably expected to be converted or exchanged, directly or indirectly, into Capital Stock of GWG Holdings, provided that under the terms of such Indebtedness in the event any such conversion or exchange does not occur in accordance with the terms of such transaction, such Indebtedness would be cancelled and any assets received in exchange for such Indebtedness would be returned (a “Repurchase Transaction”).

For this purpose, the net present asset value of our life insurance assets is equal to the present value of the cash flows derived from the face value of policy benefit assets we own, discounted at a rate equal to the weighted-average interest rate paid on indebtedness, excluding that of Seller Trust L Bonds.

The net present asset value of our life insurance assets for purposes of this covenant is not necessarily the same as the fair value of our life insurance assets as reflected on our most recently available balance sheet prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and does not necessarily reflect the saleable or market value of those assets.

We are required to notify the indenture trustee in the event we violate this restrictive covenant for a period of 30 consecutive days. An “event of default” will exist under the indenture if a violation of this covenant persists for a period of 60 calendar days after the trustee’s notice to us of a breach, or such a notice received from the holders of at least 25% in principal amount of outstanding L Bonds.

The indenture also places limitations on our ability to engage in a merger or sale of all of our assets. See “Description of the Indentures — Events of Default” and “— Consolidation Mergers or Sales” for more information.

The indenture governing the L Bonds places restrictive covenants and affirmative obligations on us. For example, our debt coverage ratio may not exceed 90%.

The indenture defines the debt coverage ratio as the ratio, expressed as percentage, of (A) the aggregate sum of all Indebtedness (as defined in the indenture, other than Excluded Indebtedness, as described below) of GWG Holdings and its direct and indirect subsidiaries (including the Securities issued under the indenture, but excluding any Indebtedness of Ben LP and its direct and indirect subsidiaries) as reflected on GWG Holdings’ most recent consolidated balance sheet prepared in accordance with GAAP over (B) the sum of (i) Net Present Asset Value (as defined in the amended indenture) of Life Insurance Policies (as defined in the amended indenture) owned by GWG Holdings and its direct or indirect subsidiaries or affiliates, but excluding Life Insurance Policies held by Ben LP and its direct and indirect subsidiaries and controlled affiliates, plus (ii) all cash (and cash equivalents) held by GWG Holdings and its direct or indirect subsidiaries or affiliates, but excluding the cash (and cash equivalents) held by Ben LP and its direct and indirect subsidiaries, plus (iii) the original cost basis in GWG Holdings’ investment in common units or other securities of Ben LP, plus (iv) the outstanding principal amount of any outstanding loans made under a commercial loan agreement with GWG Life, as lender, plus (v) the cost basis of assets contributed to GWG Holdings or any direct or indirect subsidiary of GWG Holdings in connection with a Repurchase Transaction (as defined below), plus (vi) without duplication, the value of all other assets of GWG Holdings and its direct and indirect subsidiaries or affiliates (but excluding the value of assets of Ben LP and its direct and indirect subsidiaries) as reflected on its most recent consolidated balance sheet prepared in accordance with GAAP.

The indenture defines “Excluded Indebtedness” as Indebtedness or any portion thereof (A) the principal and accrued but unpaid interest of which is payable at GWG Holdings’ option, pursuant to the terms of such Indebtedness or otherwise, in Capital Stock (as defined in the amended indenture) of GWG Holdings or securities mandatorily convertible into or exchangeable for Capital Stock of GWG Holdings, or (B) any Indebtedness that is reasonably expected to be converted or exchanged, directly or indirectly, into Capital Stock of GWG Holdings, provided that under the terms of such Indebtedness in the event any such conversion or exchange does not occur in accordance with the terms of such transaction, such Indebtedness would be cancelled and any assets received in exchange for such Indebtedness would be returned (a “Repurchase Transaction”).

For this purpose, the net present asset value of our life insurance assets is equal to the present value of the cash flows derived from the face value of policy benefit assets we own, discounted at a rate equal to the weighted-average interest rate paid on indebtedness, excluding that of Seller Trust L Bonds.

The net present asset value of our life insurance assets for purposes of this covenant is not necessarily the same as the fair value of our life insurance assets as reflected on our most recently available balance sheet prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and does not necessarily reflect the saleable or market value of those assets.

We are required to notify the indenture trustee in the event we violate this restrictive covenant for a period of 30 consecutive days. An “event of default” will exist under the indenture if a violation of this covenant persists for a period of 60 calendar days after the trustee’s notice to us of a breach, or such a notice received from the holders of at least 25% in principal amount of outstanding L Bonds.

The indenture also places limitations on our ability to engage in a merger or sale of all of our assets. See “Description of the Indentures — Events of Default” and “— Consolidation Mergers or Sales” for more information.

The indenture governing the L Bonds places restrictive covenants and affirmative obligations on us. For example, our debt coverage ratio may not exceed 90%.

The indenture defines the debt coverage ratio as the ratio, expressed as percentage, of (A) the aggregate sum of all Indebtedness (as defined in the indenture, other than Excluded Indebtedness, as described below) of GWG Holdings and its direct and indirect subsidiaries (including the Securities issued under the indenture, but excluding any Indebtedness of Ben LP and its direct and indirect subsidiaries) as reflected on GWG Holdings’ most recent consolidated balance sheet prepared in accordance with GAAP over (B) the sum of (i) Net Present Asset Value (as defined in the amended indenture) of Life Insurance Policies (as defined in the amended indenture) owned by GWG Holdings and its direct or indirect subsidiaries or affiliates, but excluding Life Insurance Policies held by Ben LP and its direct and indirect subsidiaries and controlled affiliates, plus (ii) all cash (and cash equivalents) held by GWG Holdings and its direct or indirect subsidiaries or affiliates, but excluding the cash (and cash equivalents) held by Ben LP and its direct and indirect subsidiaries, plus (iii) the original cost basis in GWG Holdings’ investment in common units or other securities of Ben LP, plus (iv) the outstanding principal amount of any outstanding loans made under a commercial loan agreement with GWG Life, as lender, plus (v) the cost basis of assets contributed to GWG Holdings or any direct or indirect subsidiary of GWG Holdings in connection with a Repurchase Transaction (as defined below), plus (vi) without duplication, the value of all other assets of GWG Holdings and its direct and indirect subsidiaries or affiliates (but excluding the value of assets of Ben LP and its direct and indirect subsidiaries) as reflected on its most recent consolidated balance sheet prepared in accordance with GAAP.

The indenture defines “Excluded Indebtedness” as Indebtedness or any portion thereof (A) the principal and accrued but unpaid interest of which is payable at GWG Holdings’ option, pursuant to the terms of such Indebtedness or otherwise, in Capital Stock (as defined in the amended indenture) of GWG Holdings or securities mandatorily convertible into or exchangeable for Capital Stock of GWG Holdings, or (B) any Indebtedness that is reasonably expected to be converted or exchanged, directly or indirectly, into Capital Stock of GWG Holdings, provided that under the terms of such Indebtedness in the event any such conversion or exchange does not occur in accordance with the terms of such transaction, such Indebtedness would be cancelled and any assets received in exchange for such Indebtedness would be returned (a “Repurchase Transaction”).

For this purpose, the net present asset value of our life insurance assets is equal to the present value of the cash flows derived from the face value of policy benefit assets we own, discounted at a rate equal to the weighted-average interest rate paid on indebtedness, excluding that of Seller Trust L Bonds.

The net present asset value of our life insurance assets for purposes of this covenant is not necessarily the same as the fair value of our life insurance assets as reflected on our most recently available balance sheet prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and does not necessarily reflect the saleable or market value of those assets.

We are required to notify the indenture trustee in the event we violate this restrictive covenant for a period of 30 consecutive days. An “event of default” will exist under the indenture if a violation of this covenant persists for a period of 60 calendar days after the trustee’s notice to us of a breach, or such a notice received from the holders of at least 25% in principal amount of outstanding L Bonds.

The indenture also places limitations on our ability to engage in a merger or sale of all of our assets. See “Description of the Indentures — Events of Default” and “— Consolidation Mergers or Sales” for more information.

The indenture governing the L Bonds places restrictive covenants and affirmative obligations on us. For example, our debt coverage ratio may not exceed 90%.

The indenture governing the L Bonds places restrictive covenants and affirmative obligations on us. For example, our debt coverage ratio may not exceed 90%.   The indenture defines the debt coverage ratio as the ratio, expressed as percentage, of (A) the aggregate sum of all Indebtedness (as defined in the indenture, other than Excluded Indebtedness, as described below) of GWG Holdings and its direct and indirect subsidiaries (including the Securities issued under the indenture, but excluding any Indebtedness of Ben LP and its direct and indirect subsidiaries) as reflected on GWG Holdings’ most recent consolidated balance sheet prepared in accordance with GAAP over (B) the sum of (i) Net Present Asset Value (as defined in the amended indenture) of Life Insurance Policies (as defined in the amended indenture) owned by GWG Holdings and its direct or indirect subsidiaries or affiliates, but excluding Life Insurance Policies held by Ben LP and its direct and indirect subsidiaries and controlled affiliates, plus (ii) all cash (and cash equivalents) held by GWG Holdings and its direct or indirect subsidiaries or affiliates, but excluding the cash (and cash equivalents) held by Ben LP and its direct and indirect subsidiaries, plus (iii) the original cost basis in GWG Holdings’ investment in common units or other securities of Ben LP, plus (iv) the outstanding principal amount of any outstanding loans made under a commercial loan agreement with GWG Life, as lender, plus (v) the cost basis of assets contributed to GWG Holdings or any direct or indirect subsidiary of GWG Holdings in connection with a Repurchase Transaction (as defined below), plus (vi) without duplication, the value of all other assets of GWG Holdings and its direct and indirect subsidiaries or affiliates (but excluding the value of assets of Ben LP and its direct and indirect subsidiaries) as reflected on its most recent consolidated balance sheet prepared in accordance with GAAP.

The indenture defines “Excluded Indebtedness” as Indebtedness or any portion thereof (A) the principal and accrued but unpaid interest of which is payable at GWG Holdings’ option, pursuant to the terms of such Indebtedness or otherwise, in Capital Stock (as defined in the amended indenture) of GWG Holdings or securities mandatorily convertible into or exchangeable for Capital Stock of GWG Holdings, or (B) any Indebtedness that is reasonably expected to be converted or exchanged, directly or indirectly, into Capital Stock of GWG Holdings, provided that under the terms of such Indebtedness in the event any such conversion or exchange does not occur in accordance with the terms of such transaction, such Indebtedness would be cancelled and any assets received in exchange for such Indebtedness would be returned (a “Repurchase Transaction”).

For this purpose, the net present asset value of our life insurance assets is equal to the present value of the cash flows derived from the face value of policy benefit assets we own, discounted at a rate equal to the weighted-average interest rate paid on indebtedness, excluding that of Seller Trust L Bonds.

The net present asset value of our life insurance assets for purposes of this covenant is not necessarily the same as the fair value of our life insurance assets as reflected on our most recently available balance sheet prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and does not necessarily reflect the saleable or market value of those assets.

We are required to notify the indenture trustee in the event we violate this restrictive covenant for a period of 30 consecutive days. An “event of default” will exist under the indenture if a violation of this covenant persists for a period of 60 calendar days after the trustee’s notice to us of a breach, or such a notice received from the holders of at least 25% in principal amount of outstanding L Bonds.

The indenture also places limitations on our ability to engage in a merger or sale of all of our assets. See “Description of the Indentures — Events of Default” and “— Consolidation Mergers or Sales” for more information.

Use of Proceeds	As of the date of this prospectus supplement, there remains unsold approximately $108.5 million of L Bonds in this offering from the sale of which we expect to receive up to approximately $99.8 million of net proceeds from this offering after paying our estimated offering and related expenses and the estimated selling commissions. Because we do not know the total principal amount of L Bonds that will be ultimately sold, we are unable to accurately forecast the total net proceeds that will be generated by this offering. There is no minimum amount of L Bonds that must be sold before we access investor funds. The exact amount of proceeds we receive may vary considerably depending on a variety of factors, including how long the L Bonds are offered.

We intend to use a significant portion of the net proceeds from this offering to grow our alternative asset exposure, primarily through investments in Beneficient in the form of equity investments or loans, and to meet our other obligations, including debt obligations. Beneficient will have broad discretion to use the proceeds of any such investments and may use such proceeds to fund alternative asset financings, to repay indebtedness, including to related parties, and for general working capital purposes, including operating expenses. We may also use some of the proceeds from this offering to pay principal amounts owing under previously issued L Bonds, Seller Trust L Bonds, and L Bonds offered hereby. See “Use of Proceeds” for additional information.

No Market for L Bonds Units; Transferability	There is no existing market for the L Bonds and we do not anticipate that a secondary market for the L Bonds will develop. We do not intend to apply for listing of the L Bonds on any securities exchange or for quotation of the L Bonds in any automated dealer quotation system. Nevertheless, you will be able to freely transfer or pledge L Bonds. See “Description of the L Bonds — Transfers.”

Book Entry	The L Bonds may be issued in book-entry form, certificated form, or in the form of a global certificate deposited with a depositary. See “Description of the L Bonds — Registration and Exchange.”

Covered Security	Our L Bonds are a “covered security.” The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act of 1933. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange. Our L Bonds are a covered security because they are senior to our common stock, which is listed on The Nasdaq Capital Market, and therefore our offering of L Bonds is exempt from state registration.

Although the status of our L Bonds as a “covered security” will facilitate their purchase and sale to a broader range of investors than would otherwise be available to us, and although the offer and sale of a “covered security” generally involves fewer issuance costs to the issuer of such securities, our L Bonds are not a suitable purchase for all investors. In this regard, please carefully review the “Risk Factors” contained in this prospectus supplement, as well as the disclosures on page iii under the heading “Covered Security.”

Risk Factors	An investment in the L Bonds involves significant risks, including the risk of losing your entire investment, and may be considered speculative. Importantly, we maintain a senior borrowing arrangement that subordinates the right to payment on, and shared collateral securing, the L Bonds to our senior secured lender. From time to time we may add or replace senior lenders and the particular arrangements under which we borrow from them. In addition, these borrowing arrangements with senior lenders restrict, and are expected to continue to restrict, our cash flows and, subject to certain exceptions, distributions from our operating subsidiaries. These provisions will restrict cash flows available for payment of principal and interest on the L Bonds. For a summary of risks relating to this offering and our Company and business, please see “Risk Factors” on page 15.

RISK RELATING TO FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus and the documents incorporated by reference contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to risks, uncertainties and assumptions about our operations and the investments we make, including, among other things, factors discussed under the heading “Risk Factors” below.

The words “believe,” “could,” “possibly,” “probably,” “anticipate,” “estimate,” “project,” “expect,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements. Such risks and uncertainties include, but are not limited to:

●	the valuation of assets reflected on our financial statements, including the fair value of Beneficient’s assets and liabilities, including noncontrolling interests, which were consolidated as a result of the transactions with Beneficient on December 31, 2019;

●	the illiquidity of our life insurance and Beneficient-related investments and receivables from affiliates;

●	our ability to realize the anticipated benefits from our consolidation of Beneficient;

●	Beneficient’s financial performance and ability to execute on its business plan;

●	Beneficient’s ability to obtain the trust charters from the Texas Department of Banking necessary to implement its business plan;

●	our ability to obtain accurate and timely financial information from Beneficient;

●	our ability to effectively transition the management and oversight roles served by our former executives and members of our Board of Directors;

●	changes resulting from the evolution of our business model and strategy with respect to Beneficient and the life insurance secondary market;

●	our reliance on debt financing and continued access to the capital markets;

●	our significant and ongoing financing requirements;

●	our predominant use of short term debt to fund a portfolio of long term assets could result in a liquidity shortage;

●	our ability to make cash distributions in satisfaction of dividend obligations and redemption requests;

●	our ability to satisfy our debt obligations if we were to sell our assets;

●	our history of operating losses;

●	general economic outlook, including prevailing interest rates and credit market conditions

●	federal, state and FINRA regulatory matters;

●	litigation risks;

●	our ability to comply with financial and non-financial covenants contained in borrowing agreements;

●	the reliability of assumptions underlying our actuarial models, including life expectancy estimates and our projections of mortality events and the realization of policy benefits;

●	risks relating to the validity and enforceability of the life insurance policies we have purchased;

●	our reliance on information provided and obtained by third parties, including changes in underwriting tables and underwriting methodology;

●	life insurance company credit exposure;

●	cost-of-insurance (premiums) increases on our life insurance policies;

●	performance of our investments in life insurance policies; and

●	risks associated with causing Life Epigenetics and youSurance to become independent of GWG.

We caution you that the foregoing list of factors is not exhaustive. Forward-looking statements are only estimates and predictions, or statements of current intent. Actual results, outcomes or actions that we ultimately undertake could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before purchasing the securities offered by this prospectus, you should carefully consider the risks, uncertainties and additional information (i) set forth in our most recent Annual Report on Form 10-K filed with the SEC which is incorporated by reference into this prospectus, and (ii) contained herein or in any applicable prospectus supplement. The information incorporated by reference into this prospectus specifically includes the risk factors contained in our Annual Report on Form 10-K filed with the SEC on March 27, 2020.

For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” The risks and uncertainties in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially impact the Company and could result in the loss of all or a portion of your investment in the L Bonds. Additional risks not presently known or are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

Risks Related to the Offering and the L Bonds

There is no established trading market for the L Bonds. If an actual trading market does not develop for the L Bonds, you may not be able to resell them quickly, for the price that you paid or at all.

There is currently no existing market for the L Bonds and the L Bonds will not be listed for trading on any exchange. We cannot assure you as to the liquidity of any market that may develop for the L Bonds, the ability of holders of the L Bonds to sell them or the price at which the holders of the L Bonds may be able to sell them. The liquidity of any market for the L Bonds will depend on numerous factors, including prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our own financial condition, performance and prospects. Historically, the market for debt securities, such as the L Bonds, has been subject to disruptions that have caused substantial price volatility. We cannot assure you that if a market for the L Bonds were to develop, such a market would not be subject to similar disruptions.

We also cannot assure you that you will be able to sell your L Bonds at a particular time or at all, or that the prices that you receive when you sell them will be favorable. If no active trading market develops, you may not be able to resell your L Bonds at their fair market value, or at all.

The collateral granted as security for our obligations under the L Bonds and Seller Trust L Bonds may be insufficient to repay the indebtedness upon an event of default.

GWG Holdings (the issuer of the L Bonds and Seller Trust L Bonds) and GWG Life (the guarantor of obligations under the L Bonds and Seller Trust L Bonds, and a wholly owned subsidiary of GWG Holdings) have each granted a security interest in substantially all of their respective assets to serve as collateral security for obligations under the L Bonds and Seller Trust L Bonds. Importantly, DLP IV, a wholly owned subsidiary of GWG Life, owns a substantial number of our life insurance policies, 77% of the face value of our life insurance portfolio as of December 31, 2019, and is the borrower under our second amended and restated senior credit facility with LNV Corporation. As the borrower under that second amended and restated senior credit facility with LNV Corporation, all of its assets — including all of its life insurance policy assets — serve as collateral for our obligations under the facility.

Because of the fact that a substantial number of our life insurance assets are held in our DLP IV subsidiary, and all of those life insurance assets serve as collateral security first for our obligations under our second amended and restated senior credit facility with LNV Corporation, holders of L Bonds and Seller Trust L Bonds risk the possibility that the collateral security granted in our life insurance policies and our investments in Beneficient to secure our obligations under the L Bonds and Seller Trust L Bonds may be insufficient to repay holders upon an event of default. Furthermore, while the indenture governing the L Bonds and the Seller Trust L Bonds limits the amount of debt relative to a measure of asset coverage we and our subsidiaries can incur, the indenture permits us and our subsidiaries to incur additional secured debt (subject to the debt coverage ratio) that may be senior to the L Bonds and Seller Trust L Bonds.

Furthermore, the life insurance policies and out investments in Beneficient that secure our obligations under the L Bonds and Seller Trust L Bonds are illiquid assets. As a result, the book value of those assets as reflected on our financial statements are based on numerous assumptions and may not necessarily reflect the current market price for those assets, especially in the event of a bulk or distressed sale. Furthermore, a substantial majority of the net assets of Beneficient are currently represented by goodwill as of December 31, 2019. Some or a substantial portion of the proceeds from L Bond sales may be used to make investments in Beneficient. Because these advances may be used by Beneficient for working capital purposes and to repay indebtedness, such investments may not increase the tangible assets securing the L Bonds. If the trustee for the L Bonds were forced to sell all or a portion of the collateral securing them, there can be no assurance that the trustee would be able to sell them for the prices at which we have recorded them, and the trustee might be forced to sell them at significantly lower prices.

Subordination provisions contained in the indenture will restrict the ability of the trustee or the L Bond or Seller Trust L Bond holders to enforce their rights against us under the indenture, including the right to payment on the L Bonds, if a default then exists under a senior credit facility.

The L Bonds and Seller Trust L Bonds will be subordinate in right of payment to any claims of our senior lender under the second amended and restated senior credit facility with LNV Corporation. In this regard, subordination provisions limiting the right of L Bond and Seller Trust L Bond holders to enforce their rights are contained in the indenture. These provisions include:

●	a prohibition on challenging any enforcement action taken by a senior lender, or interfering with any legal action or suits undertaken by a senior lender, against us and our affiliates;

●	a 180-day standstill period during which there may not be brought any action against us or our affiliates to enforce rights respecting collateral unless our second amended and restated senior credit facility with LNV Corporation has been repaid in full, which period may be extended if the senior lender takes action during such standstill period; and

●	a prohibition on filing a bankruptcy or insolvency case against us or our affiliates for at least one year plus one day after any senior lender has been paid in full.

In the event of a default on a senior credit facility, the indenture prohibits us from making any payment, direct or indirect (whether for interest, principal, as a result of any redemption or repayment at maturity, on default, or otherwise), on the L Bonds, Seller Trust L Bonds and any other indebtedness unless and until: (i) the default respecting the senior credit facility has been cured or waived or has ceased to exist; or (ii) in the case of a non-payment default that permits a senior lender to declare as due and payable all amounts owing under a senior credit facility (but where that senior lender has not yet so declared amounts as being due and payable), the end of the period commencing on the date the trustee receives written notice of default from the senior lender and ending on the earliest of (1) our discharge of the default (or other cure), (2) the trustee’s receipt of a valid waiver of default from the senior lender, or (3) a written notice from the senior lender terminating the payment prohibition.

During any payment prohibition period, neither the holders of the L Bonds, the Seller Trust L Bonds, nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the L Bonds or Seller Trust L Bonds. Other provisions of the indenture do permit the trustee to take action to enforce the payment rights of L Bond and Seller Trust L Bond holders after 179 days have passed since the trustee’s receipt of notice of default from a senior lender, but in such case any funds paid as a result of any such suit or enforcement action shall be applied toward the senior credit facility until the facility is indefeasibly paid in full before being applied to the L Bonds and Seller Trust L Bonds.

These subordination provisions present the risk that, upon any default by us on obligations owed to our senior lender, the holders of the L Bonds and Seller Trust L Bonds will be unable to enforce their rights to payment.

If the 180-day standstill period noted above, or any other limitation on the rights of the trustee or L Bond and Seller Trust L Bond holders to assert their rights to payment of principal or interest under the indenture, is ultimately determined to conflict with provisions of the Trust Indenture Act of 1939 (most notably sections 316(b) and 317(a) of that Act), then the trustee, as well as any holder who shall not have earlier consented to such subordination provisions, will (notwithstanding such provision contained in the indenture) be authorized to institute a lawsuit for the enforcement of any payment of principal or interest after their respective due dates.

The debt coverage ratio, designed to provide some assurance to the holders of the L Bonds and Seller Trust L Bonds that the value of our total assets exceeds our total interest-bearing obligations, values our life insurance policy assets, which represent 56% of our total assets (excluding goodwill) as of December 31, 2019, in a manner that may not be representative of the amount we would actually receive upon a sale of those assets.

Under the indenture governing the L Bonds and Seller Trust L Bonds, as amended, the maximum amount of L Bonds and Seller Trust L Bonds we may issue at any time is limited to an amount such that our debt coverage ratio does not exceed 90%. This limitation is designed to provide some basis to ensure that the net present value of policy benefits from our life insurance assets, plus the carrying value of our other assets (including out investments in Beneficient), will be sufficient to meet our obligations to our L Bond and Seller Trust L Bond holders. Expressed as a percentage, the debt coverage ratio is the ratio of (A) the aggregate sum of all Indebtedness (other than Excluded Indebtedness) of GWG Holdings and its direct and indirect subsidiaries (including the Securities issued under the indenture, but excluding any Indebtedness of Ben LP and its direct and indirect subsidiaries) as reflected on GWG Holdings’ most recent consolidated balance sheet prepared in accordance with GAAP over (B) the sum of (i) Net Present Asset Value of Life Insurance Policies owned by GWG Holdings and its direct or indirect subsidiaries or affiliates, but excluding Life Insurance Policies held by Ben LP and its direct and indirect subsidiaries and controlled affiliates, plus (ii) all cash (and cash equivalents) held by GWG Holdings and its direct or indirect subsidiaries or affiliates, but excluding the cash (and cash equivalents) held by Ben LP and its direct and indirect subsidiaries, plus (iii) the original cost basis in GWG Holdings’ investment in common units or other securities of Ben LP, plus (iv) the outstanding principal amount of any outstanding loans made under a commercial loan agreement with GWG Life, as lender, plus (v) the cost basis of assets contributed to GWG Holdings or any direct or indirect subsidiary of GWG Holdings in connection with a Repurchase Transaction, plus (vi) without duplication, the value of all other assets of GWG Holdings and its direct and indirect subsidiaries or affiliates (but excluding the value of assets of Ben LP and its direct and indirect subsidiaries) as reflected on its most recent consolidated balance sheet prepared in accordance with GAAP. For this purpose, Excluded Indebtedness” is Indebtedness which is payable at GWG Holdings’ option in capital stock of GWG Holdings or securities mandatorily convertible into or exchangeable for such capital stock of GWG Holdings, or any Indebtedness that is reasonably expected to be converted or exchanged, directly or indirectly, into such capital stock, provided that under the terms of such Indebtedness in the event any such conversion or exchange does not occur in accordance with the terms of such transaction, such Indebtedness would be cancelled and any assets received in exchange for such Indebtedness would be returned.

Although the debt coverage ratio is designed to provide some basis to ensure that our assets will be sufficient to meet our obligations to the holders of L Bonds and Seller Trust L Bonds, the “net present value” of our life insurance assets used in the debt coverage ratio is not the same as the GAAP “fair value” of those assets on our balance sheet. Accordingly, the debt coverage ratio is not informative of the amount we and holders of L Bonds and Seller Trust L Bonds would actually receive if we were forced to sell or liquidate our life insurance related assets. Furthermore, any sale or liquidation of all or a significant portion of our life insurance policies or investments in Beneficient would include significant transactional costs. See “— The collateral granted as security for our obligations under the L Bonds and Seller Trust L Bonds may be insufficient to repay the indebtedness upon an event of default.” As a result, our mere compliance with the debt coverage ratio in the indenture will not guarantee that the value of our life insurance assets plus the value of our investments in Beneficient, if sold or liquidated, would in all cases exceed the amount of our obligations to the holders of L Bonds and Seller Trust L Bonds.

USE OF PROCEEDS

As of the date of this prospectus supplement, there remains unsold approximately $108.5 million of L Bonds from the sale of which we expect to receive up to approximately $99.8 million of net proceeds from this offering after paying our estimated offering and related expenses and the estimated selling commissions (which we estimate, and which cannot exceed, will be approximately 8.0% of gross proceeds in the aggregate). Because we do not know the total principal amount of L Bonds that will be ultimately sold, we are unable to accurately forecast the total net proceeds that will be generated by this offering.

There is no minimum amount of L Bonds that must be sold before we access investor funds. The exact amount of proceeds we receive may vary considerably depending on a variety of factors, including how long the L Bonds are offered.

We intend to use the net proceeds from this offering to grow Beneficient’s alternative asset exposure, including through investments in Beneficient in the form of equity investments and/or loans to Beneficient or related entities, and to meet our other obligations, including:

●	servicing our portfolio of life insurance assets (i.e., paying attendant life insurance policy premiums);

●	paying principal (at maturity or upon earlier prepayment or redemption), interest and fees to our lenders, including under a senior credit facility, previously issued L Bonds, Seller Trust L Bonds and the L Bonds offered hereby;

●	paying dividends on and, if applicable, redeeming our preferred stock;

●	paying transaction expenses relating to interest rate hedging and similar derivative transactions (e.g., caps, collars, etc.); and

●	general working capital purposes.

The extent to which we will use proceeds from this offering for any of these purposes, and the amounts and timing of such expenditures, will depend on, among other things, how long the L Bonds are offered, the amount of net proceeds that we receive from the sale of L Bonds being offered, our cash flows and needs for liquidity, the existence and timing of opportunities to strategically increase our investment in Beneficient, the availability of funds from other sources, including realizations from policy benefits, distributions from investments in Beneficient, the issuance of common or preferred equity, borrowings from senior credit facilities, and other factors deemed relevant by our Board of Directors and management.

Beneficient will have broad discretion to use the proceeds of any such investments and may use such proceeds to acquire alternative assets, to repay indebtedness, including to related parties, and for general working capital purposes, including operating expenses.

Net offering proceeds not immediately applied to the uses summarized above will be invested in bank deposits or short-term investments such as money market funds, commercial paper, U.S. Treasury Bills and similar securities investments pending their use.

Also as indicated above, we may use some of the net proceeds from this offering to pay principal amounts owing under previously issued L Bonds, Seller Trust L Bonds and L Bonds offered hereby. The amount of such securities that we would repay with proceeds of this offering will depend on, among other things, whether the holders of such notes elect repayment rather than renewal of such securities, as well as whether we elect to use other sources of repayment.

The maximum amount of L Bonds we may issue and have outstanding is limited by our debt coverage ratio discussed below.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Note: The following discussion and analysis of the financial condition and results of operations of GWG Holdings are derived from our Annual Report on Form 10-K for the period ended December 31, 2019, filed with the SEC on March 27, 2020 (the “Annual Report”). We have not materially updated this discussion in any way, although it may be presented in a different order than in the Annual Report. As indicated in the Annual Report, this discussion and analysis is based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. The statements in this discussion and analysis concerning expectations regarding our future performance, liquidity and capital resources, as well as other non-historical statements in this discussion and analysis, are forward-looking statements. See “Risks Relating to Forward-Looking Statements” above. These forward-looking statements are subject to numerous risks and uncertainties. Our actual results could differ materially from those suggested or implied by any forward-looking statements.

You should read the following discussion and analysis in conjunction with the consolidated financial statements and accompanying notes filed as part of the Annual Report, which are reproduced beginning at page F-1 of this prospectus supplement, and the information contained in other sections of the Annual Report.

The following discussion and analysis does not reflect events occurring after the filing date of the Annual Report or modify or update in any material way the disclosures contained therein. Accordingly, this discussion and analysis should also be read in conjunction with this entire prospectus supplement and our other filings with the SEC.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 for complying with new or revised accounting standards. This means that an “emerging growth company” can make an election to delay the adoption of certain accounting standards until those standards would apply to private companies. We historically qualified as an emerging growth company and elected to delay our adoption of new or revised accounting standards and, as a result, we may not have complied with new or revised accounting standards at the same time as other public reporting companies that are not “emerging growth companies.” As discussed in our Annual Report on Form 10-K for the year ended December 31, 2018, we no longer qualify as an emerging growth company as a result of the aggregate amount of non-convertible debt that we have issued during the prior three year period.

Overview

In 2018 and 2019, we consummated a series of transactions (as more fully described below) with The Beneficient Company Group, L.P. (“Ben LP,” including all of the subsidiaries it may have from time to time — “Beneficient”). Beneficient is a financial services firm, based in Dallas, Texas, that provides liquidity solutions for professionally managed alternative assets for mid-to-high net worth (“MHNW”) individuals and small-to-mid (“STM”) size institutions, which previously had few options to obtain early liquidity for their alternative asset holdings. Beneficient has closed a limited number of these transactions to date, and intends to significantly expand its operations going forward. As part of GWG’s reorientation, we also changed our Board of Directors and executive management team. Beneficient, through its subsidiaries, plans to operate three potentially high value, high margin lines of business:

●	Private Trust Lending & Liquidity Products. Through Beneficient Capital Company, L.L.C. (“BCC”), Beneficient provides a unique suite of private trust, lending and liquidity products focused on bringing liquidity to owners of professionally managed alternative assets. Beneficient’s innovative liquidity solutions are designed to serve mid-to-high net worth (“MHNW”) individuals, small-to-mid sized (“STM”) institutions, and asset managers who have historically possessed few attractive options to access early liquidity from their alternative assets. Beneficient targets MHNW clients with $5 million to $30 million in net worth and STM institutional clients typically holding less than $1 billion in assets.

●	Trust and Custody Services. Through Beneficient Administrative and Clearing Company, L.L.C. (“BACC”), and (subject to capitalization) through Pen Indemnity Insurance Company, LTD (“Pen”), Beneficient plans, in the future, to market retirement funds, custody and clearing of alternative assets, and trustee and insurance services for covering risks attendant to owning or managing alternative assets.

●	Financial Technology. Through Ben Markets Management Holdings, L.P., formerly called ACE Portal, L.L.C. (“ACE”), Beneficient plans to provide online portals and financial technologies for the trading and financing of alternative assets. Beneficient’s existing and planned products and services are designed to support the tax and estate planning objectives of its MHNW clients, facilitate a diversification of assets or simply provide administrative management and reporting solutions tailored to the goals of the investor who owns alternative investments.

While we are continuing our work to maximize the value of our secondary life insurance business, we do not anticipate purchasing additional life insurance policies in the secondary market and have increased capital allocated toward providing liquidity to a broader range of alternative assets, primarily through Beneficient. We believe Beneficient’s operations will generally produce higher risk-adjusted returns than those we can generally achieve from life insurance policies acquired in the secondary market. Furthermore, although we believe that our portfolio of life insurance policies is a meaningful component of a diversified alternative asset portfolio, we continue to explore strategic alternatives for our life insurance portfolio aimed at maximizing its value, including a possible sale, refinancing or recapitalization of our life insurance portfolio.

We completed our transactions with Beneficient to provide us with a significant increase in assets and common shareholders’ equity. In addition, our transactions with Beneficient may provide us with the opportunity for a diversified source of future earnings within the alternative asset industry. As GWG and Beneficient expand their strategic relationship, we believe the Beneficient transactions will transform GWG from a niche provider of liquidity to owners of life insurance to a full-scale provider of trust and liquidity products and trust services to owners of a broad range of alternative assets.

The Beneficient Transactions

The Exchange Transaction

On January 12, 2018, GWG Holdings and GWG Life entered into a Master Exchange Agreement (as amended, the “Master Exchange Agreement”) with Beneficient, MHT Financial SPV, LLC, a Delaware limited liability company (“MHT SPV”), and various related trusts (the “Seller Trusts”). The material terms and conditions of the initial Master Exchange Agreement were described in GWG Holdings’ Current Report on Form 8-K (the “January 2018 Form 8-K”) filed with the Securities and Exchange Commission (“SEC”) on January 18, 2018.

On August 10, 2018, GWG Holdings, GWG Life, Beneficient, MHT SPV, and the Seller Trusts entered into a Third Amendment to Master Exchange Agreement (the “Third Amendment”). Pursuant to the Third Amendment, the parties agreed to consummate the transactions contemplated by the Master Exchange Agreement in two closings. The Third Amendment also generally deleted MHT SPV as a party to the Master Exchange Agreement. The material terms and conditions of the Third Amendment to Master Exchange Agreement were described in GWG Holdings’ Current Report on Form 8-K (the “August 2018 Form 8-K”) filed with the SEC on August 14, 2018. The transactions contemplated by the Master Exchange Agreement, as amended, are referred to throughout this prospectus supplement as the “Exchange Transaction.”

On the first closing date, which took place on August 10, 2018 (the “Initial Transfer Date”):

●	in consideration for GWG and GWG Life entering into the Master Exchange Agreement and consummating the transactions contemplated thereby, Ben LP, as borrower, entered into a commercial loan agreement (the “Commercial Loan Agreement”) with GWG Life, as lender, providing for a loan in a principal amount of $200.0 million (the “Commercial Loan”);

●	Ben LP delivered to GWG a promissory note (the “Exchangeable Note”) in the principal amount of $162.9 million;

●	Ben LP purchased 5,000,000 shares of GWG’s Series B Convertible Preferred Stock, par value $0.001 per share and having a stated value of $10 per share (the “Series B”), for cash consideration of $50.0 million, which shares were subsequently transferred to the Seller Trusts;

●	the Seller Trusts delivered to GWG 4,032,349 common units of Ben LP at an assumed value of $10 per common unit;

●	GWG issued to the Seller Trusts Seller Trust L Bonds due 2023 (the “Seller Trust L Bonds”) in an aggregate principal amount of $403.2 million;

●	GWG and the Seller Trusts entered into a registration rights agreement with respect to the Seller Trust L Bonds received by the Seller Trusts; and

●	GWG and Beneficient entered into a registration rights agreement with respect to the Ben LP common units received and to be received by GWG.

Under the Master Exchange Agreement, at the final closing (the “Final Closing” and the date on which the final closing occurred, the “Final Closing Date”), which occurred on December 28, 2018:

●	in accordance with the Master Exchange Agreement, and based on the net asset value of alternative asset financings as of the Final Closing Date, effective as of the Initial Transfer Date, (i) the principal amount of the Commercial Loan was reduced to $182.0 million, (ii) the principal amount of the Exchangeable Note was reduced to $148.2 million, and (iii) the principal amount of the Seller Trust L Bonds was reduced to $366,.9 million;

●	the Seller Trusts refunded to GWG $0.8 million in interest paid on the Seller Trust L Bonds related to the Seller Trust L Bonds that were issued as of the Initial Transfer Date, but cancelled, effective as of the Initial Transfer Date, on the Final Closing Date;

●

Ben LP issued to GWG an option (the “Option Agreement”) to acquire the number of common units of Ben LP, interests or other property that would be received by a holder of Preferred Series A Subclass 1 Unit Accounts of Beneficient Company Holdings, L.P. (“BCH”), an affiliate of Ben LP; and

●	GWG issued to the Seller Trusts 27,013,516 shares of GWG common stock (including shares issued upon conversion of the Series B).

On the Final Closing Date, GWG and the Seller Trusts also entered into a registration rights agreement with respect to the shares of GWG common stock owned by the Seller Trusts, an orderly marketing agreement and a stockholders’ agreement. The material terms of these agreements are described in our Information Statement on Schedule 14C filed with the SEC on December 6, 2018 and in our Current Report on Form 8-K filed with the SEC on January 4, 2019.

The Expanded Strategic Relationship

In the second quarter of 2019, we completed an expansion of the strategic relationship with Beneficient, which was a transformational event for both organizations that is expected to create a unified platform uniquely positioned to provide an expanded suite of products, services and resources for investors and the financial professionals who assist them. GWG and Beneficient intend to collaborate extensively and capitalize on one another’s capabilities, relationships and services. On April 15, 2019, Jon R. Sabes, the Company’s former Chief Executive Officer and a former director, and Steven F. Sabes, the Company’s former Executive Vice President and a former director, entered into a Purchase and Contribution Agreement (the “Purchase and Contribution Agreement”) with, among others, Ben LP. The Purchase and Contribution Agreement was summarized in our Current Report on Form 8-K filed with the SEC on April 16, 2019.

The closing of the transactions contemplated by the Purchase and Contribution Agreement (the “Purchase and Contribution Transaction”) occurred on April 26, 2019. Prior to or in connection with such closing:

●

Messrs. Jon and Steven Sabes sold and transferred all of the shares of the Company’s common stock held directly and indirectly by them and their immediate family members (approximately 12% of the Company’s outstanding common stock in the aggregate); specifically, Messrs. Jon and Steven Sabes (i) sold an aggregate 2,500,000 shares of Company common stock to BCC for $25.0 million in cash and (ii) contributed the remaining 1,452,155 shares of Company common stock to AltiVerse Capital Markets, L.L.C., a Delaware limited liability company (“AltiVerse”) (which is a limited liability company owned by an entity related to Beneficient’s founders, including Brad K. Heppner (GWG’s Chairman and Beneficient’s Chief Executive Officer and Chairman) and an entity related to Thomas O. Hicks (one of Beneficient’s current directors and a director of GWG)), in exchange for certain equity interests in AltiVerse.

●

Our bylaws were amended to increase the maximum number of directors of the Company from nine to 13, and the actual number of directors comprising the Board was increased from seven to 11. The size of the Board has since been reduced and currently consists of nine directors.

●

All seven members of the Company’s Board of Directors prior to the closing resigned as directors of the Company, and 11 individuals designated by Beneficient were appointed as directors of the Company, leaving two board seats vacant after the closing.

●

Jon R. Sabes resigned from all officer positions he held with the Company or any of its subsidiaries prior to the closing, other than his position as Chief Executive Officer of the Company’s technology focused wholly owned subsidiaries, Life Epigenetics and youSurance.

●	Steven F. Sabes resigned from all officer positions he held with the Company or any of its subsidiaries prior to the closing, except as Chief Operating Officer of Life Epigenetics.
●

The resignations of Messrs. Jon and Steven Sabes included a full waiver and forfeit of (i) any severance that may be payable by the Company or any of its subsidiaries in connection with such resignations or the Purchase and Contribution Transaction and (ii) all equity awards of the Company currently held by either of them.

●	Murray T. Holland, a trust advisor of the Seller Trusts, which in the aggregate own approximately 79 percent of GWG’s outstanding common stock, was named Chief Executive Officer of the Company.
●

The Company entered into performance share unit agreements with certain employees of the Company pursuant to which such employees would receive up to $4.5 million in bonuses under certain terms and conditions, including, among others, that such employees remain employed by the Company or one of its subsidiaries (or, if no longer employed, such employment was terminated by the Company other than for cause, as such term is defined in the performance share unit agreement) for a period of 120 days following the closing.

●	The stockholders’ agreement that was entered into on the Final Closing Date was terminated by mutual consent of the parties thereto.
●

BCC and AltiVerse executed and delivered a Consent and Joinder to the Amended and Restated Pledge and Security Agreement dated October 23, 2017 by and among the Company, GWG Life, LLC, Messrs. Jon and Steven Sabes and the Bank of Utah, which provides that the shares of the Company’s common stock acquired by BCC and AltiVerse pursuant to the Purchase and Contribution Agreement will continue to be pledged as collateral security for the Company’s obligations owing in respect of the L Bonds issued under our Amended and Restated Indenture, dated as of October 23, 2017, as amended and supplemented.

Among other things, the Purchase and Contribution Agreement contemplated that after the closing, the parties will seek to enter into an agreement pursuant to which the Company in certain circumstances will have the right to appoint a majority of the board of directors of the general partner of Beneficient, resulting in the Company and Beneficient being consolidated from a financial reporting perspective. The Company and Beneficient will also seek to enter into an agreement pursuant to which the Company will offer and distribute (through a FINRA registered managing broker-dealer) Beneficient’s liquidity products and services. The Company has reduced capital allocated to life insurance assets while it works with Beneficient to build a larger diversified portfolio of alternative asset investment products.

A copy of the Purchase and Contribution Agreement is included in our Annual Report on Form 10-K filed with the SEC on July 9, 2019 as Exhibit 99.3.

The Investment and Exchange Agreements

On December 31, 2019, the Company, Ben LP, BCH, and Beneficient Management entered into a Preferred Series A Unit Account and Common Unit Investment Agreement (the “Investment Agreement”).

Pursuant to the Investment Agreement, the Company transferred $79.0 million to Ben LP in return for 666,667 common units of Ben LP and a Preferred Series A Subclass 1 Unit Account of BCH.

In connection with the Investment Agreement, the Company obtained the right to appoint a majority of the board of directors of Beneficient Management, the general partner of Ben LP. As a result of this change-of-control event, we reported the results of Ben LP and its subsidiaries on a consolidated basis beginning on the transaction date of December 31, 2019. The Company’s right to appoint a majority of the board of directors of Beneficient Management will terminate in the event (i) the Company’s ownership of the fully diluted equity of Ben LP (excluding equity issued upon the conversion or exchange of Preferred Series A Unit Accounts of BCH held as of December 31, 2019 by parties other than the Company) is less than 25%, (ii) the Continuing Directors of the Company cease to constitute a majority of the board of directors of the Company, or (iii) certain bankruptcy events occur with respect to the Company. The term “Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who: (1) was a member of the board of directors on December 31, 2019; or (2) was nominated for election or elected to the board of directors with the approval of a majority of the Continuing Directors who were members of the board of directors at the time of such nomination or election.

Following the transaction, and as agreed upon in the Investment Agreement, the Company was issued an initial capital account balance for the Preferred Series A Subclass 1 Unit Account of $319.0 million. The other holders of the Preferred Series A Subclass 1 Unit Accounts are an entity related to the founders of Ben LP and an entity related to one of GWG’s and Beneficient’s directors (the “Related Unitholders”), and the aggregate capital accounts of all holders of the Preferred Series A Subclass 1 Unit Accounts after giving effect to the investment by the Company is $1.6 billion. The Company’s Preferred Series A Subclass 1 Unit Account is the same class of preferred security as held by the Related Entities. If the Related Unitholders exchange their Preferred Series A Subclass 1 Unit Account for securities of the Company, the Company’s Preferred Series A Subclass 1 Unit Account would be converted into common units of Ben LP (so neither the Company nor the founders would hold Preferred Series A Subclass 1 Unit Accounts).

Also on December 31, 2019, in a transaction related to the Investment Agreement, GWG Holdings transferred its interest in the Preferred Series A Subclass 1 Unit Account to its wholly owned subsidiary, GWG Life.

In addition, on December 31, 2019, the Company, Ben LP and the holders of common units of Ben LP (the “Common Units”) entered into an Exchange Agreement (the “Exchange Agreement”) pursuant to which the holders of Common Units from time to time have the right, on a quarterly basis, to exchange their Common Units for common stock of the Company. The exchange ratio in the Exchange Agreement is based on the ratio of the capital account associated with the Common Units to be exchanged to the market price of the Company’s common stock based on the volume weighted average price of the Company’s common stock for the five consecutive trading days prior to the quarterly exchange date. The Exchange Agreement is intended to facilitate the marketing of Ben LP’s products to holders of alternative assets.

The Exchange Transaction, the Purchase and Contribution Transaction and the Investment and Exchange Agreements are referred to collectively as the “Beneficient Transactions.”

Critical Accounting Policies

Critical Accounting Estimates

The preparation of our consolidated financial statements in accordance with the accounting principles generally accepted in the United States of America (“GAAP”) requires us to make significant judgments, estimates, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our judgments, estimates, and assumptions on historical experience and on various other factors believed to be reasonable under the circumstances. Actual results could differ materially from these estimates. We evaluate our judgments, estimates, and assumptions on a regular basis and make changes accordingly. We believe that the judgments, estimates, and assumptions involved in accounting for business combinations, valuing our investments in life insurance policies, assessing potential impairment of equity method investments and equity security investments, assessing the need for allowance for credit losses on financing receivables and evaluating deferred taxes have the greatest potential impact on our consolidated financial statements and accordingly believe these to be our critical accounting estimates. Below we discuss the critical accounting policies associated with these estimates as well as certain other critical accounting policies.

Business Combinations

We include the results of operations of acquired businesses from the acquisition date. In allocating the purchase price of a business combination, we record all assets acquired and liabilities assumed at fair value, with the excess of the purchase price over the aggregate fair values recorded as goodwill. Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. The Company determines the estimated fair values after review and consideration of relevant information, including discounted cash flows, quoted market prices and estimates made by management. The fair value assigned to identifiable intangible assets acquired is based on estimates and assumptions made by management at the time of the acquisition. The Company adjusts the preliminary purchase price allocation, as necessary, during the measurement period of up to one year after the acquisition closing date as it obtains more information as to facts and circumstances existing as of the acquisition date. Acquisition-related costs are recognized separately from the business combination and are expensed as incurred.

As a result of the Investment and Exchange Agreements, we reported the results of Ben LP and its subsidiaries on a consolidated basis beginning on the transaction date of December 31, 2019. The business combination resulted in a gain of $249.7 million related to the remeasurement of our preexisting equity method investment and preliminary goodwill of $2.4 billion. The valuation of goodwill will be a critical accounting estimate beginning January 1, 2020. Refer to Note 5 to the consolidated financial statements for details on the accounting for the transaction.

Ownership of Life Insurance Policies — Fair Value Option

We account for the purchase of life insurance policies in accordance with ASC 325-30, Investments in Insurance Contracts, which requires us to use either the investment method or the fair value method. We have elected to account for all of our life insurance policies using the fair value method.

The fair value of our life insurance policies is determined as the net present value of the life insurance portfolio’s future expected cash flows (policy benefits received and required premium payments) that incorporates current life expectancy estimates and discount rate assumptions.

We initially record our purchase of life insurance policies at the transaction price, which is the amount paid for the policy, inclusive of all external fees and costs associated with the acquisition. At each subsequent reporting period, we re-measure the investment at fair value in its entirety and recognize the change in fair value as unrealized gain (loss) in the current period, net of premiums paid. Changes in the fair value of our life insurance portfolio are based on periodic evaluations and are recorded in our consolidated statements of operations as changes in fair value of life insurance policies.

Fair Value Components — Life Expectancies

Unobservable inputs, as discussed below, are a critical component of our estimate for the fair value of our investments in life insurance policies. We currently use a probabilistic method of estimating and valuing the projected cash flows of our portfolio, which we believe to be the preferred and most prevalent valuation method in the industry. In this regard, the most significant assumptions we make are the life expectancy estimates of the insureds and the discount rate applied to the expected future cash flows to be derived from our life insurance portfolio.

The fair value of our portfolio of life insurance policies is determined as the net present value of the life insurance portfolio’s future expected cash flows (the net of policy benefits received and required premium payments). The net present value of the future expected cash flows incorporate life expectancy estimates and current discount rate assumptions. The life expectancy estimates we use for acquiring and valuing life insurance policies has in the past been typically based upon the average of two life expectancy reports received from third-party medical actuarial underwriting firms (“Life Expectancy Providers”). After the acquisition of a life insurance policy, we historically have sought to update these life expectancy reports on a periodic basis.

In October and November 2018, two of the primary Life Expectancy Providers used by the Company — ITM TwentyFirst, LLC (“TwentyFirst”) and AVS, LLC (“AVS”) — released updates to their respective mortality tables and medical underwriting methodologies. As disclosed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 filed with the SEC on November 19, 2018, and our amended Quarterly Report on Form 10-Q/A filed on April 22, 2019, the majority of our life insurance policies were valued using life expectancy reports provided by TwentyFirst and/or AVS. The updates from TwentyFirst and AVS suggest a lengthening of prior life expectancy estimates and relate to revised estimates of the originally issued life expectancy reports. These updates do not encompass any change to the insured’s age and health condition since the report was originally issued.

We, along with other major secondary market participants, have noted the frequent changes in methodologies made by the Life Expectancy Providers over the years that, short of purchasing revised life expectancy reports at a substantial cost, have lacked detailed information about the impact of these changes on individual policy values. Moreover, our experience is these methodology changes have not resulted in a narrowing of consensus in the life expectancy estimates issued for individual insureds. In other words, the successive changes in the medical underwriting methodologies and mortality tables made by the Life Expectancy Providers have not, in retrospect, proven to be sufficiently accurate with respect to our life insurance portfolio as measured by the ratio of mortality cash flows realized to mortality cash flows predicted (or “expected). We believe, as further described below, that the method we have adopted is a more accurate way of projecting mortality cash flows. Finally, as our life insurance portfolio has grown in size and diversity, our ability to model with greater certainty and predictability through the incorporation of historical portfolio experience in conjunction with the use of life expectancy reports has improved significantly.

Performance Based Forecasting and Valuation Methodology (“Actual-to-Expected” or “A2E”)

As a result, we undertook a comprehensive study to determine a more accurate, transparent and cost-effective method of pricing, valuing, and modeling the performance of our portfolio of life insurance policies. Our goal was to incorporate life expectancy estimates from Life Expectancy Providers, the historical experience of our portfolio, the diversification and mortality factors of our portfolio, and relevant market-based observations and inputs.

The revised methodology we have adopted was derived from back-testing (the process of applying an analytical method to historical data to see how accurately the method would have predicted actual results) the mortality cash flow performance of our life insurance portfolio using the longest life expectancy report received from the Life Expectancy Providers used for pricing at the time the life insurance policies were acquired (the “Longest Life Expectancy”). This contrasts with our historical methodology of projecting mortality cash flows, used prior to the fourth quarter of 2018, which typically used the average of two such life expectancy reports.

Our Longest Life Expectancy methodology is built from the following pillars:

●	The utilization of life expectancy reports from Life Expectancy Providers for the pricing of all life insurance policies;

●	The application of a stable valuation methodology driven by the experience of our life insurance portfolio, which is re-evaluated if experience deviates by a specified margin; and

●	The use of relevant market-based observations that can be validated and mapped to the discount rate used to value the life insurance portfolio. See “Fair Value Components — Discount Rate” below for a further discussion.

Each of the aforementioned pillars of the Longest Life Expectancy methodology, and the associated assumptions, modeling and outcomes, was reviewed by a leading actuarial consulting firm whose longevity services are used worldwide.

Our life insurance portfolio modeling and predicted future cash flows are based upon the central limit theorem, which establishes that, in certain situations, random events become normalized and predictable around the mean as the number of observations grow in size. We believe our portfolio of life insurance policies has grown sufficiently large in size and diversity to establish that while individual mortality experience is inherently unpredictable, the actual mortality experience of the portfolio should be expected to approach the mean modeled prediction. In other words, we believe that we have sufficient actual mortality experience from our life insurance portfolio to use as the basis for the Longest Life Expectancy methodology.

As of December 31, 2019, our life insurance portfolio, stratified by age of insured in the table below, stood at $2.0 billion in face value of policy benefits and 1,151 policies:

				Percentage of Total
Min Age	Max Age	Number of Policies	Policy Benefits (in thousands)	Number of Policies	Policy Benefits	Wtd. Avg. LE (yrs.)
95	101	17	$34,402	1.5%	1.7%	2.2
90	94	145	283,442	12.6%	14.0%	3.3
85	89	238	556,090	20.7%	27.5%	5.0
80	84	251	463,047	21.8%	22.9%	7.7
75	79	224	347,952	19.4%	17.2%	9.8
70	74	205	264,496	17.8%	13.1%	11.0
60	69	71	71,544	6.2%	3.6%	11.4
Total		1,151	$2,020,973	100.0%	100.0%	7.2

As depicted in the graphs below and after extensive research and modeling, we determined that the Longest Life Expectancy methodology was highly predictive of the actual experience of our portfolio of life insurance policies as compared to our historical methodology using the Average Life Expectancy method.

We used the Least Squares statistical method, which can be used to determine a line of best fit by minimizing the sum of squares of the errors (actual vs. expected) and can be used with either linear or non-linear data. In this case, we are fitting non-linear data to a non-linear curve. The Least Squares method was determined to be an efficient means of calculating the required portfolio mortality multiplier (PMM) to maintain the overall shape of the projected curve while maximizing fit to the observed data.

The table below compares the actual to expected mortality cash flow experience of our life insurance portfolio using Longest Life Expectancy. We have increased our actual to expected mortality cash flow experience accuracy from 78% under the Average Life Expectancy through December 2018 to 98% using the Longest Life Expectancy through December 2019. The net effect on the life insurance portfolio of achieving a higher actual to expected ratio is a significant lengthening of its overall life expectancy.

We believe that a Longest Life Expectancy methodology, which incorporates the actual mortality experience of our portfolio and the use of third-party estimates, is superior to our historical methodology. We believe this methodology should minimize future fluctuations of valuation, decrease our reliance on Life Expectancy Providers for updated reports, and improve our ability to finance and forecast future revenues and cash flows.

The implementation of the Longest Life Expectancy methodology required us to take a non-cash charge (net of the impact of a change in discount rate) to revenue of $87.1 million in the fourth quarter of 2018, reflecting a decrease in the fair value of our portfolio of life insurance policies at December 31, 2018. This non-cash charge represented approximately 10% of fair value of the portfolio prior to adjustment.

Updates to the Analysis

Proper maintenance of an A2E based valuation methodology includes the continual tracking of actual results as well as comparisons to projections. An A2E based valuation methodology rests on the actuarial premise that mortality results for sufficiently large populations follow predictable mortality curves (see discussion above regarding the Central Limit Theorem). As such, through the A2E analysis and the use of the PMM, we are able to “fit” projections to actual results, which provides a basis to forecast future performance more accurately.

Should performance sufficiently deviate in the future from these projections, the A2E analysis will be re-examined to determine if the resultant PMM still results in the most accurate fitting of the projections to actual results. Adjustments to the PMM would then be made based on that analysis if warranted.

The analysis would utilize the same basic methodology as the initial analysis to ensure consistency in the process:

●	Calculation of a static Portfolio PMM;

●	A cohort analysis of our life insurance portfolio combined with a durational analysis to determine if either static or vector cohort PMM’s are warranted; and

●	Following this updated analysis, any necessary changes to the PMM would then be incorporated into the valuation methodology.

The basis for a re-examination of the A2E analysis could be based on either the passage of time or a pre-determined performance trigger. Following further analysis, we determined that a performance-based trigger approach that allows the portfolio to perform within statistical norms (+/- 1 standard deviation) without constant updates is most appropriate. We intend to re-examine the A2E analysis and recalculate the resultant PMM anytime the six-month moving average of the difference between actual portfolio performance and projected performance deviates by more than one standard deviation from the mean and such deviation continues as of the end of any calendar quarter after persisting for three consecutive months. This methodology allows for natural periods of slow or excess maturities to occur without the necessity of changes to the PMM. At present, a one standard deviation move in the six-month moving average of the difference between actual portfolio performance and projected performance would equate to a valuation change of approximately $8 million. The decision to update our valuation methodology in the fourth quarter of 2018 was based in part on an analysis performed by a third-party actuarial consulting firm, which indicated a very strong tendency toward mean reversion within the dataset.

The analysis above utilizes the Society of Actuaries 2015 Valuation Basic Table (“2015 VBT”). The 2015 VBT is the standard in the secondary market for life insurance and is based on a much larger dataset of insured lives, face amount of policies and more current information compared to the dataset underlying the 2008 Valuation Basic Table. The 2015 VBT dataset includes 266 million policies compared to the 2008 VBT dataset of 75 million. The experience data in the 2015 VBT dataset includes 2.6 million claims on policies from 51 insurance carriers. Life expectancies implied by the 2015 VBT are generally slightly longer for both male and female non-smokers between the ages of 65 and 80. However, insureds of both genders over the age of 80 have significantly longer life expectancies, approximately 8% to 42% longer, as compared to the 2008 VBT. We adopted the 2015 VBT in our valuation process in 2016.

Periodic Updates to Life Expectancy (LE) Reports

Our senior lender requires, and other lenders we engage may require, regular updates to LE Reports. Additionally, should we choose to sell life insurance policies in the secondary market, investors may require updated LE Reports. These lenders and investors may utilize an average LE for valuation, similar to our historical methodology, which may result in significantly different valuations.

We intend to continue obtaining LE Reports beyond our policy purchase process to the extent they are needed to comply with existing and future covenants within credit facilities. To the extent such LE Reports are available, we do not expect to immediately incorporate these LE Reports into our revised valuation methodology, but will track this data to determine over time if there exists any additive predictive value in relation to the basis of its mortality projections. As such, our policies and procedures surrounding the updating of LE Reports reflect that LE Reports will only be updated when required by third parties.

Current A2E Analysis and PMM Implications

Our A2E based methodology and use of a static Portfolio PMM requires that we recalculate the PMM used in our valuation anytime the six-month moving average of the difference between actual portfolio performance and projected performance of cumulative face value maturities deviates by more than one standard deviation from the mean and such deviation persists for three consecutive months and continues as of the current quarter-end month. As of December 31, 2019, the six-month moving average of the difference between actual portfolio performance and projected performance of cumulative face value of maturities was within one standard deviation from the mean. As such, our valuation methodology did not require an update to our PMM during the current quarter.

Portfolio Return Implications

At any time, we calculate our returns from our life insurance assets based upon (i) our historical results, and (ii) the future cash flows we expect to realize from our statistical forecasts. To forecast our expected future cash flows and returns, we use the probabilistic method of analysis. The expected internal rate of return (“IRR”) of our portfolio is based upon future cash flow forecasts derived from a probabilistic analysis of policy benefits received and policy premiums paid in relation to our non-GAAP investment cost basis, which includes purchase price, total premiums paid, and total financing costs incurred to date. As of December 31, 2019, the expected internal rate of return on our portfolio of life insurance assets was 5.17% based on our portfolio benefits of $2.0 billion and our non-GAAP investment cost basis of $941.7 million. This calculation excludes returns realized from our matured policy benefits, which are substantial.

We seek to further enhance our understanding of our expected future cash flow and returns by using a stochastic analysis, sometimes referred to as a “Monte Carlo simulation,” to provide us with a greater understanding of the variability of our projections. The stochastic analysis we perform, which excludes financing costs to isolate only those cash flows associated with the life insurance policies, provides IRR calculations for different statistical confidence intervals. The results of our stochastic analysis, in which we run 10,000 random mortality scenarios, demonstrates that the scenario ranking at the 50th percentile of all 10,000 results generates an IRR of 8.22%, which is very near to the discount rate of 8.25% that we used to calculate the fair value of our portfolio. Our expected IRR is based upon future policy related cash flow forecasts derived from a probabilistic analysis of our policy benefits received and policy premiums paid. The stochastic analysis results also reveal that our portfolio is expected to generate an IRR of 7.75% or better in 75% of all generated scenarios, and an IRR of 7.35% or better in 90% of all generated scenarios. We believe the Company’s portfolio of life insurance policies has grown sufficiently large in size and diversity to establish that, while individual mortality experience is inherently unpredictable, the actual mortality experience of the portfolio should be expected to approach the mean modeled prediction.

Fair Value Components — Required Premium Payments

We must pay the premiums on the life insurance policies within our portfolio in order to collect the policy benefit. The same probabilistic model and methodologies used to generate expected cash inflows from the life insurance policy benefits over the expected life of the insured are used to estimate cash outflows due to required premium payments. Premiums paid are offset against revenue in the applicable reporting period.

Fair Value Components — Discount Rate

A discount rate is used to calculate the net present value of the expected cash flows. The discount rate used to calculate fair value of our portfolio incorporates the guidance provided by ASC 820, Fair Value Measurements and Disclosures.

We utilized an 8.25% discount rate to estimate the fair value of our portfolio of life insurance policies at both December 31, 2019 and 2018.

In adopting the Longest Life Expectancy methodology as described above, we preserved the general methodology historically used to calculate the fair value discount rate and have made important enhancements. We also improved the reliability and relevancy of the competitive sales estimates we use to measure the discount rates (on a Longest Life Expectancy basis) observed in the life insurance secondary market. We continue to use fixed income market interest rates, credit exposure to the issuing insurance companies, and our estimate of the operational risk yield premium a purchaser would apply to the future cash flows derived from our portfolio of life insurance policies in our methodology. To the extent we limit or cease acquiring insurance policies, we may not have reliable access to the market-based factors described above and will be required to find suitable alternative proxies.

Management has significant discretion regarding the combination of these and other factors when determining the discount rate. The discount rate we choose assumes an orderly and arms-length transaction (i.e., a non-distressed transaction in which neither seller nor buyer is compelled to engage in the transaction), which is consistent with related GAAP guidance. The carrying value of policies acquired during each quarterly reporting period are adjusted to their current fair value using the fair value discount rate applied to the entire portfolio as of that reporting date.

We engaged ClearLife Limited, owner of the ClariNet LS actuarial portfolio pricing software we use, to prepare a net present value calculation of our life insurance portfolio. ClearLife Limited processed policy data, future premium data, life expectancy estimate data, and other actuarial information to calculate a net present value for our portfolio using the specified discount rate of 8.25%. ClearLife Limited independently calculated the net present value of our portfolio of 1,151 policies to be $796.0 million and furnished us with a letter documenting its calculation. A copy of such letter is filed as Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 27, 2020.

See Note 7 to the consolidated financial statements for additional discussion of the sensitivity of the valuation to different discount rates.

Equity Method Investments, Equity Security Investment and Financing Receivable from Affiliate

On November 11, 2019, GWG contributed the common stock and membership interests of its previously-wholly owned subsidiaries Life Epigenetics Inc. (“Life Epigenetics”) and youSurance General Agency, LLC (“youSurance”) to a legal entity, InsurTech Holdings, LLC (“InsurTech Holdings”), in exchange for a membership interest in InsurTech Holdings. Although we currently own 100% of the equity of InsurTech Holdings, we do not have a controlling financial interest in InsurTech Holdings because the managing member has substantive participating rights. Therefore, we account for our ownership interest in InsurTech Holdings as an equity method investment. Life Epigenetics was formed to commercialize epigenetic technology for the longevity industry. youSurance seeks to offer life insurance directly to customers utilizing epigenetic technology.

Prior to December 31, 2019, GWG’s investment in Ben LP was accounted for using the equity method. As a result of the Investment and Exchange Agreements on December 31, 2019, GWG consolidated Beneficient and accounted for the consolidation under the Business Combinations Critical Accounting Policy described above.

GWG also has an equity security investment in Beneficient and financing receivables for loans it provided to Beneficient and the LiquidTrust Borrowers (see Notes 8 and 9 to the consolidated financial statements).

When circumstances indicate that the carrying value of the equity method investments or equity security may not be recoverable, the fair value of the investment is evaluated by management. The fair values of these investments are not readily determinable as they are not currently publicly traded on a stock exchange. As a result, management uses other accepted valuation methods to determine fair value such as discounting estimated future cash flows for the business. If the fair value of the investment is determined to be less than its carrying value and the decline in value is considered to be other than temporary, an appropriate write down is recorded to net earnings based on the excess of the carrying value over the best estimate of fair value of the investment. In addition, if based on current information and events it is probable that GWG will be unable to collect all amounts due according to the contractual terms of the financing receivables from affiliates and an amount can be reasonably estimated, GWG will write down the amounts to estimated realizable value. Information and events creating uncertainty about the realization of recorded amounts for financing receivables from affiliates include, but are not limited to, the estimated cash flows generated by the affiliate’s business, the sufficiency of collateral securing the amounts, and the creditworthiness of the counterparties involved. Changes in facts, circumstances and management’s estimates and judgment could result in a material charge to earnings. At December 31, 2019, we determined that no indication of an impairment of the aforementioned equity method investments or equity security investments existed, and no allowance for credit losses was recorded on the financing receivables from affiliates.

Deferred Income Taxes

Under ASC 740, Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established for deferred tax assets that are not considered “more likely than not” to be realized. Realization of deferred tax assets depends upon having sufficient past or future taxable income in periods to which the deductible temporary differences are expected to be recovered or within any applicable carryback or carryforward periods or sufficient tax planning strategies. After assessing the realization of the net deferred tax assets, we believe that there is substantial uncertainty that our net deferred tax asset will be realized during the applicable carryforward period. As such, valuation allowances have been recorded against the applicable federal and state deferred tax assets of GWG Holdings as of December 31, 2019 and 2018. In 2019, valuation allowances were recorded against the total amount of non-permanent deferred tax assets. Permanent deferred tax assets of $10.8 million in 2019 were comprised of interest expense limitation under Section 163(j) and the tax-effected net operating loss (“NOL”) created subsequent to 2018.

At December 31, 2019 and December 31, 2018, we had NOL carryforwards of $28.6 million and $36.5 million, respectively, for both federal and state taxes. The NOL carryforwards subject to expiration (i.e., those generated prior to 2018) will begin to expire in 2033. Future utilization of NOL carryforwards is subject to limitations under Section 382 of the Internal Revenue Code. This section generally relates to a more than 50 percent change in ownership over a three-year period. As a result of the Exchange Transaction, a change in ownership for tax purposes only has occurred as of December 28, 2018. As such, the annual utilization of our net operating losses generated prior to the ownership change is limited. However, net unrealized built-in gains on our life insurance policies result in an increase in the Section 382 limit over the five-year recognition period, which resulted in a nominal amount of current tax liability in 2019.

Principal Revenue and Expense Items

During the years ended December 31, 2019 and 2018, we earned revenues from the following primary sources:

●	Life Insurance Policy Benefits Realized. We recognize the difference between the face value of the policy benefits and carrying value when an insured event has occurred and determine that collection of the policy benefits is realizable and reasonably assured. Revenue from a transaction must meet both criteria in order to be recognized. We generally collect the face value of the life insurance policy from the insurance company within 45 days of our notification of the insured’s mortality.

●	Change in Fair Value of Life Insurance Policies. We value our life insurance portfolio investments for each reporting period in accordance with the fair value principles discussed herein, which reflects the expected receipt of policy benefits in future periods, net of premium costs, as shown in our consolidated financial statements.

●	Interest on Financing Receivables from Affiliates. We recognize and record interest income on outstanding principal as earned.

●	Sale of a Life Insurance Policy. In the event of a sale of a policy, we recognize gain or loss as the difference between the sale price and the carrying value of the policy on the date of the receipt of payment on such sale.

During the years ended December 31, 2019 and 2018, our main components of expense are summarized below:

●	Interest Expense. We recognize, and record interest expenses associated with the costs of financing our life insurance portfolio and our investment in Beneficient. These expenses include interest paid to our senior lenders under our second amended and restated senior credit facility with LNV Corporation, as well as interest paid on our L Bonds, Seller Trust L Bonds and other outstanding indebtedness. When we issue debt, we amortize the financing costs (commissions and other fees) associated with such indebtedness over the outstanding term of the financing and classify it as interest expense.

●	Selling, General and Administrative Expenses. We recognize and record expenses incurred in our business operations, including operations related to the purchasing and servicing of life insurance policies. These expenses include salaries and benefits, sales, marketing, occupancy and other expenditures.

Additional components of our net earnings include:

●	Earnings (Loss) from Equity Method Investment. Prior to the Investment and Exchange Agreements on December 31, 2019, we accounted for our investment in the common units of Ben LP using the equity method. Under this method, we recorded our share of the net earnings or losses attributable to Ben LP common unitholders, on a one quarter lag, as a separate line on our consolidated statements of operations. We also account for our investment in InsurTech as an equity method investment, which is also included in earnings (loss) from equity method investment in our consolidated statements of operations. We had a loss of $4.1 million from equity method investments during 2019, compared to nominal earnings in 2018.

●	Gain on Consolidation of Equity Method Investment: In conjunction with the consolidation of Beneficient on December 31, 2019, we remeasured our preexisting equity method investment to fair value, resulting in a gain due to the increase in the estimated fair value compared to our existing book value. The gain on consolidation of Beneficient on December 31, 2019 was $249.7 million.

In connection with the Investment Agreement, the Company obtained the right to appoint a majority of the board of directors of Beneficient Management, the general partner of Ben LP. As a result, the Company obtained control of Ben LP and consolidated Ben LP as of December 31, 2019, under the guidance in ASC 805, Business Combinations.

As a result of the change-of-control, the Company was required to remeasure its existing equity investment at fair value prior to consolidation. At December 31, 2019, the Company’s equity investment in the common units of Ben LP had a carrying value of $368.6 million, prior to the additional investment noted above. The Company estimated the fair value of its investment in Ben LP to be approximately $622.5 million, resulting in the recognition of a gain of $253.9 million during the fourth quarter of 2019. This gain is included in gain on consolidation of equity method investment on the Company’s consolidated statement of operations for the year ended December 31, 2019. This gain was partially offset by the remeasurement to fair value of the Commercial Loan Agreement between GWG Life and Ben LP and the Option Agreement between GWG Holdings and Ben LP which resulted in a net loss of $4.2 million. The net gain on consolidation of equity method investment after remeasurement of these preexisting balances was $249.7 million. The Company’s proportionate share of the earnings or losses from Ben LP was recognized in earnings (loss) from equity method investment in our consolidated statement of operations from August 10, 2018 until September 30, 2019 (see Note 9 to the consolidated financial statements for further information) and was previously recorded on a one-quarter lag basis. In connection with the consolidation of Beneficient, the Company was required to discontinue the one-quarter lag.

Results of Operations — 2019 Compared to 2018

The following is our analysis of the results of operations for the periods indicated below. This analysis should be read in conjunction with our consolidated financial statements and related notes (dollar values in thousands).

	Years Ended December 31,
	2019	2018
Revenue realized from maturities of life insurance policies	$91,882	$50,326
Revenue recognized from change in fair value of life insurance policies(1)	49,015	(10,344)
Premiums and other annual fees	(65,577)	(54,087)
Gain (loss) on life insurance policies, net	75,320	(14,105)
Interest and other income	16,956	13,715
Total revenue	$92,276	$(390)

Attribution of gain (loss) on life insurance policies, net:
Change in estimated probabilistic cash flows, net of premium and other annual fees paid	$1,609	$21,357
Net revenue recognized at maturity	69,122	28,511
Unrealized gain on acquisitions	6,921	28,017
Change in life expectancy evaluation	(2,332)	(4,890)
Change in life expectancy valuation methodology(1)	-	(87,100)
Gain (loss) on life insurance policies, net	$75,320	$(14,105)

Number of policies acquired	83	318
Face value of purchases	$97,316	$440,445
Purchases (initial cost basis)	$32,356	$128,503
Unrealized gain on acquisition (% of face value)	7.1%	6.4%

Number of policies matured	78	62
Face value of matured policies	$125,148	$71,090
Net revenue recognized at maturity event (% of face value matured)	55.2%	40.1%

(1)	In 2018, revenue recognized from change in fair value of life insurance policies includes a net pre-tax charge of $87.1 million related to the adoption of the Longest Life Expectancy methodology. The $87.1 million represented the net impact of the lengthening of overall life expectancies as a result of the adoption of the Longest Life Expectancy methodology partially offset by the impact of a decrease in the discount rate associated thereto.

Revenue from changes in estimated probabilistic cash flows, net of premiums paid was $1.6 million and $21.4 million in 2019 and 2018, respectively. The increase of $89.4 million in gain (loss) on life insurance policies for the year ended December 31, 2019 over the comparable prior year period was driven by a significant increase in maturities of life insurance policies and an $87.1 million charge resulting from the adoption of the Longest Life Expectancy methodology in 2018, offset by higher premiums paid in 2019.

The face value of policies purchased was $97.3 million and $440.4 million in 2019 and 2018, respectively, reflecting a decrease of face value purchased of $343.1 million. The resulting unrealized gain on acquisition was $6.9 million and $28.0 million in 2019 and 2018, respectively, reflecting a decrease of $21.1 million. Decreased unrealized gain on acquisition in the current period is the result of a strategic decision to significantly reduce capital allocated to purchasing additional life insurance policies in the secondary market and to increase capital allocated toward providing liquidity to a broader range of alternative assets, primarily through additional investments in Beneficient. On December 31, 2019, we obtained the right to appoint a majority of the board of directors of the general partner of Ben LP. As a result of this change-of-control event, we reported the results of Ben LP and its subsidiaries on a consolidated basis beginning on the transaction date of December 31, 2019. We believe Beneficient can finance investments in alternative assets that will generally produce higher risk-adjusted returns than those we can generally achieve from life insurance policies acquired in the secondary market. Furthermore, although we believe that our portfolio of life insurance policies is a meaningful component of a growing diversified alternative asset portfolio, we continue to explore strategic alternatives for our life insurance portfolio aimed at maximizing its value, including a possible sale, refinancing or recapitalization of our life insurance portfolio.

The face value of matured policies was $125.1 million and $71.1 million in 2019 and 2018, respectively, reflecting an increase of face value of matured policies of $54.0 million. The resulting net revenue recognized at maturity was $69.1 million and $28.5 million, respectively. Revenue changes from maturity events of $40.6 million primarily resulted from the changes of face value of policies matured during those same periods.

Net revenue charges from change in life expectancy evaluation were ($2.3) million and ($4.9) million in 2019 and 2018, respectively. The resulting net revenue increase of $2.6 million primarily resulted from a lower number of life expectancy updates received during 2019 over 2018.

Interest and other income is comprised of interest from financing receivables, bank interest and other miscellaneous items. Increased interest and other income of $3.2 million in 2019 compared to 2018 was primarily driven by the interest income earned on the financing receivables from Beneficient, and to a lesser extent, interest income from higher bank account balances and the implementation of a sweep process to move balances to higher interest earning bank accounts.

Interest and Operating Expenses (in thousands)

	Years Ended December 31,
	2019	2018	Increase/ (Decrease)
Interest expense (including amortization of deferred financing costs)	$114,844	$80,136	$34,708
Employee compensation and benefits	28,309	17,407	10,902
Legal and professional fees	12,824	5,541	7,283
Other expenses	15,896	15,995	(99)
Total expenses	$171,873	$119,079	$52,794

The increase in interest expense was primarily due to the increase in the average outstanding L Bonds from $548.6 million in 2018 to $815.3 million in 2019, contributing $22.7 million of increased interest expense, including amortization of deferred financing costs. Seller Trust L Bonds of $366.9 million were issued in the third quarter of 2018 resulting in an additional $16.7 million of interest expense in 2019 compared to 2018. These increases were partially offset by $4.7 million of lower interest expense on the second amended and restated senior credit facility with LNV Corporation due to net paydowns of $19.8 million during the first ten months of 2019, prior to the amendment of the facility on November 1, 2019. A description of the agreement governing our second amended and restated senior credit facility is set forth below under the caption “Amendment of Credit Facility with LNV Corporation.”

The increase in employee compensation and benefits in 2019 compared to 2018 was primarily related to management changes discussed under the caption “The Expanded Strategic Relationship” above, as well as incentive and severance costs associated with moving our principal executive offices from Minneapolis to Dallas during 2019. We also experienced higher costs in 2019 compared to 2018 resulting from certain stock-based compensation arrangements in the third and fourth quarters of 2019.

The increase in legal and professional fees in 2019 compared to 2018 is the result of higher non-capitalizable professional service fees, primarily legal and consulting fees, associated with the Investment and Exchange Agreements and the investment in InsurTech Holdings, in addition to legal, consulting and fees related to our move from Minneapolis to Dallas in 2019.

Insurtech Initiatives

During 2019 and 2018, we incurred $5.5 million and $4.2 million of expenses, respectively, in furtherance of our insurtech initiatives. These expenses are primarily related to the development of intellectual property surrounding advanced epigenetic testing technology.

As previously discussed, on November 11, 2019, GWG contributed the common stock and membership interests of its previously wholly-owned subsidiaries Life Epigenetics and youSurance to InsurTech Holdings in exchange for a membership interest in InsurTech Holdings. We believe that as a separate entity (rather than as a small subsidiary of a large financial services holding company), the InsurTech Holdings businesses can reach their maximum potential in terms of marketing and branding, attraction of talent, appropriate peer group comparisons and, ultimately, return to its owners. We expect InsurTech Holdings’ costs to increase in the future, which will affect our consolidated earnings through our earnings (loss) from equity method investment. Under the Operating Agreement of InsurTech Holdings, we are obligated to invest approximately $20.0 million in InsurTech Holdings over a two year period ending in November 2021, of which $2.1 million was funded during the fourth quarter of 2019.

Income Tax Expense

We realized $57.9 million in income tax expense in 2019, which resulted in an effective tax rate of 34.8%, compared to the statutory federal income tax rate of 21%. We realized no income tax expense in 2018.

The following table provides a reconciliation of our income tax expense (benefit) at the statutory federal income tax rate to our actual income tax expense (in thousands):

	Years Ended December 31,
	2019		2018
Statutory federal income tax (benefit)	$34,869	21.0%	$(25,085)	21.0%
State income taxes (benefit), net of federal benefit	13,486	8.1%	(9,243)	7.7%
Change in valuation allowance	9,671	5.8%	33,999	(28.4)%
Other permanent differences	(93)	(0.1)%	329	(0.3)%
Total income tax expense (benefit)	$57,933	34.8%	$—	0.0%

The most significant temporary differences between GAAP net income (loss) and taxable net income (loss) are the treatment of interest costs, policy premiums and servicing costs with respect to the acquisition and maintenance of the life insurance policies and revenue recognition with respect to the fair value of the life insurance portfolio.

Revenue and Earnings before Tax by Reportable Segment — 2019 Compared to 2018

We have two reportable segments: 1) Investment in Beneficient and 2) Secondary Life Insurance. Corporate & Other includes certain activities not allocated to specific business segments. These activities include holding company financing and investing activities, and management and administrative services to support the overall operations of the Company.

Comparison of revenue by reportable segment for the periods indicated (in thousands):

	Years Ended December 31,
Revenue:	2019	2018	Increase/ (Decrease)
Secondary Life Insurance	$78,002	$(11,633)	$89,635
Investment in Beneficient	13,738	10,655	3,083
Corporate & Other	536	588	(52)
Total	$92,276	$(390)	$92,666

The primary drivers of the changes from 2018 to 2019 were as follows:

●	Secondary Life Insurance revenue increased by $89.6 million for the year ended December 31, 2019 over the comparable period in 2018 primarily as a result of an $89.4 million higher net gain on life insurance policies. We recognized a loss on life insurance policies in 2018 of $14.1 million due primarily an $87.1 million charge resulting from a change in our life expectancy evaluation methodology. The current year also benefited from $40.6 million higher revenue from life insurance policy maturities and $2.6 million lower charges on life expectancy evaluation updates, partially offset by $11.5 million increased premium costs, $21.1 million lower unrealized gain on acquisition and an $8.3 million lower change in estimated probabilistic cash flows.

●	Investment in Beneficient revenue for the year ended December 31, 2019 represents a full year of interest income on approximately $192 million of financing receivables resulting from the Exchange Transaction with Beneficient in the third and fourth quarters of 2018. Also included is interest income from the loan executed with the LiquidTrust Borrowers in June 2019. The interest income from the Beneficient note will be eliminated beginning in January 2020 as a result of the consolidation of Beneficient on December 31, 2019. See Note 8 to the consolidated financial statements regarding our financing receivables with affiliates.

Comparison of earnings before tax by reportable segment for the periods indicated (in thousands):

	Years Ended December 31,
Segment Earnings Before Tax(1)	2019	2018	Increase/ (Decrease)
Secondary Life Insurance	$(27,694)	$(96,578)	$68,884
Investment in Beneficient	229,206	(106)	229,312
Corporate & Other	(35,470)	(22,767)	(12,703)
Total	$166,042	$(119,451)	$285,493

(1)	Includes earnings (loss) from equity method investments and gain on consolidation of equity method investments as presented in our consolidated statements of operations.

The primary drivers of the changes from 2018 to 2019 were as follows:

●	Secondary Life Insurance increased by $68.9 million as a result of the following:

●	$89.4 million increase in the gain on life insurance policies, net as described above in the revenue discussion.

●	$13.7 million increase in interest expense as a result of higher average debt outstanding; and

●	An increase in operating expenses of $6.8 million, primarily resulting from higher employee compensation and benefits, professional fees and insurance costs, offset by $4.3 million lower bad debt expense.

●	Investment in Beneficient segment earnings before tax increased by $229.3 in 2019 compared to 2018 primarily due to a fair value adjustment related to our preexisting investment as a result of obtaining control of Beneficient on December 31, 2019, resulting in a gain of $249.7 million. In addition, interest income was $3.1 million higher from financing receivables, offset by $21.0 million higher interest expense on the debt issued to finance the investments in Beneficient, and a $2.5 million loss from equity method earnings of Beneficient recognized during 2019 before the change-of-control.

●	Corporate and Other operating loss increased primarily due to a $2.4 million increase in expenses related to insurtech initiatives, and a $10.3 million increase in other corporate costs, primarily employee compensation and benefits expenses associated with moving our principal executive offices from Minneapolis to Dallas and legal and professional fees associated with the Investment and Exchange Agreements.

Liquidity and Capital Resources

We finance our businesses through a combination of life insurance policy benefit receipts, dividends and interest on investments, equity offerings, debt offerings and our second amended and restated senior credit facility with LNV Corporation. We have traditionally used proceeds from these sources for policy acquisition, policy premiums and servicing costs, working capital and financing expenditures including paying principal, interest and dividends. We have also used proceeds to make additional investments in Beneficient. As of December 31, 2019 and 2018, we had approximately $151.5 million and $141.9 million, respectively, in combined available cash, cash equivalents, restricted cash, policy benefits receivable and fees receivable.

We currently fund our business primarily with debt that generally has a shorter duration than the duration of our long-term assets. The resulting asset/liability mismatch can result in a liquidity shortfall if we are unable to renew maturing short term debt or secure suitable additional financing. In such a situation, we could be forced to sell assets at less than optimal (distressed) prices. We were unable to offer our L Bonds, our primary source of debt capital, for the approximately three month period commencing May 1, 2019 due to delays in filing certain periodic reports with the SEC. We drew down our cash balances during that period as L Bonds matured but were unable to be renewed, and we were unable to offer new L Bonds. We recommenced our L Bond offering on August 8, 2019.

Additional future borrowing base capacity for premiums and servicing costs, created as the premiums and servicing costs of pledged life insurance policies become due and by additional policy pledges to the facility, if any, exists under our second amended and restated senior credit facility with LNV Corporation. The second amended and restated senior credit facility with LNV Corporation has certain financial and nonfinancial covenants. We were in compliance with the debt covenants as of December 31, 2019 and were in compliance as of March 27, 2020, the filing date of our Annual Report on Form 10-K for the year ended December 31, 2019.

On August 10, 2018, we issued $50 million of Series B in connection with the Initial Transfer of the Exchange Transaction. Approximately half of the proceeds from this sale were distributed to common shareholders pursuant to a special dividend paid on September 5, 2018 to shareholders of record on August 27, 2018. The remaining amount was expected to be utilized primarily for our insurtech initiatives. As noted in the “Results of Operations” section above, on November 11, 2019, GWG contributed the common stock and membership interests of its wholly owned Life Epigenetics and youSurance subsidiaries to a legal entity, InsurTech Holdings, in exchange for a membership interest in the entity. In connection with the transaction, GWG contributed $2.1 million in cash to InsurTech Holdings during the fourth quarter of 2019 and is committed to contribute an additional $17.9 million to the entity over the next two years. We do not expect to issue any additional Series B.

We heavily rely on our L Bond offering to fund our business operations. As described elsewhere in this prospectus supplement, we suspended our offering on May 1, 2019 due to our delinquency in filing certain periodic reports with the SEC. After regaining compliance with our SEC reporting obligations, we recommenced our offering of L Bonds on August 8, 2019. If we are forced to suspend our L Bond offering in the future for any significant additional length of time and we are unable to obtain replacement financing, our business would be adversely impacted and our ability to service and repay our debt obligations, much of which is short term, would be compromised, thereby negatively affecting our business prospects and viability.

Financings Summary

We had the following outstanding debt balances as of December 31, 2019 and 2018:

	As of December 31, 2019		As of December 31, 2018
Issuer/Borrower	Principal Amount Outstanding (in thousands)	Weighted Average Interest Rate	Principal Amount Outstanding (in thousands)	Weighted Average Interest Rate
GWG DLP Funding IV, LLC – LNV senior credit facility (see Note 11)	$184,586	9.57%	$158,209	10.45%
GWG Holdings, Inc. – L Bonds	948,128	7.15%	662,152	7.10%
GWG Holdings, Inc. – Seller Trust L Bonds	366,892	7.50%	366,892	7.50%
Beneficient – Other borrowings	152,199	4.59%	—	—%
Total	$1,651,805	7.26%	$1,187,253	7.67%

The table below reconciles the face amount of our outstanding debt to the carrying value shown on our balance sheets:

	As of December 31, 2019 (in thousands)	As of December 31, 2018 (in thousands)
Senior credit facility with LNV Corporation
Face amount outstanding	$184,586	$158,209
Unamortized selling costs	(10,196)	(9,231)
Carrying amount	$174,390	$148,978

L Bonds and Seller Trust L Bonds:
Face amount outstanding	$1,315,020	$1,029,044
Subscriptions in process	15,839	13,467
Unamortized selling costs	(37,329)	(24,216)
Carrying amount	$1,293,530	$1,018,295

In January 2012, we began publicly offering up to $250.0 million in debt securities (initially named “Renewable Secured Debentures” and subsequently renamed “L Bonds”) that was completed in January 2015.

On September 24, 2014, we consummated an initial public offering of our common stock resulting in the sale of 800,000 shares of common stock at $12.50 per share and net proceeds of approximately $8.6 million after the deduction of underwriting commissions, discounts and expense reimbursements.

In January 2015, we began publicly offering up to $1.0 billion of L Bonds as a follow-on to our earlier $250.0 million public debt offering. In January 2018, we began publicly offering up to $1.0 billion L Bonds as a follow-on to our earlier L Bond offering. Through December 31, 2019, the total amount of L Bonds sold under these two L Bond offerings, including renewals, was $1.5 billion. As of December 31, 2019 and 2018, respectively, we had approximately $948.1 million and $662.1 million in principal amount of L Bonds outstanding (exclusive of Seller Trust L Bonds).

In February 2017, we began publicly offering up to 150,000 shares of our Series 2 Redeemable Preferred Stock (“RPS 2”) at a per-share price of $1,000. As of December 31, 2018, we had issued approximately $150 million stated value of RPS 2 and terminated that offering.

On August 10, 2018, GWG Holdings, GWG Life and the Bank of Utah, as trustee, entered into the Supplemental Indenture to the Amended and Restated Indenture. The Amended and Restated Indenture was subsequently amended on December 31, 2019, primarily to modify the calculation of the Debt Coverage Ratio in the Indenture to provide the Company with the ability to incur indebtedness (directly or through a subsidiary of the Company) that is payable in capital stock of the Company or mandatorily convertible into or exchangeable for capital stock of the Company that would be excluded from the calculation of the Debt Coverage Ratio. GWG Holdings entered into the Supplemental Indenture to add and modify certain provisions of the Amended and Restated Indenture necessary to provide for the issuance of the Seller Trust L Bonds. We issued Seller Trust L Bonds in the amount of $366.9 million to the Seller Trusts in connection with the Exchange Transaction. The maturity date of the Seller Trust L Bonds is August 9, 2023. The Seller Trust L Bonds bear interest at 7.5% per annum. Interest is payable monthly in cash (see Note 13 to the consolidated financial statements).

In August 2018, we offered and sold 5,000,000 shares of our Series B Convertible Preferred Stock in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933. The Series B shares were issued at $10 per share for cash consideration of $50 million.

On December 28, 2018, the Series B converted into 5,000,000 shares of our common stock at a conversion price of $10.00 per share immediately following the Final Closing of the Exchange Transaction.

The weighted-average interest rate of our outstanding L Bonds (excluding the Seller Trust L Bonds) as of December 31, 2019 and 2018 was 7.15% and 7.10%, respectively, and the weighted-average maturity at those dates was 3.21 and 2.83 years, respectively. Our L Bonds have renewal features. Since we first issued our L Bonds, we have experienced $646.3 million in maturities, of which $341.3 million has renewed through December 31, 2019 for an additional term. This has provided us with an aggregate renewal rate of approximately 52.8% for investments in these securities.

Future contractual maturities of L Bonds and Seller Trust L Bonds at December 31, 2019 are as follows (in thousands):

Years Ending December 31,
2020	$152,118
2021(1)	568,311
2022	163,741
2023	76,969
2024	118,848
Thereafter	235,033
$1,315,020

(1)	After the second anniversary of the Final Closing, the holders of the Seller Trust L Bonds will have the right to cause GWG to repurchase, in whole but not in part, the Seller Trust L Bonds held by such holder within 45 days. As such, while the maturity date of the $366.9 million of Seller Trust L Bonds is in August 2023, their contractual maturity is reflected in 2021, as that is the first period in which they could become payable. The repurchase may be paid, at GWG’s option, in the form of cash, and/or a pro rata portion of (i) the outstanding principal amount and accrued and unpaid interest under the Commercial Loan Agreement, and (ii) Ben LP common units, or a combination of cash and such property.

The L Bonds and the Seller Trust L Bonds are secured by all of our assets and are subordinate to our second amended and restated senior credit facility with LNV Corporation.

On September 27, 2017, we entered into a $300 million amended and restated senior credit facility with LNV Corporation in which DLP IV is the borrower. As of December 31, 2019, we had approximately $184.6 million outstanding under the senior credit facility. On November 1, 2019, we entered into a second amended and restated senior credit facility, which replaced the prior agreement governing the facility. A description of the agreement governing our second amended and restated senior credit facility is set forth below under the caption “Amendment of Credit Facility with LNV Corporation.” We intend to use the proceeds from this facility to maintain our portfolio of life insurance policies, for liquidity and for general corporate purposes.

Beneficient had borrowings with an aggregate principal balance outstanding, including accrued interest, of $152.2 million as of December 31, 2019. This aggregate balance includes a senior credit agreement and a second lien credit agreement with respective balances, including accrued interest, of $77.5 million and $72.2 million at December 31, 2019. Both loans accrue interest at a rate of 1-month LIBOR plus 3.95%, compounded daily, with interest due by the 15th of each month. Ben LP intends to repay with cash or refinance with other third-party lenders the senior credit agreement and the second lien credit agreement prior to their maturities, both of which are on June 30, 2020. Ben LP may not be able to refinance or obtain additional financing on favorable terms, or at all. If Ben LP is unable to refinance the senior credit agreement or the second lien credit agreement, or defaults on either loan, then Ben LP will be required to either (i) sell assets to repay these loans or (ii) to raise additional capital through the sale of equity and the ownership interest of Ben LP’s equity holders may be diluted. These loans are not guaranteed by GWG. Beneficient has additional borrowings maturing in 2023 and 2024 with an aggregate principal balance outstanding, including accrued interest, of $2.5 million as of December 31, 2019. Future contractual maturities of these borrowings are as follows (in thousands):

Years Ending December 31,
2020	$149,661
2021	—
2022	—
2023	750
2024	1,579
Thereafter	—
$151,990

We expect to meet our ongoing operational capital needs for alternative asset investments, policy premiums and servicing costs, working capital and financing expenditures including paying principal, interest and dividends through a combination of the receipt of policy benefits from our portfolio of life insurance policies, net proceeds from our L Bond offering, dividends and interest from investments, including Beneficient’s loans receivable, and funding available from our second amended and restated senior credit facility with LNV Corporation. We estimate that our liquidity and capital resources are sufficient for our current and projected financial needs for at least the next twelve months given current assumptions. However, if we are unable to continue our L Bond offering for any reason, and we are unable to obtain capital from other sources, our business will be materially and adversely affected. In addition, our business will be materially and adversely affected if we do not receive the policy benefits we forecast and if holders of our L Bonds fail to renew with the frequency we have historically experienced. In such a case, we could be forced to sell our investments in life insurance policies to service or satisfy our debt-related and other obligations. A sale under such circumstances may result in significant impairment of the recognized value of our portfolio.

Capital expenditures have historically not been material and we do not anticipate making material capital expenditures in 2020.

Alternative Assets and Secured Indebtedness

At December 31, 2019, the fair value of our investments in life insurance policies of $796.0 million plus our cash balance of $79.1 million, restricted cash balance of $20.3 million, life insurance policy benefits receivable of $23.0 million, loan receivables of $232.3 million, fees receivable of $29.2 million, and other assets of $99.2 million (which are mostly related to our financing receivables from affiliates) totaled $1.4 billion, representing an excess of portfolio assets over secured indebtedness of $155.0 million. At December 31, 2018, the fair value of our investments in life insurance policies of $747.9 million plus our cash balance of $114.6 million, restricted cash balance of $10.8 million, life insurance policy benefits receivable of $16.5 million, and other assets of $591.0 million totaled $1.5 billion, representing an excess of portfolio assets over secured indebtedness of $293.6 million.

The following forward-looking table seeks to illustrate the impact that a hypothetical sale of our portfolio of life insurance assets (at various discount rates), and the realization of the financing receivables from affiliates, investment in common units of Ben LP (a substantial majority of the net assets of which are currently represented by intangible assets and goodwill), investment in Preferred Series A Subclass 1 Unit Account of BCH, and equity security investment in the Option Agreement (in each case, at their respective carrying amounts and assuming no discount for lack of marketability or transaction costs, which could be substantial) would have on our ability to satisfy our debt obligations as of December 31, 2019. The amounts in the table below do not include the consolidation of the assets and liabilities of Beneficient and related eliminations as of December 31, 2019. In all cases, the sale of the life insurance assets owned by DLP IV will be used first to satisfy all amounts owing under our second amended and restated senior credit facility with LNV Corporation. The net sale proceeds remaining after satisfying all obligations under our second amended and restated senior credit facility with LNV Corporation would be applied to the L Bonds and Seller Trust L Bonds on a pari passu basis.

Life Insurance

Portfolio Discount Rate	10%	15%	20%	25%	28%
Value of life insurance portfolio (in thousands)	$728,702	583,888	485,256	414,614	381,300
Investment in common units of Ben LP	632,473	632,473	632,473	632,473	632,473
Cash, cash equivalents and policy benefits receivable	104,811	104,811	104,811	104,811	104,811
Other assets	374,869	374,869	374,869	374,869	374,869
Total assets	1,840,855	1,696,041	1,597,409	1,526,767	1,493,453
Senior credit facility	184,587	184,587	184,587	184,587	184,587
Net after senior credit facility	1,656,268	1,511,454	1,412,822	1,342,180	1,308,866
L Bonds(1)	1,315,020	1,315,020	1,315,020	1,315,020	1,315,020
Net remaining (in thousands)	$341,248	196,434	97,802	27,160	(6,154)
Impairment to L Bonds	No impairment	No impairment	No impairment	No Impairment	Impairment

(1)	Amount represents L Bonds and Seller Trust L Bonds

The above table illustrates that our ability to fully satisfy amounts owing under the L Bonds and Seller Trust L Bonds would likely be impaired upon the sale or the realization of the financing receivables from affiliates, investment in common units of Ben LP, investment in Preferred Series A Subclass 1 Unit Account of BCH, and equity security investment in the Option Agreement at their respective carrying amounts, plus all our life insurance assets at a price equivalent to a discount rate of approximately 27.41% or higher at December 31, 2019. At December 31, 2018, the likely impairment occurred at a discount rate of approximately 18.70% or higher. The discount rate used to calculate the fair value of our life insurance portfolio was 8.25% as of both December 31, 2019 and December 31, 2018.

The table does not include any allowance for transactional fees and expenses (which expenses and fees could be substantial) nor any discount for lack of marketability associated with a portfolio sale or the realization of the financing receivables with affiliates, investment in common units of Ben LP, investment in Preferred Series A Subclass 1 Unit Account of BCH, and equity security investment in the Option Agreement, respectively, and is provided to demonstrate how various discount rates used to value our portfolio of life insurance assets could affect our ability to satisfy amounts owing under our debt obligations in light of our senior secured lender’s right to priority payments under our senior credit facility with LNV Corporation.

The table assumes we will realize the full amounts of financing receivables from affiliates, investment in common units of Ben LP, investment in Preferred Series A Subclass 1 Unit Account of BCH, and equity security investment in the Option Agreement. There is currently no market for the aforementioned assets, and a market may not develop. Our Commercial Loan receivable and a portion of our investment in the common units of Ben LP may be used as consideration for retiring the Seller Trust L Bonds upon a redemption event or at the maturity of the Seller Trust L Bonds (see Notes 12 and 13 to the consolidated financial statements). This table also does not include the yield maintenance fee we are required to pay in certain circumstances under our second amended and restated senior credit facility with LNV Corporation, which could be substantial. The above table should be read in conjunction with the information contained in other sections of this prospectus supplement, including Critical Accounting Policies — Fair Value Components — Discount Rate and the notes to the consolidated financial statements.

Amendment of Credit Facility with LNV Corporation

Effective November 1, 2019, DLP IV entered into a second amended and restated senior credit facility with LNV Corporation. The second amended and restated senior credit facility makes available a total of up to $300.0 million in credit to DLP IV with a maturity date of September 27, 2029. Subject to available borrowing base capacity, additional advances are available under the second amended and restated senior credit facility at the LIBOR rate described below. Such advances are available to pay premiums and servicing costs of pledged life insurance policies as such amounts become due. Interest will accrue on amounts borrowed under the second amended and restated senior credit facility at an annual interest rate, determined as of each date of borrowing or quarterly if there is no borrowing, equal to (a) 12-month LIBOR, plus (b) 7.50% per annum. The effective rate at December 31, 2019 was 9.54%. Interest payments are made on a quarterly basis.

Under the second amended and restated senior credit facility, DLP IV has granted the administrative agent, for the benefit of the lenders under the facility, a security interest in all of DLP IV’s assets. As with prior collateral arrangements relating to the senior secured debt of GWG Holdings and its subsidiaries (on a consolidated basis), GWG Life’s excess equity value of DLP IV after satisfying all amounts owing under our second amended and restated credit facility is available as collateral for the obligations of GWG Holdings under the L Bonds and Seller Trust L Bonds (although the life insurance assets owned by DLP IV do not themselves serve as direct collateral for those obligations).

We are subject to various financial and non-financial covenants under the second amended and restated senior credit facility with LNV Corporation, including, but not limited to, compliance with laws, preservation of existence, financial reporting, keeping of proper books of record and account, payment of taxes, and ensuring that neither DLP IV nor GWG Life become an investment company. As of December 31, 2019, we were in compliance with all financial and non-financial covenants.

Cash Flows

Interest and Dividend Payments

We finance our businesses through a combination of: life insurance policy benefit receipts; principal, dividends and interest receipts from investments, including Ben LP loan receivables; debt and equity offerings; and our senior credit facility with LNV Corporation. We have historically relied on debt (L Bonds and our senior credit facility with LNV Corporation) and equity (preferred stock) financing for the majority of our cash expenditures (for policy acquisition, policy premiums and servicing costs, working capital and financing expenditures including paying principal and interest on existing debt, and for making investments in Beneficient) as the amount of cash flows from the realization of life insurance policy benefits and cash flows from our other investments has been insufficient to meet all of our needs. This has resulted in the Company incurring substantial indebtedness (much of it being of a short term nature) and, to a lesser extent, obligations to make dividend payments on our classes of preferred stock.

Our total interest expense of $114.8 million and $80.1 million for years ended December 31, 2019 and 2018, respectively, represent the largest single line item of expense in each period. Preferred stock cash dividends were $16.9 and $16.7 million for the years ended December 31, 2019 and 2018, respectively. While reducing our cost of funds and increasing our common equity base (at valuations accretive to our book value) are primary goals of the Company, until we do so we will continue to expend significant amounts of cash for interest and dividend payments and will thus continue to rely heavily on our ability to raise cash from our L Bond offering, senior credit facility with LNV Corporation and other means as they are developed and available.

Life Insurance Policy Premium Payments

The payment of premiums and servicing costs to maintain life insurance policies represents one of our most significant requirements for cash disbursement. When a policy is purchased, we are able to calculate the minimum premium payments required to maintain the policy in-force. Over time as the insured ages, premium payments will increase. Nevertheless, the probability we will be required to pay the premiums decreases as mortality becomes more likely. These scheduled premiums and associated probabilities are factored into our expected internal rate of return and cash-flow modeling. Beyond premiums, we incur policy servicing costs, including annual trustee, policy administration and tracking costs. Additionally, we incur significant financing costs, including principal, interest and dividends. Both policy servicing costs and financing costs are excluded from our internal rate of return calculations. We finance our businesses through a combination of life insurance policy benefit receipts, dividends and interest on other investments, equity offerings, debt offerings, and advances under our senior credit facility with LNV Corporation.

The amount of payments for anticipated premiums, including the requirement under our second amended and restated senior credit facility with LNV Corporation to maintain a two month cost-of-insurance threshold within each policy cash value account, and servicing costs that we will be required to make over the next five years to maintain our current portfolio, assuming no mortalities, is set forth in the table below (in thousands).

Years Ending December 31,	Premiums	Servicing	Premiums and Servicing Fees
2020	$67,455	$1,674	$69,129
2021	84,712	1,674	86,386
2022	97,757	1,674	99,431
2023	110,156	1,674	111,830
2024	120,077	1,674	121,751
	$480,157	$8,370	$488,527

Our anticipated premium expenses are subject to the risk of increased cost-of-insurance charges (i.e., “COI” or premium charges) for the life insurance policies we own. During 2018, we received notice of, or support for, COI rate changes on 30 policies with combined face value of $84.6 million in our portfolio. These increased charges resulted in a $5.1 million reduction in the fair value of our life insurance portfolio in 2018. We did not receive any notices of COI rate changes in 2019.

We have no known pending cost-of-insurance increases on any policies in our portfolio, but we are aware that cost-of-insurance increases have become more prevalent in the industry. Thus, we may see additional insurers implementing cost-of-insurance increases in the future.

Life Insurance Policy Benefit Receipts

For the quarter-end dates set forth below, the following table illustrates the total amount of face value of policy benefits owned, and the trailing 12 months of life insurance policy benefits realized and premiums paid on our portfolio. The trailing 12-month benefits/premium coverage ratio indicates the ratio of policy benefits realized to premiums paid over the trailing 12-month period from our portfolio of life insurance policies.

Quarter End Date	Portfolio Face Amount (in thousands)	12-Month Trailing Benefits Realized (in thousands)	12-Month Trailing Premiums Paid (in thousands)	12-Month Trailing Benefits/Premium Coverage Ratio
March 31, 2015	$754,942	$46,675	$23,786	196.2%
June 30, 2015	806,274	47,125	24,348	193.5%
September 30, 2015	878,882	44,482	25,313	175.7%
December 31, 2015	944,844	31,232	26,650	117.2%
March 31, 2016	1,027,821	21,845	28,771	75.9%
June 30, 2016	1,154,798	30,924	31,891	97.0%
September 30, 2016	1,272,078	35,867	37,055	96.8%
December 31, 2016	1,361,675	48,452	40,239	120.4%
March 31, 2017	1,447,558	48,189	42,753	112.7%
June 30, 2017	1,525,363	49,295	45,414	108.5%
September 30, 2017	1,622,627	53,742	46,559	115.4%
December 31, 2017	1,676,148	64,719	52,263	123.8%
March 31, 2018	1,758,066	60,248	53,169	113.3%
June 30, 2018	1,849,079	76,936	53,886	142.8%
September 30, 2018	1,961,598	75,161	55,365	135.8%
December 31, 2018	2,047,992	71,090	52,675	135.0%
March 31, 2019	2,098,428	87,045	56,227	154.8%
June 30, 2019	2,088,445	82,421	59,454	138.6%
September 30, 2019	2,064,156	101,918	61,805	164.9%
December 31, 2019	2,020,973	125,148	63,851	196.0%

We believe that the portfolio cash flow results set forth above are consistent with our general investment thesis that the life insurance policy benefits we receive will continue to increase over time in relation to the premiums we are required to pay on the remaining polices in the portfolio. Nevertheless, we expect that our portfolio cash flow on a period-to-period basis will remain inconsistent as we continue to allocate substantially more capital to Beneficient and have reduced capital allocated to acquiring a larger, more diversified portfolio of life insurance policies.

Inflation

Changes in inflation do not necessarily correlate with changes in interest rates. We presently do not foresee any material impact of inflation on our results of operations in the periods presented in our consolidated financial statements.

Off-Balance Sheet Arrangements

Unfunded Capital Commitments

Beneficient had $73.8 million of gross potential capital commitments as of December 31, 2019 representing potential limited partner capital funding commitments on the alternative asset funds that serve as collateral to its loans. This is the amount above any existing cash reserves for such capital funding commitments. The trust holding the interest in the limited partnership for the alternative asset fund is required to fund these limited partner capital commitments per the terms of the limited partnership agreement. Capital funding commitment reserves are maintained by the associated trusts created at the origination of each trust for up to $0.1 million. To the extent that the associated trust cannot pay the capital funding commitment, Beneficient is obligated to lend sufficient funds to meet the commitment. Any amounts advanced by Beneficient for these limited partner capital funding commitments above the associated capital funding commitment reserves held by the associated trusts are added to the loan balance and are expected to be recouped through the cash distributions from the alternative asset fund collateral.

Capital commitments generally originate from limited partner agreements having fixed or expiring expiration dates. The total limited partner capital funding commitment amounts may not necessarily represent future cash requirements. Beneficient considers the creditworthiness on a case-by-case basis. At December 31, 2019, Beneficient had no reserves for losses on unused commitments to fund potential limited partner capital funding commitments.

Credit Risk and Interest Rate Risk

We review the credit risk associated with our portfolio of life insurance policies when estimating its fair value. In evaluating the policies’ credit risk, we consider insurance company solvency, credit risk indicators, economic conditions, ongoing credit evaluations, and company positions. We attempt to manage our credit risk related to life insurance policies typically by purchasing policies issued only from companies with an investment-grade credit rating by either Standard & Poor’s, Moody’s, or A.M. Best Company. As of December 31, 2019, 95.7% of our life insurance policies, by face value benefits, were issued by companies that maintained an investment-grade rating (BBB or better) by Standard & Poor’s.

The assets and liabilities exchanged in the Initial Transfer of the Exchange Transaction are excluded from this analysis.

Our second amended and restated senior credit facility with LNV Corporation and Beneficient’s other borrowings are floating-rate financings. In addition, our ability to offer interest and dividend rates that attract capital (including in our continuous offering of L Bonds) is generally impacted by prevailing interest rates. Furthermore, while our L Bond offering provides us with fixed-rate debt financing, our Debt Coverage Ratio is calculated in relation to the interest rate on all of our debt financing, exclusive of our Seller Trust L Bonds. Therefore, increases in interest rates impact our business by increasing our borrowing costs and reducing availability under our debt financing arrangements. Earnings from our life insurance portfolio are based upon the spread, if any, generated between the return on the portfolio and the total cost of our financing (excluding cost of financing for the Seller Trust L Bonds). As a result, increases in interest rates will reduce the earnings we expect to achieve from our investments in life insurance policies.

Beneficient is subject to risks related to markets, credit, currency, and interest rates. Beneficient issues loans that are subject to credit risk, repayment risk and interest rate risk. Beneficient has underwriting procedures and utilizes market rates. As of December 31, 2019, all of Beneficient’s loans are collateralized by the cash flows originating from alternative assets without recourse to the client. Currently, all of these alternative assets consist of private equity limited partnership interests which are primarily denominated in the U.S. dollar, Euro, and Canadian dollar. The underlying portfolio companies primarily operate in the United States, with the largest percentage, based on NAV, operating in healthcare technology, bio-technology, and diversified telecommunications services industries. The Company mitigates credit risk through the ExAlt PlanTM whereby excess cash flows from a collective pool of alternative assets can be utilized to repay the loans when cash flows from the client’s original alternative assets are not sufficient to repay the outstanding principal, interest, and fees.

Debt Coverage Ratio

Our L Bond borrowing covenants require us to maintain a Debt Coverage Ratio of less than 90%. The Debt Coverage Ratio is calculated by dividing the sum of our total interest-bearing indebtedness (other than Excluded Indebtedness described in Note 2 to the table below) by the sum of our cash, cash equivalents, restricted cash, life insurance policy benefits receivable, the net present value of the life insurance portfolio, and, without duplication, the value of all of our other assets as reflected on our most recently available balance sheet prepared in accordance with GAAP. The discount rate we use for the net present value of our life insurance portfolio for this calculation may not be the same discount rate we use for our GAAP valuation and is not necessarily reflective of the amount we could realize upon a sale of the portfolio.

	December 31,	December 31,
	2019 (in thousands)	2018 (in thousands)
Life insurance portfolio policy benefits	$2,020,973	$2,047,992
Discount rate of future cash flows(1)	7.55%	7.75%
Net present value of life insurance portfolio policy benefits	$826,196	$770,074
All cash and cash equivalents (including restricted cash)	81,780	125,436
Life insurance policy benefits receivable (net of allowance)	23,031	16,461
Other assets	945,240	591,048
Total Coverage(2)	$1,876,247	$1,503,019

Senior credit facility with LNV Corporation	$184,586	$158,209
L Bonds	948,128	1,029,044
Total Indebtedness(2)	$1,132,714	$1,187,253

Debt Coverage Ratio	60.40%	78.99%

(1)	Weighted-average interest rate paid on indebtedness, excluding that of Seller Trust L-Bonds.

(2)	Total Coverage excludes the assets of Beneficient. Total Indebtedness is equal to the total liabilities balance of GWG Holdings (excluding the liabilities of Beneficient) as of December 31, 2019, other than Excluded Indebtedness. Excluded Indebtedness is Indebtedness that is payable at the Company’s option in Capital Stock of the Company or securities mandatorily convertible into or exchangeable for Capital Stock of the Company, or any Indebtedness that is reasonably expected to be converted or exchanged, directly or indirectly, into Capital Stock of the Company. This change in the definition of the Debt Coverage Ratio was defined in Amendment No. 2 to the Amended and Restated Indenture entered into as of December 31, 2019 (see Note 12 to the consolidated financial statements).

As of December 31, 2019 and 2018, we were in compliance with the Debt Coverage Ratio.

BUSINESS

Organizational Structure

Our business was originally organized in February 2006. We added our current parent holding company, GWG Holdings, Inc. (“GWG Holdings”), in March 2008, and in September 2014 we consummated an initial public offering of our common stock on The Nasdaq Capital Market where our stock trades under the ticker symbol “GWGH.”

GWG Holdings conducts its life insurance secondary market business through a wholly owned subsidiary, GWG Life, LLC (“GWG Life”), and GWG Life’s wholly owned subsidiaries, GWG Life Trust and GWG DLP Funding IV, LLC. GWG Holdings’ indirect interests in loans collateralized by cash flows from alternative assets are held by The Beneficient Company Group, L.P. (“Ben LP,” including all of the subsidiaries it may have from time to time — “Beneficient”) and its general partner, Beneficient Management, L.L.C. (“Beneficient Management”). As a result of the Investment and Exchange Agreements described in the section below entitled “The Beneficient Transaction”, GWG Holdings reported the results of Ben LP and its subsidiaries on a consolidated basis beginning on the transaction date of December 31, 2019. All of these entities are legally organized in the state of Delaware, other than GWG Life Trust, which is governed by the laws of the state of Utah. Unless the context otherwise requires or we specifically so indicate, all references in this prospectus supplement to “we,” “us,” “our,” “our Company,” “GWG,” or the “Company” refer to these entities collectively. Our headquarters are located in Dallas, Texas.

On November 11, 2019, GWG Holdings contributed the common stock and membership interests of its previously-wholly owned subsidiaries Life Epigenetics Inc. (“Life Epigenetics”) and youSurance General Agency, LLC (“youSurance”) to a legal entity, InsurTech Holdings, LLC (“InsurTech Holdings”) in exchange for a membership interest in InsurTech Holdings. On March 2, 2020, InsurTech Holdings changed its name to FOXO BioScience LLC. Although we currently own 100% of the equity of InsurTech Holdings, we do not have a controlling financial interest in InsurTech Holdings because the managing member has substantive participating rights. Therefore, we account for our ownership interest in InsurTech Holdings as an equity method investment. Life Epigenetics was formed to commercialize epigenetic technology for the longevity industry. youSurance seeks to offer life insurance directly to customers utilizing epigenetic technology.

Beneficient was formed in 2003 but began its alternative asset business in September 2017. Beneficient operates primarily through its subsidiaries, which provide Beneficient’s products and services. These subsidiaries include: (i) Beneficient Capital Company, L.L.C. (“BCC”), through which Beneficient offers loans and liquidity products; (ii) Beneficient Administrative and Clearing Company, L.L.C. (“BACC”), through which Beneficient provides services for fund and trust administration and plans to provide custody services; (iii) Pen Indemnity Insurance Company, LTD (“Pen”), through which Beneficient plans to offer insurance services; and (iv) Ben Markets Management Holdings, L.P., formerly called ACE Portal, L.L.C. (“ACE”), through which Beneficient plans to provide an online portal for direct access to Beneficient’s financial services and products.

Our Company

We are a financial services company committed to transforming the alternative asset industry with disruptive and innovative products and services. In 2018 and 2019 GWG consummated a series of transactions (as more fully described below) with Beneficient that has resulted in a significant reorientation of our business and capital allocation strategy towards an expansive and diverse exposure to alternative assets. As part of this reorientation, we also changed our Board of Directors and executive management team.

While we are continuing our work to maximize the value of our secondary life insurance business, we do not anticipate purchasing additional life insurance policies in the secondary market and have increased capital allocated toward providing liquidity to a broader range of alternative assets, primarily through investments in Beneficient. We believe Beneficient’s operations will generally produce higher risk-adjusted returns than those we can achieve from life insurance policies acquired in the secondary market. Furthermore, although we believe that our portfolio of life insurance policies is a meaningful component of a growing diversified alternative asset portfolio, we continue to explore strategic alternatives for our life insurance portfolio aimed at maximizing its value, including a possible sale, refinancing or recapitalization of our life insurance portfolio.

We completed our transactions with Beneficient to provide us with a significant increase in assets and common shareholder equity. In addition, our transactions with Beneficient provide us with the opportunity for a diversified source of future earnings within the alternative asset industry. As GWG and Beneficient expand their strategic relationship, we believe the Beneficient transactions will transform GWG from a niche provider of liquidity to owners of life insurance to, as GWG and Beneficient expand their strategic relationship, a full-scale provider of trust and liquidity products and services to owners of a broad range of alternative assets.

Beneficient, through its subsidiaries, plans to operate three potentially high value, high margin lines of business:

●	Private Trust Lending & Liquidity Products. Through BCC, Beneficient provides a unique suite of private trust, lending and liquidity products focused on bringing liquidity to owners of professionally managed alternative assets. Beneficient’s innovative liquidity solutions are designed to serve mid-to-high net worth (“MHNW”) individuals, small-to-mid sized (“STM”) institutions, and asset managers who have historically possessed few attractive options to access early liquidity from their alternative assets. Beneficient targets MHNW clients with $5 million to $30 million in net worth and STM institutional clients typically holding less than $1 billion in assets.

●	Trust and Custody Services. Through BACC and (subject to capitalization) through Pen, Beneficient plans, in the future, to market retirement funds, custody and clearing of alternative assets, and trustee and insurance services for covering risks attendant to owning or managing alternative assets.

●	Financial Technology. Through ACE, Beneficient plans to provide online portals and financial technologies for the trading and financing of alternative assets.

Beneficient’s existing and planned products and services are designed to support the tax and estate planning objectives of its MHNW clients, facilitate a diversification of assets or simply provide administrative management and reporting solutions tailored to the goals of the investor who owns alternative investments.

The Beneficient Transactions

The Exchange Transaction

On January 12, 2018, GWG Holdings and GWG Life entered into a Master Exchange Agreement (as amended, the “Master Exchange Agreement”) with Beneficient, MHT Financial SPV, LLC, a Delaware limited liability company (“MHT SPV”), and various related trusts (the “Seller Trusts”). The material terms and conditions of the initial Master Exchange Agreement were described in GWG Holdings’ Current Report on Form 8-K (the “January 2018 Form 8-K”) filed with the Securities and Exchange Commission (“SEC”) on January 18, 2018.

On August 10, 2018, GWG Holdings, GWG Life, Beneficient, MHT SPV, and the Seller Trusts entered into a Third Amendment to Master Exchange Agreement (the “Third Amendment”). Pursuant to the Third Amendment, the parties agreed to consummate the transactions contemplated by the Master Exchange Agreement in two closings. The Third Amendment also generally deleted MHT SPV as a party to the Master Exchange Agreement. The material terms and conditions of the Third Amendment to Master Exchange Agreement were described in GWG Holdings’ Current Report on Form 8-K (the “August 2018 Form 8-K”) filed with the SEC on August 14, 2018. The transactions contemplated by the Master Exchange Agreement, as amended, are referred to throughout this prospectus supplement as the “Exchange Transaction.”

On the first closing date, which took place on August 10, 2018 (the “Initial Transfer Date”):

●	in consideration for GWG Holdings and GWG Life entering into the Master Exchange Agreement and consummating the transactions contemplated thereby, Ben LP, as borrower, entered into a commercial loan agreement (the “Commercial Loan Agreement”) with GWG Life, as lender, providing for a loan in a principal amount of $200.0 million (the “Commercial Loan”);

●	Ben LP delivered to GWG a promissory note (the “Exchangeable Note”) in the principal amount of $162.9 million;

●	Ben LP purchased 5,000,000 shares of GWG’s Series B Convertible Preferred Stock, par value $0.001 per share and having a stated value of $10 per share (the “Series B”), for cash consideration of $50.0 million, which shares were subsequently transferred to the Seller Trusts;

●	the Seller Trusts delivered to GWG 4,032,349 common units of Ben LP at an assumed value of $10 per common unit;

●	GWG issued to the Seller Trusts Seller Trust L Bonds due 2023 (the “Seller Trust L Bonds”) in an aggregate principal amount of $403.2 million, as more fully described below;

●	GWG and the Seller Trusts entered into a registration rights agreement with respect to the Seller Trust L Bonds received by the Seller Trusts; and

●	GWG and Beneficient entered into a registration rights agreement with respect to the Ben LP common units received and to be received by GWG.

Under the Master Exchange Agreement, at the final closing (the “Final Closing” and the date on which the final closing occurred, the “Final Closing Date”), which occurred on December 28, 2018:

●	in accordance with the Master Exchange Agreement, and based on the net asset value of alternative asset financings as of the Final Closing Date, effective as of the Initial Transfer Date, (i) the principal amount of the Commercial Loan was reduced to $182.0 million, (ii) the principal amount of the Exchangeable Note was reduced to $148.2 million, and (iii) the principal amount of the Seller Trust L Bonds was reduced to $366.9 million;

●	the Seller Trusts refunded to GWG $0.8 million in interest paid on the Seller Trust L Bonds related to the Seller Trust L Bonds that were issued as of the Initial Transfer Date but cancelled, effective as of the Initial Transfer Date, on the Final Closing Date;

●	the accrued interest on the Commercial Loan and the Exchangeable Note was added to the principal amount of the Commercial Loan, as a result of which the principal amount of the Commercial Loan as of the Final Closing Date was $192.5 million;

●	the Seller Trusts transferred to GWG an aggregate of 21,650,087 common units of Ben LP and GWG received 14,822,843 common units of Ben LP in exchange for the Exchangeable Note, upon completion of which GWG owned (including the 4,032,349 common units received by GWG on the Initial Transfer Date) 40,505,279 common units of Ben LP;

●	Ben LP issued to GWG an option (the “Option Agreement”) to acquire the number of common units of Ben LP, interests or other property that would be received by a holder of Preferred Series A Subclass 1 Unit Accounts of Beneficient Company Holdings, L.P. (“BCH”), an affiliate of Ben LP; and

●	GWG issued to the Seller Trusts 27,013,516 shares of GWG common stock (including shares issued upon conversion of the Convertible Preferred Stock).

On the Final Closing Date, GWG and the Seller Trusts also entered into a registration rights agreement with respect to the shares of GWG common stock owned by the Seller Trusts, an orderly marketing agreement and a stockholders’ agreement. The material terms of these agreements were described in our Information Statement on Schedule 14C filed with the SEC on December 6, 2018, and in our Current Report on Form 8-K filed with the SEC on January 4, 2019.

The Expanded Strategic Relationship

In the second quarter of 2019, we completed an expansion of the strategic relationship with Beneficient, which was a transformational event for both organizations that is expected to create a unified platform uniquely positioned to provide an expanded suite of products, services and resources for investors and the financial professionals who assist them. GWG and Beneficient intend to collaborate extensively and capitalize on one another’s capabilities, relationships and services.

On April 15, 2019, Jon R. Sabes, the Company’s former Chief Executive Officer and a former director, and Steven F. Sabes, the Company’s former Executive Vice President and a former director, entered into a Purchase and Contribution Agreement (the “Purchase and Contribution Agreement”) with, among others, Ben LP. The Purchase and Contribution Agreement was summarized in our Current Report on Form 8-K filed with the SEC on April 16, 2019.

The closing of the transactions contemplated by the Purchase and Contribution Agreement (the “Purchase and Contribution Transaction”) occurred on April 26, 2019. Prior to or in connection with such closing:

●	Messrs. Jon and Steven Sabes sold and transferred all of the shares of the Company’s common stock held directly and indirectly by them and their immediate family members (approximately 12% of the Company’s outstanding common stock in the aggregate); specifically, Messrs. Jon and Steven Sabes (i) sold an aggregate 2,500,000 shares of Company common stock to BCC for $25.0 million in cash and (ii) contributed the remaining 1,452,155 shares of Company common stock to AltiVerse Capital Markets, L.L.C., a Delaware limited liability company (“AltiVerse”) (which is a limited liability company owned by an entity related to Beneficient’s founders, including Brad K. Heppner (GWG’s Chairman and Beneficient’s Chief Executive Officer and Chairman) and an entity related to Thomas O. Hicks (one of Beneficient’s current directors and a director of GWG)), in exchange for certain equity interests in AltiVerse.

●	Our bylaws were amended to increase the maximum number of directors of the Company from nine to 13, and the actual number of directors comprising the Board was increased from seven to 11. The size of the Board has since been reduced and currently consists of nine directors.

●	All seven members of the Company’s Board of Directors prior to the closing resigned as directors of the Company, and 11 individuals designated by Beneficient were appointed as directors of the Company, leaving two board seats vacant after the closing.

●	Jon R. Sabes resigned from all officer positions he held with the Company and all of its subsidiaries prior to the closing, other than his position as Chief Executive Officer of the Company’s technology focused wholly owned subsidiaries, Life Epigenetics and youSurance.

●	Steven F. Sabes resigned from all officer positions he held with the Company and all of its subsidiaries prior to the closing, except as Chief Operating Officer of Life Epigenetics.

●	The resignations of Messrs. Jon and Steven Sabes included a full waiver and forfeit of (i) any severance that may be payable by the Company or any of its subsidiaries in connection with such resignations or the Purchase and Contribution Transaction and (ii) all equity awards of the Company currently held by either of them.

●	Murray T. Holland, a trust advisor of the Seller Trusts, was appointed as Chief Executive Officer of the Company.

●	The Company entered into performance share unit agreements with certain employees of the Company pursuant to which such employees would receive a bonus under certain terms and conditions, including, among others, that such employees remain employed by the Company or one of its subsidiaries (or, if no longer employed, such employment was terminated by the Company other than for cause, as such term is defined in the performance share unit agreement) for a period of 120 days following the closing.

●	The stockholders’ agreement that was entered into on the Final Closing Date was terminated by mutual consent of the parties thereto.

●	BCC and AltiVerse executed and delivered a Consent and Joinder to the Amended and Restated Pledge and Security Agreement dated October 23, 2017 by and among the Company, GWG Life, LLC, Messrs. Jon and Steven Sabes and the Bank of Utah, which provides that the shares of the Company’s common stock acquired by BCC and AltiVerse pursuant to the Purchase and Contribution Agreement will continue to be pledged as collateral security for the Company’s obligations owing in respect of the L Bonds issued under our Amended and Restated Indenture, dated as of October 23, 2017, as amended and supplemented.

Among other things, the Purchase and Contribution Agreement contemplated that after the closing, the parties will seek to enter into an agreement pursuant to which the Company will, in certain circumstances, have the right to appoint a majority of the board of directors of the general partner of Beneficient, resulting in the Company and Beneficient being consolidated from a financial reporting perspective. The Company and Beneficient will also seek to enter into an agreement pursuant to which the Company will offer and distribute (through a FINRA registered managing broker-dealer) Beneficient’s liquidity products and services. The Company intends to reduce capital allocated to life insurance assets while it works with Beneficient to build a larger diversified portfolio of alternative asset investment products.

A copy of the Purchase and Contribution Agreement is included in our Annual Report on Form 10-K filed with the SEC on July 9, 2019 as Exhibit 99.3.

The Investment and Exchange Agreements

On December 31, 2019, the Company, Ben LP, BCH, and Beneficient Management entered into a Preferred Series A Unit Account and Common Unit Investment Agreement (the “Investment Agreement”).

Pursuant to the Investment Agreement, the Company transferred $79.0 million to Ben LP in return for 666,667 common units of Ben LP and a Preferred Series A Subclass 1 Unit Account of BCH.

In connection with the Investment Agreement, the Company obtained the right to appoint a majority of the board of directors of Beneficient Management, the general partner of Ben LP. As a result, the Company obtained control of Ben LP and began reporting the results of Ben LP and its subsidiaries on a consolidated basis beginning on the transaction date of December 31, 2019. The Company’s right to appoint a majority of the board of directors of Beneficient Management will terminate in the event (i) the Company’s ownership of the fully diluted equity of Ben LP (excluding equity issued upon the conversion or exchange of Preferred Series A Unit Accounts of BCH held as of December 31, 2019 by parties other than the Company) is less than 25%, (ii) the Continuing Directors of the Company cease to constitute a majority of the board of directors of the Company, or (iii) certain bankruptcy events occur with respect to the Company. The term “Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who: (1) was a member of the board of directors on December 31, 2019; or (2) was nominated for election or elected to the board of directors with the approval of a majority of the Continuing Directors who were members of the board of directors at the time of such nomination or election.

Following the transaction, and as agreed upon in the Investment Agreement, the Company was issued an initial capital account balance for the Preferred Series A Subclass 1 Unit Account of $319.0 million. The other holders of the Preferred Series A Subclass 1 Unit Accounts are an entity related to the founders of Ben LP and an entity related to one of GWG’s and Beneficient’s directors (the “Related Entities”), and the aggregate capital accounts of all holders of the Preferred Series A Subclass 1 Unit Accounts after giving effect to the investment by the Company is $1.6 billion. The Company’s Preferred Series A Subclass 1 Unit Account is the same class of preferred security as held by the Related Entities. In the event the Related Entities exchange their Preferred Series A Subclass 1 Unit Account for securities of the Company, the Company’s Preferred Series A Subclass 1 Unit Account would be converted into common units of Ben LP (so neither the Company nor the founders would hold Preferred Series A Subclass 1 Unit Accounts).

Also, on December 31, 2019, in a transaction related to the Investment Agreement, GWG Holdings transferred its interest in the Preferred Series A Subclass 1 Unit Account to its wholly owned subsidiary, GWG Life.

In addition, on December 31, 2019, the Company, Ben LP and the holders of common units of Ben LP (the “Common Units”) entered into an Exchange Agreement (the “Exchange Agreement”) pursuant to which the holders of Common Units from time to time have the right, on a quarterly basis, to exchange their Common Units for common stock of the Company. The exchange ratio in the Exchange Agreement is based on the ratio of the capital account associated with the Common Units to be exchanged to the market price of the Company’s common stock based on the volume weighted average price of the Company’s common stock for the five consecutive trading days prior to the quarterly exchange date. The Exchange Agreement is intended to facilitate the marketing of Ben LP’s products to holders of alternative assets.

The Exchange Transaction, the Purchase and Contribution Transaction, and the Investment and Exchange Agreements are referred to collectively as the “Beneficient Transactions.”

Segment Financial Information

We have two reportable segments: 1) Investment in Beneficient and 2) Secondary Life Insurance.

GWG segment information is included in Note 20, Segment Reporting, to the consolidated financial statements included in this prospectus supplement.

Market Opportunity

Alternative Asset Liquidity Products and Services

The market demand for liquidity from owners of alternative assets is attributable to the outstanding net asset value of illiquid alternative assets (“NAV”) held by U.S. investors. Using data from various published industry reports from 2017 to 2019, certain widely accepted commercial private-equity databases, and applying its own proprietary assumptions and calculations (“Ben Estimates”), Beneficient estimates that total outstanding NAV held by U.S. investors exceeded $4.0 trillion in 2019 (up from an estimated $3.0 trillion in 2018).

According to at least one industry report from Preqin from 2018, total outstanding NAV in the hands of U.S. investors grew at a 12.1% compound annual growth rate (CAGR) for the ten years ended 2018 and was forecasted to grow at an 8% CAGR through 2023 as a result of continued increases in capital committed to the alternative asset class.

According to Ben Estimates, the large U.S. institutions representing approximately 54% of the NAV have consistently sought liquidity on approximately 1.85% to 2.25% of their outstanding NAV. Based on Ben Estimates, this has led to an annual demand for liquidity of nearly $50 billion in recent years.

A primary group not included in this demand is the MHNW investor who holds investments of $5 million to $30 million compared to a large institution’s holdings in the hundreds of millions or billions of dollars. Intermediary brokers will often not represent the MHNW individuals (or STM institutional investors). According to Ben Estimates, MHNW investors hold over $700.0 billion in NAV, yet MHNW investors have only been able to access liquidity representing less than 0.5% of the NAV held by them each year, compared to the average 2% achieved by the large institutional owners, representing 54% of the market.

Based on these amounts, Beneficient estimates that MHNW investors would seek liquidity of 3% of their outstanding NAV each year if liquidity was made available to them, or a slightly greater percentage than that of large U.S. institutions. As a result, and according to Ben Estimates, the estimated market demand for liquidity by MHNW individuals would have exceeded $20.0 billion in 2019.

Secondary Life Insurance Market

The market for life insurance is large. According to the American Council of Life Insurers Fact Book 2018 (ACLI), consumers owned approximately $12.0 trillion in face value of individual life insurance policy benefits in the United States in 2017. In that same year, the ACLI reports that individual consumers purchased an aggregate of $3.1 trillion of new individual life insurance policy benefits. This figure includes all types of individual life policies, including term insurance and permanent insurance known as whole life and universal life.

The life insurance secondary market primarily serves consumers, 65 years and older, and their families who own life insurance.

The secondary market for life insurance exists as a result of consumer lapse behaviors and surrender values far below economic value offered to consumers for their life insurance by the issuing insurance carriers. The ACLI reports that the annual lapse and surrender rate for individual life insurance policies is 5.7% of the in-force face value of benefits, amounting to over $680 billion in face value of policy benefits lapsed and surrendered in 2017 alone.

In 2017, the National Association of Insurance Commissioners (“NAIC”) issued a policy bulletin in support of products we provide. The bulletin described these products as “innovative private market solutions for financing Americans’ long-term care needs.” The NAIC, citing the Company’s August 25, 2016 presentation, discussed how consumers could exchange the market value of their life insurance policies for products designed to fund long-term care expenses.

Primary Life Insurance Market and Technology (“Insurtech”)

The opportunity to apply technology to transform the insurance industry is significant. The application of technology to the insurance industry, commonly referred to as “insurtech”, provides opportunities for new entrants into the traditional insurance marketplace that have the potential to significantly disrupt the insurance industry’s historical approach to assessing and selecting acceptable underwriting risks.

As discussed in the Organizational Structure section above, on November 11, 2019, GWG contributed the common stock and membership interests of its previously wholly-owned subsidiaries, Life Epigenetics and youSurance, to InsurTech Holdings. This transaction affected a reorganization such that InsurTech owns only two direct subsidiaries, Life Epigenetics and youSurance, which hold all insurtech assets, and one indirect subsidiary, Scientific Testing Partners, LLC, a wholly owned subsidiary of Life Epigenetics. In connection with the transaction, GWG Holdings contributed $2.1 million in cash to InsurTech Holdings during the fourth quarter of 2019 and is committed to contribute an additional $17.9 million to the entity over the next two years.

Business Strategies

1. Liquidity for Alternative Assets

As a result of the Beneficient Transactions, we are now uniquely positioned to provide liquidity and related services to investors holding a full range of illiquid alternative assets. We will continue to work to create the most value for holders of alternative assets, the financial professionals who advise them and for our shareholders.

Beneficient provides private trust solutions, including a unique suite of lending and liquidity products focused on bringing liquidity to owners of alternative assets. Beneficient’s innovative liquidity solutions are designed to serve MHNW individuals, STM institutions, and asset managers who have historically possessed few attractive options to access early liquidity from their alternative assets. Beneficient targets MHNW individual clients with $5 million to $30 million in investments and institutional clients typically holding less than $1 billion in assets.

Beneficient’s products can also support tax and estate planning objectives, facilitate a diversification of assets or provide administrative management and reporting solutions tailored to the goals of the investor. In the future, Beneficient plans to offer insurance services covering risks associated with owning or managing alternative assets.

Our life insurance secondary market business is designed to serve consumers 65 years or older owning life insurance. We seek to earn non-correlated yield from life insurance policies that we purchased in the secondary market. Since inception, we have purchased over $3.2 billion in face value of policy benefits from consumers for over $620 million, as compared to the $52 million in surrender value offered by insurance carriers on those same policies. Our products provide unique and valuable services to the senior consumers that we serve.

The goal of our secondary life insurance business has been to build a profitable, large and well-diversified portfolio of life insurance assets. We believe that scale and diversification are key factors and risk mitigation strategies to provide consistent cash flows and reliable investment returns. We believe that we have reached the goal in terms of portfolio size and diversification. As described elsewhere, we do not anticipate making additional investments in the life settlements portfolio as we believe Beneficient’s operations will generally produce higher risk-adjusted returns than those we can achieve from life insurance policies acquired in the secondary market.

2. Developing a World Class Financial Services Distribution Platform

GWG has developed a large and sophisticated financial services product distribution platform. Today, this platform consists of over one hundred independent broker-dealers and several thousand “independent” financial advisors (“Retail Distribution”) who sell the Company’s investment products. “Independent” in this context refers to broker-dealers that accommodate financial advisors who carry securities licenses and need back-office support for services, such as compliance and trade execution, but allow their advisors wide latitude in how they conduct business. Since inception, GWG has raised over $1.52 billion of debt and equity capital to support our secondary market of life insurance business and related expenditures.

We believe that we are well positioned to continue to grow our Retail Distribution for several reasons:

●	There is a trend of financial professionals leaving large full-service broker-dealers to become “independent”;

●	Newly independent financial professionals and their clients demand a high level of customer service and access to innovative and value added products;

●	The significant demand for liquidity from owners of alternative assets by US investors;

●	Our expanded relationship with Beneficient will attract more and larger broker dealers to our platform due to our increased size and market capitalization as well as the increase in products offered; and

●	By using capital to provide liquidity products to our current customers, and as they begin to realize the benefit of these products, we will able to raise more capital and attract additional broker dealers into our selling group.

3. Commercializing Advanced Epigenetic Technology for Primary Life Insurance Markets

We believe life insurance underwriting will be transformed due to advancements in science and technology. As part of that transformational change, we believe the science of epigenetics will serve as a foundational science to this advancement for the life insurance industry by achieving more accurate and automated underwriting.

As discussed in the Organizational Structure section above, on November 11, 2019, GWG contributed the common stock and membership interests of its previously wholly-owned subsidiaries, Life Epigenetics and youSurance, to InsurTech Holdings. We believe that as a separate entity (rather than as a small subsidiary of a large financial services holding company), the InsurTech Holdings businesses can reach their maximum potential in terms of marketing and branding, attraction of talent, appropriate peer group comparisons and, ultimately, return to its owners. The Company will retain substantially all of the economics of InsurTech Holdings.

Secondary Life Insurance Assets

Our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2019, is summarized below:

Life Insurance Portfolio Summary

Total life insurance portfolio face value of policy benefits (in thousands)	$2,020,973
Average face value per policy (in thousands)	$1,756
Average face value per insured life (in thousands)	$1,883
Weighted average age of insured (years)	82.4
Weighted average life expectancy (LE) estimate (years)	7.2
Total number of policies	1,151
Number of unique lives	1,073
Demographics	74% Male; 26% Female
Number of smokers	48
Largest policy as % of total portfolio face value	0.7%
Average policy as % of total portfolio	0.1%
Average annual premium as % of face value	3.3%

Our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2019, organized by the insured’s current age and the associated number of policies and policy benefits, is summarized below:

Distribution of Policies and Policy Benefits by Current Age of Insured

				Percentage of Total
Min Age	Max Age	Number of Policies	Policy Benefits (in thousands)	Number of Policies	Policy Benefits	Wtd. Avg. LE (years)
95	101	17	$34,402	1.5%	1.7%	2.2
90	94	145	283,442	12.6%	14.0%	3.3
85	89	238	556,090	20.7%	27.5%	5.0
80	84	251	463,047	21.8%	22.9%	7.7
75	79	224	347,952	19.4%	17.2%	9.8
70	74	205	264,496	17.8%	13.1%	11.0
60	69	71	71,544	6.2%	3.6%	11.4
Total		1,151	$2,020,973	100.0%	100.0%	7.2

Our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2019, organized by the insured’s estimated life expectancy estimates and associated policy benefits, is summarized below:

Distribution of Policies by Current Life Expectancies of Insured

				Percentage of Total
LE (Months)	Max LE (Months)	Number of Policies	Policy Benefits (in thousands)	Number of Policies	Policy Benefits
0	47	281	$447,313	24.4%	22.1%
48	71	223	389,264	19.4%	19.3%
72	95	214	408,932	18.6%	20.2%
96	119	191	334,356	16.6%	16.6%
120	143	121	187,760	10.5%	9.3%
144	179	97	180,742	8.4%	8.9%
180	240	24	72,606	2.1%	3.6%
Total		1,151	$2,020,973	100.0%	100.0%

We rely on the payment of policy benefit claims by life insurance companies as a significant source of cash inflow. The life insurance assets we own represent obligations of third-party life insurance companies to pay the benefit amount under the policy upon the mortality of the insured. As a result, we manage this credit risk exposure by generally purchasing policies issued by insurance companies with investment-grade ratings from Standard & Poor’s, and diversifying our life insurance portfolio among a number of insurance companies.

The yield to maturity on bonds issued by life insurance carriers reflects, among other things, the credit risk (risk of default) of such insurance carrier. We follow the yields on certain publicly traded life insurance company bonds because this information is part of the data we consider when valuing our portfolio of life insurance policies for our financial statements.

The average yield to maturity of publicly traded life insurance company bonds data we consider as inputs to our life insurance portfolio valuation process was 2.67% as of December 31, 2019. We believe that this average yield to maturity reflects, in part, the financial market’s judgment that credit risk is low with regard to these carriers’ financial obligations. The obligations of life insurance carriers to pay life insurance policy benefits ranks senior to all of their other financial obligations, including the senior bonds they issue. The portfolio is backed by over 80 high quality insurance carriers. As of December 31, 2019, 95.7% of the face value benefits of our life insurance policies were issued by insurers having an investment-grade rating (BBB or better) by Standard & Poor’s.

As of December 31, 2019, our ten largest life insurance company credit exposures and the Standard & Poor’s credit rating of their respective financial strength and claims-paying ability is set forth below:

Distribution of Policy Benefits by Top 10 Insurance Companies

Rank	Policy Benefits (in thousands)	Percentage of Policy Benefit Amount	Insurance Company	Ins. Co. S&P Rating
1	$287,492	14.2%	John Hancock Life Insurance Company	AA-
2	233,338	11.5%	Lincoln National Life Insurance Company	AA-
3	214,799	10.6%	AXA Equitable Life Insurance Company	A+
4	196,164	9.7%	Transamerica Life Insurance Company	AA-
5	112,503	5.6%	Metropolitan Life Insurance Company	AA-
6	98,068	4.8%	American General Life Insurance Company	A+
7	85,998	4.3%	Pacific Life Insurance Company	AA-
8	69,976	3.5%	ReliaStar Life Insurance Company	A
9	64,095	3.2%	Massachusetts Mutual Life Insurance Company	AA+
10	60,953	3.0%	Protective Life Insurance Company	AA-
	$1,423,386	70.4%

Beneficient Loans Receivable

Beneficient’s primary operations pertain to its liquidity products whereby Ben LP, through its subsidiaries, extends loans collateralized by cash flows from illiquid alternative assets and provides services to the trustees who administer the collateral. Beneficient’s core business products are its Exchange Trust, LiquidTrust and the InterChange Trust (introduced in 2020). Beneficient’s clients select one of these products and place their alternative assets into the custody trust that is a constituent member of a trust structure called the “ExAlt PlanTM” (comprised of Exchange Trusts, LiquidTrusts, Custody Trusts, Collective Trusts, and Funding Trusts). The ExAlt PlanTM then delivers to Beneficient’s clients the consideration required by the specific product selected by Beneficient’s clients. At the same time, Beneficient, through a subsidiary, extends a loan to the ExAlt PlanTM. The proceeds (cash or securities of Ben LP or its affiliates) of that loan to the ExAlt PlanTM are ultimately paid to the client. The cash flows from the client’s alternative asset support the repayment of the loans plus any related interest and fees.

Beneficient held loans receivable of $232.3 million at December 31, 2019, representing the fair value of loans as a result of the purchase accounting applied in conjunction with the Investment and Exchange Agreements described above. Loans are carried at the principal amount outstanding, plus interest paid in kind. Loans are demand loans with a maturity date of 12 years. Loans bear contractual interest at the greater of 14% or 1-month LIBOR plus 10%, compounded daily. In the event an alternative reference rate is required, the secured overnight financing rate (SOFR) would replace LIBOR, as contemplated in our loan agreements. The primary source of repayment for the loans and related fees is cash flows from the alternative assets collateralizing the loans. Interest income on loans is accrued on the principal amount outstanding and interest compounds on a daily basis.

As of December 31, 2019, Beneficient’s loan portfolio had exposure to 117 professionally managed alternative investment funds, comprised of 362 underlying investments, and approximately 96 percent of Beneficient’s loan portfolio was backed by investments in private companies. Beneficient’s loan portfolio diversification spans across these industry sectors, investment strategy types and geographic regions:

Assets in the collateral portfolio consist primarily of interests in alternative investment vehicles (also referred to as “funds”) that are managed by a group of U.S. and non-U.S. based alternative asset management firms that invest in a variety of financial markets and utilize a variety of investment strategies. The vintages of the funds in the collateral portfolio as of December 31, 2019 ranged from 1998 to 2011.

As Beneficient grows its loan portfolio, Beneficient will monitor the diversity of its collateral portfolio through the use of concentration guidelines. These guidelines were established, and will be periodically updated, through a data driven approach based on asset type, fund manager, vintage of fund, industry segment and geography to manage portfolio risk. Beneficient will refer to these guidelines when making decisions about new financing opportunities; however, these guidelines will not restrict Beneficient from entering into financing opportunities that would result in Beneficient having exposure outside of its concentration guidelines. In addition, changes to Beneficient's collateral portfolio may lag changes to the concentration guidelines. As such, Beneficient’s collateral portfolio may, at any given time, have exposures that are outside of its concentration guidelines to reflect, among other things, attractive financing opportunities, limited availability of assets, or other business reasons. Given Beneficient’s limited operating history, the collateral portfolio, as of December 31, 2019, had exposure to certain alternative investment vehicles and investments in private companies that were outside of those guidelines.

Classifications by industry sector, investment strategy type and geography reflect classification of investments held in funds or companies held directly in the collateral portfolio. Investments reflect the assets listed by the general partner of a fund as held by the fund and have a positive or negative net asset value. Typical assets include portfolio companies, limited partnership interests in other funds, and net other assets, which are a fund’s cash and other current assets minus liabilities.

Industry sector is based on Global Industry Classification Standard (GICS®) Level 2 classification (also known as “Industry Group”) of companies held in the collateral portfolio by funds or directly, subject to certain adjustments by us. “Other” classification is not a GICS® classification. “Other” classification reflects companies in the GICS® classification categories of Automobiles & Components, Banks, Commercial & Professional Services, Consumer Durables & Apparel, Consumer Services, Energy, Food, Beverage & Tobacco, Household & Personal Products, Insurance, Materials, Media & Entertainment, Real Estate, Retailing, Semiconductors & Semiconductors Equipment, Tech Hardware & Equipment, and Transportation. N/A includes investments assets that we have determined do not have an applicable GICS Level 2 classification, such as Net Other Assets and investments that are not operating companies.

Investment strategy type reflects classifications based on each fund’s current investment strategy stage as determined by us. “Other Strategy Types” include private debt strategies, natural resources strategies, and hedge funds.

Geography reflects classifications determined by us based on each underlying investment. “Other” geography classification includes Israel, Australia, Eastern Europe.

Competitive and Regulatory Framework

Competition

We encounter significant competition from numerous companies in the products and services we provide and seek to develop in the alternative assets industry. Many of these competitors have greater financial and other resources than we do and may have significantly lower cost of funds than us because they have access to insured deposits or greater access to the capital markets, for example. They may also have greater market share in the markets in which we operate. These factors could adversely affect our business, results of operations and financial condition and our ability to implement our growth strategies.

In addition, as we enter new markets, we expect to experience significant competition from incumbent market participants. Our ability to compete in these markets will be dependent upon our ability to deliver value-added products and services to the customers we serve. These factors also could adversely affect our business, results of operations and financial condition and our ability to implement our growth strategies.

Government Regulation

Our life insurance secondary market business is highly regulated at the state level with respect to the life insurance industry, and at the federal level with respect to the issuance of our securities offerings. At the state level, states generally subject us to laws and regulations requiring us to obtain specific licenses or approvals to purchase life insurance policies in those states. State statutes typically provide state regulatory agencies with significant powers to interpret, administer and enforce the laws relating to the life insurance industry. Under this authority, state regulators have broad discretionary power and may impose new licensing and other requirements, and interpret or enforce existing regulatory requirements in new and different ways. Any of these new requirements, interpretations or enforcement directives could be materially adverse to our industry.

Beneficient has applied for trust charters from the Texas Department of Banking and intends to carry on much of its business through two subsidiary trust companies. Because Beneficient’s current business plans are based in part on obtaining regulatory charters to operate as regulated trust companies, a failure to obtain such charters may materially and adversely impact its financial performance and prospects, which would likely diminish our ability to affect parts of our business plan and growth strategies. Furthermore, a failure to obtain the trust charters may trigger an impairment assessment related to the assets of Beneficient, including goodwill recognized in connection with the Investment and Exchange Agreements (see Note 5 to our consolidated financial statements for further details of the accounting for the change in control).

The state regulatory landscape for the use of genetic and epigenetic testing in life insurance underwriting is such that genetic and epigenetic testing is generally permitted. A few states require informed consent for use of genetic testing in life insurance underwriting. Epigenetic testing is distinguishable from genetic testing and we believe epigenetic testing does not raise the ethical issue found with genetic testing of denying insurance coverage to applicants based on immutable inherited characteristics. While well-informed policymakers and regulators should have little reason to consider expanding current definitions of genetic testing to include epigenetic testing, or to increase restrictions on life insurance underwriting using epigenetic test results, we can provide no such assurances.

Other changes to the current genetic and epigenetic regulatory framework, including the imposition of additional or new regulations, could arise at any time during the development or marketing of InsurTech Holdings’ epigenetic based products. This may negatively affect the ability of InsurTech Holdings to obtain or maintain applicable regulatory clearance or approval of its products. In addition, regulatory authorities, such as the Food and Drug Administration (FDA), may introduce new requirements that may change the regulatory requirements for InsurTech Holdings or its customers, or both.

Although the federal securities laws and regulations do not directly affect life insurance, in some cases the purchase of a variable life insurance policy may constitute a transaction involving a “security” that is governed by federal securities laws. While we presently hold few variable life insurance policies, our holding of a significant amount of such policies in the future could cause our Company or one of our subsidiaries to be characterized as an “investment company” under the federal Investment Company Act of 1940. The application of that law to all or part of our businesses — whether due to our purchase of life insurance policies or to the expansion of the definition of “securities” under federal securities laws — could require us to comply with detailed and complex regulatory requirements, and cause us to fall out of compliance with certain covenants under our second amended and restated senior credit facility with LNV Corporation. Such an outcome could negatively affect our business, results of operations and financial condition and our ability to implement our growth strategies.

We hold licenses to purchase life insurance policies in 38 states and can also purchase in seven unregulated states. We have also historically purchased life insurance policies from other secondary market participants.

Health Insurance Portability and Accountability Act (HIPAA)

HIPAA requires that holders of medical records maintain such records and implement procedures designed to assure the privacy of patient records. In order to carry out our business, we receive medical records and obtain a release to share such records with a defined group of persons, take on the responsibility for preserving the privacy of that information, and use the information only for purposes related to the life insurance policies we own.

The Genetic Information Nondiscrimination Act of 2008 (GINA)

GINA is a federal law that protects people from genetic discrimination in health insurance and employment. GINA prohibits health insurers from: (i) requesting, requiring, or using genetic information to make decisions about eligibility for health insurance; or (ii) making decisions on the health insurance premium, contribution amounts, or coverage terms they offer to consumers. In addition, GINA makes it against the law for health insurers to consider family history or a genetic test result, a preexisting condition, require a genetic test, or use any genetic information, to discriminate coverage, even if the health insurance company did not mean to collect such genetic information.

GINA does not apply to the life insurance, long-term care or annuity industries. The life insurance, long-term care or annuity industries operate on medical-evidenced underwriting principles in which specific medical conditions are taken into account when assessing and pricing risk. The regulation of genomic data is relatively new, and we believe it is likely that regulation will increase and grow more complex in the foreseeable future. We cannot, however, predict what any new law or regulation would specifically involve or how it might affect our industry, our business, or our future plans.

Patents, trademarks, licenses

On March 19, 2018, Life Epigenetics filed provisional patents for the application of the use of epigenetic technology against the identification of tobacco and alcohol usage. Life Epigenetics continues to advance its intellectual property protection of these alcohol and tobacco focused technologies.

On December 17, 2018, Life Epigenetics secured the exclusive evaluation and option agreement for patent pending “Phenotypic Age and DNA Methylation Based Biomarkers for Life Expectancy and Morbidity” technology from The Regents of the University of California to commercialize advanced epigenetic technology for the life insurance industry.

Life Epigenetics has filed additional patents for a machine learning model trained to classify risk using DNA epigenetic data, a machine learned epigenetic status estimator, and a machine learning model trained to determine biochemical stat and/or medical conditions using DNA epigenetic data.

We believe epigenetics will be commercialized to improve upon many traditional factors used in the life insurance underwriting process with greater accuracy, speed and convenience. To that end, Life Epigenetics is engaged in several research and development efforts to further validate, refine and expand its epigenetic testing capabilities. In particular, Life Epigenetics conducted a research study comprised of approximately 1,300 participants in which biological samples, as well as medical records and prescription transaction history records, detailed health history, and DNA methylation analysis were conducted. Life Epigenetics measured the results of each participant’s diagnostic indicators against insurance risk classes, disease states, biomarker levels, and prescription medication statuses. The results demonstrate that epigenetics can be used to effectively estimate tobacco use, cardiovascular disease, hypertension, kidney disease, diabetes, obesity, and alcohol and drug abuse.

Beneficient has registered trademarks for its LiquidTrust product described in the “Beneficient Loans Receivable” section above and its ACE portal described in the “Organizational Structure” section above. Beneficient also has trademarks pending registration on a number of its other liquidity products and trust services, also described in the “Beneficient Loans Receivable” section above, including, its ExAlt PlanTM, Exchange Trust and Interchange Trust.

Employees

We employed approximately 130 employees as of March 37, 2020, the date of the filing of our Annual Report on Form 10-K for the year ended December 31, 2019.

Properties

Our principal executive offices are currently located at 325 North St. Paul Street, Dallas, Texas 75201. GWG and Beneficient collectively lease 33,652 square feet of space for a lease term expiring on July 31, 2021. GWG also retains the lease of its legacy executive offices located at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402. At that location, GWG leases 17,687 square feet of space for a lease term expiring in 2025. We believe these facilities are adequate for our current needs and that suitable additional space will be available as needed.

DESCRIPTION OF THE L BondS

General

The L Bonds are secured obligations of GWG Holdings. The L Bonds will be issued under the amended and restated indenture between us and Bank of Utah as the indenture trustee, dated October 23, 2017, which amends and restates the original indenture dated October 19, 2011 and as may be amended or supplemented from time to time (referred to herein as the “indenture”). The terms and conditions of the L Bonds include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The following is a summary of the material provisions of the indenture. For a complete understanding of the L Bonds, you should review the definitive terms and conditions contained in the indenture, which include definitions of certain terms used below. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus supplement is a part, and is available from us at no charge upon request.

The following is a summary of the material terms of the L Bonds:

●	The L Bonds are general secured obligations of GWG Holdings. The obligations are secured by a grant of a security interest in all of the assets of GWG Holdings, which assets will serve as collateral for our obligations under the L Bonds. This grant of a security interest is effected pursuant to an amended and restated pledge and security that has been filed as an exhibit to the registration statement of which this prospectus forms a part.

●	The L Bonds are fully and unconditionally guaranteed by our wholly owned direct subsidiary, GWG Life, but otherwise are not guaranteed by any other person or entity. The guarantee is backed by a grant of a security interest in all of the assets of GWG Life, which assets will serve as additional collateral for our obligations under the L Bonds. Chief among these assets is GWG Life’s ownership interest in DLP IV. This guarantee is effected pursuant to provisions contained in the indenture.

●	The L Bonds are also secured by a pledge of the equity ownership interests in GWG Holdings beneficially owned by BCC and AltiVerse Capital Markets, L.L.C., a Delaware limited liability company (“AltiVerse”) (which is a limited liability company owned by an entity related to Beneficient’s founders)— which pledge is effected pursuant to an amended and restated pledge and security agreement that has been filed as an exhibit to the registration statement of which this prospectus supplement forms a part.

●	Through DLP IV, we are party to a $300.0 million second amended and restated senior credit facility with LNV Corporation. The amount outstanding under this facility was $184.6 million at December 31, 2019.

●	The L Bonds are not savings accounts, certificates of deposit (CDs) or other forms of “deposits,” and are not insured by the FDIC or any other governmental agency.

●	The L Bonds are not directly secured by any life insurance assets not owned by GWG Life. A substantial majority of our life insurance assets are held by DLP IV. Although GWG Life’s equity ownership interest in DLP IV is an asset in which GWG Life has, pursuant to its guarantee, granted a security interest to serve as collateral for obligations under the L Bonds, the payment on such equity interest will be subordinate to the interests of creditors of DLP IV, including our senior creditor LNV Corporation.

●	The L Bonds do not have the benefit of a “sinking fund” for the retirement of principal.

●	The L Bonds are not convertible into our capital stock or other securities.

●	We have the option to call and redeem the entire outstanding principal balance and accrued but unpaid interest of any L Bonds at any time and without premium or penalty. If we elect to call and redeem your L Bonds, those redeemed L Bonds will cease to accrue interest after the redemption date under the terms and subject to the conditions of the indenture.

●	Except in limited circumstances (death, bankruptcy or total permanent disability) L Bond holders will have no right to require us to redeem any L Bond prior to its maturity date. Any early redemption will be for the total outstanding principal balance and accrued but unpaid interest. If we in our sole discretion nonetheless elect to accommodate a redemption request, we will redeem the entire (but not less than the entire) outstanding principal balance and accrued but unpaid interest of the L Bonds and may impose a redemption fee of 6% against the outstanding principal balance of the L Bond redeemed. This fee will be subtracted from the amount paid to you.

The L Bonds will be represented by “Units,” with each whole Unit representing $1,000 in principal amount (USD) of L Bonds. Accordingly, L Bond Units will be sold at 100% of their principal face amount. Throughout this prospectus supplement, we refer to L Bond Units simply as “L Bonds.” The minimum investment amount in the L Bonds will be 25 Units, or $25,000. Above that minimum amount, L Bonds may be purchased in whole Units. Subject to the minimum investment amount, you may select the principal amount and term of the L Bonds (ranging from two to seven years) you would like to purchase when you subscribe. The interest rate of your L Bonds will remain fixed until maturity. Depending on our capital requirements, we may not, however, always offer L Bonds with the particular terms you seek. See “Description of the L Bonds — Interest Rate and Maturity” below.

Upon acceptance of your subscription, we will create an account in a book-entry registration and transfer system for you, and credit the principal amount of your subscription to your account. We will also send you a purchase confirmation that will indicate our acceptance of your subscription. If your subscription is rejected, all funds deposited will be promptly returned to you without any interest. See “— Registration and Exchange” below. Alternatively, you may subscribe for L Bonds as a direct participant with Depository Trust Company (DTC settlement). See “Plan of Distribution — Settlement Procedures” for more information.

Investors whose subscriptions for L Bonds have been accepted and anyone who subsequently acquires L Bonds in a qualified transfer are referred to as “holders” or “registered holders” in this prospectus supplement. We may modify or supplement the terms of the L Bonds described in this prospectus supplement from time to time in a supplement to the indenture and a further supplement to this prospectus supplement. Except as set forth under “— Amendment, Supplement and Waiver” below, any modification or amendment will not affect L Bonds outstanding at the time of such modification or amendment.

The L Bonds are transferable pursuant to the terms of the indenture. The L Bonds may be transferred or exchanged for other L Bonds of the same series and class of a like aggregate principal amount (i.e., the same number of Units) subject to limitations contained in the indenture. We will not charge a fee for any registration, transfer or exchange of L Bonds. However, we may require the holder to pay any tax, assessment fee, or other governmental charge required in connection with any registration, transfer or exchange of L Bonds. The registered holder of any L Bonds will be treated as the owner of such L Bond Units for all purposes.

Denomination

You may purchase L Bonds in the minimum amount of 25 Units, representing a minimum principal amount of $25,000, and in any whole Unit amounts in excess thereof. You will determine the exact number of L Bond Units you purchase when you subscribe. You may not cumulate multiple purchases L Bond Units in amounts less than 25 Units to satisfy the 25 Unit minimum requirement. In our discretion, however, we may waive the 25 Unit minimum purchase requirement for any investor.

Term

We may offer L Bonds with the following terms to maturity: two years, three years, five years, and seven years.

You will select the term of the L Bonds you purchase when you subscribe. You may purchase multiple L Bonds with different terms by filling in investment amounts for more than one term on your Subscription Agreement. Nevertheless, during this offering we may not always offer L Bonds with each of the maturity terms outlined above.

The actual maturity date will be on the last day of the month in which the L Bond matures (i.e., the month in which the L Bond’s term ends). For example, if you select a two-year term and your L Bond becomes effective on January 1, 2020, then the actual maturity date will be January 31, 2022. After actual maturity, we will pay all outstanding principal and accrued but unpaid interest on the L Bond no later than the fifth day of the calendar month next following its maturity (or the first business day following the fifth day of such month). So, in the case of an L Bond with a maturity date of January 31, 2022, actual payment will be made on or prior to February 5, 2022 (unless such date is not a business day, in which case actual payment will be made on the next business day). The L Bonds do not earn interest after the maturity date or any date set for prepayment.

Should the original L Bond holder (x) no longer be the holder of the L Bond or (y) be unavailable, or a change in payee be necessary, such as in the case of a surviving estate, we may require a copy of the executed assignment to any transferee, or an order from a court or probate commission, as the case may be, in order that we know the principal is returned to the rightful party.

Interest Rate

The rate of interest we will offer to pay on L Bonds at any particular time will vary based upon market conditions, and will be determined by the term to maturity of the L Bonds, our capital requirements and other factors described below. The interest rate on particular L Bonds will be determined at the time of subscription or renewal and then remain fixed for the original or renewal term of the L Bond. We will establish and may change the interest rates payable for L Bonds of various terms and at various investment levels in an interest rate supplement to this prospectus supplement.

We may offer L Bonds that earn incrementally higher interest rates when, at the time they are purchased or renewed, the aggregate principal amount of the L Bond portfolio of the holder increases. If applicable, the interest rates payable at each level of investment will be set forth in an interest rate supplement to this prospectus supplement. We may change the interest rate for any or all maturities to reflect market conditions at any time by supplementing this prospectus supplement. If we change the interest rates, the interest rate on L Bonds issued before the date of the change will not be affected.

Payments on the L Bonds; Paying Agent and Registrar

Investors will have the opportunity to select whether interest on their L Bonds will be paid monthly or annually. For investors using direct settlement with the Company, this selection opportunity will be presented in the Subscription Agreement.

Interest will accrue on the L Bonds at the stated rate from and including the effective date of the L Bond until maturity. The effective date of an L Bond will be as follows:

●	If you purchase an L Bond through DTC settlement, the effective date of your L Bond purchase will be the date your subscription is accepted by the Company.

●	If you purchase an L Bond through direct settlement with the Company, the effective date of your L Bond purchase will be the following, as applicable: (i) in cases where you pay for your bond via wire transfer directly to us, the first business day of the next calendar month after which we receive the wire; (ii) in cases where you pay for your bond by bank draft directly to us, the first business day of the next calendar month after which we receive the draft; or (iii) in cases where you pay for your bond by personal check, the first business day of the calendar month that is at least five full business days after which we receive the check. In all cases involving direct settlement with the Company, we must also have received and accepted your completed and executed Subscription Agreement.

Interest payments on L Bonds will be paid on the 15th day immediately following the last day of the applicable interest payment period. Interest will be paid without any compounding. The first payment of interest will include interest for the partial period in which the purchase occurred. The indenture provides that all interest will be calculated based on a year with twelve 30-day months.

If you purchase your L Bond Units through direct settlement, we will pay the principal of, and interest on, L Bonds by direct deposit to the account you specify in your Subscription Agreement. We will not accept subscriptions from investors who are not willing to receive their interest payments via direct deposit. If the foregoing payment method is not available, principal and interest payments on the L Bonds will be payable at our principal executive office or at such other place as we may designate for payment purposes. If you purchase your L Bond Units through DTC settlement, our payments of principal and interest will be paid to the depositary (DTC) and then be credited to your brokerage or custodial account through the DTC procedures followed by your brokerage firm or custodian. For more information, please see “Registration and Exchange — Global Certificates Deposited with DTC” below.

We will withhold 28% of any interest payable to any investor who has not provided us with a social security number, employer identification number, or other satisfactory equivalent in the Subscription Agreement (or another document) or where the IRS has notified us that backup withholding is otherwise required. Please see “Material Federal Income Tax Considerations — Backup Withholding and Information Reporting.”

Registration and Exchange

The L Bonds that we settle directly will generally be issued in book-entry form, which means that no physical L Bond is created, subject, however, to limited exceptions described in the indenture. The L Bonds settled through DTC settlement will be represented by global certificates deposited with the depositary as described below.

Book-Entry Registration

Evidence of your ownership will be provided by written confirmation. As described below, holders may, under certain circumstance described below, opt to receive physical delivery of a certificated security that evidences their L Bonds. Otherwise, the issuance and transfer of L Bonds will be accomplished exclusively through the crediting and debiting of the appropriate accounts in our book-entry registration and transfer system.

The holders of the accounts established upon the purchase or transfer of L Bonds will be deemed to be the owners of the L Bonds under the indenture. The holder of the L Bonds must rely upon the procedures established by the trustee to exercise any rights of a holder of L Bonds under the indenture. We will regularly provide the trustee with information regarding the establishment of new accounts and the transfer of existing accounts.

On or prior to any interest payment date or upon redemption, we will also provide the trustee with information regarding the total amount of any principal and interest due to holders of L Bonds. On each interest payment date, we will credit interest due on each account and direct payments to the holders. We will determine the interest payments to be made to the book-entry accounts and maintain, supervise and review any records relating to book-entry accounts for the L Bonds.

Book-entry notations in the accounts evidencing ownership of the L Bonds are exchangeable for certificated L Bonds only: (i) at the request of the holder, at the end of the Company’s next fiscal quarter; or (ii) after the occurrence of an event of default under the indenture, if holders of more than 50% of the aggregate outstanding principal amount of the L Bonds advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of L Bonds. In its discretion, the Company may elect to terminate the book-entry system and replace book-entry notations with physical certificates.

Global Certificates Deposited with DTC

L Bonds may be issued in the form fully registered global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, NY, and registered in the name of Cede & Co., as nominee of DTC. Unless and until exchanged, in whole or in part, for L Bonds in definitive registered form, a global certificate may not be transferred except as a whole by the depositary to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary, or by such depositary or any nominee of such depositary to a successor of such depositary or a nominee of such successor.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the managing broker-dealer), banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

If available, purchases of L Bonds within the DTC system must be made by or through direct participants, which will receive a credit for the L Bonds on DTC’s records. The ownership interest of each beneficial owner of the L Bonds will be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in the L Bonds are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all L Bonds deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of L Bonds with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the L Bonds. DTC’s records will reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We will make payments due on the notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detailed information, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not our responsibility or that of DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Thereafter, disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants (i.e., brokers, dealers and custodians).

Except as provided herein, a beneficial owner of an interest in a global certificate will not be entitled to receive physical delivery of the L Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the L Bonds. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global certificate.

As long as the depositary, or its nominee, is the registered holder of a global certificate, the depositary or such nominee will be considered the sole owner and holder of the L Bonds represented thereby for all purposes under the L bonds and the indenture. Except in the limited circumstances referred to below, owners of beneficial interests in a global certificate will not be entitled to have such global certificate or any L Bonds represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated L Bonds in exchange for the global certificate and will not be considered to be the owners or holders of such global certificate or any certificates represented thereby for any purpose under the L Bonds or the indenture. Accordingly, each person owning a beneficial interest in such global certificate must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

If the depositary for a global certificate representing L Bonds is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue L Bonds in definitive form in exchange for such global certificate. In addition, we may at any time and in our sole discretion determine not to have the L Bonds represented by one or more global certificates and, in such event, we will issue the notes in definitive form in exchange for all of the global certificates representing the L Bonds. Finally, if an event of default, or an event which with the giving of notice or lapse of time or both would constitute an event of default, with respect to the L Bonds represented by a global certificate has occurred and is continuing, then we will issue L Bonds in definitive form in exchange for all of the global certificates representing the notes.

Although DTC has agreed to the procedures provided above in order to facilitate transfers, it is under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Limited Rescission Right

If you are purchasing L Bonds through direct settlement with the Company and your Subscription Agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus supplement is a part must be filed with the SEC, but such post-effective amendment has not yet been declared effective, we will send to you at your registered address a notice and a copy of the related prospectus once it has been declared effective. You will thereupon have the right to rescind your investment upon written request within ten business days from the postmark date of the notice we send to you that the post-effective amendment has been declared effective (and containing the related prospectus). We will promptly return any funds sent with a Subscription Agreement that is properly rescinded without penalty, although any interest previously paid on a rescinded L Bond will be deducted from the funds returned to you upon rescission. A written request for rescission, except in the case of a mailed rescission, must be postmarked on or before the tenth business day after our notice to you (described above). If you notify us other than by mail, we must actually receive your rescission request on or before the tenth business day after our notice to you.

We will not accept purchases of L Bonds through DTC settlement if, as of the end of the monthly closing for DTC settlement, we have determined that a post-effective amendment to the registration statement of which this prospectus supplement is a part must be filed with the SEC, but such post-effective amendment has not yet been declared effective. In any such case, settlement of your L Bond purchase must occur in the following month.

Renewal or Repayment on Maturity

At least 30 days prior to the maturity of your L Bond, we will provide you with a notice indicating that your L Bond is about to mature and whether we will allow automatic renewal of your L Bond. If we allow you to renew your L Bond, we will also provide to you the then-current form of prospectus, which may include an interest rate or prospectus supplement and any other updates to the information contained in this prospectus supplement. The prospectus, or the interest rate or prospectus supplement, will set forth the interest rates then in effect. The notice will recommend that you review the then-current prospectus, including any interest rate or prospectus supplement, prior to exercising one of the below options. If we do not provide you a new prospectus because the prospectus has not changed since the delivery of this prospectus supplement in connection with your original investment or any prior renewal, we will nonetheless send you a new copy of the prospectus upon your request. Unless the election period is extended as described below, you will have until 15 days prior to the maturity date to exercise one of the following options:

●	You can do nothing, in which case (subject to applicable law) your L Bond will automatically renew for a new term equal to the original term but at the interest rate in effect at the time of renewal. Interest on renewed L Bonds will be paid on the same schedule (i.e., monthly or annually) as the original L Bond. If applicable, a new certificate will be issued.

●	You can elect repayment of your L Bond, in which case the principal amount will be repaid in full along with any accrued but unpaid interest. If you choose this option, your L Bond will not earn interest on or after the maturity date.

●	You can elect repayment of your L Bond and use all or part of the proceeds to purchase a new L Bond with a different term or principal amount. To exercise this option, you will need to complete a new Subscription Agreement for the new L Bond and mail it along with your request, or else work with your broker if you wish to purchase your new L Bond through DTC settlement. Any proceeds from the old L Bond that are not applied to the new L Bond will be sent to you.

The foregoing options will be available to holders unless and until terminated under the indenture. Interest will accrue from the first day of each renewed term. Each renewed L Bond will retain all its original provisions, including provisions relating to payment, except that the interest rate payable during any renewal term will be the interest rate that is being offered at that time to other holders with similar aggregate L Bond portfolios for L Bonds of the same term as set forth in the interest rate supplement delivered with the maturity notice. If similar L Bonds are not then being offered, the (i) interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing L Bond if no such rate is specified, and (ii) the maturity will, if L Bonds of the same maturity are being offered at the time of renewal, be the same or, if not, the next earliest maturity.

If we notify the holder of our intention to repay an L Bond at maturity, or if the holder timely requests repayment, we will pay the principal and all accrued but unpaid interest on the L Bond on or prior to the fifth day of the calendar month after the maturity date (or the first business day following the fifth day of such month). Thus, in the case of an L Bond with a maturity date of January 31, 2022, actual payment will be made on or prior to February 5, 2022 (unless such date is not a business day, in which case actual payment will be made on the next business day). No interest will accrue after the maturity date. You should be aware that because payment is made by ACH transfer, funds may not be received in the holder’s account for two to three business days.

We will be required from time to time to file post-effective amendments to the registration statement of which this prospectus supplement is a part to update the information it contains. If you would otherwise be entitled to renew your L Bonds upon their stated maturity at a time when we have determined that a post-effective amendment must be filed with the SEC, but such post-effective amendment has not yet been declared effective, then the period during which you can elect renewal (or repayment) will be automatically extended until ten days following the postmark date of our notice to you that the post-effective amendment has been declared effective, which notice shall contain a copy of the related prospectus. All other provisions relating to the renewal or redemption of L Bonds upon their stated maturity described above shall remain unchanged.

For any L Bonds offered hereby that mature on or after the three-year anniversary of the date on which the registration statement of which this prospectus supplement is a part shall have been declared effective, we expect that the renewal of such L Bonds may require us to file a new registration statement. In such a case, the new registration statement must be declared effective before we can renew your L Bond. In this event, if the new registration statement has not yet been filed or become effective, we will extend your election period until ten days following the date of our notice to you that the new registration statement has become effective, which notice will include a new prospectus.

Call and Redemption Prior to Stated Maturity

We may call and redeem, in whole or in part, principal amount and accrued but unpaid interest on any L Bonds prior to their stated maturity only as set forth in the indenture and described below. The holder has no right to put or otherwise require us to redeem any L Bond prior to its maturity date (as originally stated or as it may be extended), except as indicated in the indenture and described below.

Our Voluntary Redemption

We have the right to redeem any L Bond, in whole or in part, at any time prior to its stated maturity upon at least 30 days written notice to the holder of the L Bond. The holder of the L Bond being redeemed will be paid a redemption price equal to the outstanding principal amount thereof plus accrued but unpaid interest up to but not including the date of redemption without any penalty or premium. We may use any criteria we choose to determine which L Bonds we will redeem if we choose to do so. We are not required to redeem L Bonds on a pro rata basis.

Holder’s Put Election Upon Death

L Bonds may be redeemed prior to maturity at the election of a holder who is a natural person (including L Bonds held in an individual retirement account and the holders of a beneficial interest in a global certificate held by a depositary or its nominee), by giving us written notice within 45 days following the holder’s total permanent disability or bankruptcy, as established to our satisfaction, or at the election of the holder’s estate, by giving written notice within 45 days following the death of the holder. Subject to the limitations described below, we will redeem the L Bonds not later than the 15th day of the month next following the month in which we establish to our satisfaction the holder’s death, bankruptcy or total permanent disability. In the event that the 15th day of the month next following the month in which we so establish such facts is not a business day, we will redeem the L Bonds on the next business day. The redemption price, in the event of such a death, bankruptcy or total permanent disability, will be the entire principal amount of the L Bonds, plus accrued but unpaid interest thereon up to and through the last day of the calendar month preceding the redemption date. The indenture defines “total permanent disability” as the determination by a physician, approved by us, that a holder of an L Bond who is a natural person, and who was gainfully employed at the time of issuance of the L Bond (or its renewal date), is unable to work on a full-time basis during a period of 24 consecutive months.

If spouses are joint registered holders of an L Bond, the right to elect to have us redeem L Bonds will apply when either registered holder dies, files bankruptcy or suffers a total permanent disability. If the L Bond is held jointly by two or more persons who are not legally married, none of these persons will have the right to request that we redeem the L Bonds unless all joint holders have died, filed bankruptcy or suffered a total permanent disability. If the L Bond is held by a trust, partnership, corporation or other similar entity, the right to request redemption upon death or total permanent disability does not apply.

Redemption at Request of Holder

We have no obligation to redeem any L Bonds other than upon maturity, or upon the death, bankruptcy or total permanent disability of a natural person holder. Nevertheless, at our sole discretion we may agree from time to time, at the written request of a holder (including the holder of a beneficial interest in a global certificate held by a depositary or its nominee), to redeem an L Bond, subject, however, to a redemption fee of 6.0% of the principal amount of such L Bond. If we so redeem any L Bond prior to maturity, we will redeem the entire principal amount of such L Bond together with accrued but unpaid interest thereon, The redemption fee will be subtracted from the amount paid to you.

Transfers

The L Bonds will be transferable in accordance with the indenture. For L Bonds that are issued solely in book-entry form, transfers will be effective only upon the delivery to us of an executed assignment or other conveyance instrument in customary form. For L Bonds that are represented by a global certificate held by a depositary or its nominee, transfers of beneficial interests in such certificate must be effected in accordance with the procedures and rules of the depositary.

Upon transfer of an L Bond, we will provide the new holder of the L Bond with a purchase confirmation that will evidence the transfer of the account on our records. If applicable (e.g., if transferred to a custodial account), a new certificate will be issued. No written confirmations will be provided with respect to transfers of beneficial interests in a global certificate held by a depositary or its nominee.

Quarterly Statements

We will provide holders of the L Bonds with quarterly statements, which will indicate, among other things, the account balance at the end of the quarter, interest credited, redemptions made, if any, and the interest rate paid during the quarter. These statements will be sent electronically on or prior to the 10th business day after the end of each calendar quarter. If a holder is unwilling or unable to receive quarterly statements electronically, we will mail the statements to the address of record on or prior to the 10th business day after the end of each calendar quarter. In such a case, we may charge such holders a reasonable fee to cover our expenses incurred in mailing the statements.

Ranking

The L Bonds will constitute secured debt of GWG Holdings. The payment of principal and interest on the L Bonds will be:

●	pari passu with respect to payment and collateral securing all L Bonds and Seller Trust L Bonds previously issued by GWG Holdings, Inc., of which approximately $1,315.0 million in principal amount is outstanding as of December 31, 2019 (see the caption “— Collateral Security” below);

●	structurally and contractually junior to the present and future obligations owed by our subsidiary DLP IV under our senior credit facility with LNV/CLMG, and structurally or contractually junior to any future obligations that DLP IV or other primary obligors or guarantors may have under future senior secured borrowing facilities; and

●	structurally junior to the present and future claims of creditors of our subsidiaries, other than GWG Life, including trade creditors.

The indenture will permit us to issue other forms of debt, including secured and senior debt, in the future.

“Pari passu” means that claims for payment and entitlement to security among the holders of L Bonds, including the holders of previously issued L Bonds, and the holders of any later-created class of “pari passu debt,” will be treated equally and without preference. Although we have no present intention of causing GWG Life to issue additional secured debt in the future, any such debt issued on a pari passu basis in the future (including renewals of outstanding L Bonds or other renewable pari passu debt) would also be treated equally and without preference in respect of all outstanding L Bonds. Thus, in the event of any default on the L Bonds (or any other debt securities of ours that are pari passu with the L Bonds) resulting in claims for payment or claims on collateral security, the holders of the L Bonds and all such other debt securities pari passu with the L Bonds (such as the Seller Trust L Bonds) would share in payment or collateral in proportion to the amount of principal and interest owed on each such debt instrument.

Guarantee by GWG Life Subsidiary

The payment of principal and interest on the L Bonds and Seller Trust L Bonds, including previously issued L Bonds, is fully and unconditionally guaranteed by GWG Life. There were approximately $1,315.0 million in principal amount of previously issued L Bonds and Seller Trust L Bonds outstanding as of December 31, 2019.

Collateral Security

The L Bonds are secured by the assets of GWG Holdings. We will grant a security interest in all of the assets of GWG Holdings to the indenture trustee for the benefit of the L Bond holders. The assets of GWG Holdings consist, and are expected to consist, primarily of (i) any cash proceeds received from its subsidiaries as distributions derived from life insurance assets of subsidiaries, (ii) all other cash and investments held in various accounts, (iii) the equity ownership interests in subsidiaries of GWG Holdings, including the equity ownership interest in GWG Life, together with (iv) all proceeds from the foregoing. This collateral security granted by us is referred to as the “GWG Holdings Assets Collateral.”

As indicated above, our direct and wholly owned subsidiary, GWG Life, will fully and unconditionally guarantee our obligations under the L Bonds. This guarantee will be supported by GWG Life’s grant of a security interest in all of its assets. The assets of GWG Life consist, and are expected to consist, primarily of (i) certain life insurance assets, (ii) any cash proceeds received from life insurance assets owned by GWG Life or received from DLP IV, as distributions derived from life insurance policies owned by that subsidiary, (iii) all other cash and investments held by GWG Life in its various accounts, (iv) GWG Life’s equity ownership interest in its direct subsidiaries, including DLP IV, together with (v) all proceeds from the foregoing. The collateral security granted by GWG Life pursuant to its guarantee of our obligations under the L Bonds is referred to as the “GWG Life Assets Collateral.”

In addition, BCC and AltiVerse, collectively, have pledged 3,952,155 shares of our common stock to further secure our obligations under the L Bonds. This collateral security granted by BCC and AltiVerse is referred to as the “GWG Holdings Equity Collateral.”

Together, the GWG Holdings Assets Collateral, GWG Life Assets Collateral and GWG Holdings Equity Collateral comprise all of the collateral security for our obligations under the L Bonds. To the extent that we subsequently establish one or more wholly owned subsidiaries of GWG Holdings or GWG Life, the L Bonds will have a security interest in the equity ownership interests of those subsidiaries if and to the extent owned by GWG Holdings or GWG Life.

The guarantee by GWG Life is contained in the indenture, and the grant of security interests in the GWG Holdings Assets Collateral, GWG Life Assets Collateral and GWG Holdings Equity Collateral is effected through an “Amended and Restated Pledge and Security Agreement” that is an exhibit to the registration statement of which this prospectus supplement forms a part. Neither the indenture nor the pledge and security agreement contain any provision preventing a pledging party from disposing of any collateral in the ordinary course of business. In this regard, the pledge and security agreement permits the disposition of GWG Holdings Equity Collateral to the extent the number of shares continuing to constitute such collateral represents at least 10% of the number of shares beneficially held by each individual grantor as of the date of the Amended and Restated Pledge and Security Agreement.

Substantially all of our life insurance assets are held in our subsidiaries. The L Bonds will not be directly secured by any security interest in the assets of those subsidiaries, including DLP IV. Instead, the L Bonds will be secured by a pledge of the equity ownership interests in those subsidiaries, including DLP IV, owned by GWG Life by virtue of the guarantee provisions in the indenture and the pledge and security agreement referenced above. An equity ownership interest is, by its very nature, subordinate to the interests of creditors. Therefore, although investors in the L Bonds will have a security interest in the ownership of DLP IV (and other direct subsidiaries of GWG Life) any claim they may have to the assets owned by such entity will be subordinate to the interests of creditors of that entity, including LNV Corporation, which is the lender to DLP IV under our second amended and restated senior credit facility, and all other creditors of DLP IV, including trade creditors. In addition, there is the risk that the collateral security granted for our obligations under the L Bonds may be insufficient to repay the L Bonds upon an event of default. See “Risk Factors — The collateral granted as security for our obligations under the L Bonds and Seller Trust L Bonds may be insufficient to repay the indebtedness upon an event of default.”

Subordination; Other Indebtedness

Our obligations under the L Bonds will be subordinate to all our senior debt. For this purpose, “our senior debt” presently includes all indebtedness owed or that may in the future become owing under our second amended and restated senior credit facility with LNV Corporation. As of December 31, 2019, DLP IV had approximately $184.6 million of debt outstanding under the second amended and restated credit facility with LNV Corporation. In addition, as of December 31, 2019, we had approximately $1,315.0 million in principal amount of debt outstanding under previously issued L Bonds and Seller Trust L Bonds

The maximum amount of debt, including the L Bonds, we may issue is limited by the indenture. In particular, the indenture prohibits us from issuing debt in an amount such that our “debt coverage ratio” would exceed 90%. The indenture defines the debt coverage ratio as the ratio, expressed as percentage, of (A) the aggregate sum of all Indebtedness (other than Excluded Indebtedness) of GWG Holdings and its direct and indirect subsidiaries (including the Securities issued under the indenture, but excluding any Indebtedness of Ben LP and its direct and indirect subsidiaries) as reflected on GWG Holdings’ most recent consolidated balance sheet prepared in accordance with GAAP over (B) the sum of (i) Net Present Asset Value of Life Insurance Policies owned by GWG Holdings and its direct or indirect subsidiaries or affiliates, but excluding Life Insurance Policies held by Ben LP and its direct and indirect subsidiaries and controlled affiliates, plus (ii) all cash (and cash equivalents) held by GWG Holdings and its direct or indirect subsidiaries or affiliates, but excluding the cash (and cash equivalents) held by Ben LP and its direct and indirect subsidiaries, plus (iii) the original cost basis in GWG Holdings’ investment in common units or other securities of Ben LP, plus (iv) the outstanding principal amount of any outstanding loans made under a commercial loan agreement with GWG Life, as lender, plus (v) the cost basis of assets contributed to GWG Holdings or any direct or indirect subsidiary of GWG Holdings in connection with a Repurchase Transaction, plus (vi) without duplication, the value of all other assets of GWG Holdings and its direct and indirect subsidiaries or affiliates (but excluding the value of assets of Ben LP and its direct and indirect subsidiaries) as reflected on its most recent consolidated balance sheet prepared in accordance with GAAP.

We are required to notify the indenture trustee in the event we violate this restrictive covenant. An “event of default” will exist under the indenture if a violation of this covenant persists for a period of 30 calendar days after our initial notice to the trustee. The L Bonds are guaranteed by GWG Life but otherwise are not guaranteed by any of our subsidiaries, affiliates or control persons. Neither indenture nor the Amended and Restated Pledge and Security Agreement prevent holders of debt issued by our subsidiaries from disposing of, or exercising any other rights with respect to, any or all of the collateral securing that debt. Accordingly, in the event of a liquidation or dissolution of one of our subsidiaries (other than GWG Life), creditors of that subsidiary that are senior in rank will be paid in full, or provision for such payment will be made, from the assets of that subsidiary prior to distributing any remaining assets to us as an equity owner of that subsidiary.

The indenture also contains specific subordination provisions, benefitting lenders under any senior credit facility, restricting the right of L Bond holders to enforce certain of their rights in certain circumstances, including:

●	a prohibition on challenging any enforcement action taken by a senior lender or interfering with any legal action or suits undertaken by our senior lenders against us and our affiliates;

●	a 180-day standstill period during which there may not be brought any action against us or our affiliates to enforce rights respecting collateral unless our senior credit facilities have been repaid in full, which period may be extended if the senior lender takes action during such standstill period; and

●	a prohibition on filing a bankruptcy or insolvency case against us or our affiliates for at least one year plus one day after the senior credit facility lenders have been paid in full.

We will not make any payment, direct or indirect (whether for interest, principal, as a result of any redemption or repayment at maturity, on default, or otherwise), on the L Bonds and any other indebtedness, and neither the holders of the L Bonds nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the L Bonds, if a default or event of default under any senior credit facility has occurred and is continuing, or if any default or event of default under any senior credit facility would result from such payment, in each case unless and until:

●	the default and event of default has been cured or waived or has ceased to exist; or

●	in the case of a non-payment default that permits a senior lender to declare as due and payable all amounts owing under a senior credit facility (but where that senior lender has not yet so declared amounts as being due and payable), the end of the period commencing on the date the trustee receives written notice of default from the senior lender and ending on the earliest of (1) our discharge of the default (or other cure), (2) the trustee’s receipt of a valid waiver of default from the senior lender, or (3) a written notice from the senior lender terminating the payment prohibition.

During any payment prohibition period, neither the holders of the L Bonds nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the L Bonds. Other provisions of the indenture do permit the trustee to take action to enforce the payment rights of L Bond holders after 179 days have passed since the trustee’s receipt of notice of default from a senior lender, but in such case any funds paid as a result of any such suit or enforcement action shall be applied toward the senior credit facility until the facility is indefeasibly paid in full before being applied to the L Bonds. The indenture contains provisions whereby each investor in the L Bonds consents to the subordination provisions contained in the indenture and related agreements governing collateral security.

If the 180-day standstill period noted above or any other limitation on the rights of the trustee or L Bond holders to assert their rights to payment of principal or interest under the indenture or L Bonds is ultimately determined to conflict with provisions of the Trust Indenture Act of 1939 (most notably sections 316(b) and 317(a) of that Act), then the trustee, as well as any holder who shall not have earlier consented to such subordination provisions, shall (notwithstanding such provision contained in the indenture) be authorized to institute a lawsuit for the enforcement of any payment of principal or interest after their respective due dates.

No Sinking Fund

The L Bonds are not associated with any sinking fund. A sinking fund is generally any account to which contributions will be made, from which payments of principal or interest owed on the L Bonds will be made. See “Risk Factors,” page 15.

Restrictive Covenants

The indenture contains covenants that restrict us from certain actions as described below. In particular, the indenture provides that:

●	we will not declare or pay any dividends or other payments of cash or other property solely in respect of our capital stock to our stockholders (other than a dividend paid in shares of our capital stock on a pro rata basis to all our stockholders) unless no default and no event of default with respect to the L Bonds exists or would exist immediately following the declaration or payment of the dividend or other payment;

●	to the extent legally permissible, we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or the performance of the indenture;

●	our Board of Directors will not adopt a plan of liquidation that provides for, contemplates or the effectuation of which is preceded by (a) the sale, lease, conveyance or other disposition of all or substantially all of our assets, otherwise than (i) substantially as an entirety, or (ii) in a qualified sales and financing transaction, and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and of our remaining assets to the holders of our capital stock, unless, prior to making any liquidating distribution pursuant to such plan, we make provision for the satisfaction of our obligations under the renewable unsecured subordinated notes; and

●	our debt coverage ratio may not exceed 90%.

The indenture defines the debt coverage ratio as the ratio, expressed as percentage, of (A) the aggregate sum of all Indebtedness (other than Excluded Indebtedness) of GWG Holdings and its direct and indirect subsidiaries (including the Securities issued under the indenture, but excluding any Indebtedness of Ben LP and its direct and indirect subsidiaries) as reflected on GWG Holdings’ most recent consolidated balance sheet prepared in accordance with GAAP over (B) the sum of (i) Net Present Asset Value of Life Insurance Policies owned by GWG Holdings and its direct or indirect subsidiaries or affiliates, but excluding Life Insurance Policies held by Ben LP and its direct and indirect subsidiaries and controlled affiliates, plus (ii) all cash (and cash equivalents) held by GWG Holdings and its direct or indirect subsidiaries or affiliates, but excluding the cash (and cash equivalents) held by Ben LP and its direct and indirect subsidiaries, plus (iii) the original cost basis in GWG Holdings’ investment in common units or other securities of Ben LP, plus (iv) the outstanding principal amount of any outstanding loans made under a commercial loan agreement with GWG Life, as lender, plus (v) the cost basis of assets contributed to GWG Holdings or any direct or indirect subsidiary of GWG Holdings in connection with a Repurchase Transaction, plus (vi) without duplication, the value of all other assets of GWG Holdings and its direct and indirect subsidiaries or affiliates (but excluding the value of assets of Ben LP and its direct and indirect subsidiaries) as reflected on its most recent consolidated balance sheet prepared in accordance with GAAP.

The indenture defines “Excluded Indebtedness” as Indebtedness or any portion thereof (A) the principal and accrued but unpaid interest of which is payable at GWG Holdings’ option, pursuant to the terms of such Indebtedness or otherwise, in Capital Stock (as defined in the amended indenture) of GWG Holdings or securities mandatorily convertible into or exchangeable for Capital Stock of GWG Holdings, or (B) any Indebtedness that is reasonably expected to be converted or exchanged, directly or indirectly, into Capital Stock of GWG Holdings, provided that under the terms of such Indebtedness in the event any such conversion or exchange does not occur in accordance with the terms of such transaction, such Indebtedness would be cancelled and any assets received in exchange for such Indebtedness would be returned (a “Repurchase Transaction”).

For this purpose, the net present asset value of our life insurance assets is equal to the present value of the face value of policy benefit assets we own, discounted at a rate equal to the weighted-average interest rate paid on indebtedness, excluding that of Seller Trust L Bonds. The net present asset value of our life insurance assets for purposes of this covenant is not necessarily the same as the net present asset value of our life insurance assets as reflected on our most recently available balance sheet prepared in accordance with GAAP and does not necessarily reflect the saleable or fair market value of those assets.

Importantly, we are not restricted from entering into “qualified sale and financing transactions” as defined in the indenture, or incurring additional indebtedness, including additional senior debt.

Consolidation, Mergers or Sales

The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

●	the resulting or acquiring entity, if other than us, is a United States corporation, limited liability company or limited partnership and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture; and

●	immediately after the transaction, and after giving effect to the transaction, no event of default shall exist under the indenture.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets, according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture in our name, and we (as an entity) will be released from all our liabilities and obligations under the indenture and under the L Bonds. Nevertheless, no such transaction will by itself eliminate or modify the collateral that we have provided as security for our obligations under the indenture.

Events of Default and Remedies

The indenture provides that each of the following constitutes an event of default:

●	the failure to pay interest or principal on any L Bond for a period of 30 days after it becomes due and payable;

●	a failure to observe or perform any material covenant, condition or agreement in the indenture, but only after notice of failure from the indenture trustee and such failure is not cured within 60 days;

●	our debt coverage ratio exceeds 90% for a period of 30 consecutive calendar days, but only after notice of such breach from the indenture trustee and such breach is not cured within 60 days;

●	certain events of bankruptcy, insolvency or reorganization with respect to us; or

●	the cessation of our business.

In addition, a default under the indenture will create a default under our second amended and restated senior credit facility.

Through DLP IV, we are party to a second amended and restated senior credit facility with LNV Corporation, as the lender. CLMG Corp (referred to in this prospectus as CLMG) acts as the administrative agent for the lender under the second amended and restated senior credit facility.

Effective November 1, 2019, DLP IV entered into the second amended and restated senior credit facility with LNV Corporation, as lender, and CLMG Corp., as the administrative agent on behalf of the lenders under the agreement. The second amended and restated senior credit facility makes available a total of up to $300,000,000 in credit to DLP IV with a maturity date of September 27, 2029. Additional advances are available under the second amended and restated credit facility at the LIBOR rate as defined in the second amended and restated credit facility. Advances are available as the result of additional borrowing base capacity, created as the premiums and servicing costs of pledged life insurance policies become due. Interest will accrue on amounts borrowed under the second amended and restated credit facility at an annual interest rate, determined as of each date of borrowing or quarterly if there is no borrowing, equal to (A) the greater of 12-month LIBOR or the federal funds rate (as defined in the agreement) plus one-half of one percent per annum, plus (B) 7.50% per annum. The effective rate at December 31, 2019 was 9.54%. Interest payments are made on a quarterly basis. We may use proceeds of the line of credit to repay short-term debt, acquire additional life insurance assets and make additional investments in Beneficient.

Under the second amended and restated senior credit facility, DLP IV has granted the administrative agent, for the benefit of the lenders under the agreement, a security interest in all of its assets. As with prior collateral arrangements relating to the senior secured debt of GWG Holdings and its subsidiaries (on a consolidated basis), GWG Holdings’ equity ownership in DLP IV will serve as collateral for the obligations of GWG Holdings under its L Bonds (although the life insurance assets owned by DLP IV will not themselves serve directly as collateral for those obligations).

The second amended and restated senior credit facility does not require DLP IV to maintain a reserve account for future premiums.

In addition, the second amended and restated senior credit facility contains certain customary negative covenants restricting the ability of the borrower to directly or indirectly engage in a merger or exchange transaction, sell substantially all of its assets, or permit the amendment of the contracts governing the outstanding debt securities of GWG Holdings and its subsidiaries, without the prior consent of the lender.

The second amended and restated senior credit facility contains customary events of default (e.g., payment defaults, covenant defaults, cross-defaults, defaults arising by virtue of a change in control, and defaults arising from breaches of representations and warranties), as well as defaults for amendments to the organizational documents of the borrower, defaults from pledged policies falling out of good standing, the occurrence of an event that could terminate the arrangement by which GWG Life services the pledged life insurance policies, and the entry of a judgment against the borrower in an amount exceeding $50,000 without payment or discharge, or a stay of execution obtained, within 30 days thereafter.

The indenture requires that we give notice to the indenture trustee upon the occurrence of an event of default under the indenture, unless it has been cured or waived. The indenture trustee may then provide notice to the L Bond holders or withhold the notice if the indenture trustee determines in good faith that withholding the notice is in your best interest, unless the default is a failure to pay principal or interest on any L Bond.

If an event of default occurs, the indenture trustee or the holders of at least 25% in principal amount of the outstanding L Bonds, may by written notice to us declare the unpaid principal and all accrued but unpaid interest on the L Bonds to be immediately due and payable. Notwithstanding the foregoing, the indenture limits the ability of the L Bond holders to enforce certain rights under the indenture in certain circumstances. These limitations are required subordination provisions under our second amended and restated senior credit facility and are summarized above under “— Subordination; Other Indebtedness.” The pledge and security agreement permits the trustee to exercise on behalf of the holders of L Bonds all rights and remedies as are available to a secured creditor under applicable law, subject to any limitations therein or in the indenture. In this regard, the trustee is not authorized under the pledge and security agreement to distribute in kind any collateral in its possession to the holders of L Bonds.

Amendment, Supplement and Waiver

Except as provided in this prospectus supplement or the indenture, the terms of the indenture or the L Bonds then outstanding may be amended, supplemented or waived with the consent of the holders of at least a majority in principal amount of the L Bonds then outstanding (which consent will be presumed if a holder does not object within 30 days of a request for consent), and any existing default or compliance with any provision of the indenture or the L Bonds may be waived with the affirmative consent of the holders of a majority in principal amount of the then outstanding L Bonds.

Notwithstanding the foregoing, an amendment or waiver will not be effective with respect to the L Bonds held by a holder who him, her or itself has not consented if such amendment or waiver:

●	reduces the principal of, or changes the fixed maturity of, any L Bond;

●	reduces the rate of or changes the time for payment of interest, including default interest, on any L Bond;

●	waives a default or event of default in the payment of principal or interest on the L Bonds, except for a rescission or withdrawal of acceleration of the L Bonds made by the holders of at least a majority in aggregate principal amount of the then-outstanding L Bonds and a waiver of the payment default that resulted from such acceleration;

●	makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of L Bonds to receive payments of principal of or interest on the L Bonds; or

●	makes any change to the subordination provisions of the indenture that has a material adverse effect on holders of L Bonds.

Notwithstanding the foregoing, the following kinds of amendments or supplements to the indenture may be effected by us and the trustee without any consent of any holder of the L Bonds:

●	to cure any ambiguity, defect or inconsistency;

●	to provide for assumption of our obligations to holders of the L Bonds in the case of a merger, consolidation or sale of all or substantially all of our assets;

●	to provide for additional uncertificated or certificated L Bonds;

●	to make any change that does not materially and adversely affect the legal rights under the indenture of any holder of L Bonds, including but not limited to an increase in the aggregate dollar amount of L Bonds which may be outstanding under the indenture and limited in amount thereunder;

●	to modify or eliminate our policy regarding redemptions elected by a holder of L Bonds prior to maturity, including our obligation to redeem L Bonds upon the death, bankruptcy or total permanent disability of any holder of the L Bonds, but only so long as such modifications do not materially and adversely affect any then-existing obligations under pending repurchase commitments for L Bonds;

●	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, or to comply with other applicable federal or state laws or regulations;

●	to comply with the rules or policies of a depositary of the L Bonds; or

●	in connection with an amendment, extension, replacement, renewal or substitution of any senior debt, to amend the subordination provisions of the indenture to conform to the reasonable requirements of the holder or holders of such senior debt.

Rights of L Bond Holders

As an L Bond holder, you have limited rights to vote on our actions as set forth in the indenture. In general, you will have the right to vote on whether or not to approve some amendments to the indenture. For a description of these rights, see “— Amendment, Supplement and Waiver” above. You will also have the right to direct some actions that the trustee takes if there is an event of default with respect to the L Bonds. For a description of these rights, see above under the caption “— Events of Default.” For a complete description of your rights as an L Bond holder, we encourage you to read a copy of the indenture, which is filed as an exhibit to the registration statement of which this prospectus supplement is a part. We will also provide you with a copy of the indenture upon your request.

The trustee and the L Bond holders will have the right to direct the time, method and place of conducting any proceeding for some of the remedies available, except as otherwise provided in the indenture. The trustee may require reasonable indemnity, satisfactory to the trustee, from L Bond holders before acting at their direction. You will not have any right to pursue any remedy with respect to the indenture or the L Bonds unless you satisfy the conditions contained in the indenture.

The Indenture Trustee

General

Bank of Utah has agreed to be the trustee under the indenture. The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us.

Subject to certain exceptions, the holders of a majority in principal amount of the then-outstanding L Bonds will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that if an event of default specified in the indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of L Bonds, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Trustee

The trustee may resign at any time, or may be removed by the holders of a majority of the aggregate principal amount of the outstanding L Bonds. In addition, we may remove the trustee for certain failures in its duties, including the insolvency of the trustee or the trustee’s ineligibility to serve as trustee under the Trust Indenture Act of 1939. However, no resignation or removal of the trustee may become effective until a successor trustee has accepted the appointment as provided in the indenture.

Reports to Trustee

We will provide the trustee with (i) a calculation date report within 45 days after the end of each fiscal quarter containing a calculation of the debt coverage ratio that includes a summary of all cash, life insurance policy investments serving as collateral, as well as our total outstanding indebtedness including outstanding principal balances, interest credited and paid, transfers made, any redemption or repayment and interest rate paid; (ii) copies of our audited annual financials, no earlier than when the same become a matter of public record; and (iii) any additional information reasonably requested by the trustee.

Certain Charges

We and our servicing agents, if any, may assess service charges for changing the registration of any L Bond to reflect a change in name of the holder, multiple changes in interest payment dates or transfers (whether by operation of law or otherwise) of an L Bond by the holder to another person. The indenture permits us to set off, against amounts otherwise payable to you under the L Bonds, the amount of these charges.

Variations in Terms and Conditions

We may from time to time vary the terms and conditions of the L Bonds offered, including but not limited to minimum initial principal investment amount requirements, maximum aggregate principal amount limits, interest rates, minimum denominations, service and other fees and charges, and redemption provisions. Terms and conditions may be varied by state, locality, principal amount, type of investor (for example, new or current investor) or as otherwise permitted under the indenture governing the securities offered by this prospectus supplement. No change in terms, however, will apply to any L Bonds already issued and outstanding at the time of such change.

Satisfaction and Discharge of Indenture

The indenture shall cease to be of further effect upon the payment in full of all of the outstanding L Bonds and the delivery of an officer’s certificate to the trustee stating that we do not intend to issue additional L Bonds under the indenture or, with certain limitations, upon deposit with the trustee of funds sufficient for the payment in full of all of the outstanding L Bonds.

Reports

We will publish annual reports containing financial statements and quarterly reports containing financial information for the first three quarters of each fiscal year. We will send copies of these reports, at no charge, to any holder of L Bonds who sends us a written request.

PLAN OF DISTRIBUTION

General

We are offering up to 1,000,000 Units, representing $1,000,000,000 in aggregate principal amount, of L Bonds (referred to throughout this prospectus supplement simply as “L Bonds”) on a continuous basis. The L Bonds will be sold at $1,000 per Unit, and in minimum amounts of 25 Units, or $25,000 or more in principal. There is no minimum amount of L Bonds that must be sold before we access and use the proceeds. The proceeds of new sales of L Bonds will be paid directly to us promptly following each sale and will not be placed in an escrow account. Even if we sell less than the entire $1,000,000,000 in aggregate principal amount of L Bonds Units being offered, the L Bonds that we sell will be issued, and the proceeds of those L Bond sales will be used by us, as described in this prospectus supplement.

The L Bonds will be offered and sold on a best efforts basis by Emerson Equity LLC (our “dealer manager”). Our dealer manager will enter into participating dealer agreements with certain other broker-dealers that are members of FINRA, referred to as “selling group members,” to authorize those broker-dealers to sell our L Bonds. The L Bonds will be offered to the public on the terms set forth in this prospectus supplement and any prospectus supplements we may file from time to time. Neither our dealer manager nor any selling group members will have any obligation to take or purchase any L Bonds. In addition to forming the selling group, our dealer manager provides services to us, which include conducting broker-dealer seminars, holding informational meetings and providing information and answering any questions investors or selling group members may have concerning this offering.

Members of the selling group will receive sales commissions of up to 5.00% of the gross offering proceeds depending upon the maturity of the L Bonds sold. In addition, our dealer manager and selling group members may receive up to 3.00% of the gross offering proceeds as additional compensation consisting of the following:

●	a dealer-manager fee payable to the dealer manager in an amount equal to 0.50% of the principal amount of all L Bonds sold;

●	an accountable expense allowance to be paid to the selling group members, which may include due diligence expenses of the dealer manager and selling group members set forth in a detailed and itemized invoice and as further described below;

●	wholesaling fees, which may consist of commissions and non-transaction-based compensation of the wholesalers;

●	non-cash compensation, which may consist of an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment that is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target, the national and regional sales conferences of our selling group members, training and education meetings for registered representatives of our selling group members, and permissible forms of non-cash compensation to registered representatives of our selling group members, such as gifts that do not exceed an aggregate value of $100 per annum per registered representative and that are not pre-conditioned on achievement of a sales target, including but not limited to seasonal gifts; and

●	up to a 1.00% reallowance to selling group members.

As part of the accountable expense allowance, the dealer manager and selling group members are expected to be reimbursed for accountable out-of-pocket expenses incurred by them during the course of the offering. Expenses eligible for reimbursement may include:

●	travel, lodging, and meals for the wholesalers who are our employees and associated with the dealer manager;

●	reasonable out-of-pocket expenses incurred by selling group members and their associated persons, including reimbursement of actual costs of third-party professionals retained by them; and

●	due diligence expenses of the dealer manager and selling group members set forth in a detailed and itemized invoice.

Upon the sale of L Bonds by a selling group member, the selling group member effecting the sale will receive selling commissions and additional compensation in connection therewith pursuant to the terms of the soliciting dealer agreement between the dealer manager and the selling group member.

In no event will the total selling commissions and additional compensation, including accountable due diligence expenses and reimbursements, exceed 8.00% of the aggregate gross offering proceeds we receive from the sale of L Bonds.

We may also sell our L Bonds at a discount through the following distribution channels in the event that the investor:

●	purchases L Bonds through fee-based programs, also known as wrap accounts;

●	purchases L Bonds through a selling group member that has an alternative fee arrangement with its clients;

●	purchases L Bonds through certain registered investment advisers;

●	purchases L Bonds through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers; or

●	is an endowment, foundation, pension fund or other institutional investor.

If an investor purchases shares through one of the above distribution channels in our offering, we will sell the L Bonds at a discount, reflecting that selling commissions are not being paid in connection with such purchase. The public offering price will be decreased by an amount equal to such reduction; however, the net proceeds to us will not be affected by any such reduction in selling commissions.

Our officers and directors and their family members may purchase the L Bonds offered hereby for investment and not for distribution at a discount from the public offering price. For purposes of this discount, we consider a family member to be a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law. In addition, if approved by our Board of Directors, certain of our joint venture partners, consultants and other service providers may purchase the L Bonds offered hereby at a discount from the public offering price. We will sell such L Bonds reflecting that selling commissions will not be paid in connection with such sales. The public offering price will be decreased by an amount equal to such reduction; however, the net proceeds to us from such sales made net of commissions will be the same as the net proceeds we receive from other sales of L Bonds.

Also, we may sell L Bonds to the dealer manager, selling group members, their retirement plans, their representatives and the family members as described above, IRAs and qualified plans of their representatives at a purchase price reflecting that selling commissions will not be payable in consideration of the services rendered by such dealer manager, selling group members, and their representatives in the offering. Such sales, however, may not be made for the period of time from the effective date through 90 days after the effective date. The public offering price will be decreased by an amount equal to such reduction; however, the net proceeds to us from the sales of these L Bonds will be the same as the net proceeds we receive from other sales of L Bonds.

Neither our dealer manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in the L Bonds offered hereby. Also, we will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the L Bonds.

In addition to the sales commissions, fees, allowances, reimbursements and expenses described above, we expect to pay approximately $1,200,000 in offering and related costs and expenses in connection with this offering. These kinds of expenses include all expenses to be paid by us in connection with the offering (other than sales commissions, additional compensation, and expense allowances and reimbursement to our selling group members), including but not limited to legal, accounting, printing and mailing expenses, registration, qualification and associated securities filing fees and other costs and expenses.

The table below sets forth the maximum amount of sales commissions and additional compensation, as described in footnote (1) to the table below, we may pay in connection with this offering.

L Bond Term	Sales Commission	Additional Compensation(1)	Total(2)
2 years	3.25%	4.75%	8.00%
3 years	4.25%	3.75%	8.00%
5 years	4.90%	3.10%	8.00%
7 years	5.00%	3.00%	8.00%

(1)	As described above, additional compensation includes: (i) a dealer-manager fee payable to the dealer manager in an amount equal to 0.50% of the principal amount of all L Bonds sold; (ii) an accountable expense allowance to the selling group members as described above, which may include due-diligence expenses of the dealer manager and selling group members set forth in a detailed and itemized invoice; (iii) wholesaling fees, which may consist of commissions and non-transaction-based compensation of the wholesalers; (iv) non-cash compensation, which may consist of an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment that is neither so frequent nor so extensive as to raise any question of propriety and is not preconditioned on achievement of a sales target, the national and regional sales conferences of our selling group members, training and education meetings for registered representatives of our selling group members, and permissible forms of non-cash compensation to registered representatives of our selling group members, such as gifts that do not exceed an aggregate value of $100 per annum per registered representative and that are not pre-conditioned on achievement of a sales target, including but not limited to seasonal gifts; and (v) up to a 1.00% reallowance to selling group members.

(2)	The combined selling commissions and additional compensation for this offering will not exceed 8.00% of the aggregate gross proceeds of this offering.

The line items reflected in the table below are our current estimates of average sales commissions and additional compensation (including accountable expenses) that we will pay. Specifically, we estimate that the average sales commission will be 5.00%, or $50,000,000 based on $1,000,000,000 in principal amount of L Bonds sold, and the average additional compensation will be 3.00%, or $30,000,000 based on $1,000,000,000 in principal amount of L Bonds sold. The components of “additional compensation” are detailed in footnote (1) to the table above. Actual costs may differ from the percentages and amounts shown in the table below, subject, however, to the limitations noted above.

L Bonds Sold	Sales Commission	Additional Compensation	Total
$500,000,000	$25,000,000	$15,000,000	8.00%
$750,000,000	$37,500,000	$22,500,000	8.00%
$1,000,000,000	$50,000,000	$30,000,000	8.00%

The wholesalers employed by us are registered with and associated persons of our dealer manager. The wholesalers will:

●	attend local, regional and national conferences of the selling group members; and

●	contact selling group members and their registered representatives to make presentations concerning us and this offering.

The wholesalers will receive a portion of their non-transaction based compensation as compensation for their selling efforts. We host training and education meetings for selling group members and their representatives. The costs of the training and education meetings will be borne by us, but counted toward the 8.00% underwriting compensation limit.

Certain of our employees who are also registered representatives and supervisory principals of the dealer manager have been granted certain share appreciation rights (“SARs”) as part of their compensation. The SARs give such individual the contractual right to receive from us additional cash compensation at any point before the SAR’s expiration, but only if the price of our common stock has increased between the grant date and the date when we receive notice of such individual’s intention to exercise the SAR. At the termination of this offering, the aggregate of the appreciation amount, as defined in the SAR agreement, will be calculated and added to the other items of value (e.g., selling commissions and additional forms of compensation) to ensure that aggregate compensation paid in connection with this offering does not exceed 8.00% of the gross offering proceeds.

In accordance with FINRA rules, in no event will our total compensation to FINRA members, including but not limited to sales commissions, the dealer-manager fee and accountable expense and other reimbursements to our dealer manager and selling group members, including non-transaction-based compensation of the wholesalers and non-cash compensation, exceed 8.00% of our gross offering proceeds, in the aggregate.

We will indemnify the selling group members and our dealer manager against some civil liabilities, including certain liabilities under the Securities Act of 1933 and liabilities arising from breaches of our representations and warranties contained in the Dealer Manager Agreement.

The foregoing is a summary of the material terms relating to the plan of distribution of the L Bonds contained in the Dealer Manager Agreement. Any amendment to the Dealer Manager Agreement will be filed as an exhibit to an amendment to the registration statement of which this prospectus supplement is a part.

Settlement Procedures

You can place an order for the purchase of L Bonds using DTC Settlement through your selling group member. A selling group member using DTC settlement will have an account with a DTC participant in which your funds will be placed to facilitate settlement. Orders may be placed until the cyclical order due date. Orders will be executed by such selling group member electronically and you must coordinate with your selling group member’s registered representative to pay the full purchase price of the L Bonds by the trade date. If you purchase your L Bonds using DTC settlement, you will be credited with ownership of an L Bond on the second business day after the end of the DTC closing cycle in which the subscription is made (typically, closings will occur on a bi-monthly cycle). If you purchase your L Bonds in this manner, your purchase price will not be held in escrow.

You also have the option to elect to settle your purchase directly with us, the Company. If you elect to use direct settlement with us, you should complete and sign a Subscription Agreement similar to the one filed as an exhibit to the registration statement of which this prospectus supplement is a part. A form of Subscription Agreement is available from your selling group member’s registered representative. Once completed and signed, your Subscription Agreement should be provided to your selling group member who will deliver it to us to be held, together with your related subscription funds, until our acceptance of your subscription. In connection with a direct settlement subscription, you should pay the full purchase price of the L Bonds to us as set forth in the Subscription Agreement. Subscribers may not withdraw funds from the subscription account. Subscriptions will be effective upon our acceptance of your Subscription Agreement and related funds, and we reserve the right to reject any subscription in whole or in part.

Covered Security

Our L Bonds are a “covered security.” The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act of 1933. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange. Our L Bonds are a covered security because they are senior to our common stock, which is listed on The Nasdaq Capital Market, and therefore our offering of L Bonds will be exempt from state registration.

Although the status of our L Bonds as a “covered security” will facilitate their purchase and sale to a broader range of investors than would otherwise be available to us, and although the offer and sale of a “covered security” generally involves fewer issuance costs to the issuer of such securities, our L Bonds are not a suitable purchase for all investors. Investors are urged to read carefully the risk factors relating to our business and our Company contained in the Risk Factors section of this prospectus beginning on page 15 and under Item 1A, entitled “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein. In addition, investors should understand that because our L Bonds are a “covered security” exempt from state securities regulations, neither our Company, the L Bonds, or any other aspects of this offering have been the subject of any merit-based review by state securities regulators.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material United States (“U.S.”) federal income tax considerations relating to the initial purchase, ownership and disposition of the L Bonds by U.S. and non-U.S. holders. This discussion is a summary only and is not a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the L Bonds. We have based this summary on current provisions of the Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus supplement. However, these laws and other guidance are subject to differing interpretations or change, possibly with retroactive effect. In addition, we have not sought, and will not seek, a ruling from the IRS or an opinion of counsel with respect to any tax consequences of purchasing, owning or disposing of L Bonds. Thus, the IRS could take a different position regarding one or more of the tax consequences or matters described in this prospectus supplement; and there can be no assurance that any position taken by the IRS would not be sustained.

This discussion is limited to purchasers of L Bonds who acquire the L Bonds from us in this offering and hold the L Bonds as capital assets for federal income tax purposes. This discussion does not address all possible tax consequences that may be applicable to you in light of your specific circumstances. For instance, this discussion does not address the alternative minimum tax provisions of the Code, or special rules applicable to some categories of investors such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, real estate investment trusts, regulated investment companies, or persons who hold L Bonds as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction that may be subject to special rules. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction; or any U.S. estate or gift tax laws.

If you are considering the purchase of an L Bond, you should consult your own tax advisors as to the particular tax consequences to you of acquiring, holding or otherwise disposing of the L Bonds, including the effect and applicability of state, local or foreign tax laws, or any U.S. estate and gift tax laws.

As used in this discussion, the term “U.S. holder” means a holder of an L Bond that is:

(i)	for United States federal income tax purposes, a citizen or resident of the United States;

(ii)	a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or other entity characterized as a corporation or partnership for federal income tax purposes;

(iii)	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(iv)	a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a United States trust.

For the purposes of this discussion, a “non-U.S. holder” means any holder of L Bonds other than a U.S. holder. Any L Bond purchaser who is not a U.S. citizen will be required to furnish documentation, on IRS Form W-8BEN, that clearly states whether it is subject to U.S. withholding taxes, in accordance with applicable requirements of the United States taxing authority.

Characterization of the L Bonds

The federal income tax consequences of owning L Bonds depend on characterization of the L Bonds as debt for federal income tax purposes, rather than as equity interests or a partnership among the holders of the L Bonds. We believe that the L Bonds have been structured in a manner that will allow the L Bonds to be characterized as debt for federal income tax purposes. However, this is only our belief; and no ruling from the IRS or an opinion of counsel has been sought in this regard. Thus, the IRS could successfully challenge this characterization.

If the L Bonds were treated as equity interests, there could be adverse effects on some holders. For example, payments on the L Bonds could (1) if paid to non-U.S. holders, be subject to federal income tax withholding; (2) constitute unrelated business taxable income to some tax-exempt entities, including pension funds and some retirement accounts (if the relationship were characterized as a partnership for tax purposes); and (3) cause the timing and amount of income that accrues to holders of L Bonds to be different from that described below.

Because of these potential adverse effects, you are urged to consult your own tax advisors as to the tax consequences that may apply to your particular situation in the event the L Bonds are re-characterized as equity interests; and as to the likelihood that the L Bonds could be so re-characterized. The remainder of this discussion assumes that the L Bonds are characterized as debt.

Taxation of U.S. Holders

Stated Interest

Under general federal income tax principles, you must include stated interest in income in accordance with the method of accounting you use for federal income tax purposes. Accordingly, if you are using the accrual method of tax accounting, you must include stated interest in income as it accrues. If you are using the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received. Payments of interest to taxable holders of L Bonds will constitute portfolio income, and not passive activity income, for the purposes of the passive loss limitations of the Code. Accordingly, income arising from payments on the L Bonds will not be subject to reduction by losses from passive activities of a holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds L Bonds, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership purchasing L Bonds, we urge you to consult your tax advisor.

Disposition of L Bonds

In general, a U.S. holder will recognize gain or loss upon the sale, exchange or other taxable disposition of an L Bond measured by the difference between (1) the sum of the cash and the fair market value of all other property received on such disposition, excluding any portion of the payment that is attributable to accrued interest on the L Bonds; and (2) your adjusted tax basis in the L Bond. A U.S. holder’s adjusted tax basis in an L Bond generally will be equal to the price the U.S. holder paid for the L Bond. Any of this gain or loss generally will be long-term capital gain or loss if, at the time of any such taxable disposition, the L Bond was a capital asset in the hands of the holder and was held for more than one year. Net long-term capital gain recognized by individual U.S. holders is eligible for a reduced rate of taxation. The deductibility of capital losses is subject to annual limitations.

The terms of the L Bonds may be modified upon the consent of a specified percentage of holders and, in some cases, without consent of the holders. In addition, the L Bonds may be assumed upon the occurrence of specific transactions. The modification or assumption of an L Bond could, in some instances, give rise to a deemed exchange of an L Bond for a new debt instrument for federal income tax purposes. If an exchange is deemed to occur by reason of a modification or assumption, you could realize gain or loss without receiving any cash.

Additional Tax on Net Investment Income

If you are a U.S. holder other than a corporation, you generally will be subject to a 3.8% additional tax on the lesser of (1) your “net investment income” for the taxable year, and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold. Your net investment income generally will include any income or gain recognized by you with respect to our L Bonds, unless such income or gain is derived in the ordinary course of the conduct of your trade or business (other than a trade or business that consists of certain passive or trading activities).

Considerations for Tax-Exempt Holders of L Bonds

Tax-exempt entities, including charitable corporations, pension plans, profit sharing or stock bonus plans, individual retirement accounts and some other employee benefit plans are subject to federal income tax on unrelated business taxable income. For example, net income derived from the conduct of a trade or business regularly carried on by a tax-exempt entity or by a partnership in which it is a partner is treated as unrelated business taxable income.

A $1,000 special deduction is allowed in determining the amount of unrelated business taxable income subject to tax. Tax-exempt entities taxed on their unrelated business taxable income are also subject to the alternative minimum tax for items of tax preference which enter into the computation of unrelated business taxable income.

In general, interest income does not constitute unrelated business taxable income. However, under the debt-financed property rules, if tax-exempt holders of L Bonds finance the acquisition or holding of L Bonds with debt, interest on the L Bonds will be taxable as unrelated business taxable income. The L Bonds will be treated as debt-financed property if the debt was incurred to acquire the L Bonds or was incurred after the acquisition of the L Bonds, so long as the debt would not have been incurred but for the acquisition and, at the time of the acquisition, the incurrence of the debt has already occurred or was foreseeable.

Non-U.S. Holders

The following discussion is a summary of the principal U.S. federal income consequences resulting from the ownership of the L Bonds by non-U.S. holders. However, application of the U.S. federal income tax rules associated with non-U.S. holders is complex and factually sensitive. Thus, if you could be considered to be a non-U.S. holder, you are urged to consult your own tax advisors with respect to the application of the federal income tax rules for your particular situation.

Payments of Interest to Non-U.S. Holders

Subject to the discussion below under “Backup Withholding and Information Reporting,” payments of interest received by a non-U.S. holder generally will not be subject to U.S. federal withholding tax, provided (1) that (a) the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (b) the non-U.S. holder is not a controlled foreign corporation, actually or constructively, through stock ownership; and (c) the beneficial owner of the L Bond complies with the certification requirements, including delivery of a statement, signed by the holder under penalties of perjury, certifying that the holder is a foreign person and provides its name and address; or (2) that the non-U.S. holder is entitled to the benefits of an income tax treaty under which the interest is exempt from U.S. withholding tax and the non-U.S. holder complies with the reporting requirements. If an L Bond is held through a securities clearing organization or other specified financial institutions (an “Intermediary”), the Intermediary may provide the relevant signed statement and, unless the Intermediary is a “qualified” intermediary as defined under the Code, the signed statement provided by the Intermediary must be accompanied by a copy of a valid Form W-8BEN provided by the non-U.S. beneficial holder of the L Bond.

Payments of interest not exempt from United States federal withholding tax as described above will be subject to a withholding tax at the rate of 30%, subject to reduction under an applicable income tax treaty.

Payments of interest on an L Bond to a non-U.S. holder generally will not be subject to U.S. federal income tax, as opposed to withholding tax, unless the income is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States. To claim the benefit of a lower treaty withholding rate, a non-U.S. holder must provide a properly executed IRS Form W-8BEN to us or our paying agent before the payment of stated interest; and may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. You should consult your own tax advisor to determine the effects of the application of the U.S. federal withholding tax to your particular situation.

Disposition of the L Bonds by Non-U.S. Holders

Subject to the discussion below under “Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to United States federal income tax, and generally no tax will be withheld with respect to gains realized on the disposition of an L Bond, unless (a) the gain is effectively connected with a United States trade or business conducted by the non-U.S. holder or (b) the non-U.S. holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition and other requirements are satisfied.

Non-U.S. Holders Subject to U.S. Income Taxation

If interest and other payments received by a non-U.S. holder with respect to the L Bonds, including proceeds from the disposition of the L Bonds, are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, or the non-U.S. holder is otherwise subject to United States federal income taxation on a net basis with respect to the holder’s ownership of the L Bonds, or are individuals that have by operation of law become residents in the United States for federal income tax purposes, the non-U.S. holder generally will be subject to the rules described above applicable to U.S. holders of L Bonds, subject to any modification provided under an applicable income tax treaty. If any of these non-U.S. holders is a corporation, it may also be subject to a U.S. “branch profits tax” at a 30% rate.

Backup Withholding and Information Reporting

Non-corporate U.S. holders may be subject to backup withholding at a rate of 28% on payments of principal, premium, and interest on, and the proceeds of the disposition of, the L Bonds. In general, backup withholding will be imposed only if the U.S. holder (1) fails to furnish its taxpayer identification number (“TIN”), which for an individual would be his or her Social Security number; (2) furnishes an incorrect TIN; (3) is notified by the IRS that it has failed to report payments of interest or dividends; or (4) under some circumstances, fails to certify under penalty of perjury that it has furnished a correct TIN and has been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments. In addition, the payments of principal and interest to U.S. holders generally will be subject to information reporting. You should consult your tax advisors regarding your qualification for exemption from backup withholding and the procedure for obtaining an exemption, if applicable.

Backup withholding generally will not apply to payments made to a non-U.S. holder of an L Bond who provides the certification that it is a non-U.S. holder, and the payor does not have actual knowledge that a certificate is false, or otherwise establishes an exemption from backup withholding. Payments by United States office of a broker of the proceeds of a disposition of the L Bonds generally will be subject to backup withholding at a rate of 28% unless the non-U.S. holder certifies it is a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. In addition, if a foreign office of a foreign custodian, foreign nominee or other foreign agent of the beneficial owner, or if a foreign office of a foreign “broker” pays the proceeds of the sale of an L Bond to the seller, backup withholding and information reporting will not apply; provided that the nominee, custodian, agent or broker is not a “United States related person,” or a person which derives more than 50% of its gross income for some periods from the conduct of a trade or business in the United States or is a controlled foreign corporation. The payment by a foreign office of a broker that is a United States person or a United States related person of the proceeds of the sale of L Bonds will not be subject to backup withholding, but will be subject to information reporting unless the broker has documentary evidence in its records that the beneficial owner is not a United States person for purposes of the backup withholding and information reporting requirements and other conditions are met, or the beneficial owner otherwise establishes an exemption.

The amount of any backup withholding imposed on a payment to a holder of an L Bond will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund; provided that the required information is furnished to the IRS.

STATE, LOCAL AND FOREIGN TAXES

We make no representations regarding the tax consequences of the purchase, ownership or disposition of the L Bonds under the tax laws of any state, locality or foreign country. You should consult your own tax advisors regarding these state and foreign tax consequences.

ERISA CONSIDERATIONS

General

Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code impose restrictions on employee benefit plans that are subject to ERISA, or plans or arrangements that are subject to Code Section 4975, and on persons who are parties in interest or disqualified persons with respect to those plans or arrangements. Some employee benefit plans, like governmental plans and church plans (if no election has been made under Section 410(d) of the Code), are not subject to the restrictions of Title I of ERISA or Code Section 4975, and assets of these plans may be invested in the L Bonds without regard to the ERISA considerations described below, subject to the Code and other applicable federal and state laws affecting tax-exempt organizations generally. Any plan fiduciary that proposes to cause a plan to acquire any of the L Bonds should consult with its counsel with respect to the potential consequences under ERISA and the Code of the plan’s acquisition and ownership of the L Bonds. Investments by plans are also subject to ERISA’s and the Code’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a plan’s investments be made in accordance with the documents governing the plan.

Prohibited Transactions

General

Section 406 of ERISA and Section 4975 of the Code prohibits certain “parties in interest” and “disqualified persons” with respect to a plan from engaging in select transactions involving a plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction. Section 4975 of the Code imposes excise taxes on parties in interest that engage in non-exempt “prohibited transactions.” Section 502(i) of ERISA requires the Secretary of the U.S. Department of Labor (“Labor”) to assess a civil penalty against a fiduciary who breaches any fiduciary responsibility under, or commits any other violation of, part 4 of Title I of ERISA, or any other person who knowingly participates in a breach or violation.

Plan Asset Regulations

Labor has issued regulations concerning the definition of what constitutes the assets of a plan for purposes of ERISA and the prohibited transaction provisions of the Code. The plan asset regulations describe the circumstances where the assets of an entity in which a plan invests will be considered to be “plan assets,” so that any person who exercises control over the assets would be subject to ERISA’s fiduciary standards. Generally, under the plan asset regulation, when a plan invests in another entity, the plan’s assets do not include, solely by reason of the investment, any of the underlying assets of the entity. However, the plan asset regulation provides that, if a plan acquires an “equity interest” in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940 the assets of the entity will be treated as assets of the plan investor unless exceptions apply.

Under the plan asset regulations the term “equity interest” is defined as any interest in an entity other than an instrument that is treated as indebtedness under “applicable local law” and that has no “substantial equity features.” Although the plan asset regulation is silent with respect to the question of which law constitutes “applicable local law” for this purpose, Labor has stated that these determinations should be made under the state law governing interpretation of the instrument in question. In the preamble to the plan asset regulation, Labor declined to provide a precise definition of what features are equity features or the circumstances under which the features would be considered “substantial,” noting that the question of whether a plan’s interest has substantial equity features is an inherently factual one, but that in making that determination it would be appropriate to take into account whether the equity features are such that a plan’s investment would be a practical vehicle for the indirect provision of investment management services. We believe that the L Bonds will be classified as indebtedness without substantial equity features for ERISA purposes.

Under the plan asset regulations the term “publicly-offered security” is defined as a security that is (i) freely transferable, (ii) part of a class of securities that is widely held, and (iii) either (A) part of a class of securities registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934 or (B) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. For purposes of the above, a class of securities is considered to be “widely held” if it is owned by 100 or more investors independent of the issuer and of one another. In the case of this offering, while the offer and sale of the L Bonds have been registered under the Securities Act of 1933, the L Bonds themselves have not been registered under the Securities Exchange Act of 1934. For this reason, we believe that the L Bonds will not likely meet the definition for “publicly-offered security” under the plan asset regulations.

In light of the foregoing, if the L Bonds were deemed to be equity interests for this purpose and no statutory, regulatory, or administrative exception applies, we could be considered to hold plan assets by reason of a plan’s investment in the L Bonds. These plan assets would include an undivided interest in all of our assets. In this case, we may be considered a fiduciary with respect to the investing plans. We would be subject to the fiduciary responsibility provisions of Title I of ERISA, including the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code, and to Section 4975 of the Code with respect to transactions involving any of our assets. The ERISA fiduciary standards could affect the way we conduct the business, which would have consequences for all investors, not just those that are employee benefit plans.

Depending on the relevant facts and circumstances, prohibited transaction exemptions may apply to the purchase or holding of the L Bonds. See, for example, Prohibited Transaction Class Exemption (“PTE”) 96-23, which exempts some transactions effected on behalf of a plan or by an “in-house asset manager;” PTE 95-60, which exempts some transactions between insurance company general accounts and parties in interest; PTE 91-38, which exempts some transactions between bank collective investment funds and parties in interest; PTE 90-1, which exempts some transactions between insurance company pooled separate accounts and parties in interest; or PTE 84-14, which exempts some transactions effected on behalf of a plan by a “qualified professional asset manager.” However, there can be no assurance that any of these exemptions will apply with respect to any plan’s investment in the L Bonds, or that the exemption, if it did apply, would apply to all prohibited transactions that may occur in connection with the investment.

Any plan fiduciary considering whether to purchase L Bonds on behalf of a plan should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code. Before purchasing any L Bonds, a fiduciary of a plan should make its own determination as to (1) whether GWG Holdings, as issuer of and borrower under the L Bonds, is a “party in interest” under ERISA or a “disqualified person” under the Code with respect to the plan; (2) the availability of the relief provided in the plan asset regulation and (3) the availability of any other prohibited transaction exemptions. In addition, purchasers that are insurance companies should consult their own ERISA counsel with respect to their fiduciary responsibilities associated with their purchase and ownership of the L Bonds, including any responsibility under the Supreme Court case John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank.

LEGAL MATTERS

Certain legal matters in connection with the L Bonds will be passed upon for us by Maslon LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of GWG Holdings, Inc. and its subsidiaries as of and for the year ended December 31, 2019, incorporated by reference in this prospectus from GWG Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 and the effectiveness of GWG Holdings, Inc.’s internal control over financial reporting as of December 31, 2019, have been audited by Whitley Penn LLP, independent registered public accounting firm, as set forth in their reports thereon, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of Whitley Penn LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting, on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of GWG Holdings, Inc. and its subsidiaries as of and for the year ended December 31, 2018, incorporated by reference in this prospectus from GWG Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by Baker Tilly Virchow Krause, LLP, independent registered public accounting firm, as set forth in their reports thereon, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of Baker Tilly Virchow Krause, LLP, on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the L Bonds to be offered and sold pursuant to this prospectus supplement which is a part of that registration statement. This prospectus supplement does not contain all the information contained in the registration statement. For further information with respect to us and the L Bonds to be sold in this offering, we refer you to the registration statement, including the agreements, other documents and schedules filed as exhibits to the registration statement.

We file annual, quarterly and current reports, and other information with the SEC. We intend to make these filings available on our website at www.gwgh.com. Information on our website is not incorporated by reference in this prospectus. We maintain an office at 325 N. Saint Paul Street, Suite 2650, Dallas, TX 75201 where all records concerning the L Bonds are to be retained. L Bond holders and their representatives can request information regarding the L Bonds by contacting our office by mail at our address or by telephone at (612) 746-1944 or by fax at (612) 746-0445. Upon request, we will provide copies of our filings with the SEC free of charge to our investors. Our SEC filings, including the registration statement of which this prospectus is a part, will also be available on the SEC’s Internet site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating certain information about us that we have filed with the SEC by reference in this prospectus supplement, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement.

We incorporate by reference the documents listed below:

●	Our Annual Report on Form 10-K for the period ended December 31, 2019, filed with the SEC on March 27, 2020; and

●	Our Current Reports on Form 8-K filed with the SEC on January 7, 2020, February 27, 2020, March 6, 2020, March 18, 2020 and March 20, 2020.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the termination of the offering also are incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

The section entitled “Where You Can Find More Information” above describes how you can obtain or access any documents or information that we have incorporated by reference herein. The information relating to us contained in this prospectus supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated in this prospectus supplement.

Upon written or oral request, we will provide, free of charge, to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus supplement. Such written or oral requests should be made to:

Timothy Evans, Chief Financial Officer

325 N. Saint Paul Street, Suite 2650

Dallas, TX 75201

Telephone Number: (612) 746-1935

In addition, such reports and documents may be found on our website at www.gwgh.com.

FINANCIAL INFORMATION

GWG HOLDINGS, INC.

Set forth below are the consolidated financial statements of GWG Holdings, Inc. and its subsidiaries and the notes thereto that were included in the our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 27, 2020 (the “Annual Report”). References to “this report” in the notes to our consolidated financial statements refer to the Annual Report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

GWG Holdings, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of GWG Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2019, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of their operations and their cash flows for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 26, 2020, expressed an unqualified opinion.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019.

/s/ WHITLEY PENN LLP

Dallas, Texas

March 27, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

GWG Holdings, Inc. and Subsidiaries

Opinion on Internal Control Over Financial Reporting

We have audited GWG Holdings, Inc. and Subsidiaries (the “Company”) internal control over financial reporting as of December 31, 2019, based on criteria established in 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in 2013 Internal Control—Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheet of the Company, as of December 31, 2019, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2019, and our report dated March 26, 2020 expressed an unqualified opinion on those consolidated financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the entity’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

An entity’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and directors of the entity; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the entity’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ WHITLEY PENN LLP

Dallas, Texas

March 27, 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of GWG Holdings, Inc. and Subsidiaries:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of GWG Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2018, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows, for the year ended December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 6 to the consolidated financial statements, for the year ended December 31, 2018, the Company incurred a loss within its gain (loss) on life insurance policies, net, of $87.1 million, resulting from a change in accounting estimate related to the changes made to the life expectancy estimation methodology on life insurance policies in the Company’s portfolio. Our opinion is not modified with respect to this matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Baker Tilly Virchow Krause, LLP

We served as the Company’s auditor from 2013 to 2019.

Minneapolis, Minnesota

July 9, 2019

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$79,073	$114,587
Restricted cash	20,258	10,849
Investment in life insurance policies, at fair value	796,039	747,922
Life insurance policy benefits receivable, net	23,031	16,461
Loan receivables	232,344	—
Fees receivable	29,168	—
Financing receivables from affiliates	67,153	184,769
Equity method investments	1,761	360,842
Other assets	28,374	45,437
Goodwill	2,358,005	—
TOTAL ASSETS	$3,635,206	$1,480,867

LIABILITIES & STOCKHOLDERS’ EQUITY
LIABILITIES
Senior credit facility with LNV Corporation	$174,390	$148,978
L Bonds	926,638	651,403
Seller Trust L Bonds	366,892	366,892
Other borrowings	153,086	—
Interest and dividends payable	16,516	18,555
Deferred revenue	41,444	—
Accounts payable and accrued expenses	27,836	13,981
Deferred tax liability	57,923	—
TOTAL LIABILITIES	1,764,725	1,199,809

Redeemable noncontrolling interests	1,269,654	—

STOCKHOLDERS’ EQUITY

REDEEMABLE PREFERRED STOCK
(par value $0.001; shares authorized 100,000; shares outstanding 84,636 and 97,524; liquidation preference of $85,130 and $98,093 as of December 31, 2019 and 2018, respectively)	74,023	86,910
SERIES 2 REDEEMABLE PREFERRED STOCK
(par value $0.001; shares authorized 150,000; shares outstanding 147,164 and 148,359; liquidation preference of $148,023 and $149,225 as of December 31, 2019 and 2018, respectively)	127,868	129,063
COMMON STOCK
(par value $0.001; shares authorized 210,000,000; shares issued and outstanding 30,533,793 and 33,018,161 as of December 31, 2019 and 2018, respectively)	33	33
Common stock in treasury, at cost, 2,500,000 shares as of December 31, 2019	(24,550)	—
Additional paid-in capital	233,106	249,662
Accumulated deficit	(76,501)	(184,610)
TOTAL GWG HOLDINGS STOCKHOLDERS’ EQUITY	333,979	281,058
Noncontrolling interests	266,848	—
TOTAL STOCKHOLDERS’ EQUITY	600,827	281,058
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,635,206	$1,480,867

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years Ended December 31,
	2019	2018
REVENUE
Gain (loss) on life insurance policies, net	$75,320	$(14,105)
Interest and other income	16,956	13,715
TOTAL REVENUE	92,276	(390)

EXPENSES
Interest expense	114,844	80,136
Employee compensation and benefits	28,309	17,407
Legal and professional fees	12,824	5,541
Other expenses	15,896	15,995
TOTAL EXPENSES	171,873	119,079

LOSS BEFORE INCOME TAXES	(79,597)	(119,469)
INCOME TAX EXPENSE (BENEFIT)	57,933	—

LOSS BEFORE EARNINGS FROM EQUITY METHOD INVESTMENTS	(137,530)	(119,469)

Earnings (loss) from equity method investments	(4,077)	18
Gain on consolidation of equity method investment (see Note 5)	249,716	—
NET INCOME (LOSS)	108,109	(119,451)

Preferred stock dividends	16,943	16,663
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$91,166	$(136,114)
NET INCOME (LOSS) PER COMMON SHARE
Basic	$2.76	$(22.32)
Diluted	$2.65	$(22.32)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	33,016,007	6,098,208
Diluted	35,219,442	6,098,208

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$108,109	$(119,451)
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Change in fair value of investment in life insurance policies	(49,015)	10,344
Amortization of deferred financing and issuance costs	13,804	10,037
Amortization of premium and accretion of discount on financing receivables	(1,720)	(14)
Provision for uncollectible policy benefit receivable	153	4,300
Loss (earnings) from equity method investments	4,077	(18)
Stock-based compensation	1,732	2,182
Gain on consolidation of equity method investment	(249,716)	—
Deferred income taxes	57,923	—
(Increase) decrease in operating assets:
Life insurance policy benefits receivable	(6,683)	(4,102)
Interest receivable added to commercial loan principal	—	(10,534)
Accrued interest on financing receivables	(6,913)	—
Other assets	(5,056)	4,406
Increase (decrease) in operating liabilities:
Accounts payable and other accrued expenses	(8,297)	4,102
Interest and dividends payable	(1,228)	3,269
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(142,830)	(95,479)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life insurance policies	(32,367)	(128,503)
Carrying value of matured life insurance policies	33,265	20,764
Equity method investments	(12,388)	(3,204)
Business combination consideration, net of cash acquired	(61,479)	—
Financing receivables from affiliate issued	(65,000)	(3,037)
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(137,969)	(113,980)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on senior debt	50,133	12,903
Repayments of senior debt	(23,756)	(77,219)
Payments for senior debt issuance costs	(2,042)	—
Proceeds from issuance of L Bonds	403,397	263,965
Payments for L Bonds issuance costs	(25,284)	(17,379)
Payments for redemption of L Bonds	(116,809)	(48,027)
Issuance of common stock	59	614
Proceeds from issuance of convertible preferred stock	—	50,000
Proceeds from issuance of redeemable preferred stock	—	56,238
Payments for redeemable preferred stock issuance costs	—	(4,142)
Payments for redemption of redeemable preferred stock	(14,061)	(2,457)
Common stock dividends	—	(25,709)
Preferred stock dividends	(16,943)	(16,663)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	254,694	192,124

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(26,105)	(17,335)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH
BEGINNING OF PERIOD	125,436	142,771
END OF PERIOD	$99,331	$125,436

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — CONTINUED

(in thousands, except per share data)

	Years Ended December 31,
	2019	2018
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$102,202	$67,058
Premiums paid, including prepaid	$68,467	$49,467
NON-CASH INVESTING AND FINANCING ACTIVITIES
Financing receivable from affiliate:
Financing receivable from affiliate acquired	$—	$173,485
Conversion of interest receivable to commercial loan principal	$—	$10,534
Exchangeable note acquired and converted to equity method investment	$—	$156,422
Equity method investment acquired	$—	$201,828
Equity security acquired	$—	$38,562
Seller Trust L Bonds issued	$—	$366,892
Common stock issued	$—	$203,405
L Bonds:
Conversion of accrued interest and commissions payable to principal	$1,760	$1,240
Conversion of L Bonds to redeemable preferred stock	$—	$4,546
Preferred Stock:
Conversion of Series B convertible preferred stock to common stock	$—	$50,000
Options and stock appreciation rights issued	$399	$614
Investment in life insurance policies included in accounts payable	$—	$6,377

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except per share data)

	Preferred Stock Shares	Preferred Stock	Common Shares	Common Stock (par)	Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total GWG Holdings Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balance, December 31, 2017	187,319	$173,116	5,813,555	$6	$—	$(39,450)	$—	$133,672	$—	$133,672

Net loss	—	—	—	—	—	(119,451)	—	(119,451)	—	(119,451)

Issuance of common stock	—	—	22,214,641	22	204,771	—	—	204,793	—	204,793

Repurchase of common stock	—	—	(10,035)	—	(69)	—	—	(69)	—	(69)

Issuance of redeemable preferred stock	61,021	56,878	—	—	—	—	—	56,878	—	56,878

Redemption of redeemable preferred stock	(2,457)	(2,458)	—	—	—	—	—	(2,458)	—	(2,458)

Common stock dividends	—	—	—	—	—	(25,709)	—	(25,709)	—	(25,709)

Issuance of Series B convertible preferred stock	5,000,000	50,000	—	—	—	—	—	50,000	—	50,000

Conversion of Series B convertible preferred stock to common stock	(5,000,000)	(50,000)	5,000,000	5	49,995	—	—	—	—	—

Preferred stock dividends	—	(11,563)	—	—	(5,100)	—	—	(16,663)	—	(16,663)

Stock-based compensation	—	—	—	—	65	—	—	65	—	65

Balance, December 31, 2018	245,883	$215,973	33,018,161	$33	$249,662	$(184,610)	$—	$281,058	$—	$281,058

Net income	—	—	—	—	—	108,109	—	108,109	—	108,109

Issuance of common stock	—	—	58,382	—	439	—	—	439	—	439

Repurchase of common stock	—	—	(42,750)	—	(362)	—	—	(362)	—	(362)

Common stock in treasury	—	—	(2,500,000)	—	—	—	(24,550)	(24,550)	—	(24,550)

Redemption of redeemable preferred stock	(14,083)	(14,082)	—	—	(1)	—	—	(14,083)	—	(14,083)

Preferred stock dividends	—	—	—	—	(16,943)	—	—	(16,943)	—	(16,943)

Stock-based compensation	—	—	—	—	311	—	—	311	—	311

Recognition of noncontrolling interests	—	—	—	—	—	—	—	—	266,848	266,848

Balance, December 31, 2019	231,800	$201,891	30,533,793	$33	$233,106	$(76,501)	$(24,550)	$333,979	$266,848	$600,827

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of Business

Organizational Structure

GWG Holdings, Inc. (“GWG Holdings”) conducts its life insurance secondary market business through a wholly owned subsidiary, GWG Life, LLC (“GWG Life”), and GWG Life’s wholly owned subsidiaries, GWG Life Trust and GWG DLP Funding IV, LLC. GWG Holdings’ previously wholly-owned subsidiary, Life Epigenetics Inc. (“Life Epigenetics”) was formed to engage in various life insurance related businesses and activities related to its development of epigenetic technology. Through its previously wholly-owned subsidiary, youSurance General Agency, LLC (“youSurance”), GWG Holdings offered life insurance directly to customers from a variety of life insurance carriers. On November 11, 2019, GWG contributed the common stock of Life Epigenetics and membership interests in youSurance to a legal entity, InsurTech Holdings, LLC in exchange for a membership interest in the entity (see Note 9).

GWG Holdings’ indirect interests in loans collateralized by cash flows from other alternative assets are held by The Beneficient Company Group, L.P. (“Ben LP,” including all of the subsidiaries it may have from time to time — “Beneficient”) and its general partner, Beneficient Management, L.L.C. (“Beneficient Management”). Prior to December 31, 2019, GWG Holdings’ investment in Beneficient was accounted for as an equity method investment. On December 31, 2019, as more fully described below, Beneficient became a consolidated subsidiary of GWG Holdings.

Ben LP is the general partner to Beneficient Company Holdings, L.P. (“BCH”) and owns 100% of the Class A Subclass A-1 and A-2 Units of BCH. BCH is the holding company that directly or indirectly receives all active and passive income of Beneficient and allocates that income among the units issued by BCH. As of December 31, 2019, BCH has issued general partnership Class A Units (Subclass A-1 and A-2), Class S Ordinary Units, Class S Preferred Units, FLP Units (Subclass 1 and Subclass 2), Preferred Series A Subclass 1 Unit Accounts, and Preferred Series A Subclass 2 Units. BCH issued to Ben LP Preferred Series A Subclass 2 Units as part of the transaction with GWG Holdings discussed below. Preferred Series A Subclass 2 Units hold the same rights and privileges as the Preferred Series A Subclass 1 Unit Accounts.

All of the aforementioned legal entities are organized in Delaware, other than GWG Life Trust, which is governed by the laws of the state of Utah. Unless the context otherwise requires or we specifically so indicate, all references in this report to “we,” “us,” “our,” “our Company,” “GWG,” or the “Company” refer to these entities collectively. Our headquarters are located in Dallas, Texas.

Nature of Business

GWG Holdings, through its wholly-owned subsidiary GWG Life, has historically purchased life insurance policies in the secondary market and has built a large, actuarially diverse portfolio of life insurance policies backed by highly rated life insurance companies. These policy purchases were funded primarily through sales of L Bonds, as discussed in Note 12. In 2018 and 2019, GWG Holdings made strategic decisions to increase capital allocated toward providing liquidity products to a broader range of alternative assets, primarily through investments in Beneficient.

Beneficient is a financial services firm based in Dallas, Texas that provides liquidity solutions for mid-to-high net worth (“MHNW”) individuals and small-to-mid (“STM”) size institutions, which previously had few options to obtain early liquidity for their alternative assets holdings. On September 25, 2018, Beneficient’s capital companies applied for trust charters from the Texas Department of Banking to merge into to-be organized limited trust associations. Beneficient’s capital companies submitted revised charter applications on March 6, 2020. As of March 25, 2020, the trust charters had not been issued to Beneficient. As such, Beneficient has closed a limited number of transactions to date, but intends to significantly expand its operations if and when the trust charters are issued.

Beneficient was formed in 2003 but began its alternative asset business in September 2017. Beneficient operates primarily through its subsidiaries, which provide Beneficient’s products and services. These subsidiaries include: (i) Beneficient Capital Company, L.L.C. (“BCC”), through which Beneficient offers loans and liquidity products; (ii) Beneficient Administrative and Clearing Company, L.L.C. (“BACC”), through which Beneficient provides services for fund and trust administration and plans to provide custody services; (iii) Pen Indemnity Insurance Company, LTD (“Pen”), through which Beneficient plans to offer insurance services; and (iv) Ben Markets Management Holdings, L.P., formerly called ACE Portal, L.L.C. (“ACE”), through which Beneficient plans to provide an online portal for direct access to Beneficient’s financial services and products.

Beneficient’s primary operations pertain to its liquidity products whereby Ben LP, through its subsidiaries, extends loans collateralized by cash flows from illiquid alternative assets and provides services to the trustees who administer the collateral. Beneficient’s core business products are its Exchange Trust, LiquidTrust and the InterChange Trust (introduced in 2020). Beneficient’s clients select one of these products and place their alternative assets into the custody trust that is a constituent member of a trust structure called the “ExAlt PlanTM” (comprised of the Exchange Trusts, LiquidTrusts, Custody Trusts, Collective Trusts, and Funding Trusts). The ExAlt PlanTM then delivers to Beneficient’s clients the consideration required by the specific product selected by Beneficient’s clients. At the same time, Beneficient, through a subsidiary, extends a loan to the ExAlt PlanTM. The proceeds (cash or common units in Ben LP) of that loan to the ExAlt PlanTM are ultimately paid to the client. The cash flows from the client’s alternative asset support the repayment of the loans plus any related interest and fees.

In 2018 and 2019, GWG Holdings and GWG Life consummated a series of transactions (as more fully described below) with Beneficient that has resulted in a significant reorientation of our business and capital allocation strategy in addition to changes in our Board of Directors and executive management team.

Liquidity

As of December 31, 2019, we had cash and cash equivalents of approximately $79.1 million. We generated net losses from operations for the years ended December 31, 2019 and 2018 totaling $137.5 million and $119.5 million. As of February 29, 2020, we had cash and cash equivalents of $104.5 million, not including cash and cash equivalents of Beneficient. Besides funding operating expenditures and having sufficient cash to fund anticipated additional investments in Beneficient primarily for its lending products and working capital needs, we are obligated to pay other items such as interest payments and debt redemptions, and preferred stock dividends and redemptions. We expect to satisfy these obligations and fund our operations through anticipated operating cash flows, receipt of proceeds from our insurance policies, sales of additional L-Bonds, and, potentially, additional borrowings under existing debt facilities or new borrowings with other third-party lenders.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

GWG has a history of selling L-Bonds dating back to January 2012. GWG may not be able sell additional L-Bonds on terms as favorable to the Company as past transactions or in quantities sufficient to fund all of the Company’s operating requirements. Additionally, the Company may not be able to obtain additional borrowing under existing debt facilities or new borrowings with other third-party lenders. To the extent that GWG or its subsidiaries raise additional capital through the future issuance of debt, the terms of those debt securities may include terms that adversely affect the rights of our existing debt and/or equity holders or involve negative covenants that restrict GWG's ability to take specific actions, such as incurring additional debt or making additional investments in growing the operations of the Company. If GWG is unable to fund its operations and other obligations, or defaults on its debt, then the Company will be required to either i) sell assets to provide sufficient funding or ii) to raise additional capital through the sale of equity and the ownership interest of our equity holders may be diluted.

Based on projections of anticipated operating cash flows, receipt of proceeds from our insurance policies, sales of additional L-Bonds, and, potentially, additional borrowings under existing debt facilities or new borrowings with other third-party lenders, we believe that we will have sufficient cash resources to finance our operations, satisfy our other obligations, and to fund anticipated additional investments in Beneficient through March 31, 2021.

The Exchange Transaction

On August 10, 2018 (the “Initial Transfer Date”), we completed the first of two closings (the “Initial Transfer”) contemplated by a Master Exchange Agreement with Ben LP and certain other parties (the “Seller Trusts”), which governs the strategic exchange of assets among the parties (the “Exchange Transaction”). On the Initial Transfer Date:

●	GWG issued to the Seller Trusts Seller Trust L Bonds due 2023 (the “Seller Trust L Bonds”) in an aggregate principal amount of $403.2 million, as more fully described below;

●	Beneficient purchased 5,000,000 shares of GWG’s Series B Convertible Preferred Stock, par value $0.001 per share and having a stated value of $10 per share (“Series B”), for cash consideration of $50.0 million, which shares were subsequently transferred to the Seller Trusts;

●	in consideration for GWG and GWG Life entering into the Master Exchange Agreement and consummating the transactions contemplated thereby, Ben LP, as borrower, entered into a commercial loan agreement (the “Commercial Loan Agreement”) with GWG Life, as lender, providing for a loan in a principal amount of $200.0 million (the “Commercial Loan”);

●	Ben LP delivered to GWG a promissory note (the “Exchangeable Note”) in the principal amount of $162.9 million; and

●	the Seller Trusts delivered to GWG 4,032,349 common units of Ben LP at an assumed value of $10 per common unit.

On December 28, 2018, the final closing of the transaction occurred and the following actions took place (the “Final Closing” and the date upon which the Final Closing occurred, the “Final Closing Date”):

●	in accordance with the Master Exchange Agreement, and based on the net asset value of alternative asset financings as of the Final Closing Date, effective as of the Initial Transfer Date, (i) the principal amount of the Commercial Loan was reduced to $182.0 million, (ii) the principal amount of the Exchangeable Note was reduced to $148.2 million, and (iii) the principal amount of the Seller Trust L Bonds was reduced to $366.9 million;

●	the Seller Trusts refunded to GWG $0.8 million in interest paid on the Seller Trust L Bonds related to the Seller Trust L Bonds that were issued as of the Initial Transfer Date but cancelled, effective as of the Initial Transfer Date, on the Final Closing Date;

●	the accrued interest on the Commercial Loan and the Exchangeable Note was added to the principal amount of the Commercial Loan, as a result of which the principal amount of the Commercial Loan as of the Final Closing Date was $192.5 million;

●	the Seller Trusts transferred to GWG an aggregate of 21,650,087 common units of Ben LP and GWG received 14,822,843 common units of Ben LP in exchange for the Exchangeable Note, upon completion of which GWG owned (including the 4,032,349 common units received by GWG on the Initial Transfer Date) 40,505,279 common units of Ben LP;

●	Ben LP issued to GWG an option (the “Option Agreement”) to acquire the number of common units of Ben LP, interests or other property that would be received by a holder of Preferred Series A Subclass 1 Unit Accounts of BCH; and

●	GWG issued to the Seller Trusts 27,013,516 shares of GWG common stock (including 5,000,000 shares issued upon conversion of the Series B).

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Description of the Assets Exchanged

Seller Trust L Bonds

On August 10, 2018, in connection with the Initial Transfer, GWG Holdings, GWG Life and Bank of Utah, as trustee, entered into a Supplemental Indenture (the “Supplemental Indenture”) to the Amended and Restated Indenture dated as of October 23, 2017 (the “Amended and Restated Indenture”). GWG Holdings entered into the Supplemental Indenture to add and modify certain provisions of the Amended and Restated Indenture necessary to provide for the issuance of the Seller Trust L Bonds. The maturity date of the Seller Trust L Bonds is August 9, 2023. The Seller Trust L Bonds bear interest at 7.5% per year. Interest is payable monthly in cash.

After the second anniversary of the Final Closing Date, the holders of the Seller Trust L Bonds will have the right to cause GWG to repurchase, in whole but not in part, the Seller Trust L Bonds held by such holder. The repurchase may be paid, at GWG’s option, in the form of cash, a pro rata portion of (i) the outstanding principal amount and accrued and unpaid interest under the Commercial Loan, and (ii) Ben LP common units, or a combination of cash and such property.

The Seller Trust L Bonds (see Note 13) are senior secured obligations of GWG, ranking junior only to all senior debt of GWG (see Note 11), pari passu in right of payment and in respect of collateral with all “L Bonds” of GWG (see Note 12), and senior in right of payment to all subordinated indebtedness of GWG. Payments under the Seller Trust L Bonds are guaranteed by GWG Life (see Note 23).

Series B Convertible Preferred Stock

The Series B converted into 5,000,000 shares of our common stock at a conversion price of $10 per share upon the Final Closing.

Commercial Loan

The $192.5 million principal amount under the Commercial Loan is due on August 9, 2023; however, it is extendable for two five-year terms. See Note 8 for a full description of the terms of the Commercial Loan. Ben LP’s obligations under the Commercial Loan are unsecured.

The principal amount of the Commercial Loan bears interest at 5.0% per year. From and after the Final Closing Date, one-half of the interest, or 2.5% per year, is due and payable monthly in cash, and one-half of the interest, or 2.5% per year, accrues and compounds annually on each anniversary date of the Final Closing Date and becomes due and payable in full in cash on the maturity date.

In accordance with the Supplemental Indenture governing the issuance of the Seller Trust L Bonds, upon a redemption event or at the maturity date of the Seller Trust L Bonds, the Company, at its option, may use the outstanding principal amount of the Commercial Loan, and accrued and unpaid interest thereon, as repayment consideration of the Seller Trust L Bonds.

Exchangeable Note

The Exchangeable Note accrued interest at a rate of 12.4% per year, compounded annually. Interest was payable in cash on the earlier to occur of the maturity date or the Final Closing Date; provided that Beneficient had the option to add to the outstanding principal balance under the Commercial Loan the accrued interest in lieu of payment in cash of such accrued interest thereon at the Final Closing Date. At the Final Closing date, the principal amount of the Exchangeable Note was exchanged for 14,822,843 common units of Ben LP, and the accrued interest on the Exchangeable Note was added to the principal balance of the Commercial Loan.

Option Agreement

In connection with the Final Closing, GWG Holdings entered into the Option Agreement with Ben LP. The Option Agreement gives GWG Holdings the option to acquire the number of common units in Ben LP that would be received by the holder of Preferred Series A Subclass 1 Unit Accounts of BCH, if such holder were converting on that date. There is no exercise price and the Company may exercise the option at any time until December 27, 2028, at which time the option will automatically settle.

Common Units of Ben LP

In connection with the Initial Transfer and Final Closing, the Seller Trusts and Beneficient delivered to GWG Holdings 40,505,279 common units of Ben LP. These units represented an approximate 89.9% interest in the common units of Ben LP as of the Final Closing Date (although, on a fully diluted basis, our ownership interest in common units of Ben LP would be reduced significantly below a majority of those issued and outstanding).

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Purchase and Contribution Agreement

On April 15, 2019, Jon R. Sabes, GWG’s former Chief Executive Officer and a former director, and Steven F. Sabes, GWG’s former Executive Vice President and a former director, entered into a Purchase and Contribution Agreement (the “Purchase and Contribution Agreement”) with, among others, Ben LP. Under the Purchase and Contribution Agreement, Jon and Steven Sabes agreed to transfer all 3,952,155 of the shares of GWG’s outstanding common stock held directly or indirectly by them to BCC (a subsidiary of Ben LP) and AltiVerse Capital Markets, L.L.C. (“AltiVerse”). AltiVerse is a limited liability company owned by an entity related to Beneficient’s founders, including Brad K. Heppner (GWG’s Chairman and Beneficient’s Chief Executive Officer and Chairman) and an entity related to Thomas O. Hicks (one of Beneficient’s current directors and a director of GWG). GWG was not a party to the Purchase Agreement; however, the closing of the transactions contemplated by the Purchase and Contribution Agreement (the “Purchase and Contribution Transaction”) were subject to certain conditions that were dependent upon GWG taking, or refraining from taking, certain actions.

The closing of the Purchase and Contribution Transaction occurred on April 26, 2019. Prior to or in connection with such closing:

●	GWG’s bylaws were amended to increase the maximum number of directors of GWG from nine to 13, and the actual number of directors comprising the Board of Director was increased from seven to 11. The size of the Board has since been reduced and currently consists of nine directors.

●	All seven members of GWG’s Board of Directors prior to the closing resigned as directors of GWG, and 11 individuals designated by Beneficient were appointed as directors of GWG, leaving two board seats vacant after the closing.

●	Jon R. Sabes resigned from all officer positions he held with GWG or any of its subsidiaries prior to the closing, other than his position as Chief Executive Officer of GWG’s technology-focused then wholly-owned subsidiaries, Life Epigenetics and youSurance.

●	Steven F. Sabes resigned from all officer positions he held with GWG or any of its subsidiaries prior to the closing, except as Chief Operating Officer of Life Epigenetics.

●	The resignations of Messrs. Jon and Steven Sabes included a full waiver and forfeit of (i) any severance that may be payable by GWG or any of its subsidiaries in connection with such resignations or the Purchase and Contribution Transaction, and (ii) all equity awards of GWG held by either of them.

●	Murray T. Holland was appointed as Chief Executive Officer of GWG.

●	GWG entered into performance share unit agreements with certain employees of GWG pursuant to which such employees will collectively receive up to $4.5 million in cash compensation under certain terms and conditions, including, among others, that such employees remain employed by GWG or one of its subsidiaries (or, if no longer employed, such employment was terminated by GWG other than for cause, as such term is defined in the performance share unit agreement) for a period of 120 days following the closing.

●	The stockholders agreement that was entered into on the Final Closing Date was terminated by mutual consent of the parties thereto.

●	BCC and AltiVerse executed and delivered a Consent and Joinder to the Amended and Restated Pledge and Security Agreement dated October 23, 2017 by and among the Company, GWG Life, LLC, Messrs. Jon and Steven Sabes and the Bank of Utah, which provides that the shares of GWG’s common stock acquired by BCC and AltiVerse pursuant to the Purchase and Contribution Agreement will continue to be pledged as collateral security for GWG’s obligations owing in respect of the L Bonds and Seller Trust L Bonds.

Indemnification Agreements

On April 26, 2019, GWG entered into Indemnification Agreements (the “Indemnification Agreements”) with each of its executive officers and the directors appointed to the Board of Directors on such date. On May 13, 2019, GWG entered into Indemnification Agreement with the three additional directors appointed to the Board of Directors on such date (collectively with the executive officers and directors appointed on April 26, 2019, the “Indemnitees”). The Indemnification Agreements clarify and supplement indemnification provisions already contained in GWG’s bylaws and generally provide that GWG shall indemnify the indemnitees to the fullest extent permitted by applicable law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as a director or officer and also provide for rights to advancement of expenses and contribution.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Investment and Exchange Agreements

On December 31, 2019, the Company, Ben LP, BCH, and Beneficient Management entered into a Preferred Series A Unit Account and Common Unit Investment Agreement (the “Investment Agreement”).

Pursuant to the Investment Agreement, the Company transferred $79.0 million to Ben LP in return for 666,667 common units of Ben LP and a Preferred Series A Subclass 1 Unit Account of BCH.

In connection with the Investment Agreement, the Company obtained the right to appoint a majority of the board of directors of Beneficient Management, the general partner of Ben LP. As a result, the Company obtained control of Ben LP and began reporting the results of Ben LP and its subsidiaries on a consolidated basis beginning on the transaction date of December 31, 2019. See Note 5 for more details on the accounting for the consolidation. The Company’s right to appoint a majority of the board of directors of Beneficient Management will terminate in the event (i) the Company’s ownership of the fully diluted equity of Ben LP (excluding equity issued upon the conversion or exchange of Preferred Series A Unit Accounts of BCH held as of December 31, 2019 by parties other than the Company) is less than 25%, (ii) the Continuing Directors of the Company cease to constitute a majority of the board of directors of the Company, or (iii) certain bankruptcy events occur with respect to the Company. The term “Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who: (1) was a member of the board of directors on December 31, 2019; or (2) was nominated for election or elected to the board of directors with the approval of a majority of the Continuing Directors who were members of the board of directors at the time of such nomination or election.

Following the transaction, and as agreed upon in the Investment Agreement, the Company was issued an initial capital account balance for the Preferred Series A Subclass 1 Unit Account of $319.0 million. The other holders of the Preferred Series A Subclass 1 Unit Accounts are an entity related to the founders of Ben LP and an entity related to one of GWG’s and Beneficient’s directors (the “Related Account Holders”), and the aggregate capital accounts of all holders of the Preferred Series A Subclass 1 Unit Accounts after giving effect to the investment by the Company is $1.6 billion. The Company’s Preferred Series A Subclass 1 Unit Account is the same class of preferred security as held by the Related Account Holders. If the Related Account Holders exchange their Preferred Series A Subclass 1 Unit Accounts for securities of the Company, the Company’s Preferred Series A Subclass 1 Unit Account would be converted into common units of Ben LP (so neither the Company nor the founders would hold Preferred Series A Subclass 1 Unit Accounts).

Also, on December 31, 2019, in a transaction related to the Investment Agreement, GWG Holdings transferred its interest in the Preferred Series A Subclass 1 Unit Account to its wholly owned subsidiary, GWG Life.

In addition, on December 31, 2019, the Company, Ben LP and the holders of common units of Ben LP (the “Common Units”) entered into an Exchange Agreement (the “Exchange Agreement”) pursuant to which the holders of Common Units from time to time have the right, on a quarterly basis, to exchange their Common Units for common stock of the Company. The exchange ratio in the Exchange Agreement is based on the ratio of the capital account associated with the Common Units to be exchanged to the market price of the Company’s common stock based on the volume weighted average price of the Company’s common stock for the five consecutive trading days prior to the quarterly exchange date. The Exchange Agreement is intended to facilitate the marketing of Ben LP’s products to holders of alternative assets.

The Exchange Transaction, the Purchase and Contribution Transaction, and the Investment and Exchange Agreements are referred to collectively as the “Beneficient Transactions.”

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies

Basis of Presentation — The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation — The consolidated financial statements include the accounts of GWG Holdings, Inc. and its subsidiaries. All material intercompany balances and transactions have been eliminated upon consolidation. Noncontrolling interests have been recorded for minority ownership in entities that are not wholly owned and are presented in compliance with the provisions of the Noncontrolling Interest in Subsidiary subsections of the Accounting Standards Codification (“ASC”).

The Company has interests in various entities including corporations and limited partnerships. For each such entity, the Company evaluates its ownership interest to determine whether the entity is a variable interest entity (“VIE”) and, if so, whether it is the primary beneficiary of the VIE. The Company would consolidate any entity for which it was the primary beneficiary, regardless of its ownership or voting interests. Upon inception of a variable interest or the occurrence of a reconsideration event, the Company makes judgments in determining whether entities in which it invests are VIEs. If so, the Company makes judgments to determine whether it is the primary beneficiary and is thus required to consolidate the entity.

If it is concluded that an entity is not a VIE, then the Company considers its proportional voting interests in the entity. The Company consolidates majority-owned subsidiaries in which a controlling financial interest is maintained. A controlling financial interest is determined by majority ownership and the absence of significant third-party participating rights. Ownership interests in entities for which the Company has significant influence that are not consolidated under the Company’s consolidation policy are accounted for as equity method investments. SEC Staff Announcement: Accounting for Limited Partnership Investments (codified in ASC 323-30-S99-1) guidance requires the use of the equity method unless the investor’s interest “is so minor that the limited partner may have virtually no influence over partnership operating and financial policies.” The SEC staff’s position is that investments in limited partnerships of greater than 3% to 5% are considered more than minor and, therefore, should be accounted for using the equity method.

Related party transactions between the Company and its equity method investees have not been eliminated.

Use of Estimates — The preparation of our consolidated financial statements in conformity with GAAP requires management to make significant estimates and assumptions affecting the reported amounts of assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue during the reporting period. We regularly evaluate estimates and assumptions, which are based on current facts, historical experience, management’s judgment, and various other factors that we believe to be reasonable under the circumstances. Our actual results may differ materially and adversely from our estimates. The most significant estimates with regard to these consolidated financial statements relate to (1) the determination of the assumptions used in estimating the fair value of our investments in life insurance policies, (2) the assessment of potential impairment of our equity method investments and our equity security investments and determination of the allowance for credit losses on our financing receivables, and (3) the value of our deferred tax assets and liabilities. Periodically, we make significant estimates in assessing the fair value of assets acquired and consideration given in return for those assets, which are used to establish the initial recorded values of such assets in accordance with ASC 805, Business Combinations. Under ASC 805, the consideration paid in an asset acquisition is allocated among the assets acquired based on their relative fair values at acquisition date. In relation to the Investment and Exchange Agreements, relative fair values obtained from a third-party valuation firm were used to calculate the amounts recorded for the assets acquired and liabilities assumed at their acquisition dates as more fully described in Note 5.

Cash and Cash Equivalents — We consider cash in demand deposit accounts and temporary investments purchased with an original maturity of three months or less to be cash equivalents. We maintain our cash and cash equivalents with highly rated financial institutions. The balances in our bank accounts may exceed Federal Deposit Insurance Corporation limits. We periodically evaluate the risk of exceeding insured levels and may transfer funds as we deem appropriate.

Cash, cash equivalents and restricted cash on our consolidated statements of cash flows include cash and cash equivalents and restricted cash of $79.1 million and $20.3 million and $114.6 million and $10.8 million as of December 31, 2019 and 2018, respectively. See Note 4 for a discussion of restrictions on cash.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investment in Life Insurance Policies, at Fair Value — ASC 325-30, Investments in Insurance Contracts, permits a reporting entity to account for its investments in life insurance policies using either the investment method or the fair value method. We elected to use the fair value method to account for our life insurance policies. We initially record our purchase of life insurance policies at the purchase price, which is the amount paid for the policy, inclusive of all direct external fees and costs associated with the purchase. At each subsequent reporting period, we re-measure the investment at fair value in its entirety and recognize the change in fair value as unrealized gain or loss in the current period, net of premiums paid, within gain (loss) on life insurance policies, net in our consolidated statements of operations.

In a case where our acquisition of a policy is not complete as of a reporting date, but we have nonetheless advanced direct costs and deposits for the acquisition, those costs and deposits are recorded as other assets in our consolidated balance sheets until the acquisition is complete and we have secured title to the policy. At December 31, 2019 and 2018, none of our other assets comprised direct costs and deposits that we had advanced for life insurance policy acquisitions.

We also recognize realized gain (or loss) from a life insurance policy upon one of the two following events: (1) our receipt of notice or verified mortality of the insured; or (2) our sale of the policy (upon filing of change-of-ownership forms and receipt of payment). In the case of mortality, the gain (or loss) we recognize is the difference between the policy benefits and the carrying value of the policy once we determine that collection of the policy benefits is reasonably assured. In the case of a policy sale, the gain (or loss) we recognize is the difference between the sale price and the carrying value of the policy on the date we receive sale proceeds.

Life Insurance Policy Benefits Receivable, Net — Our policy benefit receivables represent amounts due from insurance carriers for claims submitted on matured life insurance policies. Policy benefit receivables are recorded at the policy benefit amounts less reserves for estimated uncollectible amounts. Uncollectible policy benefits can result from challenges by the insurance carrier to the legal validity of the policy, typically related to the concept of insurable interest, or from liquidity or solvency problems at the insurance carrier (although policy benefits are senior to any other obligations of a carrier).

We reserve for policy benefits when it becomes probable that we will not collect the full amount of the policy benefit. The reserve requirements are based on the best facts available to us and are re-evaluated and adjusted as additional information becomes available. Uncollectible policy benefits are written off against the reserves when it is deemed that a policy amount is uncollectible. As of December 31, 2018, the balance of the allowance for uncollectible receivables was $4.3 million, relating to a single life insurance policy claim where collection was doubtful. In 2019 we received a settlement on that policy recovering the amount of premiums paid during the period it was held by GWG. As of December 31, 2019, there was no allowance for uncollectible life insurance policy benefits receivable.

Other Assets — Other assets consist of fixed assets, intangible assets, prepaid expenses, operating lease right-of-use assets, and other receivables. At December 31, 2019, other assets also includes the fair values of Beneficient’s other assets, net of intercompany eliminations.

In December 2018, in connection with the Final Closing of the Exchange Transaction, GWG Holdings entered into an Option Agreement with Beneficient. The agreement gives GWG Holdings the option to acquire the number of common units in Ben LP that would be received by the holder of Preferred Series A Subclass 1 Unit Accounts of BCH. There is no exercise price and the Company may exercise the option at any time until December 27, 2028, at which time the option will automatically exercise and settle. The Option Agreement was eliminated upon consolidation of Beneficient on December 31, 2019, and the balance of $38.6 million was recorded in other assets at December 31, 2018. The Option Agreement is considered an equity security investment and earns a preferred return that we accrued to the investment balance and recorded in interest and other income in the consolidated statement of operations up until December 31, 2019. Any future gains or losses on this investment will be eliminated in consolidation.

Financing Receivables — ASC 310, Receivables, provides guidance for receivables and notes that arise from credit sales, loans or other transactions. Financing receivables includes loans and notes receivable. Originated loans we hold for which we have the intent and ability to hold for the foreseeable future or to maturity (or payoff) are classified as held for investment. Financing receivables held for investment are reported in our consolidated balance sheets at the outstanding principal balance adjusted for any write-offs, allowance for loan losses, deferred fees or costs, and any unamortized premiums or discounts. Interest income is accrued on outstanding principal as earned. Unamortized discounts and premiums are amortized using the effective interest method with the amortization recognized as part of interest income in the consolidated statements of operations.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Losses on financing receivables are recognized when they are incurred, which requires us to make our best estimate of probable losses. Specific allowances are recorded for individually impaired loans to the extent we determine it is probable we will be unable to collect all amounts due according to original contractual terms of the loan agreement. Certain loans classified as impaired may not require an allowance for loan loss because we believe we will ultimately collect the unpaid balance (through collection or collateral repossession). The method for calculating the best estimate of losses depends on the type and risk characteristics of the related financing receivables. Such an estimate requires consideration of historical loss experience, adjusted for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates, financial health of market sectors, and the present and expected future levels of interest rates. The underlying assumptions, estimates and assessments we use to provide for losses are updated periodically to reflect our view of current conditions. Changes in such estimates can significantly affect the allowance and provision for losses. It is possible we will experience credit losses that are different from our current estimates. We have no allowance for losses at December 31, 2019 or December 31, 2018. Write-offs are deducted from the allowance for losses when we judge the principal to be uncollectible and subsequent recoveries are added to the allowance at the time cash is received on a written-off account.

Equity Method Investments — The Company accounts for investments in common stock or in-substance common stock in which we have the ability to exercise significant influence, but do not own a controlling financial interest, under the equity method of accounting. Investments within the scope of the equity method of accounting are initially measured at cost, including the cost of the investment itself and direct transaction costs incurred to acquire the investment. After the initial recognition of the investment at cost, we recognize income and losses from our investment by adjusting upward or downward the balance of our equity method investment on our consolidated balance sheet with such adjustments, if any, flowing through earnings (loss) from equity method investment on our consolidated statement of operations, in all cases adjusted to reflect amortization of basis differences, if any, and the elimination of intercompany gains and losses, if any. Cash distributions received from equity method investees are recorded as reductions to the investment balance and classified in the statement of cash flows using the cumulative earnings approach.

Equity method investments are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the investment might not be recoverable. These circumstances can include, but are not limited to evidence that we do not have the ability to recover the carrying amount, the inability of the investee to sustain earnings, a current fair value of the investment that is less than the carrying amount, and other investors ceasing to provide support or reducing their financial commitment to the investee. If the fair value of the investment is less than the carrying amount, and the investment will not recover in the near term, an other-than-temporary impairment may exist. We recognize a loss in value of an investment deemed other-than-temporary in the period the conclusion is made.

When we do not expect financial information of our equity method partner companies to be consistently available on a timely basis, the Company reports its share of the income or loss of the equity method investment on a one-quarter lag.

For more information on equity method investments, see Note 9.

Leases — The Company adopted ASC 842, Leases, on January 1, 2019. The Company leases certain real estate for its office premises that are classified as operating leases. We assess whether an arrangement is a lease at inception. Leases with an initial term of twelve months or less are not recorded in the balance sheet. We have elected the practical expedient to not separate lease and non-lease components for all assets. Operating lease assets and operating lease liabilities are calculated based on the present value of the future minimum lease payments over the lease term at the lease start date. As our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the lease start date in determining the present value of future payments. The operating lease asset is increased by any lease payments made at or before the lease start date and reduced by lease incentives and initial direct costs incurred. The lease term includes options to renew or terminate the lease when it is reasonably certain that we will exercise that option. The exercise of lease renewal options is at our sole discretion. The depreciable life of lease assets and leasehold improvements are limited by the lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Compensation — The Company measures and recognizes compensation expense for all stock-based payments at fair value on the grant date over the requisite service period. We use the Black-Scholes option pricing model to determine the fair value of stock options and stock appreciation rights. For restricted stock grants (including restricted stock units), fair value is determined as of the closing price of our common stock on the date of grant. Stock-based compensation expense is recorded in general and administrative expenses based on the classification of the employee or vendor. The determination of fair value of stock-based payment awards on the date of grant is affected by our stock price and a number of subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards and the expected duration of the awards. We account for the effects of forfeitures as they occur.

The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at grant date. Volatility is based on the standard deviation of the average continuously compounded rate of return of five selected companies.

Deferred Financing and Issuance Costs — Loans advanced to us under our second amended and restated senior credit facility with LNV Corporation, as described in Note 11, are reported net of financing costs, including issuance costs, sales commissions and other direct expenses, which are amortized using the straight-line method over the term of the facility. The L Bonds, as described in Note 12, are reported net of financing costs, which are amortized using the effective interest method over the term of those borrowings. Selling and issuance costs of Redeemable Preferred Stock (“RPS”) and Series 2 Redeemable Preferred Stock (“RPS 2”), described in Note 15, are netted against additional paid-in capital, until depleted, and then against the outstanding balance of the preferred stock. The offerings of our RPS and RPS 2 closed in March 2017 and April 2018, respectively. There were no issuance costs associated with the August 2018 issuance of the Series B Convertible Preferred Stock, described in Note 15.

Business Combinations — The Company includes the results of operations of the businesses that it acquires from the acquisition date. In allocating the purchase price of a business combination, in accordance with ASC 805, Business Combinations, the Company records all assets acquired and liabilities assumed at fair value, and the fair value of any noncontrolling interests, with the excess of the purchase price over the aggregate fair values recorded as goodwill. ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. The Company determines the estimated fair values after review and consideration of relevant information, including discounted cash flows, quoted market prices and estimates made by management. The fair value assigned to identifiable intangible assets acquired is based on estimates and assumptions made by management at the time of the acquisition. The Company adjusts the preliminary purchase price allocation, as necessary, during the measurement period of up to one year after the acquisition closing date as it obtains more information as to facts and circumstances existing as of the acquisition date. Acquisition-related costs are recognized separately from the business combination and are expensed as incurred.

Goodwill and Other Intangibles — Preliminary goodwill of $2.4 billion and intangible assets of $3.4 million were recognized as a result of the business combination related to the Investment and Exchange Agreements on December 31, 2019 (see Note 5). Intangible assets are included in other assets in the Company’s consolidated balance sheet. The Company accounts for goodwill and intangible assets in accordance with ASC Topic 350, Intangibles – Goodwill and Other. The amount of goodwill initially recorded is based on the fair value of the acquired entity at the time of acquisition. Management performs goodwill and intangible asset impairment testing annually, during the fourth quarter, or when events occur, or circumstances change that would more likely than not indicate impairment has occurred. Goodwill impairment exists when the carrying value of goodwill exceeds its implied fair value. Intangible assets include an insurance license and a non-compete agreement. Finite-lived intangibles are stated at cost less accumulated amortization. Amortization is recorded using the straight-line method, which approximates the expected pattern of economic benefit, over the estimated lives of the assets. The insurance license intangible has an indefinite life and is evaluated for impairment annually. The non-compete agreement is amortized over its estimated useful life of four years and is evaluated for impairment when indicators of impairment are present as outlined in the subsequent paragraph.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company reviews the carrying value of its finite-lived intangible assets whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable. Factors that would require an impairment assessment include, among other things, a significant change in the extent or manner in which an asset is used, a continual decline in the Company’s operating performance, or as a result of fundamental changes in a subsidiary’s business condition.

Income Taxes — The Company is a corporation for tax purposes. Certain of the Company’s subsidiaries operate in the U.S. as partnerships for U.S. federal income tax purposes. In addition, certain of the wholly-owned subsidiaries of the Company will be subject to federal, state, and local corporate income taxes at the entity level and the related tax provision attributable to the Company’s share of this income tax is reflected in the consolidated financial statements. Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current and deferred tax liabilities, if any, are recorded within accounts payable and accrued expenses and other liabilities in the consolidated balance sheets. The Company analyzes its tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. The Company records uncertain tax positions on the basis of a two-step process: (a) determination is made whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position, and (b) those tax positions that meet the more likely than not threshold are recognized as the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes accrued interest and penalties related to uncertain tax positions in other expenses within the consolidated statements of operations.

Earnings (Loss) per Common Share — Basic earnings (loss) per share attributable to common shareholders are calculated using the weighted-average number of shares outstanding during the reported period. Diluted earnings (loss) per share are calculated based on the potential dilutive impact of our RPS, RPS 2, restricted stock units, warrants (if applicable) and stock options.

Net earnings, less any preferred dividends accumulated for the period (whether or not declared), is allocated to common stock. Basic earnings per common share is computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding during the period.

Diluted earnings per common share is computed in a similar manner, except that first the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares were issued using the treasury stock method in the case of restricted stock units, warrants and options, or the if-converted method in the case of RPS and RPS 2. During 2019 and 2018, RPS, RPS2, restricted stock units and stock options were the potentially dilutive non-participating instruments issued by the Company.

Accounting Policies of Recently Consolidated Subsidiaries — As discussed in Note 5, as a result of the Company acquiring the right to appoint a majority of the board of directors of Beneficient Management, the general partner of Ben LP, on December 31, 2019, Beneficient became a consolidated subsidiary of GWG Holdings. The Company reviewed the accounting policies of Beneficient and conformed those of Beneficient with those of the Company. For those accounting policies utilized by Beneficient that were not applicable to GWG prior to the consolidation of Beneficient, the Company adopted those accounting policies as of December 31, 2019. Additionally, Beneficient’s balance sheet was remeasured to fair value on that date in accordance with our business combination accounting policy described above. A description of each of the most pertinent accounting policies applicable to Beneficient is included below. This list is not exhaustive.

Loan Receivables

Loan receivables are carried at the principal amount outstanding, plus interest paid-in-kind. The loans do not have scheduled principal or interest payments due prior to their maturity date, which is generally 12 years from the date of origination. Prepayment of the loans, in whole or in part, is permitted without premium or penalty. Loans bear contractual interest at the greater of 14% or 1-month LIBOR plus 10% compounded daily. The primary source of repayment for the loans and related fees is cash flows from the alternative assets collateralizing the loans. Interest income on loans is accrued on the principal amount outstanding and interest compounds on a daily basis.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Allowances for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses in the portfolio. Management’s determination of the allowance is based upon an evaluation of the loan portfolio, impaired loans, economic conditions, volume, growth and composition of the collateral to the loan portfolio, and other risks inherent in the portfolio. Management applies risk factors to categories of loans and individually reviews all impaired loans above a de minimis threshold. Management relies heavily on statistical analysis, current net asset value (“NAV”) and distribution performance of the underlying alternative asset collateral and industry trends related to alternative asset investments to estimate losses. Management evaluates the adequacy of the allowance by reviewing relevant internal and external factors that affect credit quality. As the collateral is the sole source of repayment of the loans and related interest, these loans are considered to be collateral dependent. Any charge-offs are recognized in the period in which they arise for the collateral dependent loans (i.e., impaired collateral dependent loans are written down to their estimated net realizable value based on disposition value).

Fees Receivable

Fees receivable represent balances arising from services provided to clients and are recorded on an accrual basis. Fees receivable are written off when they are determined to be uncollectible. Any allowance for doubtful accounts is estimated based on our estimate of the ability of the collateral to satisfy the amounts due. Most of the fees receivable consist of unpaid upfront fees and trust service fees that will be paid from the cash flows from the client’s alternative asset based on an allocation of those cash flows as prescribed in the associated trust agreement. Upfront fees and trust service fees are required to be paid first from the cash flows from the client’s alternative asset and thus, we believe that the amounts are fully collectible. Accordingly, our consolidated financial statements do not include an allowance for bad debt nor any bad debt expense.

Noncontrolling interests – Redeemable and Non-redeemable

Noncontrolling interests represent the portion of certain consolidated subsidiaries’ limited partnership interests that are held by third parties. Amounts are adjusted by the noncontrolling interest holder’s proportionate share of the subsidiaries’ or VIEs’ earnings or losses each period and for any distributions that are paid.

Noncontrolling interests are reported as a component of equity unless the noncontrolling interest is considered redeemable, in which case the noncontrolling interest is recorded between liabilities and equity (mezzanine or temporary equity) in the Company’s consolidated balance sheets. The redeemable noncontrolling interest is adjusted at each balance sheet date to its maximum redemption value if the amount is greater than the carrying value. Changes in the Company’s redeemable noncontrolling interests are presented in the consolidated statements of changes in stockholders’ equity.

Noncontrolling interests include holders, which consist of “Related Entities”, an entity affiliated with a related party, and third parties, of Class S Ordinary Units issued by BCH. “Related Entities” are defined as certain trusts and those entities held by such trusts that are controlled by Beneficient’s founder and in which Beneficient’s founder and his family members are also among classes of economic beneficiaries whether or not Beneficient’s founder is entitled to economic distributions from such trusts. Beneficient’s founder is also chairman of the board of directors of GWG Holdings.

Redeemable noncontrolling interests are held by holders, which consist of a Related Entity, an entity affiliated with a related party, and a third-party entity, of Preferred Series A Subclass 1 Unit Accounts issued by BCH.

Upfront Fees

Non-refundable upfront fees are earned for setting up and providing the client access to the EXAlt PlanTM. These activities do not transfer a separate promised service and therefore, represent advanced payments for trust administration services. Upfront fees are billed at the origination of the liquidity transaction and are based on a percentage of NAV plus any unfunded capital commitments. Payment of the fees occurs in the first step of the waterfall distribution per the LiquidTrust agreement. Upfront fees are deferred upon receipt and recognized ratably over the period of benefit which is generally consistent with estimated expected life of LiquidTrusts (typically 7 to 10 years). Upfront fees are recorded on the consolidated balance sheets as fees receivable with a corresponding amount recorded to deferred revenue. Deferred revenue is subsequently recognized as trust services revenues on the consolidated statements of comprehensive income (loss), ratably over the expected life of the LiquidTrust.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Trust Administration Revenues

Trust administration fees are earned for providing administrative services to trustees for existing liquidity solution clients. The performance obligation under these agreements is satisfied over time as the administration and management services are provided. Fees are recognized monthly based upon the beginning of quarter (in advance) net asset value plus any remaining unfunded loan commitments and the applicable fee rate of the account as outlined in the agreement. Payment frequency is defined in the individual contracts, which primarily stipulate billings on a quarterly basis in advance. Trust administration fee receivables are recorded in the consolidated balance sheets in the fees receivable line item and in trust services revenues on the consolidated statements of comprehensive income (loss).

Reclassification — Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations. See Note 3 for an explanation of certain reclassifications we recorded in comparative periods on the guarantor financial statements.

Newly Adopted Accounting Pronouncements — On January 1, 2019, we adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize right-of-use assets and lease liabilities on the balance sheet for all leases with a term greater than twelve months. We elected to adopt the standard using the modified retrospective method, without restatement of prior periods’ financial information. The impact to the balance sheet on January 1, 2019, was the addition of approximately $0.9 million in right-of-use assets, a reduction to deferred rent of $0.7 million, and a net increase to lease liabilities of $1.6 million for our operating lease. The adoption of the new standard did not materially affect our consolidated statements of operations, consolidated statements of cash flows or consolidated statements of changes in stockholders’ equity. We have entered into additional leases and have consolidated Beneficient’s right-of-use assets and lease liabilities since the adoption of ASU 2016-02 as discussed in Note 21.

ASU 2017-04, Goodwill, (Topic 350) was issued in January 2017. This standard simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Under the new guidance, goodwill impairment loss will be measured on the basis of the fair value of the reporting unit relative to the reporting unit’s carrying amount rather than on the basis of the implied amount of goodwill relative to the goodwill balance of the reporting unit. ASU 2017-04 is effective for annual periods beginning after December 15, 2019, including interim periods within those periods, for public business entities. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company adopted this ASU on January 1, 2020, and it did not have a material impact on its consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements — In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets and certain other instruments, including trade and other receivables, held-to-maturity debt securities and loans. There have been numerous codification improvements and technical corrections issued through subsequent ASUs snice the issuance of ASU No. 2016-13. The standard requires entities to use a new, forward-looking “expected loss” model that is expected to generally result in the earlier recognition of allowances for losses. The guidance is effective for annual periods beginning after December 15, 2022, including interim periods within those years, for smaller reporting companies, as defined by the SEC, but early adoption is permitted. The Company is evaluating the potential impact of this guidance on our consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates, adds and modifies certain disclosure requirements for fair value measurements. The guidance is effective for fiscal years and interim periods beginning after December 15, 2019. Certain of the amendments require prospective application, while the remainder require retrospective application. Early adoption is allowed either for the entire standard or only the provisions that eliminate or modify the requirements. The Company believes that we are currently compliant with this pronouncement but continues to evaluate potential impact of this guidance on our consolidated financial statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) Correction of an Immaterial Error

In the consolidated statement of cash flows for the year ended December 31, 2018, we have separated the gross borrowings and repayments on our senior credit facility with LNV Corporation that were previously erroneously reported on a net basis in cash flows from financing activities.

For the year ended December 31, 2018, we previously reported net repayments of senior debt of $64.3 million. We revised the comparative information for the year ended December 31, 2018, to report gross borrowings on senior debt of $12.9 million, and gross repayments of senior debt of $77.2 million, in the consolidated statements of cash flows. This revision had no effect on the total cash flows from financing activities.

(4) Restrictions on Cash

Under the terms of our second amended and restated senior credit facility with LNV Corporation (discussed in Note 11), we are required to maintain collection and payment accounts that are used to collect policy benefits from pledged policies, pay annual policy premiums, interest and other charges under the facility, distribute funds to pay down the facility, and distribute excess funds to the borrower (GWG DLP Funding IV, LLC).

The agents for the lender authorize the disbursements from these accounts. At December 31, 2019 and 2018, there was a balance of $20.3 million and $4.2 million, respectively, in these collection and payment accounts.

To fund the Company’s acquisition of life insurance policies, we are required to maintain escrow accounts. Distributions from these accounts are made according to life insurance policy purchase contracts. At December 31, 2019 and 2018, there was a balance of $0 and $6.6 million, respectively, in the Company’s escrow accounts.

(5) Business Combination

Prior to December 31, 2019, the Company owned 41,505,279 common units of Ben LP, for a total limited partnership interest in the common units of Ben LP of approximately 90.2%. This investment was historically accounted for using the equity method (see Note 9). On December 31, 2019, the Company entered into the Investment Agreement and Exchange Agreements described in Note 1.

Pursuant to the Investment Agreement, the Company transferred $79.0 million to Ben LP in return for 666,667 additional common units of Ben LP and a Preferred Series A Subclass 1 Unit Account of BCH, which increased the Company’s ownership in Ben LP common units to approximately 95.5%. Also on December 31, 2019, in a transaction related to the Investment Agreement, GWG Holdings transferred its interest in the Preferred Series A Subclass 1 Unit Account to its wholly owned subsidiary, GWG Life. In connection with the Investment Agreement, the Company obtained the right to appoint a majority of the board of directors of Beneficient Management, the general partner of Ben LP. As a result, the Company obtained control of Ben LP and consolidated Ben LP as of December 31, 2019, under the guidance in ASC 805, Business Combinations.

As a result of the change-of-control, the Company was required to remeasure its existing equity investment at fair value prior to consolidation. At December 31, 2019, the Company’s equity investment in the common units of Ben LP had a carrying value of $368.6 million, prior to the additional investment noted above. The Company estimated the fair value of its investment in Ben LP to be approximately $622.5 million, resulting in the recognition of a gain of $253.9 million during the fourth quarter of 2019. This gain is included in gain on consolidation of equity method investment in the Company’s consolidated statement of operations for the year ended December 31, 2019. This gain was partially offset by the remeasurement to fair value of the Commercial Loan Agreement between GWG Life and Ben and the Option Agreement between GWG Holdings and Ben which resulted in a net loss of $4.2 million. The net gain on consolidation of equity method investment after remeasurement of these preexisting balances was $249.7 million. The Company’s proportionate share of the earnings or losses from Ben LP was recognized in earnings (loss) from equity method investment in our consolidated statement of operations from August 10, 2018 until December 31, 2019 (see Note 9 for further information) and was previously recorded on a one-quarter lag basis. In connection with the consolidation of Beneficient, the Company was required to discontinue the one-quarter lag.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the fair value measurement of the assets acquired and liabilities assumed as of December 31, 2019 (in thousands):

ASSETS
Loans receivable	$232,344
Fees receivable	29,168
Investment in public equity securities	24,550
Other assets	14,053
Intangible assets	3,449
Total identifiable assets acquired	303,564

LIABILITIES
Other borrowings	153,086
Commercial loan agreement from parent	168,420
Other liabilities and deferred revenue	105,866
Accounts payable and accrued expenses	13,713
Total liabilities assumed	441,085
Net liabilities assumed	(137,521)

NONCONTROLLING INTERESTS
Common Units not owned by GWG Holdings(1)	181,383
Class S Ordinary Units	85,448
Class S Preferred Units	17
Preferred Series A Subclass 1 Unit Accounts	1,269,654
Total noncontrolling interests	1,536,502

ACQUISITION CONSIDERATION
Cash, less cash acquired	61,479
Fair value of preexisting investment in Common Units(2)	622,503
Fair value of noncontrolling interest	1,536,502
Total estimated consideration	2,220,484
Less: Net liabilities assumed	(137,521)
Resulting preliminary goodwill	2,358,005

(1)	Calculated as 1,974,677 Common Units not owned by GWG Holdings at December 31, 2019, multiplied by the $15.00 per unit derived from the enterprise valuation of Beneficient. Also includes $151.8 million of share-based payment awards that were granted by Beneficient prior to the change in control but were not replaced by awards of GWG Holdings upon the change in control. These awards were treated as noncontrolling interests in accordance with ASC 805, Business Combinations.
(2)	Calculated as 41,505,279 Common Units owned by GWG Holdings prior to the change in control multiplied by the $15.00 per unit derived from the enterprise valuation of Beneficient, with a nominal rounding adjustment.

Methods Used to Determine Equity Value and to Fair Value Assets and Liabilities

The following is a description of the valuation methodologies used to estimate the fair value of equity and the fair values of major categories of assets acquired and liabilities assumed. In many cases, determining the fair value of equity and the acquired assets and assumed liabilities required management to estimate cash flows expected from those assets and liabilities and to discount those cash flows at appropriate rates of interest. This required the utilization of significant estimates and management judgment in accounting for the 2019 change-of-control event.

Loan receivables — The loan portfolio was valued based on current guidance that defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. Level 3 inputs were utilized to value the loan portfolio and included the use of present value techniques employing cash flow estimates and incorporated assumptions that marketplace participants would use in estimating fair values, specifically market interest rate and general credit fair value assumptions. In instances where reliable market information was not available, management used assumptions in an effort to determine reasonable fair value. There was no carryover related allowance for loan losses.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and cash equivalents and fees receivable — Cash and cash equivalents and fees receivable were valued using their current carrying amounts which approximate fair value.

Investment in public equity securities — The fair value of the investments in public equity securities was determined using quoted market prices. As these were investments by Beneficient in the common stock of GWG, these amounts were eliminated in consolidation and treated as treasury stock as of December 31, 2019.

Other assets — Other assets include miscellaneous receivables that were valued using the current carrying amount as that amount approximates fair value due to the relatively short time between their origination date and the fair value date. Miscellaneous intercompany receivables were eliminated in consolidation.

Intangible assets — Intangible assets include an insurance license and a non-compete agreement. Both assets were valued using their current carrying amount which approximates fair value. The insurance license was valued at $3.1 million and the non-compete agreement was valued at $0.3 million.

Other borrowings and commercial loan agreement from parent — The measurement of the fair value of other borrowings and commercial loan agreement from parent was based on market prices that generally are observable for similar liabilities at commonly quoted intervals and is considered a Level 2 fair value measurement. The Commercial Loan Agreement between Beneficient and GWG Life was eliminated in consolidation as of December 31, 2019.

Other liabilities and deferred revenue — The carrying amounts of other liabilities and deferred revenue approximate their fair value. The Option Agreement between Beneficient and GWG was eliminated in consolidation as of December 31, 2019.

Accounts payable and accrued expenses — Due to their short-term nature, the carrying amounts of accounts payable and accrued expenses approximate the fair value. Miscellaneous intercompany payables were eliminated in consolidation as of December 31, 2019.

Noncontrolling interests — The values for each noncontrolling interest component were calculated after determination of an overall enterprise value for the Company. The enterprise value of the Company was determined using the Option Pricing Model (“OPM”) Backsolve approach under the market method. The OPM Backsolve approach uses a Black-Scholes option pricing model to calculate the implied equity value of the firm. Once an overall equity value was determined, amounts were allocated to the various classes of equity based on the security class preferences. The inputs to the OPM Backsolve approach are the equity value for one component of the capital structure, expected time to exit, the risk-free interest rate and an assumed volatility based on the volatility of similar publicly traded companies. The OPM Backsolve inputs include Level 3 inputs.

The value of the noncontrolling interest includes an amount related to outstanding share-based payment awards that remain outstanding after the change-of-control. For these awards, the portion of the acquisition-date fair value of the share-based payment awards attributable to pre-combination service is recognized in noncontrolling interest as of December 31, 2019.

Goodwill — The resulting excess of the overall enterprise value after deducting the fair values of assets acquired and liabilities assumed is recognized as goodwill. The goodwill recognized is the result of the inherent value associated with the assembled business after all separately identifiable assets acquired and liabilities assumed are deducted from the enterprise value. None of the goodwill is expected to be deductible for income tax purposes. The goodwill is allocated to our Investment in Beneficient reporting unit.

As of December 31, 2019, the accounting for the estimates of equity values, which includes noncontrolling interests, the fair value of loan receivables, and any separately identifiable intangibles was based on the facts and circumstances that existed as of the acquisition date. Should management obtain new information about facts and circumstances that existed at the acquisition date, adjustments to the fair values assigned to these items could occur during the measurement period of one year from the acquisition date. Any such adjustment will result in corresponding adjustments to goodwill.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma financial information presents the combined results of operations of GWG Holdings as if the acquisition of Ben LP had occurred as of January 1, 2018:

(in thousands, except shares and per share data)	Years ended December 31,
	2019	2018
Total Revenue
Pro forma	$104,989	$89,949
As reported	$92,276	$(390)

Net Income (Loss) Attributable to Common Shareholders
Pro forma	$(218,572)	$(87,808)
As reported	$91,166	$(136,114)

Net Earnings (Loss) per Diluted Common Share
Pro forma	$(6.15)	$(2.67)
As reported	$2.65	$(22.32)

The unaudited pro forma financial information is presented for informational purposes only. It is not necessarily indicative of what our consolidated results of operations actually would have been had the acquisition occurred at the beginning of each year, nor does it attempt to project the future results of operations of the combined company.

The unaudited pro forma financial information above gives effect to the following:

•	Deconsolidation of certain Beneficient trusts included in the EXAlt PlanTM
•	Exclusion of the $249.7 million nonrecurring gain on consolidation of equity method investment
•	Reduction of Beneficient interest expense related to acquisition-date debt principal payments
•	Elimination of intercompany transactions, including the Commercial Loan Agreement and Option Agreement
•	Exclusion of nonrecurring acquisition-related transaction costs

(6) Investment in Life Insurance Policies

Our investments in life insurance policies are valued based on unobservable inputs that are significant to their overall fair value. Changes in the fair value of these policies, net of premiums paid, are recorded in gain (loss) on life insurance policies, net in our consolidated statements of operations. Fair value is determined on a discounted cash flow basis that incorporates life expectancy assumptions generally derived from reports obtained from widely accepted life expectancy providers (other than insured lives covered under small face amount policies — those with $1 million in face value benefits or less — which utilize either a single fully underwritten, or simplified report based on self-reported medical interview), assumptions relating to cost-of-insurance (premium) rates and other assumptions. The discount rate we apply incorporates current information about the discount rates observed in the life insurance secondary market through competitive bidding observations (which have recently declined for us as a result of our decreased purchase activity) and other means, fixed income market interest rates, the estimated credit exposure to the insurance companies that issued the life insurance policies and management’s estimate of the operational risk yield premium a purchaser would require to receive the future cash flows derived from our portfolio as a whole. Management has significant discretion regarding the combination of these and other factors when determining the discount rate. As a result of management’s analysis, a discount rate of 8.25% was applied to our portfolio as of both December 31, 2019 and 2018.

Portfolio Information

Our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2019 is summarized below:

Life Insurance Portfolio Summary

Total life insurance portfolio face value of policy benefits (in thousands)	$2,020,973
Average face value per policy (in thousands)	$1,756
Average face value per insured life (in thousands)	$1,883
Average age of insured (years)*	82.4
Average life expectancy estimate (years)*	7.2
Total number of policies	1,151
Number of unique lives	1,073
Demographics	74% Male; 26% Female
Number of smokers	48
Largest policy as % of total portfolio face value	0.7%
Average policy as % of total portfolio face value	0.1%
Average annual premium as % of face value	3.3%

(*)	Averages presented in the table are weighted averages by face amount of policy benefits.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of our policies organized according to their estimated life expectancy dates, grouped by year, as of the reporting date, is as follows:

	As of December 31, 2019			As of December 31, 2018
Years Ending December 31,	Number of Policies	Estimated Fair Value (in thousands)	Face Value (in thousands)	Number of Policies	Estimated Fair Value (in thousands)	Face Value (in thousands)
2019	—	$—	$—	9	$6,380	$7,305
2020	8	5,869	6,342	41	46,338	59,939
2021	55	62,061	79,879	81	68,836	108,191
2022	90	89,074	138,723	104	97,231	177,980
2023	128	123,352	222,369	109	93,196	185,575
2024	109	103,111	217,053	107	84,150	211,241
2025	113	74,223	171,961	124	77,718	210,781
Thereafter	648	338,349	1,184,646	579	274,074	1,086,980
Totals	1,151	$796,039	$2,020,973	1,154	$747,923	$2,047,992

We recognized life insurance benefits of $125.1 million and $71.1 million during the years ended December 31, 2019 and 2018, respectively, related to policies with a carrying value of $33.2 million and $20.8 million, respectively, and as a result recorded realized gains of $91.9 million and $50.3 million.

A reconciliation of gain (loss) on life insurance policies is as follows (in thousands):

	Years Ended December 31,
	2019	2018
Change in estimated probabilistic cash flows(1)	$67,186	$75,444
Unrealized gain on acquisitions(2)	6,921	28,017
Premiums and other annual fees	(65,577)	(54,087)
Change in discount rates(3)	—	—
Change in life expectancy evaluation(4)	(2,332)	(4,890)
Change in life expectancy evaluation methodology(5)	—	(87,100)
Face value of matured policies	125,148	71,090
Fair value of matured policies	(56,026)	(42,579)
Gain (loss) on life insurance policies, net	$75,320	$(14,105)

(1)	Change in fair value of expected future cash flows relating to our investment in life insurance policies that are not specifically attributable to changes in life expectancy, discount rate changes or policy maturity events.
(2)	Gain resulting from fair value in excess of the purchase price for life insurance policies acquired during the reporting period.
(3)	The discount rate applied to estimate the fair value of the portfolio of life insurance policies we own was 8.25% at December 31, 2019 and 2018.
(4)	The change in fair value due to updating life expectancy estimates on certain life insurance policies in our portfolio.
(5)	The change in fair value due to the adoption of the Longest Life Expectancy methodology on life policies in our portfolio, partially offset by the impact of a decrease in the discount rate associated thereto.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Estimated premium payments and servicing fees required to maintain our current portfolio of life insurance policies in force for the next five years, assuming no mortalities (in thousands), are as follows:

Years Ending December 31,	Premiums	Servicing	Total
2020	$67,455	$1,674	$69,129
2021	84,712	1,674	86,386
2022	97,757	1,674	99,431
2023	110,156	1,674	111,830
2024	120,077	1,674	121,751
	$480,157	$8,370	$488,527

Management anticipates funding the majority of the premium payments and servicing fees estimated above from cash flows realized from life insurance policy benefits, and to the extent necessary, with additional borrowing capacity created as the premiums and servicing costs of pledged life insurance policies become due, under the second amended and restated senior credit facility with LNV Corporation as described in Note 11. Management anticipates funding premiums and servicing costs of non-pledged life insurance policies with cash flows realized from life insurance policy benefits from our portfolio of life insurance policies and net proceeds from our offering of L Bonds. The proceeds of these capital sources may also be used for; additional investments in Beneficient; the purchase, policy premiums and servicing costs of additional life insurance policies; working capital; and financing expenditures including paying principal, interest and dividends.

(7) Fair Value Definition and Hierarchy

ASC 820, Fair Value Measurements and Disclosures, establishes a hierarchical disclosure framework that prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is affected by a number of factors, including the type of investment, the characteristics specific to the investment and the state of the marketplace, including the existence and transparency of transactions between market participants. Assets and liabilities with readily available and actively quoted prices, or for which fair value can be measured from actively quoted prices in an orderly market, generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

ASC 820 maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the use of observable inputs whenever available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from third-party sources. Unobservable inputs are inputs that reflect assumptions about how market participants price an asset or liability based on the best available information. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date (a non-distressed transaction in which neither seller nor buyer is compelled to engage in the transaction). A sale of the portfolio or a portion of the portfolio in an other than orderly transaction would likely occur at less than the fair value of the respective life insurance policies.

The hierarchy is broken down into three levels based on the observability of inputs as follows:

Level 1 —	Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuations are based on quoted prices that are readily and regularly available in an active market.

Level 2 —	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The availability of observable inputs can vary by types of assets and liabilities and is affected by a wide variety of factors, including, for example, whether an instrument is established in the marketplace, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by management in determining fair value is greatest for assets and liabilities categorized in Level 3.

Level 3 Valuation Process

The estimated fair value of our portfolio of life insurance policies is determined on a quarterly basis by management taking into consideration a number of factors, including changes in discount rate assumptions, estimated premium payments and life expectancy estimate assumptions, as well as any changes in economic and other relevant conditions. The discount rate incorporates current information about discount rates observed in the life insurance secondary market through competitive bidding observations (which have declined recently as a result of our decreased purchase activity) and other means, fixed income market interest rates, the estimated credit exposure to the insurance company that issued the life insurance policy and management’s estimate of the operational risk yield premium a purchaser would require to receive the future cash flows derived from our portfolio as a whole. Management has significant discretion regarding the combination of these and other factors when determining the discount rate.

These inputs are then used to estimate the discounted cash flows from the portfolio using the ClariNet LS probabilistic and stochastic portfolio pricing model from ClearLife Limited, which estimates the expected cash flows using various mortality probabilities and scenarios. The valuation process includes a review by senior management as of each quarterly valuation date. We also engage ClearLife Limited to prepare a net present value calculation of our life insurance portfolio using the inputs we provide on a quarterly basis.

The following table reconciles the beginning and ending fair value of our Level 3 investments in our portfolio of life insurance policies (in thousands):

	Years Ended December 31,
	2019	2018
Beginning balance	$747,922	$650,527
Purchases	32,367	128,502
Maturities (initial cost basis)	(33,265)	(20,763)
Net change in fair value	49,015	(10,344)
Ending balance	$796,039	$747,922

Historically, for life insurance policies with face amounts greater than $1 million and that are not pledged as collateral under our second amended and restated senior credit facility with LNV Corporation (approximately 14.6% of our portfolio by face amount of policy benefits), we attempted to obtain updated life expectancy reports on a continuous rotating three year cycle. For life insurance policies that are pledged under our second amended and restated senior credit facility with LNV Corporation (approximately 77.3% of our portfolio by face amount of policy benefits as of December 31, 2019), prior to entering into the second amended and restated senior credit facility with LNV Corporation on November 1, 2019, we were required to update the life expectancy estimates every two years beginning from the closing date of the second amended and restated senior credit facility with LNV Corporation. Under the second amended and restated senior credit facility with LNV Corporation, we are required to update the life expectancy estimates for all life insurance policies that are pledged no later than December 18, 2020, and obtain updated life expectancy updates no less frequently than once every five years. For the remaining small face insurance policies (i.e., a policy with $1 million in face value benefits or less), we employ other methods and timeframes to update life expectancy estimates.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the fourth quarter of 2018, we adopted the Longest Life Expectancy portfolio valuation methodology. Under our Longest Life Expectancy methodology, we: i) utilize life expectancy reports from third-party life expectancy providers for the pricing of all life insurance policies; ii) apply a stable valuation methodology driven by the experience of our life insurance portfolio, which is re-evaluated if experience deviates by a specified margin; and iii) use relevant market observations that can be validated and mapped to the discount rate used to value the life insurance portfolio.

With the adoption of the Longest Life Expectancy method, we discontinued the practice of obtaining updated life expectancy reports (or updating specific life expectancies in any manner) except as required by lenders to comply with existing and future covenants within credit facilities. This change was accounted for as a change in accounting estimate and affected the year ended December 31, 2019 and will affect all periods thereafter. To the extent such updated life expectancy reports are available, we do not expect to incorporate these life expectancy reports into our revised valuation methodology; however, we will monitor this data to determine over time if there exists any additive predictive value in relation to the basis of its mortality projections.

The following table summarizes the inputs utilized in estimating the fair value of our portfolio of life insurance policies:

	As of December 31, 2019	As of December 31, 2018
Weighted-average age of insured, years*	82.4	82.1
Age of insured range, years	62-101	61-100
Weighted-average life expectancy, months*	86.2	93.2
Life expectancy range, months	0-240	1-251
Average face amount per policy (in thousands)	$1,756	$1,775
Discount rate	8.25%	8.25%

(*)	Weighted-average by face amount of policy benefits

Life expectancy estimates and market discount rates for a portfolio of life insurance policies are inherently uncertain and the effect of changes in estimates may be significant. For example, if the life expectancy estimates were increased or decreased by four and eight months on each outstanding policy, and the discount rates were increased or decreased by 1% and 2%, with all other variables held constant, the fair value of our investment in life insurance policies would increase or decrease as summarized below:

Change in Fair Value of the Investment in Life Insurance Policies (in thousands)

	Change in Life Expectancy Estimates
	minus 8 months	minus 4 months	plus 4 months	plus 8 months
December 31, 2019	$113,812	$57,753	$(55,905)	$(111,340)
December 31, 2018	$113,410	$57,611	$(55,470)	$(110,473)

	Change in Discount Rate
	minus 2%	minus 1%	plus 1%	plus 2%
December 31, 2019	$91,890	$43,713	$(39,790)	$(76,118)
December 31, 2018	$95,747	$45,440	$(41,179)	$(78,615)

Other Fair Value Considerations

The carrying value of policy benefit receivables, prepaid expenses, accounts payable and accrued expenses approximate fair value due to their short-term maturities and low credit risk. Using the income-based valuation approach, the estimated fair value of our L Bonds and Seller Trust L Bonds, largely containing the same terms, was approximately $1.4 billion and $1.0 billion as of December 31, 2019 and 2018, respectively, based on a weighted-average market interest rate of 6.34% and 7.11%, respectively.

The Commercial Loan receivable from Ben LP has a below-market interest rate of 5.0% per year; provided that the accrued interest from the date of the Initial Transfer to the Final Closing Date of the Exchange Transaction was added to the principal balance of the Commercial Loan. From and after the Final Closing Date, one-half of the interest, or 2.5% per year, is due and payable monthly in cash, and (ii) one-half of the interest, or 2.5% per year, accrues and compounds annually on each anniversary date of the Final Closing Date and becomes due and payable in full in cash on the maturity date. Utilizing an implied yield of 6.75%, we estimated the fair value of the Commercial Loan to be approximately $183.1 million as of December 31, 2018 based on a market yield analysis for similar instruments with similar credit profiles. As previously discussed, the Commercial Loan was eliminated in consolidation on December 31, 2019.

The Promissory Note receivable from the LiquidTrusts (see Note 8) earns interest at 7.0% per year, payable upon maturity in 2023. Utilizing an implied yield of 10.0%, we estimate the fair value of the Promissory Note to be approximately $59.6 million as of December 31, 2019 based on a market yield analysis for similar instruments with similar credit profiles. The Promissory Note had a carrying value of $67.2 million as of December 31, 2019.

Beneficient also has assets and liabilities measured at fair value on a non-recurring basis including loan receivables, fees receivable and other borrowings. As of December 31, 2019, all of the Beneficient’s assets and liabilities were recorded at fair value in the consolidated balance sheet due to the application of pushdown accounting as described in Note 5.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The carrying value of the second amended and restated senior credit facility with LNV Corporation reflects interest charged at 12-month LIBOR plus an applicable margin. The margin represents our credit risk, and the strength of the portfolio of life insurance policies collateralizing the debt. The overall rate reflects the current interest rate market, and the carrying value of the facility approximates fair value.

GWG MCA Capital, Inc. (“GWG MCA”) participated in the merchant cash advance industry by directly advancing sums to merchants and lending money, on a secured basis, to companies that advance sums to merchants. Each quarter, we review the carrying value of these cash advances, determine if an impairment exists and establish or adjust an allowance for loan loss as necessary. At December 31, 2019, one of our secured cash advances was impaired. Specifically, the secured loan to Nulook Capital LLC had an outstanding balance of $1.9 million and an allowance for loan loss of $1.9 million at December 31, 2019. We deem fair value to be the estimated collectible value on each loan or advance made from GWG MCA. Secured merchant cash advances, net of allowance for loan loss, of $0.3 and $0.5 million are included within other assets in our consolidated balance sheets as of December 31, 2019 and December 31, 2018, respectively. Where we estimate the collectible amount to be less than the outstanding balance, we record an allowance for the difference. Provision for merchant cash advances are recorded within other expenses on our consolidated statements of operations (see Note 17). GWG MCA no longer participates in the merchant cash advance industry.

Certain assets are subject to periodic impairment testing by comparing the respective carrying value of the asset to its estimated fair value. In the event we determine these assets to be impaired, we would recognize an impairment loss equal to the amount by which the carrying value of the impaired asset exceeds its estimated fair value. These periodic impairment tests utilize company-specific assumptions involving significant unobservable inputs, or Level 3, in the fair value hierarchy.

GWG Holdings previously had outstanding common stock warrants; however, the warrants expired in the quarter ended September 30, 2019.

(8) Financing Receivables from Affiliates

Commercial Loan-Ben LP

On August 10, 2018, in connection with the Initial Transfer of the Exchange Transaction, GWG Life, as lender, and Ben LP, as borrower, entered into the Commercial Loan Agreement. On December 28, 2018, the Final Closing Date of the Exchange Transaction, the agreement was amended to adjust the principal to $192.5 million. The principal amount under the Commercial Loan is due on August 9, 2023, but is extendable for two five-year terms under certain circumstances. Repayment of the Commercial Loan is subordinated in right of payment to other Beneficient obligations. Ben LP’s obligations under the Commercial Loan Agreement are unsecured.

In accordance with the Supplemental Indenture governing the issuance of the Seller Trust L Bonds, upon a redemption event or at the maturity date of the Seller Trust L Bonds, the Company, at its option, may use the outstanding principal amount of the Commercial Loan, and accrued and unpaid interest thereon, as repayment consideration of the Seller Trust L Bonds (see Note 13).

On December 31, 2019, the Commercial Loan was eliminated as an intercompany balance as a result of the consolidation of Beneficient.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Promissory Note-LiquidTrusts

On May 31, 2019, GWG Life entered into a Promissory Note (the “Promissory Note”), made by Jeffrey S. Hinkle and Dr. John A. Stahl, not in their individual capacity but solely as trustees of The LT-1 LiquidTrust, The LT-2 LiquidTrust, The LT-5 LiquidTrust, The LT-7 LiquidTrust, The LT-8 LiquidTrust and The LT-9 LiquidTrust (collectively, the “LiquidTrust Borrowers”) in the principal amount of $65.0 million. Pursuant to the terms of the Promissory Note, GWG Life funded a term loan to the LiquidTrust Borrowers in an aggregate principal amount of $65.0 million (the “Loan”), which Loan was funded in two installments as described below. The Loan was made pursuant to GWG’s strategy to further diversify into alternative assets (beyond life insurance) and ancillary businesses and was intended to better position Beneficient’s balance sheet, working capital and liquidity profile to satisfy anticipated Texas Department of Banking regulatory requirements.

The LiquidTrust Borrowers are common law trusts established as part of alternative asset financings extended by a subsidiary of Ben LP, of which the Company owns approximately 95% of the issued and outstanding common units of Ben LP (although, on a fully diluted basis, our ownership interest in common units of Ben LP would be reduced significantly below a majority of those issued and outstanding). Although each Borrower is allocated a portion of the Loan equal to approximately 16.7% of the aggregate outstanding principal of the Loan, the Loan constitutes the joint and several obligations of the LiquidTrust Borrowers.

An initial advance in the principal amount of $50.0 million was funded on June 3, 2019 and, subsequent to satisfaction of certain customary conditions, the second advance in the principal amount of $15.0 million was funded on November 22, 2019. The Loan bears interest at 7.0% per annum, with interest payable at maturity, and matures on June 30, 2023. Subject to the Intercreditor Agreements (as defined below), the Loan can be prepaid at the LiquidTrust Borrowers’ election without premium or penalty.

The Loan is unsecured and is subject to certain covenants (including a restriction on the incurrence of any indebtedness senior to the Loan other than existing senior loan obligations to each of HCLP Nominees, L.L.C. (“HCLP”) and Beneficient Holdings, Inc. (“BHI”, and together with HCLP, the “Senior Lenders”), as lenders) and events of default. At the time Beneficient was consolidated, all existing senior loan obligations were held by HCLP. The Senior Lenders are directly or indirectly associated with one of Beneficient’s founders, who is also Chairman of the Company’s Board of Directors. HCLP is not considered a related party of GWG Holdings or Beneficient.

Intercreditor Agreements

In connection with the Promissory Note, the Company also entered into two intercreditor and subordination agreements: (1) an Intercreditor Agreement between GWG Life and HCLP and (2) an Intercreditor Agreement between GWG Life and BHI (the “Intercreditor Agreements”). Under the Intercreditor Agreements, GWG Life agrees to subordinate the Loan to the secured obligations of Beneficient and its affiliates outstanding to the Senior Lenders (the “Senior Loan Obligations”), agrees to not take any liens to secure the Loan (and to subordinate such liens, if any, to the liens of the Senior Lenders), and agrees not to take enforcement actions under the Promissory Note until such Senior Loan Obligations are paid in full. The Intercreditor Agreements establish various other inter-lender and subordination terms, including, without limitation, with respect to permitted actions by each party, permitted payments, waivers, voting arrangements in bankruptcy, application of certain proceeds and limitations on amendments of the respective loan obligations of the parties. The Senior Lenders have agreed not to extend the maturity of their respective loan obligations beyond June 30, 2023 or increase the outstanding principal of the loans made by the Senior Lenders without the written consent of GWG Life. GWG Life has agreed not to transfer, assign, pledge, grant a security interest in or otherwise dispose of (including, without limitation, pursuant to a foreclosure) the Promissory Note except with the written consent of the Senior Lenders (such consent not to be unreasonably withheld) or to the Company or direct or indirect wholly owned subsidiaries thereof.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes outstanding principal, discount and accrued interest balances of the financing receivables from affiliates (in thousands):

	December 31,
	2019	2018
Commercial Loan
Commercial Loan receivable – principal	$—	$192,508
Discount on Commercial Loan receivable	—	(7,846)
Accrued interest receivable on Commercial Loan	—	107
Balance outstanding on Commercial Loan (1)	—	184,769

Promissory Note
Promissory Note receivable – principal	65,000	—
Accrued interest receivable on Promissory Note	2,153	—
Balance outstanding on Promissory Note	$67,153	$—

(1)	The Commercial Loan was eliminated upon consolidation of Beneficient at December 31, 2019. The outstanding principal and accrued interest at December 31, 2019 was $197.4 million.

(9) Equity Method Investments

The balances of our equity method investments are as follows (in thousands):

	December 31,
	2019	2018
Beneficient Company Group, L.P. (1)	$—	$360,842
InsurTech Holdings, LLC (2)	1,761	—
Total	$1,761	$360,842

(1)	The preexisting equity method investment in Ben was remeasured to fair value, and Ben and its subsidiaries were consolidated on December 31, 2019 (see Note 5).
(2)	On November 11, 2019, GWG Holdings contributed the common stock and membership interests of its previously-wholly owned subsidiaries Life Epigenetics and youSurance to InsurTech Holdings in exchange for a membership interest in InsurTech Holdings. Although GWG Holdings currently owns 100% of the equity of InsurTech Holdings, it does not have a controlling financial interest in InsurTech Holdings because the managing member has substantive participating rights. Therefore, GWG Holdings accounts for its ownership interest in InsurTech Holdings as an equity method investment.

Beneficient Company Group, L.P.

During 2018, we acquired 40.5 million common units of Ben LP for a total limited partnership interest in the common units of Ben LP of approximately 89.9% as of December 31, 2018. On June 12, 2019, we acquired an additional 1,000,000 common units of Ben LP from a third party for a cash investment of $10.0 million. On December 31, 2019, we acquired an additional 666,667 newly-issued common units of Ben LP for a cash investment of $10.0 million. The common units of Ben LP are not publicly traded on a stock exchange.

Prior to December 31, 2019, our investment in the common units of Ben LP was presented in equity method investment on our consolidated balance sheets. Our proportionate share of earnings or losses from our investee was recognized in earnings (loss) from equity method investments in our consolidated statements of operations. We recorded our share of the income or loss of Beneficient through September 30, 2019 on a one-quarter lag.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 31, 2019, we obtained control of Beneficient and consolidated Beneficient as of that date under the guidance in ASC 805, Business Combinations. See Note 5 for further information on the business combination. In connection with the consolidation, we discontinued the one-quarter reporting lag.

Financial information pertaining to Beneficient is summarized in the table below (in thousands):

	Twelve months ended September 30, 2019 (unaudited)	August 10 to September 30, 2018 (unaudited)
Total revenues	$93,921	$18,409
Net income (loss)	(32,133)	8,291
Net earnings (loss) attributable to Ben LP common unitholders	(13,754)	129
GWG portion of net earnings (loss) (1)	(2,460)	18

(1)	Our portion of Beneficient’s net earnings (loss) for the periods noted.

We eliminated the effects of any intercompany transactions in the summarized information presented above. Our historical ownership percentage of our investment in Ben LP common units is as follows:

Date	Percentage of outstanding common units	Reason

August 10, 2018	13.9%	Purchase of units
December 28, 2018	89.9%	Purchase of units
March 31, 2019	88.1%	Change in investee outstanding units
June 12, 2019	90.2%	Purchase of units
December 31, 2019	95.5%	Purchase of units

Insurtech Holdings, LLC

On November 11, 2019, GWG contributed the common stock and membership interests of its wholly owned Life Epigenetics and youSurance subsidiaries (“Insurtech Subsidiaries”) to a legal entity, InsurTech Holdings, LLC (“InsurTech Holdings”) in exchange for a membership interest in InsurTech Holdings. Although we currently own 100% of InsurTech Holdings’ equity, we do not have a controlling financial interest in InsurTech Holdings because the managing member has substantive participating rights. Therefore, we account for our ownership interest in InsurTech Holdings as an equity method investment.

The transaction resulted in a loss of control of the Insurtech Subsidiaries and, as a result, we deconsolidated the subsidiaries and recorded an equity method investment balance during the fourth quarter of 2019. The loss of control required us to measure the equity investment at fair value. We determined the fair value of our investment in InsurTech approximated the carrying value of $3.4 million which was primarily comprised of cash and fixed assets contributed to the entity during the fourth quarter of 2019. We recognized a loss on equity method investment of $1.6 million during the fourth quarter of 2019, resulting in an ending balance of $1.8 million as of December 31, 2019.

In accordance with the operating agreement of InsurTech Holdings, GWG contributed $2.1 million in cash to InsurTech Holdings during the fourth quarter of 2019 and is committed to contribute an additional $17.9 million to the entity over the next two years.

Our investment in the membership interest of InsurTech Holdings is presented in equity method investment in our consolidated balance sheets. Our proportionate share of earnings or losses from our investee is recognized in earnings (loss) from equity method investments in our consolidated statements of operations.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) Variable Interest Entities

In accordance with ASC 810, Consolidation, the Company assesses whether it has a variable interest in legal entities in which it has a financial relationship and, if so, whether or not those entities are variable interest entities (“VIEs”). For those entities that qualify as VIEs, ASC 810 requires the Company to determine if the Company is the primary beneficiary of the VIE, and if so, to consolidate the VIE.

Prior to December 31, 2019, we determined that Beneficient is a VIE, but that we were not the primary beneficiary of the investment. GWG did not have the power to direct any activities of Beneficient, or any of its related parties, that most significantly impacted Beneficient’s economic performance. GWG had no board representation at Ben LP or at its general partner. The general partner is exclusively assigned all management powers over the business and affairs of Beneficient, and the limited partners did not have the ability to remove the general partner. Therefore, we did not consolidate the results of Beneficient in our consolidated financial statements through September 30, 2019. The Company’s exposure to risk of loss in Beneficient was generally limited to its investment in the common units of Ben LP, its financing receivable from Beneficient and its equity security investment in the Option Agreement to purchase additional common units of Ben LP. Effective December 31, 2019, GWG acquired the ability to appoint a majority of the board of directors of the general partner of Ben LP. As a result, we became the primary beneficiary of Ben LP on December 31, 2019 and consolidated the balance sheet of Beneficient on that date.

We determined that the LiquidTrust Borrowers are VIEs, but that we are not the primary beneficiary of the variable interests. We do not have the power to direct any activities of the LiquidTrust Borrowers that most significantly impact the Borrower’s economic performance. The Company’s exposure to risk of loss in the LiquidTrust Borrowers is limited to its financing receivable from the LiquidTrust Borrowers.

We determined that Insurtech is a VIE, but that we are not the primary beneficiary of the variable interests. We do not have the power to direct any activities of Insurtech that most significantly impact its economic performance. The Company’s exposure to risk of loss in Insurtech is limited to its equity method investment in the limited partnership units of Insurtech Holdings, LLC and its remaining unfunded capital commitments.

The Company also determined that certain trusts included within the EXAltTM Plans used in connection with Beneficient’s operations are VIEs but that neither GWG nor Beneficient are the primary beneficiary of the trusts. The Company does not have both the power to direct the trust’s most significant activities and the obligation to absorb losses or right to receive benefits that could potentially be significant to the trusts. The Company’s investments in the trusts are carried in loans receivable in the consolidated balance sheet. The Company’s exposure to risk of loss was determined as the amortized cost of the loans to the trusts, any earned but unpaid fees or expenses plus any remaining potential contributions for unfunded capital commitments and cash reserve commitments.

The following table shows the classification, carrying value and maximum exposure to loss with respect to the Company’s unconsolidated VIEs (in thousands):

	December 31, 2019		December 31, 2018
	Carrying Value	Maximum Exposure to Loss	Carrying Value	Maximum Exposure to Loss
Loan receivables	$232,344	$335,255	$—	$—
Financing receivables from affiliates	67,153	67,153	184,769	184,769
Equity method investments	1,761	19,661	360,842	360,842
Other asset	—	—	38,562	38,562
Accounts payable and accrued expenses	(2,515)	—	—	—
Total	$298,743	$422,069	$584,173	$584,173

(11) Senior Credit Facility with LNV Corporation

On September 27, 2017, we entered into an amended and restated senior credit facility with LNV Corporation as lender through our subsidiary GWG DLP Funding IV, LLC (“DLP IV”). The amended and restated senior credit facility makes available a total of up to $300.0 million in credit with a maturity date of September 27, 2029. Additional advances are available under the second amended and restated senior credit facility at the LIBOR rate as herein defined. Advances are available as the result of additional borrowing base capacity, created as the premiums and servicing costs of pledged life insurance policies become due. Interest will accrue on amounts borrowed under the second amended and restated senior credit facility at an annual interest rate, determined as of each date of borrowing or quarterly if there is no borrowing, equal to (a) 12-month LIBOR plus (b) 7.50% per annum.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On November 1, 2019, DLP IV entered into a second amended and restated senior credit facility with LNV Corporation, as lender, and CLMG Corp., as the administrative agent on behalf of the lenders under the agreement (the “Second Amended and Restated Agreement”), which replaced the amended and restated senior credit facility dated September 27, 2017 that previously governed the DLP IV’s senior credit facility. The second amended and restated senior credit facility with LV Corporation makes available a total of up to $300.0 million in credit to DLP IV with a maturity date of September 27, 2029. Subject to available borrowing base capacity, additional advances are available under the second amended and restated senior credit facility at the LIBOR rate described below. Such advances are available to pay the premiums and servicing costs of pledged life insurance policies as such amounts become due. Interest will accrue on amounts borrowed under the second amended and restated senior credit facility at an annual interest rate, determined as of each date of borrowing or quarterly if there is no borrowing, equal to (a) 12-month LIBOR, plus (b) 7.50% per annum. The effective rate at December 31, 2019 was 9.54%. Interest payments are made on a quarterly basis.

Under the second amended and restated senior credit facility, DLP IV has granted the administrative agent, for the benefit of the lenders under the agreement, a security interest in all of DLP IV’s assets.

In conjunction with entering into the second amended and restated senior credit facility, DLP IV pledged life insurance policies having an aggregate face value of approximately $298.3 million as additional collateral and received an advance of approximately $37.1 million (inclusive of certain fees and expenses incurred in connection with the negotiation and entry into the second amended and restated senior credit facility). The second amended and restated senior credit facility has certain financial and nonfinancial covenants, and we were in compliance with these covenants at December 31, 2019 and as of the date of this filing.

As of December 31, 2019, approximately 77.3% of the total face value of our life insurance policies portfolio is pledged to LNV Corporation. The amount outstanding under this facility was $184.6 million and $158.2 million at December 31, 2019 and 2018, respectively. Obligations under the second amended and restated senior credit facility are secured by a security interest in DLP IV’s assets, for the benefit of the lenders, through an arrangement under which Wells Fargo Bank, N.A. serves as securities intermediary. The life insurance policies owned by DLP IV do not serve as direct collateral for the obligations of GWG Holdings under the L Bonds and Seller Trust L Bonds. The difference between the amount outstanding and the carrying amount on our consolidated balance sheets is due to netting of unamortized debt issuance costs.

(12) L Bonds

We began publicly offering and selling L Bonds in January 2012 under the name “Renewable Secured Debentures”. These debt securities were re-named “L Bonds” in January 2015. L Bonds were publicly offered and sold on a continuous basis under a registration statement permitting us to sell up to $1.0 billion in principal amount of L Bonds through January 2018. On December 1, 2017, an additional public offering was declared effective permitting us to sell up to $1.0 billion in principal amount of L Bonds on a continuous basis until December 2020. This offering is a follow-on to the previous L Bond offering and contains the same terms and features. We are party to an indenture governing the L Bonds dated October 19, 2011, as amended (“Indenture”), under which GWG Holdings is obligor, GWG Life is guarantor, and Bank of Utah serves as indenture trustee.

Effective December 31, 2019, we entered into Amendment No. 2 to the indenture to define the debt coverage ratio as the ratio, expressed as percentage, of (A) the aggregate sum of all indebtedness (other than Excluded Indebtedness as described below) of GWG Holdings and its direct and indirect subsidiaries (including the securities issued under the indenture, but excluding any indebtedness of Ben LP and its direct and indirect subsidiaries) as reflected on GWG Holdings’ most recent consolidated balance sheet prepared in accordance with GAAP over (B) the sum of (i) net present asset value of life insurance policies owned by GWG Holdings and its direct or indirect subsidiaries or affiliates, but excluding life insurance policies held by Ben LP and its direct and indirect subsidiaries and controlled affiliates, plus (ii) all cash (and cash equivalents) held by GWG Holdings and its direct or indirect Subsidiaries or subsidiaries or affiliates, but excluding the cash (and cash equivalents) held by Ben LP and its direct and indirect subsidiaries, plus (iii) the original cost basis in GWG Holdings’ investment in common units or other securities of Ben LP, plus (iv) the outstanding principal amount of any outstanding loans made under a commercial loan agreement with GWG Life, as lender, plus (v) the cost basis of assets contributed to GWG Holdings or any direct or indirect subsidiary of GWG Holdings in connection with a Repurchase Transaction, plus (vi) without duplication, the value of all other assets of GWG Holdings and its direct and indirect subsidiaries or affiliates (but excluding the value of assets of Ben LP and its direct and indirect subsidiaries) as reflected on its most recent consolidated balance sheet prepared in accordance with GAAP. For this purpose, “Excluded Indebtedness” is indebtedness that is payable at GWG Holdings’ option in capital stock of GWG Holdings or securities mandatorily convertible into or exchangeable for such capital stock of the Company, or any indebtedness that is reasonably expected to be converted or exchanged, directly or indirectly, into such capital stock, provided that under the terms of such indebtedness in the event any such conversion or exchange does not occur in accordance with the terms of such transaction, such indebtedness would be cancelled and any assets received in exchange for such indebtedness would be returned.

We were in compliance with all material covenants of the indenture at December 31, 2019 and as of the date of this filing, and no Events of Default (as defined in the Amended and Restated Indenture) existed as of such dates.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We publicly offer and sell L Bonds under a registration statement declared effective by the SEC and have issued Seller Trust L Bonds under a Supplemental Indenture, as described in Note 13. We temporarily suspended the offering of our L Bonds on May 1, 2019 as a result of our delay in filing certain periodic reports with the SEC. We recommenced our L Bond offering on August 8, 2019.

The collateral and guarantee provisions of the L Bonds and Seller Trust L Bonds are described in Note 23.

The bonds have renewal features under which we may elect to permit their renewal, subject to the right of bondholders to elect to receive payment at maturity. Interest is payable monthly or annually depending on the election of the investor.

At December 31, 2019 and 2018, the weighted-average interest rate of our L Bonds was 7.15% and 7.10%, respectively. The principal amount of L Bonds outstanding was $948.1 million and $662.2 million at December 31, 2019 and 2018, respectively. The difference between the amount of outstanding L Bonds and the carrying amount on our consolidated balance sheets is due to netting of unamortized deferred issuance costs, cash receipts for new issuances and payments of redemptions in process. Amortization of deferred issuance costs was $12.7 million and $9.0 million for the years ended December 31, 2019 and 2018, respectively. Future expected amortization of deferred financing costs as of December 31, 2019 is $37.2 million in total over the next seven years.

Future contractual maturities of L Bonds (other than Seller Trust L Bonds), and future amortization of their deferred financing costs, at December 31, 2019 (in thousands) are as follows:

Years Ending December 31,	Contractual Maturities	Unamortized Deferred Financing Costs
2020	$152,118	$1,632
2021	201,419	5,774
2022	163,741	6,812
2023	76,969	3,342
2024	118,848	6,328
Thereafter	235,033	13,312
	$948,128	$37,200

(13) Seller Trust L Bonds

On August 10, 2018, in connection with the Initial Transfer of the Exchange Transaction, GWG Holdings, GWG Life and Bank of Utah, as trustee, entered into a Supplemental Indenture (the “Supplemental Indenture”) to the Amended and Restated Indenture. GWG Holdings entered into the Supplemental Indenture to add and modify certain provisions of the Amended and Restated Indenture necessary to provide for the issuance of a new class of securities titled “Seller Trust L Bonds”. GWG issued Seller Trust L Bonds in the amount of $366.9 million to the various related trusts (the “Seller Trusts”) in connection with the Exchange Transaction on August 10, 2018.

The maturity date of the Seller Trust L Bonds is August 9, 2023. The Seller Trust L Bonds bear interest at 7.50% per year. Interest is payable monthly in cash.

After the second anniversary of the Final Closing, the holders of the Seller Trust L Bonds will have the right to cause GWG to repurchase, in whole but not in part, the Seller Trust L Bonds held by such holder. The repurchase may be paid, at GWG’s option, in the form of cash, and/or a pro rata portion of (i) the outstanding principal amount and accrued and unpaid interest under the Commercial Loan Agreement and (ii) Ben LP common units, or a combination of cash and such property.

Our L Bonds are offered and sold under a registration statement declared effective by the SEC, as described in Note 12, and we have issued Seller Trust L Bonds under a Supplemental Indenture. We temporarily suspended the offering of our L Bonds on May 1, 2019 as a result of our delay in filing certain periodic reports with the SEC. We recommenced our L Bond offering on August 8, 2019.

The collateral and guarantee provisions of the L Bonds and Seller Trust L Bonds are described in Note 23.

The principal amount of Seller Trust L Bonds outstanding was $366.9 million at both December 31, 2019 and 2018.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(14) Other Borrowings

Beneficient had borrowings with an aggregate fair value of $153.1 million upon consolidation as of December 31, 2019. This aggregate balance includes a senior credit agreement and a second lien credit agreement with respective balances, including accrued interest, of $77.5 million and $72.2 million at December 31, 2019. Both the senior credit agreement and the second lien credit agreement were held by HCLP as of December 31, 2019. Both loans accrue interest at a rate of 1-month LIBOR plus 3.95%, compounded daily, with interest due by the 15th of each month. Ben LP intends to repay with cash or refinance with other third-party lenders the senior credit agreement and the second lien credit agreement prior to their maturities, both of which are on June 30, 2020. Ben LP may not be able to refinance or obtain additional financing on favorable terms, or at all. If Ben LP is unable to refinance the senior credit agreement or the second lien credit agreement, or defaults on either loan, then Ben LP will be required to either (i) sell assets to repay these loans or (ii) to raise additional capital through the sale of equity and the ownership interest of Ben LP’s equity holders may be diluted. These loans are not guaranteed by GWG.

The loans contain customary covenants and events of default and termination, including cross-default provisions. As of December 31, 2019, Beneficient was in compliance with all covenants except for certain covenants related to providing financial statements and information related to the eligible underlying investments by a specified date. Subsequent to December 31, 2019, but before these consolidated financial statements were issued, the covenants were amended whereby the Company is in compliance with all such covenants.

Beneficient has additional borrowings maturing in 2023 and 2024 with an aggregate principal balance outstanding, including accrued interest, of $2.5 million.

Future contractual maturities of Beneficient’s borrowings are as follows (in thousands):

Years Ending December 31,
2020	$149,661
2021	—
2022	—
2023	750
2024	1,579
Thereafter	—
$151,990

(15) Stockholders’ Equity

Common Stock

In September 2014, GWG Holdings consummated an initial public offering of its common stock resulting in the sale of 800,000 shares of common stock at $12.50 per share, and net proceeds of approximately $8.6 million after the payment of underwriting commissions, discounts and expense reimbursements. In connection with this offering, the common stock of GWG Holdings was listed on the Nasdaq Capital Market under the ticker symbol “GWGH.”

In conjunction with the initial public offering, GWG Holdings issued warrants to purchase 16,000 shares of common stock at an exercise price of $15.63 per share. As of December 31, 2019, all of these warrants have expired and none of them had been exercised.

On August 10, 2018, the Company declared a special dividend of $4.30 per share of common stock payable to shareholders of record on August 27, 2018.

On December 28, 2018, the Series B converted into 5,000,000 shares of GWG Holdings common stock at a conversion price of $10.00 per share immediately following the Final Closing of the Exchange Transaction.

On December 28, 2018, in connection with the Exchange Transaction, GWG Holdings issued 22,013,516 shares of common stock to the Seller Trusts at a market value of approximately $203.4 million in exchange for Ben LP common units. The shares were offered and sold in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended.

The common shares issued to the Seller Trusts were initially subject to a Stockholders Agreement between GWG and the Seller Trusts, under which the Seller Trusts, as long as they own at least 10% of the voting shares of GWG, agree to vote their shares in proportion to the votes cast by all other voting securities of GWG. In addition, the Seller Trusts agree, for the period of one year after the Final Closing, not to seek or propose to influence or control the management, Board of Directors or policies of GWG. The Stockholders Agreement was terminated in connection with the closing of the Purchase and Contribution Transaction on April 26, 2019.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition, GWG and the Seller Trusts entered into a registration rights agreement and an orderly marketing agreement. Under these agreements, GWG and the Seller Trusts agreed to take steps to allow for the orderly marketing and resale of the common shares issued to Seller Trusts as part of the Exchange Transaction, and Seller Trusts agreed to sell their common shares of GWG only as permitted under these agreements.

On November 15, 2018, the Board of Directors of GWG Holdings approved a stock repurchase program pursuant to which the Company was permitted, from time to time, to purchase shares of its common stock for an aggregate purchase price not to exceed $1.5 million. Stock repurchases were able to be executed through various means, including, without limitation, open market transactions, privately negotiated transactions or otherwise. The stock repurchase program did not obligate the Company to purchase any shares, and expired on April 30, 2019.

The following table includes information about the stock repurchase program for the years ended December 31, 2019 and 2018:

2018 Monthly Period	Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of the Program	Maximum Dollar Value of Shares that May Yet Be Purchased Under the Program
December 2018	10,035	$6.82	10,035	$1,432

2019 Monthly Period(1)
January 2019	42,488	$8.47	52,523	$1,072
February 2019	202	8.88	52,725	1,070

(1)	No stock was repurchased after February 2019, and the stock repurchase program expired on April 30, 2019.

The Exchange Agreement, discussed in Note 1, executed on December 31, 2019, allows holders of Ben LP common units to exchange their common units for common stock of the Company. The exchange ratio in the Exchange Agreement is based on the ratio of the capital account associated with the common units to be exchanged to the market price of the Company’s common stock based on the volume weighted average price of the Company’s common stock for the five consecutive trading days prior to the quarterly exchange date. No Ben LP common units have been exchanged for the Company’s common stock through December 31, 2019.

Redeemable Preferred Stock

On November 30, 2015, our public offering of up to 100,000 shares of RPS at $1,000 per share was declared effective. Holders of RPS are entitled to cumulative dividends at the rate of 7% per annum, paid monthly. Dividends on the RPS are recorded as a reduction to additional paid-in capital, if any, then to the outstanding balance of the preferred stock if additional paid-in capital has been exhausted. Under certain circumstances described in the Certificate of Designation for the RPS, additional shares of RPS may be issued in lieu of cash dividends.

The RPS ranks senior to our common stock and pari passu with our RPS 2 and entitles its holders to a liquidation preference equal to the stated value per share (i.e., $1,000) plus accrued but unpaid dividends. Holders of RPS may presently convert their RPS into our common stock at a conversion price equal to the volume-weighted average price of our common stock for the 20 trading days immediately prior to the date of conversion, subject to a minimum conversion price of $15.00 and in an aggregate amount limited to 15% of the stated value of RPS originally purchased from us and still held by such purchaser.

Holders of RPS may request that we redeem their RPS at a price equal to their stated value plus accrued but unpaid dividends, less an applicable redemption fee, if any, as specified in the Certificate of Designation. Nevertheless, the Certificate of Designation for RPS permits us in our sole discretion to grant or decline redemption requests. Subject to certain restrictions and conditions, we may also redeem shares of RPS without a redemption fee upon a holder’s death, total disability or bankruptcy. In addition, after one year from the date of original issuance, we may, at our option, call and redeem shares of RPS at a price equal to their liquidation preference.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In March 2017, we closed the RPS offering to additional investors having sold 99,127 shares of RPS for an aggregate gross consideration of $99.1 million and incurred approximately $7.0 million of related selling costs.

At the time of its issuance, we determined that the RPS contained two embedded features: (1) optional redemption by the holder, and (2) optional conversion by the holder. We determined that each of the embedded features met the definition of a derivative; however, based on our assessment under ASC 470, Debt, (“ASC 470”) and ASC 815, Derivatives and Hedging, (“ASC 815”), we do not believe bifurcation of either the holder’s redemption or conversion feature is appropriate.

Series 2 Redeemable Preferred Stock

On February 14, 2017, our public offering of up to 150,000 shares of RPS 2 at $1,000 per share was declared effective. Holders of RPS 2 are entitled to cumulative dividends at the rate of 7% per annum, paid monthly. Dividends on the RPS 2 are recorded as a reduction to additional paid-in capital, if any, then to the outstanding balance of the preferred stock if additional paid-in capital has been exhausted. Under certain circumstances described in the Certificate of Designation for the RPS 2, additional shares of RPS 2 may be issued in lieu of cash dividends.

The RPS 2 ranks senior to our common stock and pari passu with our RPS and entitles its holders to a liquidation preference equal to the stated value per share (i.e., $1,000) plus accrued but unpaid dividends. Holders of RPS 2 may, less an applicable conversion discount, if any, convert their RPS 2 into our common stock at a conversion price equal to the volume-weighted average price of our common stock for the 20 trading days immediately prior to the date of conversion, subject to a minimum conversion price of $12.75 and in an aggregate amount limited to 10% of the stated value of RPS 2 originally purchased from us and still held by such purchaser.

Holders of RPS 2 may request that we redeem their RPS 2 shares at a price equal to their liquidation preference, less an applicable redemption fee, if any, as specified in the Certificate of Designation. Nevertheless, the Certificate of Designation for RPS 2 permits us in our sole discretion to grant or decline requests for redemption. Subject to certain restrictions and conditions, we may also redeem shares of RPS 2 without a redemption fee upon a holder’s death, total disability or bankruptcy. In addition, we may, at our option, call and redeem shares of RPS 2 at a price equal to their liquidation preference (subject to a minimum redemption price, in the event of redemptions occurring less than one year after issuance, of 107% of the stated value of the shares being redeemed).

In April 2018, we closed the RPS 2 offering to additional investors having sold 149,979 shares of RPS 2 for an aggregate gross consideration of $150.0 million and incurred approximately $10.3 million of related selling costs.

At the time of its issuance, we determined that the RPS 2 contained two embedded features: (1) optional redemption by the holder, and (2) optional conversion by the holder. We determined that each of the embedded features met the definition of a derivative; however, based on our assessment under ASC 470 and ASC 815, we do not believe bifurcation of either the holder’s redemption or conversion feature is appropriate.

Series B Convertible Preferred Stock

On August 10, 2018, GWG Holdings issued 5,000,000 shares of Series B, par value $0.001 per share and having a stated value of $10.00 per share, to Ben LP for cash consideration of $50.0 million as part of the Initial Transfer.

On December 28, 2018, the Series B converted into 5,000,000 shares of our common stock at a conversion price of $10.00 per share immediately following the Final Closing of the Exchange Transaction.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Preferred Series A Subclass 1 (Redeemable noncontrolling interest)

BCH, a consolidated subsidiary of Ben LP, had non-unitized equity outstanding as of December 31, 2019. The Preferred Series A Subclass 1 Unit accounts are non-participating and convertible on a dollar basis. As of December 31, 2019, the 4th Amended and Restated Limited Partnership Agreement (“LPA”) of BCH governs the terms of BCH’s equity securities. Account holders are entitled to a compounded quarterly preferred return. The preferred return to be paid to Preferred Series A Unitholders is limited by a quarterly preferred return rate cap that is based on the annualized revenues of BCH. Annualized revenues are defined as four times the sum of total quarterly interest, fee and dividend income plus total noninterest revenues. This quarterly rate cap is defined as follows:

●	0.25% if annualized revenues are $80 million or less

●	0.50% if annualized revenues are greater than $80 million but equal to or less than $105 million

●	0.75% if annualized revenues are greater than $105 million but equal to or less than $125 million

●	1.00% if annualized revenues are greater than $125 million but equal to or less than $135 million

●	1.25% if annualized revenues are greater than $135 million but equal to or less than $140 million

●

If over $140 million, the preferred return calculation is based on a fraction (i) the numerator of which is (A) the positive percentage rate change, if any, to the seasonally adjusted CPI-U covering the period from the date of the last allocation of profits to such holders, plus (B) (x) 2% prior to an Initial Public Offering (as defined in the BCH LPA) by Ben and (y) 3% thereafter, and (ii) the denominator of which is one minus the highest effective marginal combined U.S. federal, state and local income tax rate in effect as of the beginning of the fiscal quarter for which such determination is being made for an individual resident in New York City, New York, assuming (1) that the aggregate gross income allocable with respect to the quarterly preferred return for such fiscal year will consist of the same relative proportion of each type or character (e.g., long term or short term capital gain or ordinary or exempt income) of gross income item included in the aggregate gross income actually allocated in respect of the quarterly preferred return for the fiscal year reflected in the BCH’s most recently filed Internal Revenue Service Form 1065 and (2) any state and local income taxes are not deductible against U.S. federal income tax.

The definition of Initial Public Offering includes an event, transaction or agreement pursuant to which Ben’s Common Units are convertible or exchangeable into equity securities listed on a national securities exchange or quotation in an automated quotation system.

No amounts have been paid to the Preferred Series A Subclass 1 Unit Account holders related to the preferred return from issuance on September 1, 2017 through December 31, 2019. In connection with the issuance of Preferred Series A Subclass 2 Units as part of the Option Agreement, the preferred return of Preferred Series A Subclass 1 Unit Account holders is reduced by the preferred return allocated to the Preferred Series A Subclass 2 Units during the period the Option Agreement remains outstanding.

Upon election by a holder, the Preferred Series A Unit Accounts (other than Preferred Series A Subclass 2 Unit Accounts) are, at any time on or after January 1, 2021, convertible in an amount of Preferred Series A Unit Accounts (other than Preferred Series A Subclass 2 Unit Accounts), equal to 20% of their Sub-Capital Accounts into Class S Ordinary Units (with the right to convert any unconverted amount from previous years in any subsequent years). Upon an election, a holder of Preferred Series A Subclass 1 Unit Accounts will be issued Class S Ordinary Units necessary to provide the holder with a number of Class S Ordinary Units that, in the aggregate, equal (a) the balance of the holder’s capital account associated with the Preferred Series A Subclass 1 Unit Accounts being converted divided by (b) either (x) prior to an initial public offering, the appraised per Class A Unit fair market value as determined by Beneficient or (y) following an initial public offering, the average price of a Common Unit for the thirty (30) day period ended immediately prior to the applicable conversion date. The holder of such newly issued Class S Ordinary Units may immediately convert them into Common Units. Additionally, effective December 31, 2030, if the Preferred Series A Subclass 1 Unit Accounts have not been converted, they will redeem for cash in an amount equal to the then outstanding capital account balance of the accounts. If available redeeming cash (as defined in the LPA) is insufficient to satisfy any such redemption requirements, BCH, on a quarterly basis, will redeem additional Preferred Series A Units until all such Preferred Series A Units have been redeemed. The Preferred Series A Subclass 1 Unit Accounts are subject to certain other conversion and redemption provisions.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The current LPA of BCH also includes certain limitations of BCH, without the consent of a majority-in-interest of the Preferred Series A Unit Account holders, to (i) issue any new equity securities and (ii) except as otherwise provided, incur indebtedness that is senior to or pari passu with any right of distribution, redemption, repayment, repurchase or other payments relating to the Preferred Series A Unit accounts. Further, BCH cannot, prior to the conversion of all the Preferred Series A Unit accounts, incur any additional long-term debt unless (i) after giving effect to the incurrence of the new long-term debt on a pro forma basis, the sum of certain preferred stock, existing debt and any new long-term indebtedness would not exceed 55% of the BCH’s NAV plus cash on hand, and (ii) at the time of incurrence of any new long-term indebtedness, the aggregate balance of the BCH’s (including controlled subsidiaries) debt plus such new long-term debt does not exceed 40% of the sum of the NAV of the collateral underlying the loan portfolio of BCH and its subsidiaries plus cash on hand at Ben LP, BCH and its subsidiaries.

The Preferred Series A Subclass 1 Unit Accounts are recorded in the consolidated balance sheet in the redeemable noncontrolling interest line item.

Class S Ordinary Units

As of December 31, 2019, BCH, a subsidiary of Ben LP, had issued and outstanding 5.8 million Class S Ordinary Units, which were all outstanding on each of the respective dates. The Class S Ordinary Units participate on an as-converted basis pro-rata in the share of the profits or losses of BCH and subsidiaries following all other allocations made by BCH and its subsidiaries. As limited partner interests, these units have limited voting rights and do not entitle participation in the management of the Company’s business and affairs. The Class S Ordinary Units are exchangeable for Common Units of Ben LP on a one-for-one basis, subject to customary conversion rate adjustments for splits, distributions and reclassifications, as well as compliance with any applicable vesting and transfer restrictions. Each conversion also results in the issuance to Ben LP of a Class A Unit of BCH for each Common Unit issued.

The Class S Ordinary Units are recorded in the consolidated balance sheet in the noncontrolling interests line item.

Class S Preferred Units

The limited partnership agreement of BCH allows it to issue Class S Preferred Units. The Class S Preferred Units are entitled to a quarterly preferred return that is limited by the quarterly preferred return rate cap described above for Preferred Series A Subclass 1 except for when annualized revenues exceed $140 million, the Class S Preferred return is based on a fraction (i) the numerator of which is (A) the positive percentage rate change, if any, to the seasonally adjusted CPI-U covering the period from the date of the last allocation of profits to such holders, plus (B) 0.75 percent, and (ii) the denominator of which is one minus the highest effective marginal combined U.S. federal, state and local income tax rate in effect as of the beginning of the fiscal quarter for which such determination is being made for an individual resident in New York City, New York, assuming (1) that the aggregate gross income allocable with respect to the quarterly preferred return for such fiscal year will consist of the same relative proportion of each type or character (e.g., long term or short term capital gain or ordinary or exempt income) of gross income item included in the aggregate gross income actually allocated in respect of the quarterly preferred return for the fiscal year reflected in the Ben Group Partnership’s most recently filed IRS Form 1065 and (2) any state and local income taxes are not deductible against U.S. federal income tax. The Class S Preferred Units also participate on an as-converted basis pro-rata in the share of the profits or losses of BCH and subsidiaries following all other allocations made by BCH and its subsidiaries. As limited partner interests, these units are generally non-voting and do not entitle participation in the management of the Company’s business and affairs. Generally, the Class S Preferred Units are exchangeable for Common Units in Ben LP on a 1.2-for-1 basis, subject to customary conversion rate adjustments for splits, distributions and reclassifications, as well as compliance with any applicable vesting and transfer restrictions. Each conversion also results in the issuance to Ben LP of a Class A Unit for each Common Unit issued. Holders of Class S Preferred Units may elect to convert into Class S Ordinary Units in connection with a sale or dissolution of BCH.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

No amounts have been paid to the Class S Preferred Unit holders related to the preferred return from issuance through December 31, 2019. The Class S Preferred Units are recorded on the consolidated balance sheet in the noncontrolling interests line item.

(16) Stock Incentive Plan

We adopted our 2013 Stock Incentive Plan in March 2013, as amended on June 1, 2015, May 5, 2017 and May 8, 2018. The Stock Option Sub-Committee of our Compensation Committee of our Board of Directors is responsible for the administration of the plan. Participants under the plan may be granted incentive stock options and non-statutory stock options; stock appreciation rights; stock awards; restricted stock; restricted stock units; and performance shares. Eligible participants include officers and employees of GWG Holdings and its subsidiaries, members of our Board of Directors, and consultants. Option awards generally expire 10 years from the date of grant. As of December 31, 2019, 6,000,000 of our common stock options are authorized under the plan, of which 2,594,000 shares were reserved for issuance under outstanding incentive awards and 3,406,000 shares remain available for future grants.

Stock Options

As of December 31, 2019, we had outstanding stock options for 905,381 shares of common stock to employees, officers, and directors under the plan. Options for 673,341 shares have vested and the remaining options are scheduled to vest over three years. The options were issued with an exercise price between $4.83 and $11.56, which is equal to the market price of the shares on the date of grant. As of December 31, 2019, stock options for 1,195,705 shares had been forfeited and stock options for 777,364 shares had been exercised. The total intrinsic value of stock options exercised during 2019 was $0.3 million. The aggregate intrinsic value of stock options outstanding and exercisable at December 31, 2019 was $1.0 million and $0.8 million, respectively.

Outstanding stock options:

	Vested	Unvested	Total
Balance as of December 31, 2017	857,192	779,756	1,636,948
Granted during the year	63,950	314,000	377,950
Vested during the year	503,503	(503,503)	—
Exercised during the year	(569,864)	—	(569,864)
Forfeited during the year	(21,582)	(25,501)	(47,083)
Balance as of December 31, 2018	833,199	564,752	1,397,951
Granted during the year	—	24,250	24,250
Vested during the year	197,859	(197,859)	—
Exercised during the year	(53,001)	—	(53,001)
Forfeited during the year	(304,716)	(159,103)	(463,819)
Balance as of December 31, 2019	673,341	232,040	905,381

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We recognized $0.4 million and $1.3 million in expense related to stock options during 2019 and 2018, respectively. As of December 31, 2019, unrecognized compensation expense related to unvested options is $0.4 million. We expect to recognize this compensation expense over the next three years: $0.3 million in 2020, $0.1 million in 2021, and the remainder in 2022.

Stock Appreciation Rights (SARs)

As of December 31, 2019, we had outstanding SARs for 375,625 shares of common stock to employees. The strike price of the SARs was between $6.75 and $11.55, which was equal to the market price of the common stock at the date of issuance. SARs vest over varying terms of up to three years. As of December 31, 2019, 200,745 of the SARs were vested and 169,070 have been exercised. On December 31, 2019, the market price of GWG’s common stock was $9.82.

Outstanding SARs:

	Vested	Unvested	Total
Balance as of December 31, 2017	189,053	153,919	342,972
Granted during the year	2,625	111,025	113,650
Vested during the year	71,785	(71,785)	—
Exercised during the year	(145,622)	—	(145,622)
Forfeited during the year	—	(39,235)	(39,235)
Balance as of December 31, 2018	117,841	153,924	271,765
Granted during the period	4,250	130,650	134,900
Vested during the period	102,102	(102,102)	—
Exercised during the period	(23,448)	—	(23,448)
Forfeited during the period	—	(7,592)	(7,592)
Balance as of December 31, 2019	200,745	174,880	375,625

The liability for the SARs as of December 31, 2019 and 2018 was $0.6 million and $0.3 million, respectively, and was recorded within other accrued expenses in the consolidated balance sheets. Remaining compensation expense is expected to be recognized over the next three years. Employee compensation and benefits expense for SARs of $0.3 million was recorded for both years ended December 31, 2019 and 2018.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Upon the exercise of SARs, the Company is obligated to make cash payment equal to the positive difference between the market value of the Company’s common stock on the date of exercise less the market value of the common stock on the date of grant.

The following summarizes information concerning outstanding options and SARs issued under the 2013 Stock Incentive Plan:

	December 31, 2019
	Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Life (years)	Fair Value at Grant Date
Vested
Stock Options	673,341	$8.88	6.83	$2.21
SARs	200,745	$8.81	4.49	$2.09
Total Vested	874,086	$8.87	6.29	$2.18

Unvested
Stock Options	232,040	$9.55	8.51	$2.59
SARs	174,880	$9.75	6.25	$2.50
Total Unvested	406,920	$9.64	7.54	$2.55

	December 31, 2018
	Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Life (years)	Fair Value at Grant Date
Vested
Stock Options	833,199	$8.88	5.95	$2.02
SARs	117,841	$8.88	5.02	$2.02
Total Vested	951,040	$8.88	5.83	$2.02

Unvested
Stock Options	564,752	$9.15	7.88	$2.35
SARs	153,924	$8.37	5.98	$2.09
Total Unvested	718,676	$8.98	7.47	$2.30

Restricted Stock Units

A restricted stock unit (“RSU”) entitles the holder thereof to receive one share of our common stock (or, in some circumstances, the cash value thereof) upon vesting. RSUs are subject to forfeiture until they vest. On June 18, 2019, we granted an aggregate of 114,366 RSUs to our directors, which RSUs are subject to time-based vesting and are scheduled to vest in their entirety on the one year anniversary of the grant date subject to the holder continuously remaining a director or employee of, or a consultant to, GWG or one of its subsidiaries through such date. On May 31, 2019, we granted RSUs to our Chief Executive Officer that are subject to performance-based vesting pursuant to a performance share unit agreement (“PSU Agreement”). The PSU Agreement provides for a target award grant of 129,717 RSUs, and up to a maximum of 259,434 RSUs, with each representing the right to receive one share of our common stock (or, following a Change-in-Control Transaction (as defined in the PSU Agreement), the cash value thereof) upon vesting, which is generally subject to the satisfaction of performance goals over a performance period commencing on April 26, 2019 and ending on December 31, 2021.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the third quarter of 2019, a total of 375,000 RSUs held by employees vested entitling the holders thereof, collectively, to cash payments totaling $4.5 million, all of which were paid in the third and fourth quarters of 2019 and recognized in employee compensation and benefits in the consolidated statement of operations for the year ended December 31, 2019. Additionally during 2019, 53,403 RSUs vested and 26,701 shares of common stock were issued to employees, net of shares forfeited to satisfy tax withholding obligations.

Beneficient has various equity incentive plans. In 2019 and early 2020, Beneficient granted units to certain of its employees and directors under these plans. The Company expects the expense recognized related to these plans to be material. The holders of certain of these units, upon vesting, have the right to convert the units to shares GWG common stock per the Exchange Agreement discussed in Note 1. As such, units issued and vested under Beneficient’s equity plans could result in dilution of GWG’s common stock.

(17) Other Expenses

The components of other expenses in our consolidated statements of operations are as follows (in thousands):

	Years Ended December 31,
	2019	2018
Contract labor	$1,820	$1,453
Marketing	1,612	1,856
Information technology	2,024	1,578
Servicing and facility fees	1,833	1,782
Travel and entertainment	1,218	892
Insurance and regulatory	5,032	1,562
Bad debt expense	153	4,300
General and administrative	2,204	2,572
Total other expenses	$15,896	$15,995

(18) Income Taxes

The components of our income tax expense (benefit) and the reconciliation at the statutory federal tax rate to our actual income tax expense (benefit) consisted of the following (in thousands):

	Years Ended December 31,
	2019	2018

Statutory federal income tax (benefit)	$34,869	$(25,085)
State income taxes (benefit), net of federal benefit	13,486	(9,243)
Change in valuation allowance	9,671	33,999
Other permanent differences	(93)	329
Total income tax expense (benefit)	$57,933	$—

The current and deferred components of tax expense were as follows (in thousands):

	Years Ended December 31,
	2019	2018

Current income tax expense	$10	$—
Deferred income tax expense	57,923	—
Total income tax expense	$57,933	$—

The Company’s effective tax rate was 34.8% and 0.0% during 2019 and 2018, respectively. The 2019 effective tax rate was higher than the statutory rate primarily due to the deferred tax liability resulting from the gain on consolidation of equity method investment. The effective tax rate during 2018 was 0.0% as we did not generate taxable income.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effects of temporary differences that give rise to deferred income taxes were as follows (in thousands):

	December 31,
	2019	2018
Deferred tax assets:
Investment in life insurance policies	$37,649	$23,132
Net operating loss and business interest carryforwards	18,935	10,491
Other assets	4,286	6,864
Subtotal	60,870	40,487
Valuation allowance	(50,056)	(40,385)
Deferred tax assets	10,814	102

Deferred tax liabilities:
Investment in partnership	(68,737)	—
Other liabilities	—	(102)
Net deferred tax asset (liability)	$(57,923)	$—

At December 31, 2019 and 2018, we had federal and aggregate state net operating loss (“NOL”) carryforwards of $28.6 million and $36.5 million, respectively. The NOL carryforwards will begin to expire in 2033. Future utilization of NOL carryforwards is subject to limitations under Section 382 of the Internal Revenue Code. This section generally relates to a more than 50 percent change in ownership over a three-year period. As a result of the Exchange Transaction, a change in ownership for income tax purposes occurred as of December 28, 2018. As such, the annual utilization of our net operating losses generated prior to the ownership change was limited. However, net unrealized built-in gains on our life insurance policies result in an increase in the Section 382 limit over the five-year recognition period, which resulted a nominal amount of current tax liability in 2019. Included in the deferred tax liability noted in the table above are our investments in Ben LP and InsurTech Holdings, which are partnerships for federal income tax purposes.

We provide for a valuation allowance when it is not considered “more likely than not” that our deferred tax assets will be realized. As of December 31, 2019, based on all available evidence, we have provided a valuation allowance of $50.1 million against our deferred tax assets due to the uncertainty as to the realization of our deferred tax assets during the carryforward periods. In 2019, valuation allowances were recorded against the total amount of non-permanent deferred tax assets. Permanent deferred tax assets of $10.8 million in 2019 were comprised of interest expense limitations under Section 163(j) and the tax-effected net operation loss (“NOL”) created subsequent to 2018.

ASC 740, Income Taxes, requires the reporting of certain tax positions that do not meet a threshold of “more-likely-than-not” to be recorded as uncertain tax benefits. It is management’s responsibility to determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation, based upon the technical merits of the position. Management has reviewed all income tax positions taken or expected to be taken and has determined that the income tax positions are appropriately stated and supported. We do not anticipate that the total unrecognized tax benefits will significantly change prior to December 31, 2020.

Under our accounting policies, interest and penalties on unrecognized tax benefits, as well as interest received from favorable tax settlements are recognized as components of income tax expense. At December 31, 2019 and 2018, we recorded no accrued interest or penalties related to uncertain tax positions.

Our income tax returns for tax years ended December 31, 2016 through 2018, and 2019, when filed, remain open to examination by the Internal Revenue Service and various state taxing jurisdictions. Our income tax return for tax year ended December 31, 2015 also remains open to examination by various state taxing jurisdictions.

(19) Earnings (Loss) per Common Share

The computations of basic and diluted income (loss) attributable to common shareholders per share for 2019 and 2018 are as follows (in thousands, except share data and per share data):

	Years Ended December 31,
	2019	2018
Numerator:
Basic – Net income (loss) attributable to common shareholders	$91,166	$(136,114)
Add: Preferred dividends upon conversion	2,020	—
Diluted – Net income (loss) attributable to common shareholders	93,186	(136,114)

Denominator:
Basic – weighted average common shares outstanding	33,016,007	6,098,208
Effect of dilutive securities	2,203,435	—
Diluted – weighted average common shares outstanding	35,219,442	6,098,208
Basic earnings (loss) per common share	$2.76	$(22.32)
Diluted earnings (loss) per common share	$2.65	$(22.32)

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RPS and RPS 2 (as described in Note 15) and restricted stock units and stock options (as described in Note 16) were included in the calculation of diluted earnings per share for the year ended December 31, 2019. Options to purchase 437,266 shares of common stock were outstanding during 2019 but were excluded from the calculation of diluted earnings per share because their effects were anti-dilutive. RPS, RPS 2, restricted stock units and stock options were not included in the calculation of diluted earnings per share for the year ended December 31, 2018 because we recorded a net loss during that period and the effects were anti-dilutive.

(20) Segment Reporting

GWG has two reportable segments consisting of Secondary Life Insurance and Investment in Beneficient. Corporate & Other includes certain activities not allocated to specific business segments. These activities include holding company financing and investing activities, and management and administrative services to support the overall operations of the Company and from November 1, 2019, include our equity method investment in InsurTech Holdings.

The Secondary Life Insurance segment seeks to earn non-correlated yield from our portfolio of life insurance policies. Our Investment in Beneficient segment consists of our investment in the common units of Ben LP, which we accounted for using the equity method prior to December 31, 2019, and the Preferred Series A Subclass 1 Unit Account of BCH. Beneficient became a consolidated subsidiary of GWG as of December 31, 2019 as a result of the Investment and Exchange agreements described in Note 5. Ben LP provides a variety of trust services, liquidity products and loans for alternative assets and illiquid investment funds, and other financial services to mid-to-high net worth individuals. The Corporate & Other category consists of unallocated corporate overhead and administrative costs and the operations of operating segments that do not meet the quantitative criteria to be separately reported.

These segments are differentiated by the products and services they offer as well as by the information used by the Company’s chief operating decision maker to determine allocation of resources and assess performance.

Earnings before taxes (“EBT”) is the measure of profitability used by management to assess performance of its segments and allocate resources. Segment EBT represents net income (loss) excluding income taxes and includes earnings (loss) from equity method investments and gain on consolidation of equity method investment.

	Years Ended December 31,
Revenue:	2019	2018
Secondary Life Insurance	$78,002	$(11,633)
Investment in Beneficient	13,738	10,655
Corporate & Other	536	588
Total	$92,276	$(390)

	Years Ended December 31,
Interest Expense:	2019	2018
Secondary Life Insurance	$83,055	$69,357
Investment in Beneficient	31,789	10,778
Corporate & Other	—	1
Total	$114,844	$80,136

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Years Ended December 31,
Segment EBT:	2019	2018
Secondary Life Insurance	$(27,694)	$(96,578)
Investment in Beneficient	229,206	(106)
Corporate & Other	(35,470)	(22,767)
Total	166,042	(119,451)
Income tax expense	57,933	-
Net income (loss)	$108,109	$(119,451)

	December 31,
Total Assets:	2019	2018
Secondary Life Insurance	$904,363	$889,665
Investment in Beneficient	2,721,546	584,173
Corporate & Other	9,297	7,029
Total	$3,635,206	$1,480,867

The total assets of the Investment in Beneficient segment at December 31, 2019, includes goodwill of $2.4 billion which represents all of the goodwill on our consolidated balance sheet at December 31, 2019.

(21) Leases

The Company leases certain real estate for its office premises under operating lease agreements which expire in 2021 and 2025. Under these leases, we are obligated to pay base rent plus common area maintenance and a share of building operating costs. The lease agreements contain extension options which we have not included in our liability calculations. We lease various other facilities on a short-term basis.

The lease assets and liabilities are as follows (in thousands):

		December 31,
Leases	Classification	2019

Operating lease right-of-use assets	Other assets	$1,912

Operating lease liabilities	Other accrued expenses	$2,540

Total lease costs recognized for the years ended December 31, 2019 and 2018 were $0.5 million and $0.4 million, respectively. These amounts included operating lease costs of $0.2 million, variable lease costs of $0.2 million, and short term lease costs of $0.1 million for the year ended December 31, 2019. The weighted average remaining lease term at December 31, 2019 was 4.2 years and the weighted average discount rate was 6.6%. For the year ended December 31, 2019 and 2018, cash paid for amounts included in the measurement of operating lease liabilities and included in operating cash flows totaled $0.3 million.

Maturities of operating lease liabilities as of December 31, 2019 are as follows (in thousands):

2020	$998
2021	715
2022	302
2023	311
2024	320
Thereafter	273
Total lease payments	2,919
Less: imputed interest	(379)
Present value of lease liabilities	$2,540

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The minimum aggregate operating lease commitments as of December 31, 2018 as reported under previous lease accounting standards were as follows (in thousands):

2019	$275
2020	284
2021	293
2022	302
2023	311
Thereafter	593
$2,058

(22) Commitments and Contingencies

Litigation — In the normal course of business, we are involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on our financial position, results of operations or cash flows.

Commitments — GWG Holdings is committed to contribute an additional $17.9 million to InsurTech Holdings over the next two years, with $13.8 million in 2020 and $4.1 million in 2021. Beneficient had $73.8 million and $75.2 million of gross potential capital commitments as of December 31, 2019 and December 31, 2018, respectively, representing potential limited partner capital funding commitments on the alternative asset funds that serve as collateral to its loans. This is the amount above any existing cash reserves for such capital funding commitments.

(23) Guarantee and Collateral Provisions of L Bonds and Seller Trust L Bonds

Our L Bonds are offered and sold under a registration statement declared effective by the SEC, as described in Note 12, and we have issued Seller Trust L Bonds under a Supplemental Indenture, as described in Note 13. The L Bonds and Seller Trust L Bonds are secured by substantially all the assets of GWG Holdings, a pledge of all our common stock held by BCC and AltiVerse (which together represent approximately 12% of our outstanding common stock), and by a guarantee and corresponding grant of a security interest in substantially all the assets of GWG Life(1). As a guarantor, GWG Life has fully and unconditionally guaranteed the payment of principal and interest on the L Bonds and Seller Trust L Bonds. GWG Life’s equity in DLP IV(2) serves as collateral for our L Bond and Seller Trust L Bond obligations. Substantially all of our life insurance policies are held by DLP IV or GWG Life Trust (“the Trust”). The policies held by DLP IV are not direct collateral for the L Bonds as such policies are pledged to the second amended and restated senior credit facility with LNV Corporation.

(1)	The Seller Trust L Bonds are senior secured obligations of GWG, ranking junior to all senior debt of GWG (see Note 11), and pari passu in right of payment and in respect of collateral with all L Bonds of GWG (see Note 12). Payments under the Seller Trust L Bonds are guaranteed by GWG Life. The assets exchanged in the in connection with the Beneficent transaction are available as collateral for all holders of the L Bonds and Seller Trust L Bonds. Specifically, the common units of Ben LP are held by GWG Holdings and the Commercial Loan is held by GWG Life.

(2)	The terms of our second amended and restated senior credit facility with LNV Corporation require that we maintain a significant excess of pledged collateral value over the amount outstanding on the second amended and restated senior credit facility at any given time. Any excess after satisfying all amounts owing under our second amended and restated senior credit facility with LNV Corporation is available as collateral for the L Bonds (including the Seller Trust L Bonds).

The following represents consolidating financial information as of December 31, 2019 and 2018, with respect to the financial position, and as of December 31, 2019 and 2018, with respect to results of operations and cash flows of GWG Holdings and its subsidiaries. The parent column presents the financial information of GWG Holdings, the primary obligor for the L Bonds and Seller Trust L Bonds. The guarantor subsidiary column presents the financial information of GWG Life, the guarantor subsidiary of the L Bonds and Seller Trust L Bonds, presenting its investment in DLP IV and the Trust under the equity method. The non-guarantor subsidiaries column presents the financial information of all non-guarantor subsidiaries, including DLP IV and the Trust.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(23) Guarantee of L Bonds and Seller Trust L Bonds (continued)

Consolidating Balance Sheets (in thousands)

December 31, 2019	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated

ASSETS

Cash and cash equivalents	$57,721	$2,644	$18,708	$—	$79,073
Restricted cash	—	—	20,258	—	20,258
Investment in life insurance policies, at fair value	—	340	795,699	—	796,039
Life insurance policy benefits receivable, net	—	200	22,831	—	23,031
Investment in GWG stock	—	—	24,550	(24,550)	—
Loan receivables	—	—	232,344	—	232,344
Fees receivable	—	—	29,168	—	29,168
Financing receivable from affiliates	—	235,573	—	(168,420)	67,153
Equity method investment	384,264	—	—	(382,503)	1,761
Other assets	62,354	320,490	22,163	(376,633)	28,374
Goodwill	—	—	2,358,005	—	2,358,005
Investment in subsidiaries	1,221,227	664,723	—	(1,885,950)	—

TOTAL ASSETS	$1,725,566	$1,223,970	$3,523,726	$(2,838,056)	$3,635,206

LIABILITIES & STOCKHOLDERS’ EQUITY

LIABILITIES
Senior credit facility with LNV Corporation	$—	$—	$174,390	$—	$174,390
L Bonds	926,638	—	—	—	926,638
Seller Trust L Bonds	366,892	—	—	—	366,892
Other borrowings	—	—	153,086	—	153,086
Intercompany debt – commercial loan	—	—	168,420	(168,420)	—
Interest and dividends payable	12,491	—	4,025	—	16,516
Deferred revenue	—	—	41,444	—	41,444
Account payable and accrued expenses	3,093	3,891	78,455	(57,603)	27,836
Deferred tax liability	57,923	—	—	—	57,923
TOTAL LIABILITIES	1,367,037	3,891	619,820	(226,023)	1,764,725

Redeemable noncontrolling interests	—	—	1,588,604	(318,950)	1,269,654

STOCKHOLDERS’ EQUITY
Member capital	—	1,220,079	665,871	(1,885,950)	—
Common units	—	—	563,966	(563,966)	—
Redeemable preferred stock and Series 2 redeemable preferred stock	201,891	—	—	—	201,891
Common stock	33	—	—	—	33
Treasury stock	—	—	—	(24,550)	(24,550)
Additional paid-in capital	233,106	—	—	—	233,106
Accumulated deficit	(76,501)	—	—	—	(76,501)
Noncontrolling interests	—	—	85,465	181,383	266,848
TOTAL STOCKHOLDERS’ EQUITY	358,529	1,220,079	1,315,302	(2,293,083)	600,827

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,725,566	$1,223,970	$3,523,726	$(2,838,056)	$3,635,206

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(23) Guarantee of L Bonds and Seller Trust L Bonds (continued)

Consolidating Balance Sheets (continued)

December 31, 2018	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated

ASSETS

Cash and cash equivalents	$113,294	$232	$1,061	$—	$114,587
Restricted cash	—	7,217	3,632	—	10,849
Investment in life insurance policies, at fair value	—	92,336	655,586	—	747,922
Life insurance policy benefits receivable, net	—	5,000	11,461	—	16,461
Financing receivables from affiliates	—	184,769	—	—	184,769
Equity method investment	360,842	—	—	—	360,842
Other assets	42,944	1,731	762	—	45,437
Investment in subsidiaries	799,182	510,865	—	(1,310,047)	—

TOTAL ASSETS	$1,316,262	$802,150	$672,502	$(1,310,047)	$1,480,867

LIABILITIES & STOCKHOLDERS’ EQUITY

LIABILITIES
Senior credit facility with LNV Corporation	$—	$—	$148,978	$—	$148,978
L Bonds	651,403	—	—	—	651,403
Seller Trust L Bonds	366,892	—	—	—	366,892
Interest and dividends payable	14,047	—	4,508	—	18,555
Accounts payable and accrued expenses	2,862	3,267	7,852	—	13,981
TOTAL LIABILITIES	1,035,204	3,267	161,338	—	1,199,809

STOCKHOLDERS’ EQUITY
Member capital	—	798,883	511,164	(1,310,047)	—
Redeemable preferred stock and Series 2 redeemable preferred stock	215,973	—	—	—	215,973
Common stock	33	—	—	—	33
Additional paid-in capital	249,662	—	—	—	249,662
Accumulated deficit	(184,610)	—	—	—	(184,610)
TOTAL STOCKHOLDERS’ EQUITY	281,058	798,883	511,164	(1,310,047)	281,058

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,316,262	$802,150	$672,502	$(1,310,047)	$1,480,867

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(23) Guarantee of L Bonds and Seller Trust L Bonds (continued)

Consolidating Statements of Operations (in thousands)

For the year ended December 31, 2019	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Gain on life insurance policies, net	$—	$6,889	$68,431	$—	$75,320
Interest and other income	2,090	13,738	1,128	—	16,956
TOTAL REVENUE	2,090	20,627	69,559	—	92,276

EXPENSES
Interest expense	98,535	—	16,309	—	114,844
Employee compensation and benefits	17,699	9,103	1,507	—	28,309
Legal and professional fees	8,322	1,392	3,110	—	12,824
Other expenses	11,283	1,983	2,630	—	15,896
TOTAL EXPENSES	135,839	12,478	23,556	—	171,873

INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(133,749)	8,149	46,003	—	(79,597)

EQUITY IN INCOME OF SUBSIDIARIES	31,322	51,362	—	(82,684)	—

NET INCOME (LOSS) BEFORE INCOME TAXES	(102,427)	59,511	46,003	(82,684)	(79,597)

INCOME TAX EXPENSE	57,933	—	—	—	57,933

NET INCOME (LOSS) BEFORE EARNINGS FROM EQUITY METHOD INVESTMENT	(160,360)	59,511	46,003	(82,684)	(137,530)

Earnings (loss) from equity method investment	(4,077)	—	—	—	(4,077)
Gain on consolidation of equity method investment	272,546	(22,830)	—	—	249,716
NET INCOME (LOSS)	108,109	36,681	46,003	(82,684)	108,109

Preferred stock dividends	16,943	—	—	—	16,943
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$91,166	$36,681	$46,003	$(82,684)	$91,166

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(23) Guarantee of L Bonds and Seller Trust L Bonds (continued)

Consolidating Statements of Operations (continued)

For the year ended December 31, 2018	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Gain (loss) on life insurance policies, net	$—	$8,340	$(22,445)	$—	$(14,105)
Interest and other income	8,586	4,280	849	—	13,715
TOTAL REVENUE	8,586	12,620	(21,596)	—	(390)

EXPENSES
Interest expense	59,112	—	21,024	—	80,136
Employee compensation and benefits	9,980	5,742	1,685	—	17,407
Legal and professional fees	1,795	864	2,882	—	5,541
Other expenses	6,908	1,995	7,092	—	15,995
TOTAL EXPENSES	77,795	8,601	32,683	—	119,079

INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(69,209)	4,019	(54,279)	—	(119,469)

EQUITY IN INCOME OF SUBSIDIARIES	(50,260)	(48,666)	—	98,926	—

NET INCOME (LOSS) BEFORE INCOME TAXES	(119,469)	(44,647)	(54,279)	98,926	(119,469)

INCOME TAX EXPENSE	—	—	—	—	—

NET INCOME (LOSS) BEFORE EARNINGS FROM EQUITY METHOD INVESTMENT	(119,469)	(44,647)	(54,279)	98,926	(119,469)

Earnings from equity method investment	18	—	—	—	18
NET INCOME (LOSS)	(119,451)	(44,647)	(54,279)	98,926	(119,451)

Preferred stock dividends	16,663	—	—	—	16,663
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(136,114)	$(44,647)	$(54,279)	$98,926	$(136,114)

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(23) Guarantee of L Bonds and Seller Trust L Bonds (continued)

Consolidating Statements of Cash Flows (in thousands)

For the year ended December 31, 2019	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiary	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$108,109	$36,681	$46,003	$(82,684)	$108,109
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Equity of subsidiaries	(31,322)	(51,362)	—	82,684	—
Change in fair value of investment in life insurance policies	—	(9,477)	(39,538)	—	(49,015)
Amortization of deferred financing and issuance costs	12,727	—	1,077	—	13,804
Amortization of discount or premium on financing receivables	—	(1,720)	—	—	(1,720)
Provision for uncollectible policy benefit receivable	—	—	153	—	153
Earnings from equity method investments	4,077	—	—	—	4,077
Stock-based compensation	1,732	—	—	—	1,732
Gain on consolidation of equity method investment	(272,546)	22,830	—	—	(249,716)
Deferred income taxes	57,923	—	—	—	57,923

(Increase) decrease in operating assets:
Life insurance policy benefits receivable	—	4,800	(11,483)	—	(6,683)
Interest receivable added to commercial loan principal	—	(6,913)	—	—	(6,913)
Other assets	(1,079)	194	(4,171)	—	(5,056)
Increase (decrease) in operating liabilities:
Accounts payable and other accrued expenses	(1,173)	(296)	(6,828)	—	(8,297)
Interest and dividends payable	(746)	—	(482)	—	(1,228)
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(122,298)	(5,263)	(15,269)	—	(142,830)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life insurance policies	—	(8,682)	(23,685)	—	(32,367)
Carrying value of matured life insurance policies	—	3,403	29,862	—	33,265
Equity investment acquired	(12,388)	—	—	—	(12,388)
Business combination consideration, net of cash acquired	(79,030)	—	17,551	—	(61,479)
Other investments acquired	—	(65,000)	—	—	(65,000)
Payment of capital contributions	(72,217)	4,256	—	67,961	—
NET CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES	(163,635)	(66,023)	23,728	67,961	(137,969)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on senior debt	—	—	50,133	—	50,133
Repayments of senior debt	—	—	(23,756)	—	(23,756)
Payments for senior debt issuance costs	—	—	(2,042)	—	(2,042)
Proceeds from issuance of L Bonds	403,397	—	—	—	403,397
Payments for L Bonds issuance costs	(25,284)	—	—	—	(25,284)
Payments for redemption of L Bonds	(116,809)	—	—	—	(116,809)
Issuance of common stock	59	—	—	—	59
Payments for redemption of redeemable preferred stock	(14,061)	—	—	—	(14,061)
Preferred stock dividends	(16,943)	—	—	—	(16,943)
Issuance of member capital	—	66,481	1,480	(67,961)	—
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	230,359	66,481	25,815	(67,961)	254,694

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(55,574)	(4,805)	34,274	—	(26,105)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH
BEGINNING OF THE PERIOD	113,294	7,449	4,693	—	125,436

END OF THE PERIOD	$57,720	$2,644	$38,967	$—	$99,331

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(23) Guarantee of L Bonds and Seller Trust L Bonds (continued)

Consolidating Statements of Cash Flows (continued)

For the year ended December 31, 2018	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiary	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(119,451)	$(44,647)	$(54,279)	$98,926	$(119,451)
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Equity of subsidiaries	50,260	48,666	—	(98,926)	—
Change in fair value of investment in life insurance policies	—	(4,263)	14,607	—	10,344
Amortization of deferred financing and issuance costs	8,982	—	1,055	—	10,037
Amortization of discount or premium on financing receivables	628	(642)	—	—	(14)
Provision for uncollectible policy benefit receivable	—	—	4,300	—	4,300
Earnings from equity method investment	(18)	—	—	—	(18)
Stock-based compensation	2,182	—	—	—	2,182
(Increase) decrease in operating assets:
Life insurance policy benefits receivable	—	(3,500)	(602)	—	(4,102)
Interest receivable added to loan principal	(7,046)	(3,488)	—	—	(10,534)
Other assets	(188,365)	(144,147)	4,372	332,546	4,406
Increase (decrease) in operating liabilities:
Accounts payable and other accrued expenses	(55)	812	3,345	—	4,102
Interest and dividends payable	4,025	—	(756)		3,269
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(248,858)	(151,209)	(27,958)	332,546	(95,479)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life insurance policies	—	(41,404)	(87,099)	—	(128,503)
Carrying value of matured life insurance policies	—	4,424	16,340	—	20,764
Equity method investments	(3,204)	—	—	—	(3,204)
Other investments acquired	(3,037)	—	—	—	(3,037)
NET CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES	(6,241)	(36,980)	(70,759)	—	(113,980)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on senior debt	—	—	12,903	—	12,903
Repayments of senior debt	—	—	(77,219)	—	(77,219)
Proceeds from issuance of L Bonds	263,965	—	—	—	263,965
Payments for L Bonds issuance costs	(17,379)	—	—	—	(17,379)
Payments for redemption of L Bonds	(48,027)	—	—	—	(48,027)
Issuance of common stock	614	—	—	—	614
Proceeds from issuance of convertible preferred stock	50,000	—	—	—	50,000
Proceeds from issuance of redeemable preferred stock	56,238	—	—	—	56,238
Payments for redeemable preferred stock issuance costs	(4,142)	—	—	—	(4,142)
Payments for redemption of redeemable preferred stock	(2,457)	—	—	—	(2,457)
Common stock dividends	(25,709)	—	—	—	(25,709)
Preferred stock dividends	(16,663)	—	—	—	(16,663)
Issuance of member capital	—	184,784	147,762	(332,546)	—
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	256,440	184,784	83,446	(332,546)	192,124

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,341	(3,405)	(15,271)	—	(17,335)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH
BEGINNING OF THE PERIOD	111,953	10,854	19,964	—	142,771

END OF THE PERIOD	$113,294	$7,449	$4,693	$—	$125,436

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(24) Concentration

We primarily purchase life insurance policies written by life insurance companies having investment-grade ratings by independent rating agencies. As a result, there may be certain concentrations of policies with life insurance companies. The following summarizes the face value of insurance policies with specific life insurance companies exceeding 10% of the total face value held by our portfolio.

Life Insurance Company	December 31, 2019	December 31, 2018
John Hancock	14.23%	13.71%
Lincoln National	11.55%	11.33%
AXA Equitable	10.63%	10.83%

The following summarizes the number of insurance policies held in specific states exceeding 10% of the total face value held by us:

State of Residence	December 31, 2019	December 31, 2018
California	17.46%	18.02%
Florida	14.86%	15.34%

Beneficient’s underlying portfolio companies primarily operate in the United States, with the largest percentage, based on NAV, operating in healthcare technology, bio-technology, and diversified telecommunications services industries.

(25) Related Parties

Relationship with Beneficient Management Counselors, L.L.C.

Beneficient Management is the general partner of Ben LP and is governed by a board of directors. The governing document of BMLLC provides that Beneficient Management Counselors, L.L.C. (“BMC”), wholly owned by one of several Related Entities, determine the directors of Beneficient Management who fill 30% of the Board seats. BMC is also entitled to select (a) 50% of the membership of Beneficient Management’s Nominating Committee and Executive Committee and appoint the chair of each of these committees, (b) 50% of the membership of the Community Reinvestment Committee (CRC), and (c) the CRC’s chairperson, vice-chairperson, and lead committee member. Certain decisions with respect to Ben LP’s charitable giving program are delegated to the CRC. Decisions regarding appointment and removal of Beneficient Management’s directors, other than directors appointed by BMC, and GWG Holdings, are delegated, with certain exceptions, to the Nominating Committee of Beneficient Management, of which an executive of a Related Entity is a member and Chairman. In the event of a tie vote of the Nominating Committee on a vote for the removal of a director, the Chairman of the Nominating Committee may cast the tie-breaking vote.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Services Agreement with Bradley Capital Company, L.L.C.

Ben LP is the general partner of BCH and together they entered into an agreement with Bradley Capital Company, L.L.C. (“Bradley Capital”) and BMC effective June 1, 2017 (the “Bradley Capital Agreement”). Bradley Capital is indirectly owned by a Related Entity. Under the Bradley Capital Agreement, Bradley Capital is entitled to a current base fee of $0.4 million per quarter for executive-level services provided by an executive of Bradley Capital, who is Beneficient’s Chief Executive Officer and Chairman of GWG Holdings’ and Beneficient Management’s board of directors, together with a current supplemental fee of $0.2 million per quarter for administrative and financial analysis, subject to an annual inflation adjustment. The base fee may be increased up to two times the initial base fee per quarter if the scope of the services is expanded with the approval of the Executive Committee of the board of Beneficient Management, of which an executive of a Related Entity is a member and Chairman. An executive of a Related Entity receives an annual salary from the Company of $0.2 million and both an executive of a Related Entity and other employees of Bradley Capital can participate in equity incentive plans sponsored by the Company. The Bradley Capital Agreement also includes a payment from Ben LP of $0.2 million per year, paid quarterly, to cover ongoing employee costs for retired and/or departed employees of predecessor entities prior to September 1, 2017, which on-going costs were assumed by Bradley Capital, as well as a further payment to Bradley Capital in respect of the cost of health and retirement benefits for current employees of Bradley Capital all of which are reimbursed by Ben LP. Ben LP is also required to reimburse Bradley Capital for out-of-pocket expenses incurred by Bradley Capital employees, including reimbursement for private travel including the family members of a designated executive of a Related Entity for both business and personal use. The Bradley Capital Agreement requires Ben LP to reimburse Bradley Capital or its affiliates for taxes, fees, and expenses, including legal fees and related costs, relating to the contributions by affiliates of Bradley Capital of equity or debt interests in Ben LP to public charitable trusts in connection with the Exchange Trusts, as well as the contribution of beneficial interests in client trusts administered by Beneficient. Additionally, the Company provides office space and access to needed technology systems and telephony services. Payments by Ben LP to Bradley Capital and its affiliates are guaranteed and subject to enforcement by the state courts in Delaware in the event of default. The Bradley Capital Agreement extends through July 2021, with an annual one-year renewal provision thereafter. The Bradley Capital Agreement may be terminated by unanimous approval of the Executive Committee of the board of Beneficient Management of which an executive of a Related Entity is a member, or without such approval if the Related Entity no longer holds $10.0 million of Ben’s securities.

Relationship with Beneficient Holdings, Inc.

The Beneficient Company Group (USA), L.L.C. (“Beneficient USA”), a subsidiary of BCH, entered into a Services Agreement with BHI effective July 1, 2017 (the “BHI Services Agreement”). BHI is indirectly owned by a Related Entity and is an affiliate of Beneficient. BHI pays an annual fee of $30 to Ben LP for the provision of trust administration services for a Related Entity and all trusts affiliated with its family trustee as that term is defined in the governing documents for a Related Entity. Beneficient USA also is required to provide any other services requested by BHI, subject to any restrictions in the operating agreement of BHI, at cost. The term of the BHI Services Agreement extends for the longer of (i) five years past the expiration or termination of the Bradley Capital Agreement, or (ii) seven years after the family trustee of the Related Entity is no longer a primary beneficiary of any trust affiliated with the family trustee.

BHI owns the majority of the Class S Ordinary Units, Preferred Series A Subclass 1 Unit Accounts, and FLP Subclass 1 Unit Accounts issued by BCH. Additionally, Ben LP, through its subsidiary, BCC, was the borrower of $72.0 million from BHI under the second lien credit agreement discussed in Note 14 that was subsequently assigned to HCLP.

Administrative Services Agreement between Constitution Private Capital Company, L.L.C. (“Constitution”) and Beneficient USA

Constitution is an entity owned 50.5% by a Related Entity and 49.5% by an entity controlled by our board of directors. It was founded in 1986 and acquired by a Related Entity in 1996. Constitution currently manages three private equity fund-of-funds. Effective January 1, 2017, Constitution entered into an Administrative Services Agreement (the “ASA”) with Beneficient USA, which is wholly owned by BACC and a subsidiary of BCH, whereby Beneficient USA provides personnel to administer the portfolio assets advised by Constitution. Under the ASA, Constitution pays to Beneficient USA a monthly fee equal to .01% of the month-end net assets of its portfolio. The ASA automatically renews on an annual basis and may be terminated at any time by Constitution. Beneficient USA may only terminate the ASA in the event of a breach by Constitution.

GWG HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Preferred Provider Liquidity Agreement with Constitution

In May 2019, BCC entered into an agreement with Constitution (the “Preferred Liquidity Provider Agreement”) under which at Constitution’s option, BCC will provide liquidity to alternative asset funds sponsored by Constitution at an advance rate of not less than 82% of NAV, to the extent such funds meet certain specified qualifications. For a fund to qualify for the liquidity option, it must, among other things, hold investments that were approved or deemed approved by BCC at the time a fund makes such investments. BCC is required to provide liquidity in any combination, at its discretion, of cash, U.S. exchange traded funds registered under the Investment Company Act of 1940, or securities traded on a national securities exchange. BCC’s obligation under the Preferred Liquidity Provider Agreement is guaranteed by Ben LP and BCH. The Preferred Provider Liquidity Agreement may be terminated solely by mutual consent of Ben and Constitution. Ben and Constitution have not contracted for any liquidity under this agreement through December 31, 2019.

Relationship with The Heppner Endowment for Research Organizations, L.L.C. and Research Ranch Operating Company, L.L.C (collectively “HERO”).

HERO is owned indirectly by a Related Entity. Its purposes are (i) to serve as an advisor to National Philanthropic Trust (“NPT”), an unrelated third-party charitable organization, regarding the disbursement of research grants to qualifying organizations, (ii) to serve as an advisor to NPT regarding the administration of charitable contributions made for the benefit of multiple Texas universities and (iii) to provide funding and operational support for the research activities conducted by those Texas universities. Both HERO and the charitable organizations administered by NPT (the beneficiaries of which are multiple Texas universities) receive proceeds from trusts settled and funded by clients of Beneficient. The funding received by NPT is used to fund the research projects of the Texas universities. The funding received by HERO may be used, in HERO’s discretion, to (i) provide appropriate facilities and properties for the Texas universities to utilize as part of their research endeavors (those properties and facilities being owned by a Related Entity), and (ii) provide fee revenue to HERO. HERO is granted such rights and authority pursuant to trust instruments entered into between a client and subsidiaries of Beneficient as well as an agreement between HERO and NPT. Beneficient’s subsidiaries provide financing to the trusts established by the clients and Beneficient is paid as an agent of the trustees for administrative services it provides to the trusts.

Relationship with Hicks Holdings L.L.C.

Hicks Holdings L.L.C. (“Hicks Holdings”), an entity related to Thomas O. Hicks, who is a Beneficient Management and GWG Holdings director, owns a Preferred Series A Subclass 1 Unit Account and Class S Ordinary Units issued by BCH with a total initial balance of $60.4 million. Hicks Holdings was granted its Preferred Series A Subclass 1 Unit Account and Class S Ordinary Units as compensation for services provided under a previous advisory and consulting services agreement between Beneficient and Hicks Holdings which terminated on June 30, 2018.

Services provided by representatives of Ben and the trusts associated with the loans

An independent party currently serves as trustee for the LiquidTrusts and certain of the other trusts in the associated EXAlt PlanTM that are created at origination for each of our loans. Beneficient earns administration fees (for providing administrative serves to the trustee) and interest income from these trusts. Previously, an employee of Beneficient and another individual served as co-trustees for these trusts. The employee received no compensation for their services as co-trustee.

(26) Subsequent Events

In December 2019, a novel strain of coronavirus (“COVID-19”) was first reported in Wuhan, China. Less than four months later, on March 11, 2020, the World Health Organization declared COVID-19 a pandemic. The extent of COVID-19’s effect on the Company’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on the Company’s business. However, if the pandemic continues to evolve into a severe worldwide health crisis, the disease could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Subsequent to December 31, 2019 through March 23, 2020, policy benefits on 18 policies covering 15 individuals have been realized. The face value of insurance benefits of these policies was $24.2 million.

Subsequent to December 31, 2019 through March 23, 2020, we have issued approximately $105.0 million of L Bonds.

1,000,000 Units

($1,000,000,000)

GWG HOLDINGS, INC.

L Bonds

PROSPECTUS SUPPLEMENT

March 31, 2020